Exhibit 10.1

EXECUTION VERSION

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of November 4, 2022

among

SYNEOS HEALTH, INC.,
as the Administrative Borrower,

the other BORROWERS party hereto,

THE FINANCIAL INSTITUTIONS PARTY HERETO,
as Lenders,

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent,

JPMORGAN CHASE BANK, N.A.,

BOFA SECURITIES, INC.,
PNC CAPITAL MARKETS LLC,

TRUIST SECURITIES, INC. and

WELLS FARGO SECURITIES, LLC,

each as a Joint Lead Arranger and Joint Bookrunner,

CITIBANK, N.A.,

ING CAPITAL LLC,

TD SECURITIES (USA) LLC,

REGIONS CAPITAL MARKETS, A DIVISION OF REGIONS BANK,

each as a Joint Lead Arranger and a Co-Documentation Agent

and

GOLDMAN SACHS BANK USA,, KEYBANK NATIONAL ASSOCIATION, THE HUNTINGTON NATIONAL BANK

as Co-Documentation Agents

(Cont.)

(Cont.)

SCHEDULES:
Schedule I	–	[Reserved]
Schedule 1.01(a)	–	Commitment Schedule
Schedule 1.01(b)	–	Dutch Auction
Schedule 1.01(c)	–	Material Real Estate
Schedule 1.01(d)	–	Administrative Agent’s Office
Schedule 1.01(e)	–	Existing Letters of Credit
Schedule 3.05	–	Fee Owned Real Estate Assets
Schedule 3.13	–	Subsidiaries
Schedule 5.10	–	Unrestricted Subsidiaries
Schedule 5.15	–	Post-Closing Schedule
Schedule 6.01	–	Existing Indebtedness
Schedule 6.02	–	Existing Liens
Schedule 6.06	–	Existing Investments
Schedule 6.07	–	Certain Dispositions
Schedule 9.01	–	Borrower’s Website Address for Electronic Delivery
EXHIBITS:
Exhibit A-1	–	Form of Assignment Agreement
Exhibit A-2	–	Form of Affiliated Lender Assignment and Assumption
Exhibit B	–	Form of Borrowing Request
Exhibit C	–	Form of Compliance Certificate
Exhibit D	–	Form of Interest Election Request
Exhibit E	–	Form of Perfection Certificate
Exhibit F	–	Form of Joinder Agreement
Exhibit G	–	Form of Promissory Note
Exhibit H	–	Form of Pledge and Security Agreement
Exhibit I	–	Form of Guaranty Agreement
Exhibit J	–	Form of Solvency Certificate
Exhibit K-1	–	Form of First Lien Intercreditor Agreement
Exhibit K-2	–	Form of Second Lien Intercreditor Agreement
Exhibit L-1	–	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit L-2	–	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit L-3	–	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit L-4	–	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit M	–	Form of Prepayment Notice
Exhibit N	–	Form of Letter of Credit Request

v

AMENDED AND RESTATED CREDIT AGREEMENT

AMENDED AND RESTATED CREDIT AGREEMENT, dated as of November 4, 2022 (this “Agreement”), by and among Syneos Health, Inc., a Delaware corporation (“Syneos Health” or the “Administrative Borrower”), and Syneos Health US, Inc., a Delaware corporation (each a “Borrower” and collectively with the Administrative Borrower, the “Borrowers”), the Lenders from time to time party hereto, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent for the Lenders (in such capacities, the “Administrative Agent”), and JPMorgan Chase Bank, N.A., BofA Securities, Inc., PNC Capital Markets LLC, Truist Securities, Inc. and Wells Fargo Securities, LLC, as joint lead arrangers and joint bookrunners (in such capacity, the “Arrangers”).

RECITALS

A.

The Administrative Borrower requested on the Closing Date that the Lenders extend credit under this Agreement in the form of (i) Initial Term A Loans in an original aggregate principal amount equal to $1,350,000,000 and (iii) an Initial Revolving Facility with an available amount of $1,000,000,000 in each case, subject to increase as provided herein.

B.

Pursuant to this Agreement (as defined below), the Administrative Borrower has requested, and the Administrative Agent, the lenders party thereto and the other agent party thereto have agreed, to amend the Existing Credit Agreement  on the terms and conditions contained herein and pursuant to this Agreement.

C.	The Lenders are willing to extend such credit to the Borrowers on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE 1DEFINITIONS

Section 1.01.Defined Terms

.  As used in this Agreement, the following terms have the meanings specified below:

“ABR” means, when used in reference to any Loan or Borrowing, whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate.

“ACH” means automated clearing house transfers.

“Additional Agreement” has the meaning assigned to such term in Article 8.

“Additional Commitment” means any commitment hereunder added pursuant to Sections 2.22, 2.23 and/or 9.02(c).

“Additional Loans” means any Additional Revolving Loans and any Additional Term Loans.

“Additional Revolving Credit Commitments” means any revolving credit commitment added pursuant to Sections 2.22, 2.23 and/or 9.02(c)(ii).

“Additional Revolving Credit Exposure” means, with respect to any Lender at any time, the aggregate Outstanding Amount at such time of all Additional Revolving Loans of such Lender, plus the aggregate Outstanding Amount at such time of such Lender’s LC Exposure attributable to its Additional Revolving Credit Commitment.

“Additional Revolving Lender” means any Lender with an Additional Revolving Credit Commitment or any Additional Revolving Credit Exposure.

“Additional Revolving Loans” means any revolving loan added hereunder pursuant to Section 2.22, 2.23 and/or 9.02(c)(ii).

“Additional Term Lender” means any Lender with an Additional Term Loan Commitment or an outstanding Additional Term Loan.

“Additional Term Loan Commitment” means any term commitment added pursuant to Sections 2.22, 2.23 and/or 9.02(c)(i).

“Additional Term Loans” means any term loan added pursuant to Section 2.22, 2.23 and/or 9.02(c)(i).

“Adjusted Daily Simple RFR Rate” means, (i) with respect to any RFR Borrowing denominated in Sterling, an interest rate per annum equal to (a) the Daily Simple RFR for Sterling, plus (b) 0.10%, (ii) with respect to any RFR Borrowing denominated in Singapore Dollars, an interest rate per annum equal to the Daily Simple RFR for Singapore Dollars and (iii) with respect to any RFR Borrowing denominated in Dollars, an interest rate per annum equal to (a) the Daily Simple RFR for Dollars, plus (b) 0.10%; provided that if the Adjusted Daily Simple RFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted EURIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Euros for any Interest Period, an interest rate per annum equal to (a)  the EURIBOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that if the Adjusted EURIBOR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted Term SOFR Rate” means, with respect to any Term Benchmark Borrowing denominated in Dollars for any Interest Period, an interest rate per annum equal to (a) the Term SOFR Rate for such Interest Period, plus (b) 0.10%; provided that if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted TIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Yen for any Interest Period, an interest rate per annum equal to (a) the TIBOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that if the Adjusted TIBOR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjustment Date” means the date of delivery of financial statements required to be delivered pursuant to Section 5.01(a) or Section 5.01(b), as applicable.

“Administrative Agent” has the meaning assigned to such term in the preamble to this Agreement.

“Administrative Borrower” has the meaning assigned to such term in the preamble to this Agreement.

“Administrative Questionnaire” means a customary administrative questionnaire in the form provided by the Administrative Agent.

“Advent” means Advent International Corporation and its Affiliates.

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of the Administrative Borrower or any of its Restricted Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claim), whether pending or, to the knowledge of the Administrative Borrower or any of its Restricted Subsidiaries, threatened in writing, against or affecting the Administrative Borrower or any of its Restricted Subsidiaries or any property of the Administrative Borrower or any of its Restricted Subsidiaries.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, that Person.  No Person shall be an “Affiliate” of the Administrative Borrower or any subsidiary thereof solely because it is an unrelated portfolio company of either Sponsor and none of the Administrative Agent, the Arrangers, any Lender (other than any Affiliated Lender or any Debt Fund Affiliate) or any of their respective Affiliates shall be considered an Affiliate of the Administrative Borrower or any subsidiary thereof.

“Affiliated Lender” means any Non-Debt Fund Affiliate, the Administrative Borrower and/or any subsidiary of the Administrative Borrower.

“Affiliated Lender Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Affiliated Lender (with the consent of any party whose consent is required by Section 9.05) and accepted by the Administrative Agent in the form of Exhibit A-2 or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent and the Administrative Borrower.

“Affiliated Lender Cap” has the meaning assigned to such term in Section 9.05(g)(iv).

“Agent Parties” has the meaning assigned to such term in Section 9.01(d).

“Agreed Currencies” means Dollars and each Alternate Currency.

“Agreement” has the meaning assigned to such term in the preamble to this Credit Agreement.

“Agreement Currency” has the meaning assigned to such term in Section 9.25.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Adjusted Term SOFR Rate for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1%; provided that for the purpose of this definition, the Adjusted Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology).  Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate, respectively.  If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.14(b)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.  For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 1.0%, such rate shall be deemed to be 1.0% for purposes of this Agreement.

“Alternate Currency” means in the case of Revolving Loans and Letters of Credit, Canadian Dollars, Sterling, Euros, Japanese Yen and Singapore Dollars and each other currency that is approved in accordance with Section 1.11.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its subsidiaries from time to time concerning or relating to bribery, corruption or money laundering.

“Applicable Country” means any country or jurisdiction in which a Foreign Subsidiary designated as a Subsidiary Guarantor pursuant to the penultimate sentence of the definition of “Subsidiary Guarantor” is incorporated or organized.

“Applicable Percentage” means, (a) with respect to any Term Lender of any Class, a percentage equal to a fraction the numerator of which is the aggregate outstanding principal amount of the Term Loans and unused Additional Term Loan Commitments of such Term Lender under the applicable Class and the denominator of which is the aggregate outstanding principal amount of the Term Loans and unused Term Commitments of all Term Lenders under the applicable Class and (b) with respect to any Revolving Lender of any Class, the percentage of the aggregate amount of the Revolving Credit Commitments of such Class represented by such Lender’s Revolving Credit Commitment of such Class; provided that for purposes of Section 2.21 and otherwise herein (except with respect to Section 2.11(a)(ii)), when there is a Defaulting Lender, such Defaulting Lender’s Revolving Credit Commitment shall be disregarded for any relevant calculation.  In the case of clause (b), in the event that the Revolving Credit Commitments of any Class have expired or been terminated, the Applicable Percentage of any Revolving Lender of such Class shall be determined on the basis of the Revolving Credit Exposure of such Revolving Lender attributable to its Revolving Credit Commitment of such Class, giving effect to any assignment thereof.

“Applicable Rate” means:

(a)with respect to any Initial Term A Loan and/or any Initial Revolving Loan, the rate per annum applicable to the relevant Class of Loans set forth below under the caption “ABR Spread”, “Term Benchmark Spread” or “RFR Spread”, as applicable; provided that until the first Adjustment Date following the completion of at least one full Fiscal Quarter ended after the Closing Date, the “Applicable Rate” for any Initial Term A Loan, any Initial Revolving Loan shall be the applicable rate per annum set forth in Category 2 of the applicable table set forth below:

First Lien Leverage Ratio	ABR Spread for Initial Term A Loans and Initial Revolving Loans	Term Benchmark Spread, CBR Spread and RFR Spread for Initial Term A Loans and Initial Revolving Loans
Category 1 Greater than 2.50 to 1.00	0.50%	1.50%
Category 2 Less than or equal to 2.50 to 1.00	0.25%	1.25%

(b)with respect to any Initial Term B Loan, the rate per annum as set forth below under the caption “ABR Spread”, “Term Benchmark Spread” or “RFR Spread”, as applicable; provided that until the first Adjustment Date following the completion of at least one full Fiscal Quarter ended after the Closing Date, the “Applicable Rate” for any Initial Term B Loan shall be the applicable rate per annum set forth in Category 1 of the applicable table set forth below,

(i)at any time prior to the Replacement Term B Closing Date:

Secured Leverage Ratio	ABR Spread for Initial Term B Loans	Term Benchmark Spread and RFR Spread for Initial Term B Loans
Category 1 Greater than 3.00 to 1.00	1.25%	2.25%
Category 2 Less than or equal to 3.00 to 1.00	1.00%	2.00%

(ii)from and after the Replacement Term B Closing Date:

Secured Leverage Ratio	ABR Spread for Initial Term B Loans	Term Benchmark Spread and RFR Spread for Initial Term B Loans
Category 1 Greater than 2.75 to 1.00	1.00%	2.00%
Category 2 Less than or equal to 2.75 to 1.00	0.75%	1.75%

The Applicable Rate for Initial Term A Loans, Initial Term B Loans and Initial Revolving Loans shall be adjusted quarterly on a prospective basis on each Adjustment Date based upon the First Lien Leverage Ratio or Secured Leverage Ratio, as applicable, in accordance with the tables above; provided that if financial statements are not delivered when required pursuant to Section 5.01(a) or (b), as applicable, the “Applicable Rate” for any Initial Term A Loan, Initial Term B Loan or Initial Revolving Loan shall be the rate per annum set forth above in Category 1 of the applicable table until such financial statements are delivered in compliance with Section 5.01(a) or (b), as applicable.

If (a) the corporate credit rating of the Administrative Borrower from Moody’s is Baa3 or better or (b) the corporate family rating of the Borrower from S&P is BBB- or better, the Applicable Rate in respect of the Initial Term A Loans, and Revolving Loans shall be reduced by 0.25% per annum (at all levels of the grid) for so long as such rating is maintained.  Each change in the Applicable Rate in respect of the Initial Term A Loans and Revolving Loans resulting from a publicly announced change in the rating of the Administrative Borrower shall be effective during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next change.

“Applicable Revolving Credit Percentage” means, with respect to any Revolving Lender at any time, the percentage of the Total Revolving Credit Commitment at such time represented by such Revolving Lender’s Revolving Credit Commitments at such time; provided that for purposes of Section 2.21 and otherwise herein

(except with respect to Section 2.11(a)(ii)), when there is a Defaulting Lender, any such Defaulting Lender’s Revolving Credit Commitment shall be disregarded in the relevant calculations.  In the event that (a) the Revolving Credit Commitments of any Class have expired or been terminated in accordance with the terms hereof (other than pursuant to Article 7), the Applicable Revolving Credit Percentage shall be recalculated without giving effect to the Revolving Credit Commitments of such Class or (b) the Revolving Credit Commitments of all Classes have terminated (or the Revolving Credit Commitments of any Class have terminated pursuant to Article 7), the Applicable Revolving Credit Percentage shall be determined based upon the Revolving Credit Commitments (or the Revolving Credit Commitments of such Class) most recently in effect, giving effect to any assignments thereof.

“Approved Fund” means, with respect to any Lender, any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities and is administered, advised or managed by (a) such Lender, (b) any Affiliate of such Lender or (c) any entity or any Affiliate of any entity that administers, advises or manages such Lender.

“Arrangers” has the meaning assigned to such term in the preamble to this Agreement.

“Assignment Agreement” means, collectively, each Assignment and Assumption and each Affiliated Lender Assignment and Assumption.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.05), and accepted by the Administrative Agent in the form of Exhibit A-1 or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent and the Administrative Borrower.

“Available Amount” means, at any time, an amount equal to, without duplication:

(a)the sum of:

(i)$366,000,000; plus

(ii)50% of Consolidated Net Income, which amount shall not be less than zero, for the period from the first day of the Fiscal Quarter of the Administrative Borrower during which the Closing Date occurred to and including the last day of the most recently ended Fiscal Quarter of the Administrative Borrower prior to such date for which consolidated financial statements of the Administrative Borrower are internally available (provided that such amount shall not be available for (A) any Restricted Payment pursuant to Section 6.04(a)(iii)(A) unless (1) no Event of Default exists at the time of declaration of such Restricted Payment and (2) such Restricted Payment is made within 60 days of the declaration thereof or (B) any Restricted Debt Payment pursuant to Section 6.04(b)(vi)(A) unless no Event of Default under Sections 7.01(a), (f) or (g) exists at the time of delivery of irrevocable notice of such Restricted Debt Payment); plus

(iii)the amount of any capital contribution in respect of, or the proceeds of any issuance of, Qualified Capital Stock after the Closing Date (other than any amount (x) constituting a Cure Amount, an Available Excluded Contribution Amount or a Contribution Indebtedness Amount or proceeds of an issuance of Disqualified Capital Stock, (y) received from the Administrative Borrower or any Restricted Subsidiary or (z) consisting of the proceeds of any loan or advance made pursuant to Section 6.06(h)(ii)) received as Cash equity by the Administrative Borrower or any of its Restricted Subsidiaries, plus the fair market value, as reasonably determined by the Administrative Borrower, of Cash Equivalents, marketable securities or other property received by the Administrative Borrower or any Restricted Subsidiary as a capital contribution or in return for any issuance of Capital Stock (other than any amounts (x) constituting a Cure Amount, an Available Excluded Contribution Amount or a Contribution Indebtedness Amount or proceeds of any issuance of Disqualified Capital Stock or any contribution or other Investment made pursuant to the proviso to Section 6.04(a)(i)(F) or (y) received from the Administrative Borrower or any Restricted Subsidiary), in each case, during the period from and including the day immediately following the Closing Date through and including such time; plus

(iv)the aggregate principal amount of any Indebtedness or Disqualified Capital Stock, in each case, of the Administrative Borrower or any Restricted Subsidiary issued after the Closing Date (other than Indebtedness or such Disqualified Capital Stock issued to the Administrative Borrower or any Restricted Subsidiary), which has been converted into or exchanged for Capital Stock of the Administrative Borrower, any Restricted Subsidiary or any Parent Company that does not constitute Disqualified Capital Stock, together with the fair market value of any Cash Equivalents and the fair market value (as reasonably determined by the Administrative Borrower) of any assets received by such Borrower or such Restricted Subsidiary upon such exchange or conversion, in each case, during the period from and including the day immediately following the Closing Date through and including such time; plus

(v)the net proceeds received by the Administrative Borrower or any Restricted Subsidiary during the period from and including the day immediately following the Closing Date through and including such time in connection with the Disposition to any Person (other than the Administrative Borrower or any Restricted Subsidiary) of any Investment made pursuant to Section 6.06(r)(i); plus

(vi)to the extent not already reflected as a return of capital with respect to such Investment for purposes of determining the amount of such Investment, the proceeds received by the Administrative Borrower or any Restricted Subsidiary during the period from and including the day immediately following the Closing Date through and including such time in connection with cash returns, cash profits, cash distributions and similar cash amounts, including cash principal repayments of loans, in each case received in respect of any Investment made after the Closing Date pursuant to Section 6.06(r)(i) (in an amount not to exceed the original amount of such Investment); plus

(vii)to the extent that any such Investment was made pursuant to Section 6.06(r)(i) and to the extent not already reflected as a return of capital with respect to such Investment for purposes of determining the amount of such Investment, an amount equal to the sum of (A) the amount of any Investment by the Administrative Borrower or any Restricted Subsidiary in any third party or any Unrestricted Subsidiary (in an amount not to exceed the original amount of such Investment made pursuant to Section 6.06(r)(i)) that has been re-designated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or is liquidated, wound up or dissolved into, the Administrative Borrower or any Restricted Subsidiary and (B) the fair market value (as reasonably determined by the Administrative Borrower) of the assets of any Unrestricted Subsidiary that have been transferred, conveyed or otherwise distributed (in an amount not to exceed the original amount of the Investment in such Unrestricted Subsidiary made pursuant to Section 6.06(r)(i)) to the Administrative Borrower or any Restricted Subsidiary, in each case, during the period from and including the day immediately following the Closing Date through and including such time; plus

(viii)the amount of any Declined Proceeds; plus

(ix)to the extent not otherwise included in clause (a)(ii) above, the aggregate amount of any cash dividend or other cash distribution received by the Administrative Borrower and/or any Restricted Subsidiary from any Unrestricted Subsidiary after the Closing Date, in any case limited to the amount of the initial Investment in such Unrestricted Subsidiary made in reliance on the Available Amount; plus

(x)the fair market value of any Term Loan that has been contributed to the Administrative Borrower pursuant to Section 9.05(f)(ii); minus

(b)an amount equal to the sum of (i) Restricted Payments made pursuant to Section 6.04(a)(iii)(A), plus (ii) Restricted Debt Payments made pursuant to Section 6.04(b)(vi)(A), plus (iii) Investments made pursuant to Section 6.06(r)(i), in each case, after the Closing Date and prior to such time or contemporaneously therewith.

“Available Excluded Contribution Amount” means the cumulative amount of Cash or Cash Equivalents or the fair market value of other property or assets (as reasonably determined by the Administrative Borrower, but excluding any Cure Amount and/or any Contribution Indebtedness Amount) received by the Administrative Borrower or any of its Restricted Subsidiaries after the Closing Date from:

(a)contributions in respect of Qualified Capital Stock (other than any amounts received from the Administrative Borrower or any of its Restricted Subsidiaries), and

(b)the sale of Qualified Capital Stock of the Administrative Borrower or any of its Restricted Subsidiaries (other than (i) to the Administrative Borrower or any Restricted Subsidiary of the Administrative Borrower, (ii) pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or (iii) with the proceeds of any loan or advance made pursuant to Section 6.06(h)(ii)), in each case, designated as an Available Excluded Contribution Amount pursuant to a certificate of a Responsible Officer on or promptly after the date on which the relevant capital contribution is made or the relevant proceeds are received, as the case may be, and which are excluded from the calculation of the Available Amount.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark for any Agreed Currency, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) of Section 2.14.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Banking Services” means each and any of the following bank services:  commercial credit cards, stored value cards, purchasing cards, treasury management services, netting services, overdraft protections, check drawing services, automated payment services (including depository, overdraft, controlled disbursement, ACH transactions, return items and interstate depository network services), employee credit card programs, cash pooling services and any arrangements or services similar to any of the foregoing and/or otherwise in connection with Cash management and Deposit Accounts.

“Banking Services Obligations” means any and all obligations of any Loan Party or any of its Restricted Subsidiaries, whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) (a) under any arrangement that is in effect on the Closing Date between any Loan Party or any of its Restricted Subsidiaries and a counterparty that is (or is an Affiliate of) the Administrative Agent, any Lender or any Arranger as of the Closing Date or (b) under any arrangement that is entered into after the Closing Date by any Loan Party or any of its Restricted Subsidiaries with any counterparty that is (or is an Affiliate of) the Administrative Agent, any Lender or any Arranger at the time such arrangement is entered into, in each case in connection with Banking Services; it being understood that each counterparty thereto shall be deemed (A) to appoint the Administrative Agent as its agent under the applicable Loan Documents and (B) to agree to be bound by the provisions of Article 8, Section 9.03 and Section 9.10 and any Intercreditor Agreement as if it were a Lender.

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. § 101 et seq.).

“Benchmark” means, initially, with respect to any Term Benchmark Loan or any RFR Loan in any Agreed Currency, the applicable Relevant Rate for such Agreed Currency; provided that if a Benchmark Transition Event, and the related Benchmark Replacement Date have occurred with respect to the applicable Relevant Rate or the then-current Benchmark for such Agreed Currency, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 2.14.

“Benchmark Replacement” means, for any Available Tenor, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in the applicable Agreed Currency at such time in the United States and (b) the related Benchmark Replacement Adjustment. If the Benchmark Replacement as determined pursuant to the foregoing definition would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Agreed Currency at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Loan denominated in Dollars, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “RFR Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides, in consultation with the Administrative Borrower, may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides, in consultation with the Administrative Borrower, that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines, in consultation with the Administrative Borrower, that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent decides, in consultation with the Administrative Borrower, is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earlier to occur of the following events with respect to such then-current Benchmark:

(1)in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2)in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, the central bank for the Agreed Currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board” means the Board of Governors of the Federal Reserve System of the U.S.

“Bona Fide Debt Fund” means with respect to any Company Competitor or any Affiliate thereof, any debt fund, investment vehicle, regulated bank entity or unregulated lending entity that is (a) primarily engaged in, or advises funds or other investment vehicles that are primarily engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of business for financial investment purposes (other than primarily in distressed situations) and (b) managed, sponsored or advised by any person that is controlling, controlled by or under common control with the relevant Company Competitor or affiliate thereof, but only to the extent that no personnel involved with the investment in the relevant Company Competitor (i) makes (or has the right to make or participate with others in making) investment decisions on behalf of, or otherwise cause the direction of the investment policies of, such debt fund, investment vehicle, regulated bank entity or unregulated entity or (ii) has access to any information (other than information that is publicly available) relating to the Administrative Borrower and/or any entity that forms part of any of its business (including any of its subsidiaries); it being understood and agreed that the term “Bona Fide Debt Fund” shall not include any Disqualified Institution that qualifies under clauses (a) and (b) of the definition of “Disqualified Institution,” or any Affiliate of any such Disqualified Institution qualifying under clause (a) of the definition of “Disqualified Institution,” that is reasonably identifiable as an Affiliate of such Disqualified Institution on the basis of such Affiliate’s name.

“Borrower Materials” has the meaning assigned to such term in Section 9.01(d).

“Borrowers” has the meaning assigned to such term in the preamble to this Agreement.

“Borrowing” means any Loans of the same Type and Class made, converted or continued on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Administrative Borrower for a Borrowing in accordance with Section 2.03 and substantially in the form attached hereto as Exhibit B or such other form that is reasonably acceptable to the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent).

“Burdensome Agreement” has the meaning assigned to such term in Section 6.05.

“Business Day” means, any day (other than a Saturday or a Sunday) on which banks are open for business in New York City; provided that, in addition to the foregoing, a Business Day shall be (a) in relation to Loans denominated in Yen and in relation to the calculation or computation of TIBOR or the Japanese Prime Rate, any day (other than a Saturday or a Sunday) on which banks are open for business in Japan, (b) in relation to Loans denominated in Euros and in relation to the calculation or computation of EURIBOR, any day which is a TARGET Day, (c) in relation to RFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loan, or any other dealings in the applicable Agreed Currency of such RFR Loan, any such day that is only a RFR Business Day, (d) if such day relates to a borrowing or continuation of, a payment or prepayment of principal of or interest on, or the Interest Period for, any Term Benchmark Borrowing denominated in Canadian Dollars (or any notice with respect thereto), or to the issuance or payment under any Letter of Credit denominated in Canadian Dollars (or any notice with respect thereto), that is also a day on which commercial banks in Toronto, Canada are open for business and (e) in relation to Loans referencing the Adjusted Term SOFR Rate and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing the Adjusted Term SOFR Rate or any other dealings of such Loans referencing the Adjusted Term SOFR Rate, any such day that is a U.S. Government Securities Business Day

“Business Optimization Initiative” has the meaning assigned to such term in the definition of “Consolidated Adjusted EBITDA”.

“Canadian Dollars” or “C$” refers to the lawful money of Canada.

“Capital Expenditures” means, with respect to the Administrative Borrower and its Restricted Subsidiaries for any period, the aggregate amount, without duplication, of (a) all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capital Leases) that would, in accordance with GAAP, be included as additions to property, plant and equipment, (b) other capital expenditures of such Person for such period (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capital Leases) that are reported in the Administrative Borrower’s consolidated statement of cash flows for such period and (c) other capital expenditures of such Person for such period (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capital Leases).

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing, but excluding for the avoidance of doubt any Indebtedness convertible into or exchangeable for any of the foregoing.

“Captive Insurance Subsidiary” means any Restricted Subsidiary of the Administrative Borrower that is subject to regulation as an insurance company (or any Restricted Subsidiary thereof).

“Cash” means money, currency or a credit balance in any Deposit Account, in each case determined in accordance with GAAP.

“Cash Equivalents” means, as at any date of determination, (a) readily marketable securities (i) issued or directly and unconditionally guaranteed or insured as to interest and principal by the U.S. government or (ii) issued by any agency or instrumentality of the U.S. the obligations of which are backed by the full faith and credit of the U.S., in each case maturing within one year after such date and, in each case, repurchase agreements and reverse repurchase agreements relating thereto; (b) readily marketable direct obligations issued by any state of the U.S. or any political subdivision of any such state or any public instrumentality thereof or by any foreign government, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) and, in each case, repurchase agreements and reverse repurchase agreements relating thereto; (c) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency); (d) deposits, money market deposits, time deposit accounts, certificates of deposit or bankers’ acceptances (or similar instruments) maturing within one year after such date and issued or accepted by any Lender or by any bank organized under, or authorized to operate as a bank under, the laws of the U.S., any state thereof or the District of Columbia or any political subdivision thereof or any foreign bank or its branches or agencies and that has capital and surplus of not less than $100,000,000 and, in each case, repurchase agreements and reverse repurchase agreements relating thereto; (e) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank having capital and surplus of not less than $100,000,000; (f) shares of any investment fund that has (i) substantially all of its assets invested in the types of investments referred to in clauses (a) through (e) above, (ii) net assets of not less than $250,000,000 and (iii) a rating of at least A-2 from S&P or at least P-2 from Moody’s (or, if at any time either S&P or Moody’s are not rating such fund, an equivalent rating from another nationally recognized statistical rating agency); and (g) solely with respect to any Captive Insurance Subsidiary, any investment that such Captive Insurance Subsidiary is not prohibited to make in accordance with applicable law.

The term “Cash Equivalents” shall also include (x) Investments of the type and maturity described in clauses (a) through (g) above of foreign obligors, which Investments or obligors (or the parent companies thereof) have the ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (y) other short-term Investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in Investments that are analogous to the Investments described in clauses (a) through (g) and in this paragraph.

“CDOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Canadian Dollars for any Interest Period, the annual rate of interest equal to the average rate applicable to Canadian Dollar Canadian bankers’ acceptances for the applicable period that appears on the “Reuters Screen CDOR Page” as defined in the International Swap Dealer Association, Inc. definitions, as modified and amended from time to time (or, in the event such rate does not appear on such page or screen, on any successor or substitute page or screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time, as selected by the Administrative Agent in its reasonable discretion), rounded to the nearest 1/100th of 1% (with .005% being rounded up), as of 10:15 a.m. Toronto local time on the first day of such Interest Period and, if such day is not a Business Day, then on the immediately preceding Business Day (as adjusted by Administrative Agent after 10:15 a.m. Toronto local time to reflect any error in the posted rate of interest or in the posted average annual rate of interest).  If the CDOR Rate shall be less than the Floor, the CDOR Rate shall be deemed to be equal to the Floor for purposes of this Agreement.

“CBR Loan” means a Loan that bears interest at a rate determined by reference to the Central Bank Rate or, in the case of a Loan denominated in Yen, the Japanese Prime Rate.

“CBR Spread” means the Applicable Rate, applicable to such Loan that is replaced by a CBR Loan.

“Central Bank Rate Adjustment” means, for any day, for any Loan denominated in (a) Euro, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of the Adjusted EURIBOR Rate for the five most recent Business Days preceding such day for which the EURIBOR Screen Rate was available (excluding, from such averaging, the highest and the lowest Adjusted EURIBOR Rate applicable during such period of five Business Days) minus (ii) the Central Bank Rate in respect of Euro in effect on the last Business Day in such period, (b) Sterling, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of Adjusted Daily Simple RFR Rate for Sterling Borrowings for the five most recent RFR Business Days preceding such day for which Adjusted Daily Simple RFR Rate for Sterling Borrowings was available (excluding, from such averaging, the highest and the lowest such Adjusted Daily Simple RFR Rate applicable during such period of five RFR Business Days) minus (ii) the Central Bank Rate in respect of Sterling in effect on the last RFR Business Day in such period, (c) Yen, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of the Adjusted TIBOR Rate for the five most recent Business Days preceding such day for which the TIBOR Screen Rate was available (excluding, from such averaging, the highest and the lowest Adjusted TIBOR Rate applicable during such period of five Business Days) minus (ii) the Central Bank Rate in respect of Yen in effect on the last Business Day in such period and (d) any other Agreed Currency, a Central Bank Rate Adjustment as determined by the Administrative Agent in its reasonable discretion  and (d) any other Alternative Currency, a central bank rate adjustment as determined by the Administrative Agent in its reasonable discretion. For purposes of this definition, (x) the term Central Bank Rate shall be determined disregarding clause (B) of the definition of such term and (y) the EURIBOR Rate and TIBOR Screen Rate, as applicable on any day shall be based on the EURIBOR Screen Rate or the TIBOR Screen Rate, as applicable, on such day at approximately the time referred to in the definition of such term for deposits in the applicable Agreed Currency for a maturity of one month.

“Central Bank Rate” means, the greater of  (I)(A) for any Loan denominated in (a) Sterling, the Bank of England (or any successor thereto)’s “Bank Rate” as published by the Bank of England (or any successor thereto) from time to time, (b) Euro, one of the following three rates as may be selected by the Administrative Agent in its reasonable discretion: (1) the fixed rate for the main refinancing operations of the European Central Bank (or any successor thereto), or, if that rate is not published, the minimum bid rate for the main refinancing operations of the European Central Bank (or any successor thereto), each as published by the European Central Bank (or any successor thereto) from time to time, (2) the rate for the marginal lending facility of the European Central Bank (or any successor thereto), as published by the European Central Bank (or any successor thereto) from time to time or (3) the rate for the deposit facility of the central banking system of the Participating Member States, as published by the European Central Bank (or any successor thereto) from time to time, (c) Yen, the “short-term prime rate” as publicly announced by the Bank of Japan (or any successor thereto) from time to time and (d) any other Alternative Currency, a central bank rate as determined by the Administrative Agent in its reasonable discretion; plus (B) the applicable Central Bank Rate Adjustment and (II) the Floor.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“CFC Holdco” means any direct or indirect Domestic Subsidiary that has no material assets other than the Capital Stock or Indebtedness of one or more CFCs or CFC Holdcos.

“Change in Law” means (a) the adoption of any law, treaty, rule or regulation after the Closing Date, (b) any change in any law, treaty, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or such Issuing Bank or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date (other than any such request, guideline or directive to comply with any law, rule or regulation that was in effect on the Closing Date).  For purposes of this definition and Section 2.15, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any

successor or similar authority) or U.S. or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case described in clauses (a), (b) and (c) above, be deemed to be a Change in Law, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means the earliest to occur of:

(a)the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act), including any group acting for the purpose of acquiring, holding or disposing of Securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act, but excluding any employee benefit plan and/or Person acting as the trustee, agent or other fiduciary or administrator therefor), other than one or more Permitted Holders, of Capital Stock representing more than the greater of (x) 35% of the total voting power of all of the outstanding voting Capital Stock of the Administrative Borrower and (y) the percentage of the total voting power of all of the outstanding voting Capital Stock of the Administrative Borrower  owned, directly or indirectly, beneficially by the Permitted Holders; and

(b)the occurrence of a “change of control” (or similar event, however defined) under the Senior Unsecured Notes Indenture (or any refinancing thereof), if any amounts are outstanding thereunder.

Notwithstanding the foregoing, the right to acquire voting Capital Stock (so long as such Person does not have the right to direct the voting of the Capital Stock subject to such right) or any veto power in connection with the acquisition or disposition of voting Capital Stock will not cause a party to be a beneficial owner.

“Charge” means any charge, expense, cost, accrual, reserve or loss of any kind.

“Charged Amounts” has the meaning assigned to such term in Section 9.20.

“Class”, when used with respect to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Initial Term A Loans, Initial Term B Loans, Additional Term Loans of any series established as a separate “Class” pursuant to Section 2.22, 2.23 or 9.02(c)(i), Initial Revolving Loans or Additional Revolving Loans of any series established as a separate “Class” pursuant to Section 2.22, 2.23 or 9.02(c)(ii), (b) any Commitment, refers to whether such Commitment is an Initial Term A Loan Commitment, Initial Term B Loan Commitment, an Additional Term Loan Commitment of any series established as a separate “Class” pursuant to Section 2.22, 2.23 or 9.02(c)(i), an Initial Revolving Credit Commitment, Swingline Loan or an Additional Revolving Credit Commitment of any series established as a separate “Class” pursuant to Section 2.22, 2.23 or 9.02(c)(ii), (c) any Lender, refers to whether such Lender has a Loan or Commitment of a particular Class and (d) any Revolving Credit Exposure, refers to whether such Revolving Credit Exposure is attributable to a Revolving Credit Commitment of a particular Class.

“Closing Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means any and all property of any Loan Party subject (or purported to be subject) to a Lien under any Collateral Document and any and all other property of any Loan Party, now existing or hereafter acquired, that is or becomes subject (or purported to be subject) to a Lien pursuant to any Collateral Document to secure the Secured Obligations.  For the avoidance of doubt, in no event shall “Collateral” include any Excluded Asset.

“Collateral and Guarantee Requirement” means, at any time, subject to (x) the applicable limitations set forth in this Agreement and/or any other Loan Document, (y) the time periods (and extensions thereof) set forth in Section 5.12 and (z) the terms of any Intercreditor Agreement, the requirement that the Administrative Agent shall have received in the case of any Restricted Subsidiary that is required or elects pursuant to the penultimate sentence of the definition of “Subsidiary Guarantor” to become a Loan Party after the Closing Date (including by ceasing to be an Excluded Subsidiary), (a) a Joinder Agreement, (b) if the respective Restricted Subsidiary required to comply with the requirements set forth in this definition pursuant to Section 5.12(a) owns registrations of or applications for U.S. Patents, Trademarks and/or Copyrights that constitute Collateral, an Intellectual Property Security Agreement, (c) a completed Perfection Certificate, (d) UCC financing statements in appropriate form for filing in such jurisdictions as the Administrative Agent may reasonably request, (e) an executed joinder to any Intercreditor Agreement, (f) each item of Collateral that such Restricted Subsidiary is required to deliver under Section 4.02 of the Security Agreement (which, for the avoidance of doubt, shall be delivered within the applicable time period set forth in Section 5.12(a)) and (g) with respect to any Material Real Estate Asset, evidence of the satisfaction of the Real Estate Collateral Requirements; provided that, with respect to any Foreign Subsidiary designated as a Subsidiary Guarantor pursuant to the penultimate sentence of the definition of “Subsidiary Guarantor”, the requirements set forth in clauses (a) through (d), (f) and (g) above shall be deemed to refer to the requirements set forth in the parenthetical contained in such penultimate sentence.

“Collateral Documents” means, collectively, (i) the Security Agreement, (ii) each Mortgage, (iii) each Intellectual Property Security Agreement, (iv) any supplement to any of the foregoing delivered to the Administrative Agent pursuant to the definition of “Collateral and Guarantee Requirement” and (v) each other document and/or instrument pursuant to which any Loan Party grants (or purports to grant) a Lien on any Collateral as security for payment of the Secured Obligations.

“Commercial Letter of Credit” means any Letter of Credit issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by the Administrative Borrower or any of its subsidiaries in the ordinary course of business of such Person.

“Commercial Tort Claim” has the meaning set forth in Article 9 of the UCC.

“Commitment” means, with respect to each Lender, such Lender’s Initial Term Loan Commitment, Initial Revolving Credit Commitment, a Swingline Commitment and Additional Commitment, as applicable, in effect as of such time.

“Commitment Fee Rate” means, on any date (a) with respect to the Initial Revolving Credit Commitments, the applicable rate per annum set forth below based upon the First Lien Leverage Ratio; provided that until the first Adjustment Date following the completion of at least one full Fiscal Quarter after the Closing Date, “Commitment Fee Rate” shall be the applicable rate per annum set forth below in Category 2, and (b) with respect to Additional Revolving Credit Commitments of any Class, the rate or rates per annum specified in the applicable Refinancing Amendment, Incremental Facility Amendment or Extension Amendment; provided that until the first Adjustment Date following the completion of at least one full Fiscal Quarter after the Closing Date, “Commitment Fee Rate” shall be the applicable rate per annum set forth in Category 2:

First Lien Leverage Ratio	Commitment Fee Rate
Category 1 Greater than 2.50 to 1.00	0.30%
Category 2 Equal to or less than 2.50 to 1.00	0.20%

The Commitment Fee Rate with respect to the Initial Revolving Credit Commitment shall be adjusted quarterly on a prospective basis on each Adjustment Date based upon the First Lien Leverage Ratio in accordance with the table set forth above; provided that if financial statements are not delivered when required pursuant to Section 5.01(a) or (b), as applicable, the Commitment Fee Rate shall be the rate per annum set forth above in Category 1 until such financial statements are delivered in compliance with Section 5.01(a) or (b), as applicable.

“Commitment Schedule” means the Schedule attached hereto as Schedule 1.01(a).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Company Competitor” means any competitor of Syneos Health or any of its subsidiaries.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.

“Confidential Information” has the meaning assigned to such term in Section 9.13.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net or overall gross income (however denominated) or that are franchise Taxes or branch profit Taxes.

“Consolidated Adjusted EBITDA” means, with respect to any Person on a consolidated basis for any period, the sum of:

(a)Consolidated Net Income for such period; plus

(b)to the extent not otherwise included in the determination of Consolidated Net Income for such period, the amount of any proceeds of any business interruption insurance policy in an amount representing the earnings for the applicable period that such proceeds are intended to replace (whether or not then received so long as such Person in good faith expects to receive such proceeds within the next four Fiscal Quarters (it being understood that to the extent such proceeds are not actually received within such Fiscal Quarters, such proceeds shall be deducted in calculating Consolidated Adjusted EBITDA for such Fiscal Quarters)); plus

(c)without duplication, those amounts which, in the determination of Consolidated Net Income for such period, have been deducted for:

(i)Consolidated Interest Expense;

(ii)Charges with respect to any de novo facility, including any construction, pre-opening and start-up period prior to opening, until such facility has been open and operating for a period of 18 consecutive months;

(iii)Taxes paid and any provision for Taxes, including income, capital, federal, state, local, franchise and similar Taxes, property Taxes, foreign withholding Taxes and foreign unreimbursed value added Taxes (including penalties and interest related to any such Tax or arising from any Tax examination, and including pursuant to any Tax sharing arrangement or as a result of any Tax distribution) of such Person paid or accrued during the relevant period;

(iv)(A) depreciation, (B) amortization (including amortization of goodwill, software and other intangible assets), (C) any impairment Charge (including any bad debt expense) and (D) any asset write-off and/or write-down;

(v)any earn-out and contingent consideration obligations (including to the extent accounted for as bonuses, compensation or otherwise) incurred in connection with the

Transactions and/or any acquisition and/or other Investment permitted under Section 6.06 and/or any acquisition or other Investment completed prior to the Closing Date, in each case which is paid or accrued during such period;

(vi)any non-cash Charge, including the excess of GAAP rent expense over actual cash rent paid during such period due to the use of straight line rent for GAAP purposes (provided that to the extent that any such non-cash Charge represents an accrual or reserve for any potential cash item in any future period, (A) such Person may elect not to add back such non-cash Charge in the current period and (B) to the extent such Person elects to add back such non-cash Charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated Adjusted EBITDA (as a deduction in calculating net income or otherwise) to such extent);

(vii)any non‑cash compensation Charge and/or any other non-cash Charge arising from the granting of any stock option or similar arrangement (including any profits interest), the granting of any stock appreciation right and/or similar arrangement (including any repricing, amendment, modification, substitution or change of any such stock option, stock appreciation right, profits interest or similar arrangement);

(viii)(A) Transaction Costs, (B) any Charge incurred (1) in connection with any transaction (in each case, regardless of whether consummated), and whether or not permitted under this Agreement, including any issuance and/or incurrence of Indebtedness and/or any issuance and/or offering of Capital Stock (including, in each case, by any Parent Company), any Investment, any acquisition, any Disposition, any recapitalization, any merger, consolidation or amalgamation, any option buyout or any repayment, redemption, refinancing, amendment or modification of Indebtedness (including any amortization or write-off of debt issuance or deferred financing costs, premiums and prepayment penalties) or any similar transaction, and/or (2) in connection with any public offering (whether or not consummated), (C) the amount of any Charge that is actually reimbursed or reimbursable by one or more third parties pursuant to indemnification or reimbursement provisions or similar agreements or insurance; provided that in respect of any Charge that is added back in reliance on clause (C) above, the relevant Person in good faith expects to receive reimbursement for such fee, cost, expense or reserve within the next four Fiscal Quarters (it being understood that to the extent any reimbursement amount is not actually received within such Fiscal Quarters, such reimbursement amount shall be deducted in calculating Consolidated Adjusted EBITDA for such Fiscal Quarters) and/or (D) Public Company Costs;

(ix)the amount of any Charge or deduction associated with any Restricted Subsidiary that is attributable to any non-controlling interest and/or minority interest of any third party;

(x)without duplication of any amount referred to in clause (b) above, the amount of (A) any Charge to the extent that a corresponding amount is received in cash by such Person from a Person other than such Person, the Administrative Borrower or any Restricted Subsidiary of such Person under any agreement providing for reimbursement of such expense or (B) any Charge with respect to any liability or casualty event, business interruption or any product recall, (i) so long as such Person has submitted in good faith, and reasonably expects to receive payment in connection with, a claim for reimbursement of such amounts under its relevant insurance policy (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within the next four Fiscal Quarters) or (ii) without duplication of amounts included in a prior period under clause (B)(i) above, to the extent such Charge is covered by insurance proceeds received in cash during such period (it being understood that if the amount received in cash under any such agreement in any period exceeds the amount of expense paid during such period, any excess amount received may be carried forward and applied against any expense in any future period);

(xi)the amount of management, monitoring, consulting, transaction and advisory fees and related indemnities and expenses (including reimbursements) pursuant to any sponsor management agreement and payments made to any Investor (and/or its Affiliates or management companies) for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities and payments to outside directors of the Administrative Borrower or a Parent Company actually paid by or on behalf of, or accrued by, such Person or any of its subsidiaries; provided that such payment is permitted under this Agreement;

(xii)any Charge attributable to the undertaking and/or implementation of new initiatives, business optimization activities, cost savings initiatives, cost rationalization programs, operating expense reductions and/or synergies and/or similar initiatives and/or programs (including in connection with any integration, restructuring or transition, any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, any facility opening and/or pre-opening), including the following: any inventory optimization program and/or any curtailment, any business optimization Charge, any restructuring Charge (including any Charge relating to any tax restructuring), any Charge relating to the closure or consolidation of any facility (including but not limited to rent termination costs, moving costs and legal costs), any systems implementation Charge, any severance Charge, any Charge relating to entry into a new market, any Charge relating to any strategic initiative, any signing Charge, any retention or completion bonus, any expansion and/or relocation Charge, any Charge associated with any modification to any pension and post-retirement employee benefit plan, any software development Charge, any Charge associated with new systems design, any implementation Charge, any project startup Charge, any Charge in connection with new operations, any Charge in connection with unused warehouse space, any Charge relating to a new contract, any consulting Charge and/or any corporate development Charge; plus

(xiii)the amount of any Charge incurred or accrued in connection with any single or one-time event, including in connection with (A) the Transactions and/or any acquisition consummated after the Closing Date (including legal, accounting and other professional fees and expenses incurred in connection with acquisitions and other similar Investments made prior to the Closing Date), (B) the closing, consolidation or reconfiguration of any facility during such period or (C) one-time consulting costs; plus

(d)to the extent not included in Consolidated Net Income for such period, cash actually received (or any netting arrangement resulting in reduced cash expenditures) during such period so long as the non-cash gain relating to the relevant cash receipt or netting arrangement was deducted in the calculation of Consolidated Adjusted EBITDA (including any component definition) pursuant to clause (h) below for any previous period and not added back; plus

(e)the full pro forma “run rate” cost savings, operating expense reductions, operational improvements and synergies (collectively, “Expected Cost Savings”) (net of actual amounts realized) that are reasonably identifiable and factually supportable (in the good faith determination of such Person, as certified by a Responsible Officer of such Person in the Compliance Certificate required by Section 5.01(c) to be delivered in connection with the financial statements for such period) related to (A) the Transactions and (B) any permitted acquisition, Investment, Disposition, operating improvement, restructuring, cost savings initiative, any similar initiative (including the renegotiation of contracts and other arrangements) and/or specified transaction (any such operating improvement, restructuring, cost savings initiative or similar initiative or specified transaction, a “Business Optimization Initiative”);

provided that such Expected Cost Savings under clause (B) above are expected by the Administrative Borrower in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Administrative Borrower) prior to the Closing Date or within 24 months of the consummation of such transaction or the taking of such initiative; it being understood and agreed for the avoidance of doubt that no time limit shall apply in connection with any Expected Cost Savings related to the Transactions; provided, further, that the aggregate amounts added back pursuant to this clause (e) in any period shall not exceed 35% of Consolidated Adjusted EBITDA for such period; it being understood and agreed that the 35% cap described in this further proviso shall not apply to (X) amounts that would be permitted to be included in pro forma financial statements prepared in accordance with Regulation S-X under the Securities Act or (Y) cost savings identified in the financial model delivered to the Arrangers prior to the Closing Date; plus

(f)the amount of any revenue that is attributable to services performed during such period but is not included in Consolidated Net Income for such period; it being understood that if such revenue is added back in calculating Consolidated Adjusted EBITDA for such period, such revenue shall not be included in Consolidated Net Income in the period in which it is actually recognized; plus

(g)cash and non-cash losses, charges and other adjustments resulting from the application of FASB ASC Update No. 2014-09 (Revenue from Contracts with Customers (Topic 606)) effective January 1, 2023; plus

(h)the amount of any loss or discount on any sale of any receivable and/or any related asset in connection with any Permitted Receivables Facility; minus

(i)any amount which, in the determination of Consolidated Net Income for such period, has been included for any non‑cash income or non‑cash gain, all as determined in accordance with GAAP (provided that if any non-cash income or non-cash gain represents an accrual or deferred income in respect of potential cash items in any future period, such Person may determine not to deduct the relevant non-cash gain or income in the then-current period); minus

(j)the amount of any cash payment made during such period in respect of any non-cash accrual, reserve or other non‑cash Charge that is accounted for in a prior period which was added to Consolidated Net Income to determine Consolidated Adjusted EBITDA for such prior period and which does not otherwise reduce Consolidated Net Income for the current period.

“Consolidated First Lien Debt” means, as to any Person at any date of determination, the aggregate principal amount of Consolidated Total Debt outstanding on such date that is secured by a Lien on the Collateral on a first priority basis. Consolidated Total Debt outstanding under this Agreement shall constitute Consolidated First Lien Debt.

“Consolidated Interest Expense”  means, with respect to any Person for any period, the sum of (a) consolidated total interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including (without duplication), amortization of any debt issuance cost and/or original issue discount, any premium paid to obtain payment, financial assurance or similar bonds, any interest capitalized during construction, any non‑cash interest payment, the interest component of any deferred payment obligation, the interest component of any payment under any Capital Lease (regardless of whether accounted for as interest expense under GAAP), any commission, discount and/or other fee or charge owed with respect to any letter of credit and/or bankers’ acceptance, any fee and/or expense paid to the Administrative Agent in connection with its services hereunder, any other bank, administrative agency (or trustee) and/or financing fee and any cost associated with any surety bond in connection with financing activities (whether amortized or immediately expensed)) plus (b) any cash dividend paid or payable in respect of Disqualified Capital Stock during such period other than to such Person or any Loan Party, plus (c) any net losses or obligations arising from any Hedge Agreement and/or other derivative financial instrument issued by such Person for the benefit of such Person or its subsidiaries, in each case determined on a consolidated basis for such period.  For purposes of this definition, interest in respect of any Capital Lease shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capital Lease in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person (the “Subject Person”) on a consolidated basis for any period, an amount equal to the net income (loss) of such Subject Person and its Restricted Subsidiaries, determined in accordance with GAAP, but excluding:

(a)(i) the income of any Person (other than a Restricted Subsidiary of the Subject Person) in which any other Person (other than the Subject Person or any of its Restricted Subsidiaries) has a joint interest, except to the extent of the amount of dividends or distributions or other payments (including any ordinary course dividend, distribution or other payment) paid in cash (or to the extent converted into cash) to the Subject Person or any of its Restricted Subsidiaries by such Person during such period, (ii) the loss of any Person (other than a Restricted Subsidiary of the Subject Person) in which any other Person (other than the Subject Person or any of its Restricted Subsidiaries) has a joint interest, other than to the extent that the Subject Person or any of its Restricted Subsidiaries has contributed cash or Cash Equivalents to such Person in respect of such loss during such period or (iii) the income or loss of any Unrestricted Subsidiary,

(b)any gain or loss (less all fees and expenses chargeable thereto) attributable to any asset Disposition (including asset retirement costs) or of returned or surplus assets outside the ordinary course of business,

(c)(i) any gain or Charge from (A) any extraordinary item (as determined in good faith by such Person) and/or (B) any non-recurring or unusual item (as determined in good faith by such Person) and/or (ii) any Charge associated with and/or payment of any actual or prospective legal settlement, fine, judgment or order,

(d)any net gain or Charge with respect to (i) any disposed, abandoned, divested and/or discontinued asset, property or operation (other than, at the option of the Administrative Borrower, any asset, property or operation pending the disposal, abandonment, divestiture and/or termination thereof), (ii) any disposal, abandonment, divestiture and/or discontinuation of any asset, property or operation (other than, at the option of such Person, relating to assets or properties held for sale or pending the divestiture or termination thereof) and/or (iii) any facility that has been closed during such period,

(e)any net income or Charge (less all fees and expenses or charges related thereto) attributable to the early extinguishment of Indebtedness (and the termination of any associated Hedge Agreement),

(f)(i) any Charge incurred as a result of, in connection with or pursuant to any management equity plan, profits interest or stock option plan or any similar equity plan or agreement (including any deferred compensation arrangement) and (ii) any Charge incurred in connection with the rollover, acceleration or payout of Capital Stock held by management of the Administrative Borrower and/or any Restricted Subsidiary, in each case under this clause (ii), to the extent that any cash Charge is funded with net cash proceeds contributed (other than by the Administrative Borrower or any Restricted Subsidiary) to the relevant Person as a capital contribution or as a result of the sale or issuance of Qualified Capital Stock (other than any Cure Amount, any amount included in the calculation of the Available Amount pursuant to clause (a)(iii) of the definition thereof, any Available Excluded Contribution Amount not specifically designated for such purpose or in respect of the sale or issuance of Qualified Capital Stock to the Administrative Borrower or any Restricted Subsidiary),

(g)any Charge that is established, adjusted and/or incurred, as applicable, (i) within 12 months after the Closing Date that is required to be established, adjusted or incurred, as applicable, as a result of the Transactions in accordance with GAAP or (ii) within 12 months after the closing of any other acquisition that is required to be established, adjusted or incurred, as applicable, as a result of such acquisition in accordance with GAAP,

(h)(A) the effects of adjustments (including the effects of such adjustments pushed down to the relevant Person and its subsidiaries) in component amounts required or permitted by GAAP (including, without limitation, in the inventory, property and equipment, lease, rights fee arrangements, software, goodwill, intangible asset, in-process research and development, deferred revenue, advanced billing and debt line items thereof), resulting from the application of the acquisition method of accounting in relation to the Transactions or any consummated acquisition or similar Investment or recapitalization accounting or the amortization or write-off of any amounts thereof, net of Taxes and/or (B) for any Test Period including the Fiscal Quarter in which the relevant change was made, the cumulative effect of any change in accounting principles (effected by way of either a cumulative effect adjustment or as a retroactive application, in each case, in accordance with GAAP) and/or any change resulting from the adoption or modification of accounting principles and/or policies in accordance with GAAP (except that, if the Administrative Borrower determines in good faith that the cumulative effects thereof will not result in an impact of an aggregate amount in excess of $5,000,000 for the relevant period, the effects of any change, adoption or modification of any such principle or policy may be included in any subsequent period after the Fiscal Quarter in which such change, adoption or modification was made),

(i)any write-off or amortization made in such period of any deferred financing cost and/or premium paid,

(j)solely for purposes of calculating Excess Cash Flow, the income or loss of any Person accrued prior to the date on which such Person becomes a Restricted Subsidiary of such Person or is merged into or consolidated with such Person or any Restricted Subsidiary of such Person or the date that such other Person’s assets are acquired by such Person or any Restricted Subsidiary of such Person,

(k)(i) any realized or unrealized gain or loss in respect of (x) any obligation under any Hedge Agreement as determined in accordance with GAAP and/or (y) any other derivative instrument pursuant to, in the case of this clause (y), Financial Accounting Standards Board’s Accounting Standards Codification No. 815-Derivatives and Hedging and (ii) any realized or unrealized foreign currency exchange gain or loss (including any currency re-measurement of Indebtedness, any net gain or loss resulting from Hedge Agreements for currency exchange risk and any gain or loss resulting from intercompany Indebtedness, any foreign currency translation or transaction or any other currency-related risk); provided, that notwithstanding anything to the contrary herein, realized gains and losses in respect of any Designated Operational FX Hedge shall be included in the calculation of Consolidated Net Income and

(l)any deferred Tax expense associated with any tax deduction or net operating loss arising as a result of the Transactions, or the release of any valuation allowance related to any such item.

“Consolidated Secured Debt” means, as to any Person at any date of determination, the aggregate principal amount of Consolidated Total Debt outstanding on such date that is secured by the Collateral.

“Consolidated Total Assets” means, as to any Person at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the applicable Person at such date.

“Consolidated Total Debt” means, as to any Person at any date of determination, the aggregate principal amount of all third party debt for borrowed money (including LC Disbursements that have not been reimbursed within three Business Days and the outstanding principal balance of all Indebtedness of such Person represented by notes, bonds and similar instruments), Capital Leases and purchase money Indebtedness (but excluding, for the avoidance of doubt, undrawn letters of credit); provided that “Consolidated Total Debt” shall be (a) adjusted to reflect the effect (in the good faith determination of the Administrative Borrower) of any Debt FX Hedge relating to any such debt for borrowed money, Capital Leases and/or purchase money Indebtedness, calculated on a mark-to-market basis and (b) calculated (i) net of the Unrestricted Cash Amount and (ii) to exclude any obligation, liability or indebtedness of such Person if, upon or prior to the maturity thereof, such Person has irrevocably deposited with the proper Person in trust or escrow the necessary funds (or evidences of indebtedness) for the payment, redemption or satisfaction of such obligation, liability or indebtedness, and thereafter such funds and evidences of such obligation, liability or indebtedness or other security so deposited are not included in the calculation of the Unrestricted Cash Amount.

“Consolidated Working Capital” means, as at any date of determination, the excess of Current Assets over Current Liabilities.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Contribution Indebtedness Amount” has the meaning assigned to such term in Section 6.01(r).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Copyright” means any and all copyrights throughout the world, including the following:  (a) all rights and interests in copyrights, works protectable by copyright whether published or unpublished, copyright registrations, copyright applications and other rights in works of authorship (including all copyrights embodied in software); (b) all renewals of any of the foregoing; (c) all income, royalties, damages, and payments now or hereafter due and/or payable under any of the foregoing, including damages or payments for past or future infringements for any of the foregoing; (d) the right to sue for past, present, and future infringements of any of the foregoing; and (e) all rights corresponding to any of the foregoing.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Credit Extension” means each of (i) the making of a Revolving Loan (other than any Letter of Credit Reimbursement Loan) or (ii) the issuance, amendment, modification, renewal or extension of any Letter of Credit (other than any such amendment, modification, renewal or extension that does not increase the Stated Amount of the relevant Letter of Credit).

“Credit Facilities” means the Revolving Facility and the Term Facility.

“Cure Amount” has the meaning assigned to such term in Section 6.13(b).

“Cure Period” has the meaning assigned to such term in Section 6.13(b).

“Cure Right” has the meaning assigned to such term in Section 6.13(b).

“Current Assets” means, at any date, all assets of the Administrative Borrower and its Restricted Subsidiaries which under GAAP would be classified as current assets (excluding any (i) cash or Cash Equivalents (including Cash and Cash Equivalents held on deposit for third parties by the Administrative Borrower and/or any Restricted Subsidiary), (ii) permitted loans to third parties, (iii) deferred bank fees and derivative financial instruments related to Indebtedness, (iv) the current portion of current and deferred Taxes and (v) management fees receivables).

“Current Liabilities” means, at any date, all liabilities of the Administrative Borrower and its Restricted Subsidiaries which under GAAP would be classified as current liabilities, other than (i) current maturities of long term debt, (ii) outstanding revolving loans and letter of credit exposure, (iii) accruals of Consolidated Interest Expense (excluding Consolidated Interest Expense that is due and unpaid), (iv) obligations in respect of derivative financial instruments related to Indebtedness, (v) the current portion of current and deferred Taxes, (vi) liabilities in respect of unpaid earnouts, (vii) accruals relating to restructuring reserves, (viii) liabilities in respect of funds of third parties on deposit with the Administrative Borrower and/or any Restricted Subsidiary, (ix) management fees payables, (x) the current portion of any Capital Lease Obligation and (xi) the current portion of any other long term liability for borrowed money.

“Customary Bridge Loan” means a customary bridge loan with an initial maturity date not longer than one year from the date of incurrence; provided that (a) the Weighted Average Life to Maturity of any loan, note, security or other Indebtedness which is exchanged for or otherwise replaces such bridge loans is not shorter than the Weighted Average Life to Maturity of any Class of then-existing Term B Loans and (b) the final maturity date of any loan, note, security or other Indebtedness which is exchanged for or otherwise replaces such bridge loans is not earlier than the Latest Term Loan Maturity Date with respect to any Class of Term B Loans on the date of the issuance or incurrence thereof.

“Customary Term A Loan” means any term loan having no more than a 5-year maturity and requiring annual amortization payments in excess of 2.50% per annum (after giving effect to any grace period or initial period).

“Customary Term B Loan” means any term loan that is not a Customary Term A Loan.

“Daily Simple RFR” means, for any day (an “RFR Interest Day”), an interest rate per annum equal to, for any RFR Loan denominated in (i) Sterling, SONIA for the day that is five (5) RFR Business Days prior to (A) if such RFR Interest Day is an RFR Business Day, such RFR Interest Day or (B) if such RFR Interest Day is not an RFR Business Day, the RFR Business Day immediately preceding such RFR Interest Day, (ii) Singapore Dollars, SORA for the day that is five (5) RFR Business Days prior to (A) if such RFR Interest Day is an RFR Business Day, such RFR Interest Day or (B) if such RFR Interest Day is not an RFR Business Day, the RFR Business Day immediately preceding such RFR Interest Day, and (iii) Dollars, Daily Simple SOFR Rate.

“Daily Simple SOFR Rate” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day “SOFR Determination Date”) that is five (5) RFR Business Days prior to (i) if such SOFR Rate Day is an RFR Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not an RFR Business Day, the RFR Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website.  Any change in the Daily Simple SOFR Rate due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

“De Minimis Incremental Amount” means $365,000,000 minus the amount of any Incremental Facility or Incremental Equivalent Debt exempted from a “most favored nation” adjustment in reliance clause (B)(1) of the proviso to clause (f) of the definition of “Incremental Equivalent Debt” or clause (iii)(A) of the proviso to Section 2.22(a)(v).

“Debt Fund Affiliate” means any affiliate of any of Advent, THL or Liberty Lane (other than a natural person) that is a bona fide debt fund or investment vehicle (in each case with one or more bona fide investors to whom its managers owe fiduciary duties independent of their fiduciary duties to such Person) that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course, in each case with respect to which the persons making investment decisions for such applicable affiliate are not primarily engaged in the making, acquiring or holding of equity investments in the Administrative Borrower or any of its subsidiaries.

“Debt FX Hedge” means any Hedge Agreement entered into for the purpose of hedging currency-related risks in respect of any Indebtedness of the type described in the definition of “Consolidated Total Debt”.

“Debtor Relief Laws” means the Bankruptcy Code of the U.S., and all other liquidation, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the U.S. or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds” has the meaning assigned to such term in Section 2.11(b)(v).

“Default” means any event or condition which upon notice, lapse of time or both would become an Event of Default.

“Defaulting Lender” means any Person that has (a) defaulted in (or is otherwise unable to perform) its obligations under this Agreement, including its obligations (x) to make a Loan within two Business Days of the date required to be made by it hereunder or (y) to fund its participation in a Letter of Credit or Swingline Loans required to be funded by it hereunder within two Business Days of the date such obligation arose or such Loan or Letter of Credit was required to be made or funded, unless, in the case of subclause (x) above, such Person notifies the Administrative Agent in writing that such failure is the result of such Person’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) notified the Administrative Agent, any Issuing Bank or the Administrative Borrower in writing that it does not intend to satisfy or perform any such obligation or has made a public statement to the effect that it does not intend to comply with its funding or other obligations under this Agreement or under agreements in which it commits to extend credit generally (unless such writing indicates that such position is based on such Person’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan cannot be satisfied), (c) failed, within two Business Days after the request of the Administrative Agent or the Administrative Borrower, to confirm in writing that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans; provided that such Person shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent, (d) become (or any parent company thereof has become) insolvent or been determined by any Governmental Authority having regulatory authority over such Person or its assets, to be insolvent, or the assets or management of which has been taken over by any Governmental Authority or (e)(i) become (or any parent company thereof has become) either the subject of (A) a bankruptcy or insolvency proceeding or (B) a Bail-In Action, (ii) has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or (iii) has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any such proceeding or appointment, unless in the case of any Person subject to this clause (e), the Administrative Borrower and the Administrative Agent have each determined that such Person intends, and has all approvals required to enable it (in form and substance satisfactory to the Administrative Borrower and the Administrative Agent), to continue to perform its obligations hereunder; provided that no Person shall be deemed to be a Defaulting Lender solely by virtue of the ownership or acquisition of any Capital Stock in such Person or its parent by any Governmental Authority; provided that such action does not result in or provide such Person with immunity from the jurisdiction of courts within the U.S. or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contract or agreement to which such Person is a party.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, excluding, for the avoidance of doubt, any investment property (within the meaning of the UCC) or any account evidenced by an instrument (within the meaning of the UCC).

“Derivative Transaction” means (a) any interest-rate transaction, including any interest-rate swap, basis swap, forward rate agreement, interest rate option (including a cap, collar or floor), and any other instrument linked to interest rates that gives rise to similar credit risks (including when-issued securities and forward deposits accepted), (b) any exchange-rate transaction, including any cross-currency interest-rate swap, any forward foreign-exchange contract, any currency option, and any other instrument linked to exchange rates that gives rise to similar credit risks, (c) any equity derivative transaction, including any equity-linked swap, any equity-linked option, any forward equity-linked contract, and any other instrument linked to equities that gives rise to similar credit risk and (d) any commodity (including precious metal) derivative transaction, including any commodity-linked swap, any commodity-linked option, any forward commodity-linked contract, and any other instrument linked to commodities that gives rise to similar credit risks; provided, that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees, members of management, managers or consultants of the Administrative Borrower or its subsidiaries shall constitute a Derivative Transaction.

“Designated Non-Cash Consideration” means the fair market value (as determined by the Administrative Borrower in good faith) of non-Cash consideration received by the Administrative Borrower or any Restricted Subsidiary in connection with any Disposition pursuant to Section 6.07(h) and/or Section 6.08 that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Administrative Borrower, setting forth the basis of such valuation (which amount will be reduced by the amount of Cash or Cash Equivalents received in connection with a subsequent sale or conversion of such Designated Non-Cash Consideration to Cash or Cash Equivalents).

“Designated Operational FX Hedge” means any Hedge Agreement entered into for the purpose of hedging currency-related risks in respect of the revenues, cash flows or other balance sheet items of the Administrative Borrower and/or any of its subsidiaries and designated at the time entered into (or on or prior to the Closing Date, with respect to any Hedge Agreement entered into on or prior to the Closing Date) as a Designated Operational FX Hedge by the Administrative Borrower in a writing delivered to the Administrative Agent.

“Disposition” or “Dispose” means the sale, lease, sublease, or other disposition of any property of any Person.

“Disqualified Capital Stock” means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than for Qualified Capital Stock), in whole or in part, on or prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued (it being understood that if any such redemption is in part, only such part coming into effect prior to 91 days following the Latest Maturity Date shall constitute Disqualified Capital Stock), (b) is or becomes convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Capital Stock that would constitute Disqualified Capital Stock, in each case at any time on or prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued, (c) contains any mandatory repurchase obligation or any other repurchase obligation at the option of the holder thereof (other than for Qualified Capital Stock), in whole or in part, which may come into effect prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued (it being understood that if any such repurchase obligation is in part, only such part coming into effect prior to 91 days following the Latest Maturity Date shall constitute Disqualified Capital Stock) or (d) provides for the scheduled payments of dividends in Cash on or prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued; provided that any Capital Stock that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Capital Stock is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Capital Stock upon the occurrence of any change of control or any Disposition occurring prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued shall not constitute Disqualified Capital Stock if such Capital Stock provides that the issuer thereof will not redeem any such Capital Stock pursuant to such provisions prior to the Termination Date.

Notwithstanding the preceding sentence, (A) if such Capital Stock is issued pursuant to any plan for the benefit of directors, officers, employees, members of management, managers or consultants or by any such plan to such directors, officers, employees, members of management, managers or consultants, in each case in the ordinary course of business of the Administrative Borrower or any Restricted Subsidiary, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the issuer thereof in order to satisfy applicable statutory or regulatory obligations, and (B) no Capital Stock held by any future, present or former employee, director, officer, manager, member of management or consultant (or their respective Affiliates or Immediate Family Members) of the Administrative Borrower (or any Parent Company or any subsidiary) shall be considered Disqualified Capital Stock because such stock is redeemable or subject to repurchase pursuant to any management equity subscription agreement, stock option, stock appreciation right or other stock award agreement, stock ownership plan, put agreement, stockholder agreement or similar agreement that may be in effect from time to time.

“Disqualified Institution” means:

(a)(i) any Person identified in writing to the Arrangers on or prior to the Closing Date, (ii) any Person identified by the Administrative Borrower or Double Eagle Parent in writing, by email to JPMDQ_Contact@jpmorgan.com, and reasonably acceptable to the Administrative Agent after the Closing Date (the Persons described in clauses (a)(i) through (a)(ii) above, the “Identified Disqualified Lenders”) and (iii) any Affiliate of any Identified Disqualified Lender that is identified in writing, by email to JPMDQ_Contact@jpmorgan.com, to the Administrative Agent as such,

(b)any Affiliate of any Arranger (or any director (or equivalent manager), officer or employee of any Arranger or any Affiliate thereof) that is engaged as a principal primarily in private equity or venture capital,

(c)(i) any Person that is or becomes a Company Competitor and is (A) identified in writing to the Arrangers on or prior to the Closing Date and (B) identified in writing to the Administrative Agent after the Closing Date, and (ii) any Affiliate of any Person described in clause (c)(i) above (other than a Bona Fide Debt Fund) that is identified in writing to the Administrative Agent as such, and

(d)any Affiliate of any Person described in clauses (a) or (c) above that is reasonably identifiable as an Affiliate of such Person on the basis of such Affiliate’s name, other than, in the case of clause (c) above, a Bona Fide Debt Fund;

it being understood and agreed that the identification of any Person as a Disqualified Institution after the Closing Date shall not apply to retroactively disqualify any Person that has previously acquired an assignment or participation interest in any Loan, subject, in the case of any assignment or participation made after the date on which any such Person is identified as a Disqualified Institution, to the provisions of Section 9.05(f).

“Disqualified Person” has the meaning assigned to such term in Section 9.05(f)(ii).

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount and (b) with respect to any amount denominated in any currency other than Dollars, the equivalent amount thereof in Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date or other relevant date of determination) for the purchase of Dollars with such other currency.

“Dollars” or “$” refers to lawful money of the U.S.

“Domestic Subsidiary” means any Restricted Subsidiary incorporated or organized under the laws of the U.S., any state thereof, the District of Columbia or, solely for purposes of Section 5.12(a), any Applicable Country.

“Double Eagle Parent” means Double Eagle Parent, Inc., a Delaware corporation.

“Dutch Auction” has the meaning assigned to such term on Schedule 1.01(b).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Yield” means, as to any Indebtedness, the effective yield applicable thereto calculated by the Administrative Agent in consultation with the Administrative Borrower in a manner consistent with generally accepted financial practices, taking into account (a) interest rate margins, (b) interest rate floors (subject to the proviso set forth below), (c) any amendment to the relevant interest rate margins and interest rate floors prior to the applicable date of determination and (d) original issue discount and upfront or similar fees (based on an assumed four-year average life to maturity or lesser remaining average life to maturity), but excluding (i) any arrangement, commitment, structuring, underwriting, ticking, unused line fees and/or amendment fees (regardless of whether any such fees are paid to or shared in whole or in part with any lender) and (ii) any other fee that is not paid directly by any Borrower generally to all relevant lenders ratably; provided, that (A) to the extent that the Term Benchmark (with an Interest Period of three months) or Alternate Base Rate (without giving effect to any floor specified in the definition thereof) is less than any floor applicable to the Term B Loans in respect of which the Effective Yield is being calculated on the date on which the Effective Yield is determined, the amount of the resulting difference will be deemed added to the interest rate margin applicable to the relevant

Indebtedness for purposes of calculating the Effective Yield and (B) to the extent that the Term Benchmark (for a period of three months) or Alternate Base Rate (without giving effect to any floor specified in the definition thereof) is greater than any applicable floor on the date on which the Effective Yield is determined, the floor will be disregarded in calculating the Effective Yield.

“Eligible Assignee” means (a) any Lender, (b) any commercial bank, insurance company, finance company, financial institution, any fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act), (c) any Affiliate of any Lender, (d) any Approved Fund of any Lender and (e) to the extent permitted under Section 9.05(f), any Affiliated Lender or any Debt Fund Affiliate; provided that in any event, “Eligible Assignee” shall not include (i) any natural person, (ii) any Disqualified Institution or (iii) except as permitted under Section 9.05(f), the Administrative Borrower or any of its Affiliates.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, land surface and subsurface strata and natural resources such as wetlands, flora and fauna.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (a) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (b) in connection with any Hazardous Material; or (c) in connection with any actual or alleged damage, injury, threat or harm to the Environment.

“Environmental Laws” means any and all current or future foreign or domestic, federal or state (or any subdivision of any of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other applicable requirements of Governmental Authorities and the common law relating to (a) protection of the Environment or (b) the generation, use, storage, transportation or disposal of or exposure to Hazardous Materials, in any manner applicable to the Administrative Borrower or any of its Restricted Subsidiaries or any Facility.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the Environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is under common control or treated as a single employer with the Administrative Borrower or any Restricted Subsidiary under Section 414 of the Code or Section 4001 of ERISA.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Administrative Borrower or any Restricted Subsidiary or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations at any facility of the Administrative Borrower or any Restricted Subsidiary or any ERISA Affiliate as described in Section 4062(e) of ERISA, in each case, resulting in liability pursuant to Section 4063 of ERISA; (c) a complete or partial withdrawal by the Administrative Borrower or any Restricted Subsidiary or any ERISA Affiliate from a Multiemployer Plan resulting in the imposition of Withdrawal Liability on the Administrative Borrower or any Restricted Subsidiary or any ERISA Affiliate,

notification of the Administrative Borrower or any Restricted Subsidiary or any ERISA Affiliate concerning the imposition of Withdrawal Liability or notification that a Multiemployer Plan is “insolvent” within the meaning of Section 4245 of ERISA or is in endangered or critical status within the meaning of Section 305 of ERISA or Section 432 of the Code; (d) the filing of a notice of intent to terminate a Pension Plan under Section 4041(c) of ERISA, the treatment of a Pension Plan amendment as a termination under Section 4041(c) of ERISA, the commencement of proceedings by the PBGC to terminate a Pension Plan or the receipt by the Administrative Borrower or any Restricted Subsidiary or any ERISA Affiliate of notice of the treatment of a Multiemployer Plan amendment as a termination under Section 4041A of ERISA or of notice of the commencement of proceedings by the PBGC to terminate a Multiemployer Plan; (e) the occurrence of an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Administrative Borrower or any Restricted Subsidiary or any ERISA Affiliate, with respect to the termination of any Pension Plan; or (g) the conditions for imposition of a Lien under Section 303(k) of ERISA or Section 430(k) of the Code have been met with respect to any Pension Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EURIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Euros and for any Interest Period, the EURIBOR Screen Rate, two TARGET Days prior to the commencement of such Interest Period.

“EURIBOR Screen Rate” means the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters as published at approximately 11:00 a.m. Brussels time two TARGET Days prior to the commencement of such Interest Period.  If such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate after consultation with the Borrower.

“Euro” or “€” means the single currency of the European Union as constituted by the Treaty on European Union and as referred to in the EMU Legislation.

“Event of Default” has the meaning assigned to such term in Article 7.

“Excess Cash Flow” means, for any Excess Cash Flow Period, any amount (if positive) equal to (without duplication):

(a)Consolidated Adjusted EBITDA for such Excess Cash Flow Period (without giving effect to clauses (b) or (e) of the definition thereof, the amounts added back in reliance on which shall be deducted in determining Excess Cash Flow); plus

(b)any extraordinary, unusual or non-recurring cash gain during such Excess Cash Flow Period (whether or not accrued in such Excess Cash Flow Period), to the extent not otherwise included in Consolidated Adjusted EBITDA; plus

(c)net foreign currency translation gains received in cash related to currency remeasurements of Indebtedness (including any net gain  resulting from any Hedge Agreement for currency exchange risk resulting from any intercompany Indebtedness, any foreign currency translation or transaction or any other currency-related risk), to the extent not otherwise included in calculating Consolidated Adjusted EBITDA; plus

(d)the decrease, if any, in Consolidated Working Capital from the first day to the last day of such Excess Cash Flow Period, excluding any such decrease in Consolidated Working Capital arising from (i) the acquisition or Disposition of any Person by the Administrative Borrower or any Restricted Subsidiary, (ii) the reclassification during such period of current assets to long term assets and current liabilities to long term liabilities, (iii) the application of purchase and/or recapitalization accounting and/or (iv) the effect of any fluctuation in the amount of accrued and contingent obligations under any Hedge Agreement; minus

(e)the amount, if any, which, in the determination of Consolidated Adjusted EBITDA for such Excess Cash Flow Period, has been included in respect of income or gain from any Disposition outside of the ordinary course of business (including Dispositions constituting covered losses or taking of assets referred to in the definition of “Net Insurance/Condemnation Proceeds”) of the Administrative Borrower and/or any Restricted Subsidiary; minus

(f)cash payments actually made in respect of the following (without duplication):

(i)any Investment permitted by Section 6.06 (other than Investments (i) in Cash or Cash Equivalents or (ii) in any Loan Party and/or any Restricted Payment permitted by Section 6.04(a)) and actually made in cash during such Excess Cash Flow Period or, at the option of the Administrative Borrower, made prior to the date the Administrative Borrower is required to make a payment of Excess Cash Flow in respect of such Excess Cash Flow Period, (A) except to the extent the relevant Investment and/or Restricted Payment is financed with long term Indebtedness (other than revolving Indebtedness) and (B) without duplication of any amount deducted from Excess Cash Flow for a prior Excess Cash Flow Period;

(ii)foreign currency translation losses payable in cash related to currency remeasurements of Indebtedness (including any net loss resulting from Hedge Agreements for currency exchange risk resulting from any intercompany Indebtedness, any foreign currency translation or transaction or any other currency-related risk)) to the extent included in calculating Consolidated Adjusted EBITDA;

(iii)the amount of any extraordinary, unusual or non-recurring cash Charge (whether or not incurred in such Excess Cash Flow Period) excluded in calculating Consolidated Adjusted EBITDA for such period;

(iv)consolidated Capital Expenditures actually made in cash during such Excess Cash Flow Period or, at the option of the Administrative Borrower, made prior to the date the Administrative Borrower is required to make a payment of Excess Cash Flow in respect of such Excess Cash Flow Period, (A) except to the extent financed with long term Indebtedness (other than revolving Indebtedness) and (B) without duplication of any amount deducted from Excess Cash Flow for a prior Excess Cash Flow Period;

(v)any long-term liability, excluding the current portion of any such liability (other than Indebtedness) of the Administrative Borrower and/or any Restricted Subsidiary;

(vi)any cash Charge added back in calculating Consolidated Adjusted EBITDA pursuant to clause (c) of the definition thereof or excluded from the calculation of Consolidated Net Income in accordance with the definition thereof;

(vii)the aggregate amount of expenditures actually made by the Administrative Borrower and/or any Restricted Subsidiary during such Fiscal Year (including any expenditure for the payment of financing fees) to the extent that such expenditures are not expensed, except to the extent financed with the proceeds of long-term Indebtedness (other than revolving Indebtedness); minus

(g)(i) the aggregate principal amount of any optional prepayment of Indebtedness (other than (A) Indebtedness under the Loan Documents and/or any Incremental Equivalent Debt and/or, Replacement Debt) that is or are prepaid, repurchased, redeemed or otherwise retired prior to such date, in each case, that is deducted in calculating the amount of any Excess Cash Flow payment in accordance with Section 2.11(b)(i) or (B) revolving Indebtedness except to the extent any related commitment is permanently reduced in connection with such repayment), (ii) the aggregate principal amount of any mandatory prepayment and/or scheduled repayment of Indebtedness during such Excess Cash Flow Period, and (iii) the amount of any premium, make-whole or penalty payment actually paid in cash by the Administrative Borrower and/or any Restricted Subsidiary that is required to be made in connection with any prepayment, repurchase, redemption or other retirement of Indebtedness, in each case except to the extent financed with the proceeds of long term funded Indebtedness (other than revolving Indebtedness); minus

(h)Consolidated Interest Expense actually paid or payable in cash by the Administrative Borrower and/or any Restricted Subsidiary during such Excess Cash Flow Period; minus

(i)Taxes (inclusive of Taxes paid or payable under tax sharing agreements or arrangements and/or in connection with any Tax distribution) paid or payable by the Administrative Borrower and/or any Restricted Subsidiary in cash with respect to such Excess Cash Flow Period; minus

(j)the increase, if any, in Consolidated Working Capital from the first day to the last day of such Excess Cash Flow Period, excluding any such increase in Consolidated Working Capital arising from (i) the acquisition or Disposition of any Person by the Administrative Borrower or any Restricted Subsidiary, (ii) the reclassification during such period of current assets to long term assets and current liabilities to long term liabilities, (iii) the application of purchase and/or recapitalization accounting and/or (iv) the effect of any fluctuation in the amount of accrued and contingent obligations under any Hedge Agreement; minus

(k)the amount of any Tax obligation of the Administrative Borrower and/or any Restricted Subsidiary that is estimated in good faith by the Administrative Borrower as due and payable (but is not currently due and payable) by the Administrative Borrower and/or any Restricted Subsidiary as a result of the repatriation of any dividend or similar distribution of net income of any Foreign Subsidiary to the Administrative Borrower or any Restricted Subsidiary; minus

(l)without duplication of amounts deducted from Excess Cash Flow in respect of any prior period, at the option of the Administrative Borrower, the aggregate consideration (i) required to be paid in Cash by the Administrative Borrower or its Restricted Subsidiaries pursuant to binding contracts entered into prior to or during such period relating to Capital Expenditures, acquisitions or Investments permitted by Section 6.06 and/or Restricted Payments described in clause (f)(i) above and/or (ii) otherwise committed or budgeted to be made in connection with Capital Expenditures, acquisitions or Investments and/or Restricted Payments described in clause (f)(i) above (clauses (i) and (ii), the “Scheduled Consideration”) (other than Investments in (A) Cash and Cash Equivalents and (B) the Administrative Borrower or any of its Restricted Subsidiaries) to be consummated or made during the period of four consecutive Fiscal Quarters of the Borrowers following the end of such period (except, in each case, to the extent financed with long-term funded Indebtedness (other than revolving Indebtedness)); provided that to the extent the aggregate amount actually utilized to finance such Capital Expenditures, acquisitions or Investments or Restricted Payments during such subsequent period of four consecutive Fiscal Quarters is less than the Scheduled Consideration, the amount of the resulting shortfall shall be added to the calculation of Excess Cash Flow at the end of such subsequent period of four consecutive Fiscal Quarters; minus

(m)amounts added to Consolidated Net Income, in each case to the extent paid in cash, under clauses (b), (f) and/or (j) of the definition of “Consolidated Adjusted EBITDA”; minus

(n)cash payments (other than in respect of Taxes, which are governed by clause (i) above) made during such Excess Cash Flow Period for any liability the accrual of which in a prior Excess Cash Flow Period resulted in an increase in Excess Cash Flow in such prior period (provided that there was no other deduction to Consolidated Adjusted EBITDA or Excess Cash Flow related to such payment), except to the extent financed with long-term funded Indebtedness (other than revolving Indebtedness); minus

(o)cash expenditures made in respect of any Hedge Agreement during such period to the extent (i) not otherwise deducted in the calculation of Consolidated Net Income or Consolidated Adjusted EBITDA and (ii) not financed with long-term funded Indebtedness (other than revolving Indebtedness); minus

(p)amounts paid in cash (except to the extent financed with long-term funded Indebtedness (other than revolving Indebtedness)) during such period on account of (i) items that were accounted for as non-cash reductions of Consolidated Net Income or Consolidated Adjusted EBITDA in a prior period and (ii) reserves or amounts established in purchase accounting to the extent such reserves or amounts are added back to, or not deducted from, Consolidated Net Income; minus

(q)cash losses, charges and other adjustments resulting from the application of FASB ASC Update No. 2014-09 (Revenue from Contracts with Customers (Topic 606)) effective January 1, 2018.

“Excess Cash Flow Period” means each Fiscal Year of the Administrative Borrower, commencing with the Fiscal Year of the Administrative Borrower ending on December 31, 2022.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations of the SEC promulgated thereunder.

“Excluded Assets” means each of the following:

(a)any asset the grant or perfection of a security interest in which would (i) be prohibited by any enforceable anti-assignment provision set forth in any contract that is permitted or otherwise not prohibited by the terms of this Agreement and is binding on such asset at the time of its acquisition and not incurred in contemplation thereof (other than assets subject to Capital Leases and purchase money financings), (ii) violate the terms of any contract relating to such asset that is permitted or otherwise not prohibited by the terms of this Agreement and is binding on such asset at the time of its acquisition and not incurred in contemplation thereof (other than in the case of Capital Leases and purchase money financings) (in the case of clause (i) above and this clause (ii), after giving effect to any applicable anti-assignment provision of the UCC or other applicable Requirements of Law) or (iii) trigger termination of any contract relating to such asset that is permitted or otherwise not prohibited by the terms of this Agreement pursuant to any “change of control” or similar provision (to the extent such contract is binding on such asset at the time of its acquisition and not incurred in contemplation thereof); it being understood that the term “Excluded Asset” shall not include proceeds or receivables arising out of any contract described in this clause (a) to the extent that the assignment of such proceeds or receivables is expressly deemed to be effective under the UCC or any other applicable Requirement of Law notwithstanding the relevant prohibition, violation or termination right,

(b)the Capital Stock of any (i) Captive Insurance Subsidiary, (ii) Unrestricted Subsidiary, (iii) not-for-profit subsidiary and/or (iv) special purpose entity used for any permitted securitization facility (including any Permitted Receivables Facility),

(c)any intent-to-use Trademark application prior to the filing and acceptance of a “Statement of Use”, “Declaration of Use”, “Amendment to Allege Use” or similar notice and/or filing with respect thereto, only to the extent, if any, that, and solely during the period if any, in which, the grant of a security interest therein may impair the validity or enforceability, or result in the voiding, of such intent-to-use Trademark application or any registration issuing therefrom under applicable Requirements of Law,

(d)any asset, the grant or perfection of a security interest in which would (i) require any governmental or regulatory consent, approval, license or authorization that has not been obtained, (ii) be prohibited by applicable Requirements of Law (including, without limitation, rules and regulations of any governmental authority or agency), except, in each case of clause (i) above and this clause (ii), to the extent such requirement or prohibition would be rendered ineffective under the UCC or any other applicable Requirement of Law notwithstanding such requirement or prohibition; it being understood that the term “Excluded Asset” shall not include proceeds or receivables arising out of any asset described in clause (d)(i) or clause (d)(ii) to the extent that the assignment of such proceeds or receivables is expressly deemed to be effective under the UCC or any other applicable Requirement of Law notwithstanding the relevant requirement or prohibition or (iii) result in material adverse tax consequences to any Loan Party as reasonably determined by the Administrative Borrower and specified in a written notice to the Administrative Agent,

(e)(i) any leasehold Real Estate Asset, (ii) except to the extent a security interest therein can be perfected by the filing of a UCC-1 financing statement (or other similar filing), any other leasehold interest and (iii) any owned Real Estate Asset that is not a Material Real Estate Asset,

(f)the Capital Stock of any Person that is not a Wholly-Owned Subsidiary,

(g)any Margin Stock,

(h)the Capital Stock of (i) any Foreign Subsidiary in excess of 65% of the issued and outstanding voting Capital Stock of any such Person and (ii) any CFC Holdco in excess of 65% of the issued and outstanding voting Capital Stock of any such Person,

(i)any lease, license or agreement or any asset subject to a purchase money security interest, Capital Lease or similar arrangement that is, in each case, permitted by this Agreement to the extent that the grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money, Capital Lease or similar arrangement or trigger a right of termination in favor of any other party thereto (other than the Administrative Borrower and its Wholly-Owned Subsidiaries) after giving effect to the applicable anti-assignment provisions of the UCC or any other applicable Requirement of Law; it being understood that the term “Excluded Asset” shall not include proceeds or receivables arising out of any asset described in this clause (i) to the extent that the assignment of such proceeds or receivables is expressly deemed to be effective under the UCC or other applicable Requirements of Law notwithstanding the relevant violation or invalidation;

(j)if applicable in any jurisdiction, Commercial Tort Claims with a value (as reasonably estimated by the Administrative Borrower) of less than $15,000,000,

(k)any Cash or Cash Equivalents maintained in or credited to any Deposit Account or securities account that are comprised of (a) funds specifically and exclusively used or to be used for payroll and payroll taxes and other employee benefit payments to or for the benefit of any Loan Party’s employees, (b) funds specifically and exclusively used or to be used to pay all Taxes required to be collected, remitted or withheld (including withholding Taxes (including the employer’s share thereof)) and (c) any other funds which any Loan Party is permitted or otherwise not prohibited by the terms of this Agreement to hold as an escrow or fiduciary for the benefit of another Person (other than a Loan Party) in the ordinary course of business, and

(l)any asset with respect to which the Administrative Agent and the Administrative Borrower have reasonably determined that the cost, burden, difficulty or consequence (including any effect on the ability of the relevant Loan Party to conduct its operations and business in the ordinary course of business) of obtaining or perfecting a security interest therein outweighs the benefit of a security interest to the relevant Secured Parties afforded thereby.

“Excluded Subsidiary” means:

(a)any Restricted Subsidiary that is not a Wholly-Owned Subsidiary,

(b)any Immaterial Subsidiary,

(c)any Restricted Subsidiary:

(i)that is prohibited from providing a Loan Guaranty by (A) any Requirement of Law or (B) any Contractual Obligation that, in the case of this clause (B), exists on the Closing Date or at the time such Restricted Subsidiary becomes a subsidiary and which Contractual Obligation was not entered into in contemplation of such Restricted Subsidiary becoming a subsidiary (including pursuant to assumed Indebtedness),

(ii)that would require a governmental consent, approval, license or authorization to provide a Loan Guaranty (including any regulatory consent, approval, license or authorization and any consent, approval, license or authorization under any financial assistance, corporate benefit, thin capitalization, capital maintenance, liquidity maintenance or similar legal principle), unless such consent, approval, license or authorization has been obtained, or

(iii)where the provision by such Restricted Subsidiary of a Loan Guaranty would result in material adverse tax consequences as reasonably determined by the Administrative Borrower, where the Administrative Borrower notifies the Administrative Agent in writing of such determination,

(d)any not-for-profit subsidiary,

(e)any Captive Insurance Subsidiary,

(f)any special purpose entity used for any permitted securitization or receivables facility or financing (including any Receivables Subsidiary),

(g)any Foreign Subsidiary,

(h)(i) any CFC Holdco and/or (ii) any Domestic Subsidiary that is a direct or indirect subsidiary of (A) any Foreign Subsidiary that is a CFC or (B) a CFC Holdco,

(i)any Unrestricted Subsidiary,

(j)any Restricted Subsidiary acquired by the Administrative Borrower or any Restricted Subsidiary that, at the time of the relevant acquisition, is an obligor in respect of assumed Indebtedness permitted by Section 6.01 to the extent (A) (and for so long as) the documentation governing the applicable assumed Indebtedness prohibits such Restricted Subsidiary from providing a Loan Guaranty and (B) the relevant prohibition was not implemented and the relevant Indebtedness was not incurred in contemplation of the applicable acquisition, or

(k)any other Restricted Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent and the Administrative Borrower, the burden or cost of providing a Loan Guaranty outweighs the benefits afforded thereby.

“Excluded Swap Obligation” means, with respect to any Loan Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Loan Guaranty of such Loan Guarantor of, or the grant by such Loan Guarantor of a security interest to secure, such Swap Obligation (or any Loan Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (a) by virtue of such Loan Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving effect to Section 3.20 of the Loan Guaranty and any other “keepwell”, support or other agreement for the benefit of such Loan Guarantor) at the time the Loan Guaranty of such Loan Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation or (b) in the case of any Swap Obligation that is subject to a clearing requirement pursuant to section 2(h) of the Commodity Exchange Act, because such Loan Guarantor is a “financial entity,” as defined in section 2(h)(7)(C) of the Commodity Exchange Act, at the time the guarantee provided by (or grant of such security interest by, as applicable) such Loan Guarantor becomes or would become effective with respect to such Swap Obligation.  If any Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Loan Guaranty or security interest is or becomes illegal.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or Issuing Bank or any other recipient (in each case, a “Recipient”) of any payment to be made by or on account of any obligation of any Loan Party under any Loan Document, (a) Taxes imposed on (or measured by) its net or overall gross income or franchise Taxes (i) imposed as a result of such Recipient being organized or having its principal office located in or, in the case of any Lender, having its applicable lending office located in, the taxing jurisdiction or (ii) that are Other Connection Taxes, (b) any branch profits Taxes imposed under Section 884(a) of the Code or any similar Tax imposed by any jurisdiction described in clause (a), (c) any U.S. federal withholding tax that is imposed on amounts payable to the relevant Recipient pursuant to a Requirement of Law in effect at the time the relevant Recipient becomes a party to this Agreement (or designates a new lending office), except (i) in the case of a Recipient that became a recipient pursuant to an assignment under Section 2.19 or a Recipient that designates a new lending office under Section 2.19 and (ii) to the extent that the relevant Recipient (or its assignor, if any) was entitled, immediately prior to the designation of a new lending office (or assignment), to receive additional amounts from any Loan Party with respect to such withholding tax pursuant to Section 2.17, (d) any tax imposed as a result of a failure by such Recipient to comply with Section 2.17(f) and (e) any withholding tax under FATCA.

“Existing Credit Agreement” means that certain Credit Agreement, dated as of August 1, 2017, among the Borrowers, the lenders from time to time party thereto, JPMorgan, as the administrative agent and collateral agent, and the other parties from time to time party thereto, as amended, amended and restated, supplemented or otherwise modified prior to the Closing Date.

“Expected Cost Savings” has the meaning assigned to such term in the definition of “Consolidated Adjusted EBITDA”.

“Extended Revolving Credit Commitment” has the meaning assigned to such term in Section 2.23(a)(i).

“Extended Revolving Facility” has the meaning assigned to such term in Section 2.23(a)(i).

“Extended Revolving Loans” has the meaning assigned to such term in Section 2.23(a)(i).

“Extended Term Loans” has the meaning assigned to such term in Section 2.23(a)(ii).

“Extension” has the meaning assigned to such term in Section 2.23(a).

“Extension Amendment” means an amendment to this Agreement that is reasonably satisfactory to the Administrative Agent (for purposes of giving effect to Section 2.23) and the Administrative Borrower executed by each of (a) the Administrative Borrower and the Subsidiary Guarantors, (b) the Administrative Agent and (c) each Lender that has accepted the applicable Extension Offer pursuant hereto and in accordance with Section 2.23.

“Extension Offer” has the meaning assigned to such term in Section 2.23(a).

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or, except with respect to Articles 5 and 6, hereof owned, leased, operated or used by the Administrative Borrower or any of its Restricted Subsidiaries or any of their respective predecessors or Affiliates.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above) and fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FCPA” has the meaning assigned to such term in Section 3.17(c).

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the NYFRB sets forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate.

“Fee Letter” means that certain fee letter dated as of August 31, 2022 among the Administrative Borrower and the Administrative Agent.

“Financial Covenant Standstill” has the meaning assigned to such term in Section 7.01(c).

“First Lien Intercreditor Agreement” means an intercreditor agreement substantially in the form of Exhibit K-1 hereto, with any changes thereto as the Administrative Borrower and the Administrative Agent may agree in their respective reasonable discretion.

“First Lien Leverage Ratio” means the ratio, as of any date of determination, of (a) Consolidated First Lien Debt as of the last day of the Test Period then most recently ended to (b) Consolidated Adjusted EBITDA for the Test Period then most recently ended, in each case of the Administrative Borrower and its Restricted Subsidiaries on a consolidated basis.

“First Priority” means, other than any Permitted Lien which is prior as a matter of law, with respect to any Lien purported to be created on any Collateral pursuant to any Collateral Document, that, subject to any applicable Intercreditor Agreement, such Lien is senior in priority to any other Lien to which such Collateral is subject.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of the Administrative Borrower ending December 31 of each calendar year.

“Fixed Amount” has the meaning assigned to such term in Section 1.10(d).

“Flood Hazard Property” means any parcel of any Material Real Estate Asset located in the U.S. that is subject to a Mortgage that has Buildings (as defined in the Flood Insurance Laws) or Manufactured (Mobile) Homes (as defined in the Flood Insurance Laws) in an area designated by the Federal Emergency Management Agency as having special flood hazards.

“Flood Insurance Laws” means, collectively, (a) National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973), (b) the Flood Insurance Reform Act of 2004 and (c) the Biggert-Waters Flood Insurance Reform Act of 2012, in each case, as amended, and in each case any regulations promulgated pursuant thereto.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Adjusted Term SOFR Rate, Adjusted EURIBOR Rate, CDOR Adjusted TIBOR Rate, each Adjusted Daily Simple RFR Rate, the Japanese Prime Rate or the Central Bank Rate, as applicable. For the avoidance of doubt the initial Floor for each of Adjusted Term SOFR Rate, Adjusted EURIBOR Rate, CDOR, Adjusted TIBOR Rate, each Adjusted Daily Simple RFR Rate, the Japanese Prime Rate or the Central Bank Rate shall be 0%.

“Foreign Lender” means any Lender or Issuing Bank that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Foreign Subsidiary” means any Restricted Subsidiary that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the U.S. in effect and applicable to the accounting period in respect of which reference to GAAP is made.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with the US, a foreign government or any political subdivision thereof.

“Governmental Authorization” means any permit, license, authorization, approval, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Granting Lender” has the meaning assigned to such term in Section 9.05(f).

“Guarantee” of or by any Person (the “Guarantor”) means any obligation, contingent or otherwise, of the Guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation of any other Person (the “Primary Obligor”) in any manner and including any obligation of the Guarantor (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other monetary obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the Primary Obligor so as to enable the Primary Obligor to pay such Indebtedness or other monetary obligation, (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or monetary obligation, (e) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (f) secured by any Lien on any assets of such Guarantor securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or monetary other obligation is assumed by such Guarantor (or any right, contingent or otherwise, of any holder of such Indebtedness or other monetary obligation to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition, Disposition or other transaction permitted under this Agreement (other than such obligations with respect to Indebtedness).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Hazardous Materials” means any material, substance or waste, or any constituent thereof, which is classified, defined, regulated or otherwise characterized as “hazardous”, or “toxic” or as a “pollutant” or “contaminant” pursuant to Environmental Laws.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Material, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Material, and any corrective action or response action with respect to any of the foregoing.

“Hedge Agreement” means any agreement with respect to any Derivative Transaction between any Loan Party or any Restricted Subsidiary and any other Person.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any Hedge Agreement.

“Identified Disqualified Lender” has the meaning assigned to such term in the definition of “Disqualified Institution”.

“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002, as in effect from time to time (subject to the provisions of Section 1.04), to the extent applicable to the relevant financial statements.

“Immaterial Subsidiary” means, as of any date, any Restricted Subsidiary of the Administrative Borrower (a) the assets of which, when taken together with the assets of all other Restricted Subsidiaries that are Immaterial Subsidiaries, do not exceed 5.00% of Consolidated Total Assets of the Administrative Borrower and its Restricted Subsidiaries and (b) the contribution to Consolidated Adjusted EBITDA of which, when taken together with the contribution to Consolidated Adjusted EBITDA of all other Immaterial Subsidiaries, does not exceed 5.00% of Consolidated Adjusted EBITDA of the Administrative Borrower and its Restricted Subsidiaries, in each case, as of the last day of the most recently ended Test Period; provided that, at all times prior to the first delivery of financial statements pursuant to Section 5.01(a) or (b), this definition shall be applied based on the applicable pro forma consolidated financial statements of the Administrative Borrower included in the Proxy Statement delivered pursuant to Section 4.01.

“Immediate Family Member” means, with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, domestic partner, former domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships), any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals, such individual’s estate (or an executor or administrator acting on its behalf), heirs or legatees or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Incremental Amount” means (a) the greater of (i) $850,000,000 and (ii) 100% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period minus (b) the aggregate outstanding principal amount of all Incremental Facilities and/or Incremental Equivalent Debt incurred or issued in reliance on the Incremental Amount.

“Incremental Cap” means (without duplication):

(a)the Incremental Amount, plus

(b)in the case of any Incremental Facility incurred using the Incremental Amount that effectively extends the Maturity Date with respect to any Class of Loans and/or Commitments hereunder, an amount equal to the portion of the relevant Class of Loans or Commitments that will be replaced by such Incremental Facility, plus

(c)in the case of any Incremental Facility incurred using the Incremental Amount that effectively replaces any Revolving Credit Commitment terminated in accordance with Section 2.19 hereof, an amount equal to the relevant terminated Revolving Credit Commitment, plus

(d)(i) the amount of any optional prepayment of any Term Loan in accordance with Section 2.11(a) and/or the amount of any permanent reduction of any Revolving Credit Commitment and/or the amount of any permanent prepayment of any Incremental Equivalent Debt, in each case that is secured on a pari passu basis with the Initial Term Loans, (ii) the amount of any optional prepayment, redemption or repurchase of any Replacement Term Loan or Loans under any Replacement Revolving Facility (to the extent accompanied by a permanent reduction in commitments) or any borrowing or issuance of Replacement Debt, in each case that is secured on a pari passu basis with the Initial Term Loans, previously applied to the permanent prepayment of any Loan hereunder, so long as no Incremental Facility was previously incurred in reliance on clause (d)(i) above as a result of such prepayment and (iii) the amount paid in Cash in respect of any reduction in the outstanding amount of any Term Loan that is secured on a pari passu basis with the Initial Term Loans resulting from any assignment of such Term Loan to (and/or assignment and/or purchase of such Term Loan by) the Administrative Borrower and/or any Restricted Subsidiary, for each of clauses (i), (ii) and (iii) so long as the relevant prepayment, redemption, repurchase, assignment and/or purchase was not funded with the proceeds of any long-term Indebtedness (other than revolving Indebtedness), plus

(e)an unlimited amount so long as, in the case of this clause (e), after giving effect to the relevant Incremental Facility, (i) if such Incremental Facility is secured by a lien on the Collateral that is pari passu with the Lien securing the Secured Obligations that are secured on a first lien basis, the First Lien Leverage Ratio does not exceed (A) 3.50:1.00 or (B) if such Incremental Facility is incurred in connection with an acquisition or similar Investment permitted hereunder or the prepayment, redemption, repurchase or other retirement of the Senior Unsecured Notes, the greater of (1) 3.50:1.00 and (2) the First Lien Leverage Ratio as of the last day of the then most recently ended Test Period, (ii) if such Incremental Facility is secured by a lien on the Collateral that is junior to the lien securing the Secured Obligations that are secured on a first lien basis, the Secured Leverage Ratio does not exceed (A) 3.50:1.00 or (B) if such Incremental Facility is incurred in connection with an acquisition or similar Investment permitted hereunder or the prepayment, redemption, repurchase or other retirement of the Senior Unsecured Notes, the greater of (1) 3.50:1.00 and (2) the Secured Leverage Ratio as of the last day of the then most recently ended Test Period, or (iii) if such Incremental Facility is unsecured, at the election of the Administrative Borrower, either (A) the Total Leverage Ratio does not exceed (1) 4.50:1.00 or (2) if such Incremental Facility is incurred in connection with an acquisition or similar Investment permitted hereunder or the prepayment, redemption, repurchase or other retirement of the Senior Unsecured Notes, the greater of (I) 4.50:1.00 and (II) the Total Leverage Ratio as of the last day of the then most recently ended Test Period or (B) the Interest Coverage Ratio is not less than (1) 2.00:1.00 or (2) if such Incremental Facility is incurred in connection with an acquisition or similar Investment permitted hereunder or the prepayment, redemption, repurchase or other retirement of the Senior Unsecured Notes, the lesser of (I) 2.00:1.00 and (II) the Interest Coverage Ratio as of the last day of the then most recently ended Test Period, in each case described in this clause (e), calculated on a Pro Forma Basis, including the application of the proceeds thereof (in the case of each of clause (i), (ii) and (iii) without “netting” the cash proceeds of the applicable Incremental Facility or any other simultaneous incurrence of debt on the consolidated balance sheet of the Administrative Borrower), and in the case of any Incremental Revolving Facility then being incurred or established, assuming a full drawing of such Incremental Revolving Facility;

provided that:

(1)

any Incremental Facility and/or Incremental Equivalent Debt may be incurred under one or more of clauses (a) through (e) of this definition as selected by the Administrative Borrower in its sole discretion,

(2)

if any Incremental Facility or Incremental Equivalent Debt is intended to be incurred under clause (e) of this definition and any other clause of this definition in a single transaction or series of concurrent related transactions, (A) the permissibility of the portion of such Incremental Facility or Incremental Equivalent Debt to be incurred or implemented under clause (e) of this definition shall first be determined without giving effect to any Incremental Facility or Incremental Equivalent Debt to be incurred or implemented in reliance on any other clause of this definition, but giving full pro forma effect to the use of proceeds of the entire amount of such Incremental Facility or Incremental Equivalent Debt and the related transactions, and (B) the permissibility of the portion of such Incremental Facility or Incremental Equivalent Debt to be incurred or implemented under the other applicable clauses of this definition shall be determined thereafter, and

(3)

any portion of any Incremental Facility or Incremental Equivalent Debt that is incurred or implemented under clauses (a) through (d) of this definition will be automatically reclassified as having been incurred under clause (e) of this definition if, at any time after the incurrence or implementation thereof, such portion of such Incremental Facility or Incremental Equivalent Debt would, using the figures reflected in the financial statements most recently delivered pursuant to Section 5.01(a) or (b) or, if available earlier, the financial statements that are internally available for the then most recently ended Fiscal Quarter, be permitted under the First Lien Leverage Ratio test, Secured Leverage Ratio test, Total Leverage Ratio test or Interest Coverage Ratio test, as applicable, set forth in clause (e) of this definition; it being understood and agreed that once such Incremental Facility or Incremental Equivalent Debt is reclassified in accordance with the preceding sentence, it shall not further be reclassified as having been incurred under the provision of this definition in reliance on which such Incremental Facility or Incremental Equivalent Debt was originally incurred.

“Incremental Commitment” means any commitment made by a lender to provide all or any portion of any Incremental Facility or Incremental Loan.

“Incremental Equivalent Debt” means Indebtedness in the form of pari passu senior secured or unsecured notes or loans or junior secured or unsecured notes or loans and/or commitments in respect of any of the foregoing issued, incurred or implemented in lieu of loans under an Incremental Facility; provided, that:

(a)the aggregate outstanding principal amount thereof shall not exceed the Incremental Cap (as in effect at the time of determination, including giving effect to any reclassification on or prior to such date of determination),

(b)no Event of Default under Sections 7.01(a), (b), (f) and/or (g) has occurred and is continuing,

(c)(i) the Weighted Average Life to Maturity of any Incremental Equivalent Debt that consists of Customary Term A Loans shall be no shorter than the remaining Weighted Average Life to Maturity of any then-existing tranche of Term A Loans and (ii) the Weighted Average Life to Maturity of any Incremental Equivalent Debt that consists of notes or Customary Term B Loans (other than any Customary Bridge Loan) shall be no shorter than the remaining Weighted Average Life to Maturity of any then-existing tranche of Term Loans,

(d)(i) the final maturity date with respect to any such loans that are Customary Term A Loans is no earlier than the Latest Term Loan Maturity Date applicable to the Term A Loans on the date of the issuance or incurrence, as applicable, thereof and (ii) the final maturity date with respect to any such notes or Customary Term B Loans (other than any Customary Bridge Loan) is no earlier than the Latest Term Loan Maturity Date applicable to the Term Loans on the date of the issuance or incurrence, as applicable, thereof,

(e)subject to clauses (c) and (d), such Indebtedness may otherwise have an amortization schedule as determined by the Administrative Borrower and the lenders providing such Incremental Equivalent Debt,

(f)in the case of any such Indebtedness that is in the form of secured Customary Term B Loans (other than Customary Bridge Loans) incurred prior to the date that is 6 months after the Closing Date that are (i) pari passu with the Initial Term B Loans in right of payment and with respect to security, (ii) incurred in reliance on clause (e) of the definition of “Incremental Cap” (without giving effect to the reclassification mechanic described in clause (3) of the proviso to the definition of Incremental Cap) and (iii) scheduled to mature prior to the date that is two years after the Initial Term B Loan Maturity Date, the Effective Yield applicable thereto will not be more than 0.75% per annum higher than the Effective Yield in respect of the Initial Term B Loans denominated in the same currency as such Indebtedness unless the Applicable Rate (and/or, as provided in the proviso below, the Floor) with respect to the Initial Term B Loans in such currency is adjusted such that the Effective Yield applicable to such Initial Term B Loans is not more than 0.75% per annum less than the Effective Yield with respect to such Indebtedness; provided, (A) that any increase in Effective Yield applicable to any Initial Term B Loan due to the application or imposition of the Floor on any such Indebtedness may, at the election of the Administrative Borrower (in its sole discretion), be effected solely through an increase in any Floor applicable to such Initial Term B Loan and (B) this clause (f) shall not apply to (1) the De Minimis Incremental Amount or (2) any Incremental Equivalent Debt the proceeds of which will be applied to finance a Permitted Acquisition or other similar Investment,

(g)if such Indebtedness is (i) secured on a pari passu basis with the Secured Obligations that are secured on a first lien basis, (ii) secured on a junior basis as compared to the Secured Obligations that are secured on a first lien basis or (iii) unsecured or subordinated to the Obligations, then the holders of such Indebtedness shall be party to an Intercreditor Agreement,

(h)no such Indebtedness may be (x) guaranteed by any Person which is not a Loan Party or (y) secured by any assets other than the Collateral, and

(i)except as otherwise permitted herein (including with respect to margin, pricing, maturity and fees), the terms of such Indebtedness, if not substantially consistent with those applicable to any then-existing Term Loans, must be reasonably satisfactory to the Administrative Agent (it being agreed that any terms contained in such Indebtedness (i) may provide for the ability to participate with respect to any voluntary prepayments, on a pro rata basis, greater than pro rata basis, or less than a pro rata basis with the then-outstanding Term Facility and with respect to any mandatory prepayments, on a pro rata basis (to the extent secured on a pari passu basis with the Initial Term Loans) or less than a pro rata basis with the then-outstanding Term Facility, (ii) which are applicable only after the then-existing Latest Term Loan Maturity Date and/or (iii) that are more favorable to the lenders or the agent of such Indebtedness than those contained in the Loan Documents and are then conformed (or added) to the Loan Documents for the benefit of the Term Lenders or the Administrative Agent, as applicable, pursuant to an amendment to this Agreement effectuated in reliance on Section 9.02(d)(ii) shall be deemed satisfactory to the Administrative Agent).

“Incremental Facilities” has the meaning assigned to such term in Section 2.22(a).

“Incremental Facility Amendment” means an amendment to this Agreement that is reasonably satisfactory to the Administrative Agent (solely for purposes of giving effect to Section 2.22) and the Administrative Borrower executed by each of (a) the Borrowers, (b) the Administrative Agent and (c) each Lender that agrees to provide all or any portion of the Incremental Facility being incurred pursuant thereto and in accordance with Section 2.22.

“Incremental Lender” has the meaning assigned to such term in Section 2.22(b).

“Incremental Loans” has the meaning assigned to such term in Section 2.22(a).

“Incremental Revolving Commitment” means any commitment made by a lender to provide all or any portion of any Incremental Revolving Facility.

“Incremental Revolving Facility” has the meaning assigned to such term in Section 2.22(a).

“Incremental Revolving Facility Lender” means, with respect to any Incremental Revolving Facility, each Revolving Lender providing any portion of such Incremental Revolving Facility.

“Incremental Revolving Loans” has the meaning assigned to such term in Section 2.22(a).

“Incremental Term A Facility” means any Incremental Term Facility consisting of Incremental Term A Loans.

“Incremental Term A Loan” means any Incremental Term Loan that constitutes a Customary Term A Loan.

“Incremental Term B Facility” means any Incremental Term Facility consisting of Incremental Term B Loans.

“Incremental Term B Loans” means any Incremental Term Loan that constitutes a Customary Term B Loan.

“Incremental Term Facility” has the meaning assigned to such term in Section 2.22(a).

“Incremental Term Loans” has the meaning assigned to such term in Section 2.22(a).

“Incurrence-Based Amount” has the meaning assigned to such term in Section 1.10(d).

“Indebtedness” as applied to any Person means, without duplication:

(a)all indebtedness for borrowed money;

(b)that portion of obligations with respect to Capital Leases to the extent recorded as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(c)all obligations of such Person evidenced by bonds, debentures, notes or similar instruments to the extent the same would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(d)any obligation of such Person owed for all or any part of the deferred purchase price of property or services (excluding any earn out obligation or purchase price adjustment until such obligation (A) becomes a liability on the balance sheet (excluding the footnotes thereto) of such Person in accordance with GAAP and (B) has not been paid within 30 days after becoming due and payable), which purchase price is (A) due more than six months from the date of incurrence of the obligation in respect thereof or (B) evidenced by a note or similar written instrument;

(e)all Indebtedness of others that is secured by any Lien on any asset owned or held by such Person regardless of whether the Indebtedness secured thereby has been assumed by such Person or is non-recourse to the credit of such Person;

(f)the face amount of any letter of credit issued for the account of such Person or as to which such Person is otherwise liable for reimbursement of drawings;

(g)the Guarantee by such Person of the Indebtedness of another;

(h)all obligations of such Person in respect of any Disqualified Capital Stock; and

(i)all net obligations of such Person in respect of any Derivative Transaction, including any Hedge Agreement, whether or not entered into for hedging or speculative purposes;

provided that (i) in no event shall obligations under any Derivative Transaction be deemed to be “Indebtedness” for any calculation of the Total Leverage Ratio, the First Lien Leverage Ratio, the Secured Leverage Ratio, the Interest Coverage Ratio or any other financial ratio under this Agreement, (ii) the amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the fair market value of the property encumbered thereby as determined by such Person in good faith and (iii) the term “Indebtedness” shall exclude (A) any obligation under or in respect of any Permitted Receivables Facility, (B) any obligations incurred under ERISA, (C) accrued expenses and trade accounts payable in the ordinary course of business (including on an inter-company basis) and (D) liabilities associated with customer prepayments and deposits.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any third person (including any partnership in which such Person is a general partner and any unincorporated joint venture in which such Person is a joint venturer) to the extent such Person would be liable therefor under applicable Requirements of Law or any agreement or instrument by virtue of such Person’s ownership interest in such Person, (A) except to the extent the terms of such Indebtedness provided that such Person is not liable therefor and (B) only to the extent the relevant Indebtedness is of the type that would be included in the calculation of Consolidated Total Debt; provided that notwithstanding anything herein to the contrary, the term “Indebtedness” shall not include, and shall be calculated without giving effect to, (x) the effects of Accounting Standards Codification Topic 815 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose hereunder as a result of accounting for any embedded derivatives created by the terms of such Indebtedness (it being understood that any such amounts that would have constituted Indebtedness hereunder but for the application of this proviso shall not be deemed an incurrence of Indebtedness hereunder) and (y) the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose hereunder as a result of accounting for any embedded derivative created by the terms of such Indebtedness (it being understood that any such amounts that would have constituted Indebtedness hereunder but for the application of this proviso shall not be deemed to be an incurrence of Indebtedness hereunder).

“Indemnified Taxes” means (a) all Taxes, other than Excluded Taxes or Other Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Initial Lenders” means the Arrangers and the affiliates of the Arrangers who are party to this Agreement as Lenders on the Closing Date.

“Initial Revolving Credit Commitment” means, with respect to each Lender, the commitment of such Lender to make Initial Revolving Loans (and acquire participations in Letters of Credit and Swingline Loans) hereunder as set forth opposite such Lender’s name on Schedule 1.01(A)), or in the Assignment Agreement pursuant to which such Lender assumed its Initial Revolving Credit Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09 or 2.19, (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.05 or (c) increased pursuant to Section 2.22.  The aggregate amount of the Initial Revolving Credit Commitments as of the Closing Date is $1,000,000,000.

“Initial Revolving Credit Exposure” means, with respect to any Lender at any time, (a) the aggregate Outstanding Amount at such time of all Initial Revolving Loans of such Lender, plus (b) the aggregate amount at such time of such Lender’s Swingline Exposure, plus (c) the aggregate amount at such time of such Lender’s LC Exposure, in each case, attributable to its Initial Revolving Credit Commitment or Swingline Commitment, as applicable.

“Initial Revolving Credit Maturity Date” means November 4, 2027.

“Initial Revolving Facility” means the Initial Revolving Credit Commitments and the Initial Revolving Loans and other extensions of credit thereunder.

“Initial Revolving Lender” means any Lender with an Initial Revolving Credit Commitment or any Initial Revolving Credit Exposure.

“Initial Revolving Loan” means any revolving loan made by the Initial Revolving Lenders to the Borrowers pursuant to Section 2.01(a)(ii).

“Initial Term A Lender” means any Lender with an Initial Term A Loan Commitment or an outstanding Initial Term A Loan.

“Initial Term A Loan Commitment” means, with respect to each Term Lender, the commitment of such Term Lender to make Initial Term A Loans hereunder in an aggregate amount not to exceed the amount set forth opposite such Term Lender’s name on Schedules 1-A, as the same may be (a) reduced from time to time pursuant to Section 2.09, (b) reduced or increased from time to time pursuant to assignments by or to such Term A Lender pursuant to Section 9.05 or (c) increased from time to time pursuant to Section 2.22.  The aggregate amount of the Term Lenders’ Initial Term A Loan Commitments on the Closing Date is $1,350,000,000.

“Initial Term A Loan Installment Date” has the meaning assigned to such term in Section 2.10(a)(i).

“Initial Term A Loans” means the term loans made by the Initial Term A Lenders to the Borrowers pursuant to Section 2.01(a)(i).

“Initial Term A Loan Maturity Date” means November 4, 2027.

“Initial Term B Lender” means any Lender with an Initial Term B Loan Commitment or an outstanding Initial Term B Loan.

“Initial Term B Loan Commitment” means, with respect to each Term Lender, the commitment of such Term Lender to make Initial Term B Loans hereunder in an aggregate amount not to exceed the amount set forth opposite such Term Lender’s name on Schedule 1.01(A), as the same may be (a) reduced from time to time pursuant to Section 2.09, (b) reduced or increased from time to time pursuant to assignments by or to such Term Lender pursuant to Section 9.05 or (c) increased from time to time pursuant to Section 2.22.  The aggregate amount of the Term Lenders’ Initial Term B Loan Commitments on the Closing Date is $0.

“Initial Term B Loans” means the term loans made by the Initial Term B Lenders to the Borrowers pursuant to this Agreement on the Closing Date. For the avoidance of doubt, and notwithstanding anything to the contrary herein, no Lender shall be deemed to have any Initial Term B Loan Commitments on the Closing Date and no Initial Term B Loans shall be made on the Closing Date.

“Initial Term B Loan Maturity Date” means the date that is seven years after the Closing Date.

“Initial Term Lender” means any Initial Term A Lender and/or any Initial Term B Lender.

“Initial Term Loan Commitment” means any Initial Term A Loan Commitment and/or any Initial Term B Loan Commitment.

“Initial Term Loans” means any Initial Term A Loan and/or any Initial Term B Loan.

“Intellectual Property” means all rights, priorities and privileges in or to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, patents, trademarks, service marks, trade names, technology, know-how, trade secrets and processes, all registrations and applications for registration of any of the foregoing, and all goodwill associated with any of the foregoing.

“Intellectual Property Security Agreement” means any agreement, or a supplement thereto, executed on or after the Closing Date confirming or effecting the grant of any Lien on IP Rights owned by any Loan Party to the Administrative Agent, for the benefit of the Secured Parties, in accordance with this Agreement and the Security Agreement, including an Intellectual Property Security Agreement substantially in the form of an exhibit thereto.

“Intercreditor Agreement” means:

(a)with respect to any Indebtedness that is secured on a pari passu basis with the Initial Term Loans, a First Lien Intercreditor Agreement;

(b)with respect to any Indebtedness that is junior to the Initial Term Loans in right of security, a Second Lien Intercreditor Agreement; and/or

(c)with respect to any other Indebtedness, any other intercreditor or subordination agreement or arrangement (which may take the form of a “waterfall” or similar provision), as applicable, the terms of which are (i) consistent with market terms (as determined by the Administrative Borrower and the Administrative Agent in good faith) governing arrangements for the sharing and/or subordination of liens and/or arrangements relating to the distribution of payments, as applicable, at the time the relevant intercreditor agreement is proposed to be established in light of the type of Indebtedness subject thereto and/or (ii) reasonably acceptable to the Administrative Borrower and the Administrative Agent.

“Interest Coverage Ratio” means, as of any date of determination, the ratio for the most recently ended Test Period of (a) Consolidated Adjusted EBITDA for such Test Period to (b) Ratio Interest Expense for such Test Period, in each case of the Administrative Borrower and its Restricted Subsidiaries on a consolidated basis.

“Interest Election Request” means a request by the Administrative Borrower in the form of Exhibit D or another form reasonably acceptable to the Administrative Agent to convert or continue a Borrowing in accordance with Section 2.08.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December and the Maturity Date, (b) with respect to any RFR Loan (other than a One Week Loan), (1) each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month) and (2) the Maturity Date, (c) with respect to any Term Benchmark Loan, the last day of each Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term Benchmark Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and the Maturity Date, (d) as to any Swingline Loan, the day that such Loan is required to be repaid and the Maturity Date and (e) with respect to any One-Week Borrowings (as defined below), each date that is on the numerically corresponding day in each calendar week that is one week after the Borrowing of such Loan.

“Interest Period” means with respect to (X) any Term Benchmark Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter and (Y) any Borrowing of One-Week Loans (a “One-Week Borrowing”), the period commencing on the date of such Borrowing and ending on the numerically corresponding day in each calendar week that is one week thereafter (in each case, subject to the availability for the Benchmark applicable to the relevant Loan or Commitment for any Agreed Currency), as the Borrower may elect in its Interest Election Request; provided, that (i) except with respect to any One-Week Borrowing, if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) except with respect to any One-Week Borrowing, any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) no tenor that has been removed from this definition pursuant to Section 2.14(e) shall be available for specification in such Borrowing Request or Interest Election Request.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” means (a) any purchase or other acquisition by the Administrative Borrower or any of its Restricted Subsidiaries of any of the Securities of any other Person (other than any Loan Party), (b) the acquisition by purchase or otherwise (other than any purchase or other acquisition of inventory, materials, supplies and/or equipment in the ordinary course of business) of all or a substantial portion of the business, property or fixed assets of any other Person or any division or line of business or other business unit of any other Person and (c) any loan, advance (other than any advance to any current or former employee, officer, director, member of management, manager, consultant or independent contractor of the Administrative Borrower, any Restricted Subsidiary, or any Parent Company for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by the Administrative Borrower or any of its Restricted Subsidiaries to any other Person.  Subject to Section 5.10, the amount of any Investment shall be the original cost of such Investment, plus the cost of any addition thereto that otherwise constitutes an Investment, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect thereto, but giving effect to any repayments of principal in the case of any Investment in the form of a loan and any return of capital or return on Investment in the case of any equity Investment (whether as a distribution, dividend, redemption or sale but not in excess of the amount of the relevant initial Investment).

“Investors” means (a) the Sponsors and (b) the Management Investors.

“IP Rights” has the meaning assigned to such term in Section 3.05(c).

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means, as the context may require, (a) JPMorgan Chase Bank, N.A., (b) Bank of America, N.A. (c) PNC Bank, N.A., (d) Truist Bank, (e) Wells Fargo Bank, N.A., (f) ING Capital, LLC, and (g) any other Revolving Lender that is appointed as an Issuing Bank in accordance with Section 2.05(i) hereof.  Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by any branch or Affiliate of such Issuing Bank, in which case the term “Issuing Bank” shall include any such branch or Affiliate with respect to Letters of Credit issued by such branch or Affiliate.

“Japanese Prime Rate” means for any Loan denominated in Yen the greater of (a) (i) the Japanese local bank prime rate plus (ii) the Japanese Prime Rate Adjustment and (b) the Floor.

“Japanese Prime Rate Adjustment” means, for any day, for any Loan denominated in Yen, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of the Adjusted TIBOR Rate for the five most recent Business Days preceding such day for which the TIBOR Screen Rate was available (excluding, from such averaging, the highest and the lowest Adjusted TIBOR Rate applicable during such period of five Business Days) minus (ii) the Japanese Prime Rate in effect on the last Business Day in such period. For purposes of this definition, the TIBOR Rate on any day shall be based on the TIBOR Screen Rate on such day at approximately the time referred to in the definition of such term for deposits in Yen for a maturity of one month.

“Joinder Agreement” means a Joinder Agreement substantially in the form of Exhibit F or such other form that is reasonably satisfactory to the Administrative Agent and the Administrative Borrower.

“JPMorgan” means JPMorgan Chase Bank, N.A.

“Judgment Currency” has the meaning assigned to such term in Section 9.25.

“Junior Indebtedness” means any Indebtedness of the types described in clauses (a) and (c) of the definition of “Indebtedness” (other than Indebtedness among the Administrative Borrower and/or any Restricted Subsidiary) of any Loan Party that is expressly subordinated in right of payment to the Obligations.

“Junior Lien Indebtedness” means any Indebtedness of the types described in clauses (a) and (c) of the definition of “Indebtedness” that is secured by a security interest on the Collateral of any Loan Party (other than Indebtedness among the Administrative Borrower and/or any Restricted Subsidiary) that is expressly junior or subordinated to the Lien securing the Credit Facilities.

“Latest Maturity Date” means, as of any date of determination, the latest maturity or expiration date applicable to any Loan or commitment hereunder at such time, including the latest maturity or expiration date of any Term Loan, Term Commitment, Revolving Loan or Revolving Credit Commitment.

“Latest Revolving Credit Maturity Date” means, as of any date of determination, the latest maturity or expiration date applicable to any Revolving Loan or Revolving Credit Commitment hereunder at such time.

“Latest Term Loan Maturity Date” means, as of any date of determination, the latest maturity or expiration date applicable to any Term Loan hereunder at such time.

“LC Collateral Account” has the meaning assigned to such term in Section 2.05(j).

“LC Disbursement” means any payment or disbursement made by any Issuing Bank pursuant to any Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time and (b) the aggregate principal amount of all LC Disbursements that have not yet been reimbursed at such time. The LC Exposure of any Revolving Lender at any time shall equal its Applicable Percentage of the aggregate LC Exposure at such time.

“Legal Reservations” means the application of relevant Debtor Relief Laws, general principles of equity and/or principles of good faith and fair dealing.

“Lenders” means the Term Lenders, the Revolving Lenders, the Swingline Lenders and any other Person that becomes a party hereto pursuant to an Assignment Agreement, other than any such Person that ceases to be a party hereto pursuant to an Assignment Agreement.

“Letter of Credit” means any Standby Letter of Credit or Commercial Letter of Credit issued (or, in the case of any Existing Bank of America Closing Date Letter of Credit Letter of Credit, deemed to be issued) pursuant to this Agreement.

“Letter of Credit Reimbursement Loan” has the meaning assigned to such term in Section 2.05(e).

“Letter-of-Credit Right” has the meaning set forth in Article 9 of the UCC.

“Letter of Credit Request” means a request by the Administrative Borrower for a new Letter of Credit or an amendment to any existing Letter of Credit in accordance with Section 2.05 and substantially in the form of Exhibit N hereto or such other form that is reasonably satisfactory to the relevant Issuing Bank and the Administrative Borrower.

“Letter of Credit Sublimit” means $150,000,000, subject to increase in accordance with Section 2.22 hereof.

“Liberty Lane” means Liberty Lane IH LLC and its Affiliates.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capital Lease having substantially the same economic effect as any of the foregoing), in each case, in the nature of security; provided that in no event shall an operating lease in and of itself be deemed to constitute a Lien.

“Limited Condition Acquisition” means any acquisition or similar Investment, including by way of merger, by the Administrative Borrower or one or more of its Restricted Subsidiaries permitted pursuant to this Agreement whose consummation is not conditioned upon the availability of, or on obtaining, third party financing.

“Loan Documents” means this Agreement, any Promissory Note, the Loan Guaranty, the Collateral Documents, any Intercreditor Agreement to which any Loan Party is a party, each Refinancing Amendment, each Incremental Facility Amendment, each Extension Amendment and any other document or instrument designated by the Administrative Borrower and the Administrative Agent as a “Loan Document.”  Any reference in this Agreement or any other Loan Document to any Loan Document shall include all appendices, exhibits or schedules thereto.

“Loan Guarantor” means any Subsidiary Guarantor and, as to the Secured Obligations of all other Borrowers, each Borrower.

“Loan Guaranty” means (a) the Guaranty Agreement, substantially in the form of Exhibit I, executed by each Loan Party party thereto and the Administrative Agent for the benefit of the Secured Parties, as supplemented in accordance with the terms of Section 5.12 and (b) solely with respect to any Foreign Subsidiary designated as a Subsidiary Guarantor pursuant to the penultimate sentence of the definition of “Subsidiary Guarantor”, any local law guaranty that may have been executed by such Foreign Subsidiary.

“Loan Installment Date” means an Initial Term A Loan Installment Date and/or a Term B Loan Installment Date, as applicable.

“Loan Parties” means each Borrower and each Subsidiary Guarantor.

“Loans” means any Initial Term Loan, any Additional Term Loan, any Revolving Loan (including any Swingline Loan) or any Additional Revolving Loan.

“Local Time” means (a) New York City time in the case of a Loan or Borrowing denominated in Dollars and (b) local time in the case of a Loan or Borrowing denominated in an Alternate Currency (it being understood that such local time shall mean London, England time unless otherwise notified by the Administrative Agent).

“London Banking Day” means any day on which dealings in Dollar or the relevant Alternate Currency, as applicable, deposits are conducted by and between banks in the London interbank market.

“Management Investors” means the officers, directors, managers, employees and members of management of the Administrative Borrower, any Parent Company and/or any subsidiary of the Administrative Borrower.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Material Acquisition” means any Permitted Acquisition or similar Investment (including any Investment in a Similar Business) the aggregate consideration for which exceeds $225,000,000.

“Material Adverse Effect” means a material adverse effect on (i) the business, assets, financial condition or results of operations, in each case, of the Administrative Borrower and its Restricted Subsidiaries, taken as a whole, (ii) the rights and remedies (taken as a whole) of the Administrative Agent under the applicable Loan Documents or (iii) the ability of the Loan Parties (taken as a whole) to perform their payment obligations under the applicable Loan Documents.

“Material Debt Instrument” means any physical instrument evidencing any Indebtedness for borrowed money which is required to be pledged and delivered to the Administrative Agent (or its bailee) pursuant to the Security Agreement.

“Material Intellectual Property” means any Intellectual Property owned by the Administrative Borrower or any Restricted Subsidiary that is, as determined by the Administrative Borrower in its reasonable discretion, material to the operation of the business of the Administrative Borrower and its Restricted Subsidiaries, taken as a whole.

“Material Real Estate Asset” means (a) on the Closing Date, each “fee-owned” Real Estate Asset having a fair market value (as reasonably determined by the Administrative Borrower after taking into account any liabilities with respect thereto that impact such fair market value) in excess of $20,000,000, as listed on Schedule 1.01(c) and (b) any “fee-owned” Real Estate Asset acquired by any Loan Party after the Closing Date having a fair market value (as reasonably determined by the Administrative Borrower after taking into account any liabilities with respect thereto that impact such fair market value) in excess of $20,000,000 as of the date of acquisition thereof.

“Maturity Date” means (a) with respect to the Initial Revolving Facility, the Initial Revolving Credit Maturity Date, (b) with respect to the Initial Term A Loans, the Initial Term A Loan Maturity Date, (c) with respect to the Initial Term B Loans, the Initial Term B Loan Maturity Date, (d) with respect to any Replacement Term Loans or Replacement Revolving Facility, the final maturity date for such Replacement Term Loans or Replacement Revolving Facility, as the case may be, as set forth in the applicable Refinancing Amendment, (e) with respect to any Incremental Facility, the final maturity date set forth in the applicable Incremental Facility Amendment, (f) with respect to any Extended Revolving Credit Commitment or Extended Term Loans, the final maturity date set forth in the applicable Extension Amendment and (g) with respect to any Swingline Loan, the maturity date applicable to such Swingline Loan.

“Maximum Rate” has the meaning assigned to such term in Section 9.20.

“Minimum Extension Condition” has the meaning assigned to such term in Section 2.23(b).

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means any mortgage, deed of trust, deeds to secure debt or other agreement which creates a Lien in favor of the Administrative Agent (or a trustee for the benefit of the Administrative Agent), for the benefit of the Secured Parties.

“Mortgage Policy” has the meaning assigned to such term in the definition of “Real Estate Collateral Requirements”.

“Multiemployer Plan” means any employee benefit plan which is a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA that is subject to the provisions of Title IV of ERISA, and in respect of which the Administrative Borrower or any of its Restricted Subsidiaries, or any of their respective ERISA Affiliates, makes or is obligated to make contributions or with respect to which any of them has any ongoing obligation or liability, contingent or otherwise.

“Net Insurance/Condemnation Proceeds” means an amount equal to:  (a) any Cash payments or proceeds (including Cash Equivalents) received by the Administrative Borrower or any of its Restricted Subsidiaries (i) under any casualty insurance policy in respect of a covered loss thereunder of any assets of the Administrative Borrower or any of its Restricted Subsidiaries or (ii) as a result of the taking of any assets of the Administrative Borrower or any of its Restricted Subsidiaries by any Person pursuant to the power of eminent domain, condemnation, expropriation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (b) (i) any actual out-of-pocket costs and expenses incurred by the Administrative Borrower or any of its Restricted Subsidiaries in connection with the adjustment, settlement or collection of any claims of the Administrative Borrower or the relevant Restricted Subsidiary in respect thereof, (ii) payment of the outstanding principal amount of, premium or penalty, if any, and interest and other amounts on any Indebtedness (excluding the Loans and any Indebtedness secured by a Lien on the Collateral that is pari passu with or expressly subordinated to the Lien on the Collateral securing any Secured Obligation) that is secured by a Lien on the assets in question and that is required to be repaid or otherwise comes due or would be in default under the terms thereof as a result of such loss, taking or sale, (iii) in the case of a taking, the reasonable out-of-pocket costs of putting any affected property in a safe and secure position, (iv) any selling costs and out-of-pocket expenses (including reasonable broker’s fees or commissions, legal fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith and transfer and similar Taxes and the Administrative Borrower’s good faith estimate of income Taxes paid or payable (including pursuant to Tax sharing arrangements or any intercompany Tax distribution)) in connection with any sale or taking of such assets as described in clause (a) of this definition, (v) any amount provided as a reserve in accordance with GAAP against any liabilities under any indemnification obligation or purchase price adjustments associated with any sale or taking of such assets as referred to in clause (a) of this definition (provided that to the extent and at the time any such amount is released from such reserve, such amounts shall constitute Net Insurance/Condemnation Proceeds) and (vi) in the case of any covered loss or taking from any non-Wholly-Owned Subsidiary, the pro rata portion thereof (calculated without regard to this clause (vi)) attributable to any minority interest and not available for distribution to or for the account of the Administrative Borrower or a Wholly-Owned Subsidiary as a result thereof.

“Net Proceeds” means (a) with respect to any Disposition (including any Prepayment Asset Sale), the Cash proceeds (including Cash Equivalents and Cash proceeds subsequently received (as and when received) in respect of non-cash consideration initially received), net of (i) selling costs and out-of-pocket expenses (including reasonable broker’s fees or commissions, legal fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith and transfer and similar Taxes and the Administrative Borrower’s good faith estimate of income Taxes paid or payable (including pursuant to Tax sharing arrangements or any intercompany Tax distributions) in connection with such Disposition), (ii) any amount provided as a reserve in accordance with GAAP against any liabilities under any indemnification obligation or purchase price adjustment associated with such Disposition (provided that to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Proceeds), (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness (excluding the Loans and any Indebtedness secured by a Lien on the Collateral that is pari passu with or expressly subordinated to the Lien on the Collateral securing any Secured Obligation) which is secured by the asset sold in such Disposition and which is required to be repaid or otherwise comes due or would be in default and is repaid (other than any such Indebtedness that is assumed by the purchaser of such asset), (iv) any Cash escrow (until released from escrow to the Administrative Borrower or any of its Restricted Subsidiaries) from the sale price for such Disposition and (v) in the case of any Disposition by any non-Wholly-Owned Subsidiary, the pro rata portion of the Net Proceeds thereof (calculated without regard to this clause (v)) attributable to any minority interest and not available for distribution to or for the account of the Administrative Borrower or a Wholly-Owned Subsidiary as a result thereof; and (b) with respect to any issuance or incurrence of Indebtedness or Capital Stock, the Cash proceeds thereof, net of all Taxes and customary fees, commissions, costs, underwriting discounts and other fees and expenses incurred in connection therewith.

“Non-Debt Fund Affiliate” means any Sponsor and any Affiliate of any such Sponsor, other than any Debt Fund Affiliate.

“Non-Defaulting Revolving Lenders” has the meaning assigned to such term in Section 2.21(d)(i).

“Non-Loan Party Cap” means the greater of $290,400,500 and 34% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period.

"NYFRB” means the Federal Reserve Bank of New York.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than the Floor, such rate shall be deemed to be equal to the Floor for purposes of this Agreement.

“Obligations” means all unpaid principal of and accrued and unpaid interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding (or that would accrue but for the operation of applicable bankruptcy or insolvency laws), regardless of whether allowed or allowable in such proceeding) on the Loans, all LC Exposure, all accrued and unpaid fees, premiums and all expenses (including fees, premiums and expenses accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding (or that would accrue but for the operation of applicable bankruptcy or insolvency laws), regardless of whether allowed or allowable in such proceeding), reimbursements, indemnities and all other advances to, debts, liabilities and obligations of any Loan Party to the Lenders or to any Lender, the Administrative Agent, any Issuing Bank or any indemnified party arising under the Loan Documents in respect of any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute, contingent, due or to become due, now existing or hereafter arising. “OFAC” has the meaning assigned to such term in Section 3.17(a).

“Ohio Loan Parties” means, collectively,  Syneos Health Communications, Inc., an Ohio corporation, Cadent Medical Communications, LLC, an Ohio limited liability company, Genicos, LLC, an Ohio limited liability company, Gerbig, Snell/Weisheimer Advertising, LLC, an Ohio limited liability company, Syneos Health Medical Communications, LLC, an Ohio limited liability company,  Palio + Ignite, LLC, an Ohio limited liability company, Taylor Strategy Partners, LLC, an Ohio limited liability company, The Selva Group, LLC, an Ohio limited liability company, Kendle Americas Investment, Inc., an Ohio corporation, Kendle Americas Management Inc., an Ohio corporation.

“One-Week Borrowing” has the meaning assigned to such term in the definition of Interest Period.

“One-Week Loan” means a Revolving Loan denominated in Dollars with a one-week Interest Period. For the avoidance of doubt, each One-Week Loan shall be an RFR Loan but shall have an Interest Period (limited to one week) as though such One-Week Loan were a Term Benchmark Loan, and shall be governed by the same terms and conditions with respect to Interest Periods and Interest Payment Dates as all other Term Benchmark Loans, except, in each case, with respect to the interest rate, which rate applicable to any One-Week Loan shall be Adjusted Daily Simple RFR.

“Organizational Documents” means (a) with respect to any corporation, its certificate or articles of incorporation or organization and its by-laws, (b) with respect to any limited partnership, its certificate of limited partnership and its partnership agreement, (c) with respect to any general partnership, its partnership agreement, (d) with respect to any limited liability company, its articles of organization or certificate of formation, and its operating agreement, and (e) with respect to any other form of entity, such other organizational documents required by local Requirements of Law or customary under such jurisdiction to document the formation and governance principles of such type of entity.  In the event that any term or condition of this Agreement or any other Loan Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Applicable Indebtedness” has the meaning assigned to such term in Section 2.11(b)(i).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary Taxes or any intangible, recording, filing or other excise or property Taxes arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document, but excluding, for the avoidance of doubt (i) any Excluded Taxes and (ii) any such Taxes that are Other Connection Taxes imposed with respect to an assignment or participation (other than an assignment made pursuant to Section 2.19(b)).

“Outstanding Amount” means the Dollar Equivalent of (a) with respect to any Term Loan, Revolving Loan and/or any Swingline Loan on any date, the amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Term Loan, Swingline Loan and/or Revolving Loan, as the case may be, occurring on such date, (b) with respect to any Letter of Credit, the aggregate amount available to be drawn under such Letter of Credit after giving effect to any changes in the aggregate amount available to be drawn under such Letter of Credit or the issuance or expiry of such Letter of Credit, including as a result of any LC Disbursement and (c) with respect to any LC Disbursement on any date, the amount of the aggregate outstanding amount of such LC Disbursement on such date after giving effect to any disbursements with respect to any Letter of Credit occurring on such date and any other changes in the aggregate amount of such LC Disbursement as of such date, including as a result of any reimbursements by the Administrative Borrower of such unreimbursed LC Disbursement.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the NYFRB Rate and (b) with respect to any amount denominated in an Alternative Currency, an overnight rate determined by the Administrative Agent or the Issuing Banks, as the case may be, in accordance with banking industry rules on interbank compensation.

“Parent Company” means any Person of which the Administrative Borrower is a direct or indirect Wholly-Owned Subsidiary.

“Participant” has the meaning assigned to such term in Section 9.05(c).

“Participant Register” has the meaning assigned to such term in Section 9.05(d).

“Patent” means the following: (a) any and all patents and patent applications throughout the world; (b) all inventions described and claimed therein; (c) all reissues, divisions, continuations, renewals, extensions and continuations in part thereof; (d) all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including damages and payments for past and future infringements thereof; (e) all rights to sue for past, present, and future infringements thereof; and (f) all rights corresponding to any of the foregoing.

“Payment” has the meaning assigned to it in Article 8.

“Payment Notice” has the meaning assigned to it in Article 8.

“Payment Office” of the Administrative Agent means, for each Alternate Currency, the office, branch, affiliate or correspondent bank of the Administrative Agent for such currency as specified from time to time by the Administrative Agent to the Borrower and each Lender.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any employee pension benefit plan, as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), that is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, the Administrative Borrower or any of its Restricted Subsidiaries, or any of their respective ERISA Affiliates, maintains or contributes to or has an obligation to contribute to, or otherwise has any liability, contingent or otherwise.

“Perfection Certificate” means a certificate substantially in the form of Exhibit E.

“Perfection Requirements” means (a) the filing of appropriate financing statements with the office of the Secretary of State or other appropriate office in the state of organization of each Loan Party, (b) the filing of appropriate assignments or notices with the U.S. Patent and Trademark Office and/or the U.S. Copyright Office, as applicable, (c) the proper recording or filing, as applicable, of Mortgages and fixture filings (if necessary) with respect to any Material Real Estate Asset constituting Collateral, in each case in favor of the Administrative Agent for the benefit of the Secured Parties and (d) the delivery to the Administrative Agent of any stock certificate or promissory note together with instruments of transfer executed in blank, in each case, to the extent required by the applicable Loan Documents.

“Permitted Acquisition” means any acquisition made by the Administrative Borrower or any of its Restricted Subsidiaries, whether by purchase, merger, amalgamation or otherwise, of all or substantially all of the assets of, or any business line, unit or division or product line (including research and development and related assets in respect of any product) of, any Person or of a majority of the outstanding Capital Stock of any Person who is engaged in a Similar Business (and, in any event, including any Investment in (x) any Restricted Subsidiary the effect of which is to increase the Administrative Borrower’s or any Restricted Subsidiary’s equity ownership in such Restricted Subsidiary or (y) any joint venture for the purpose of increasing the Administrative Borrower’s or its relevant Restricted Subsidiary’s ownership interest in such joint venture), in each case if (1) such Person becomes a Restricted Subsidiary or (2) such Person, in one transaction or a series of related transactions, is amalgamated, merged or consolidated with or into, or transfers or conveys substantially all of its assets (or such division, business unit or product line) to, or is liquidated into, the Administrative Borrower and/or any Restricted Subsidiary as a result of such Investment.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of Related Business Assets or any combination of Related Business Assets between the Administrative Borrower and/or any Restricted Subsidiary and any other Person.

“Permitted Holders” means (a) the Investors and (b) any Person with which one or more Investors form a “group” (within the meaning of Section 14(d) of the Exchange Act) so long as, in the case of this clause (b), the relevant Investors beneficially own more than 50% of the relevant voting stock beneficially owned by the group.

“Permitted Liens” means Liens permitted pursuant to Section 6.02.

“Permitted Receivables Facility” means any of one or more receivables financing facilities (and any guarantee of such financing facility), as amended, supplemented, modified, extended, renewed, restated, or refunded from time to time, the obligations of which are non-recourse (except for customary representations, warranties, covenants, and indemnities made in connection with such facilities) to the Administrative Borrower and/or any Restricted Subsidiary (other than a Receivables Subsidiary) pursuant to which the Administrative Borrower and/or any Restricted Subsidiary sells, directly or indirectly, grants a security interest in or otherwise transfers its accounts receivable to either (i) a Person that is not a Restricted Subsidiary or (ii) a Receivables Subsidiary that in turn funds such purchase by purporting to sell its accounts receivable to a Person that is not a Restricted Subsidiary or by borrowing from such a Person or from another Receivables Subsidiary that in turn funds itself by borrowing from such a Person.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or any other entity.

“Platform” has the meaning assigned to such term in Section 9.01(d).

“Prepayment Asset Sale” means any Disposition by the Administrative Borrower or its Restricted Subsidiaries made pursuant to Section 6.07(h).

“Prepayment Notice” means a notice from the Administrative Borrower of any prepayment of any Borrowing of Term Loans pursuant to Section 2.11(a) substantially in the form attached hereto as Exhibit M or such other form that is reasonably acceptable to the Administrative Agent.

“Primary Obligor” has the meaning assigned to such term in the definition of “Guarantee”.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as reasonably determined by the Administrative Agent) or any similar release by the Board (as reasonably determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Pro Forma Basis” or “pro forma effect” means, with respect to any determination of the Total Leverage Ratio, the First Lien Leverage Ratio, the Secured Leverage Ratio, the Interest Coverage Ratio, Consolidated Adjusted EBITDA or Consolidated Total Assets (including component definitions thereof), that:

(a)(i) in the case of (A) any Disposition of all or substantially all of the Capital Stock of any Restricted Subsidiary or any division and/or product line of the Administrative Borrower and/or any Restricted Subsidiary, (B) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary and (C) the implementation of any Business Optimization Initiative, income statement items (whether positive or negative and including any Expected Cost Savings) attributable to the property or Person subject to such Subject Transaction shall be excluded as of the first day of the Test Period applicable to any test or covenant for which the relevant determination is being made and (ii) in the case of any Permitted Acquisition, Investment and/or designation of an Unrestricted Subsidiary as a Restricted Subsidiary described in the definition of the term “Subject Transaction,” income statement items (whether positive or negative) attributable to the property or Person subject to such Subject Transaction shall be included as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made; it being understood that any pro forma adjustment described in this Agreement may be applied to any such test or covenant solely to the extent that such adjustment is consistent with the definition of “Consolidated Adjusted EBITDA,”

(b)any retirement or repayment of Indebtedness shall be deemed to have occurred as of the first day of the Test Period applicable to any test or covenant for which the relevant determination is being made,

(c)any Indebtedness incurred by the Administrative Borrower or any of its Restricted Subsidiaries in connection therewith shall be deemed to have occurred as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made; provided that, (i) if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable Test Period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness at the relevant date of determination (taking into account any interest hedging arrangements applicable to such Indebtedness), (ii) interest on any obligation with respect to any Capital Lease shall be deemed to accrue at an interest rate reasonably determined by a Responsible Officer of the Administrative Borrower to be the rate of interest implicit in such obligation in accordance with GAAP and (iii) interest on any Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, or other rate shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen by the Administrative Borrower and

(d)the acquisition of any asset included in calculating Consolidated Total Assets and/or the amount of Cash and Cash Equivalents, whether pursuant to any Subject Transaction or any Person becoming a subsidiary or merging, amalgamating or consolidating with or into the Administrative Borrower or any of its subsidiaries, or the Disposition of any asset included in calculating Consolidated Total Assets, described in the definition of “Subject Transaction” shall be deemed to have occurred as of the last day of the Test Period applicable to any test or covenant for which such calculation is being made, and

(e)each other Subject Transaction shall be deemed to have occurred as of the first day of the Test Period (or, in the case of Consolidated Total Assets, as of the last day of such Test Period) applicable to any test or covenant for which such calculation is being made.

It is hereby agreed that for purposes of determining pro forma compliance with Section 6.13(a) prior to the last day of the first Fiscal Quarter after the Closing Date, the applicable level shall be the level cited in Section 6.13(a).  Notwithstanding anything to the contrary set forth in the immediately preceding paragraph, for the avoidance of doubt, when calculating the First Lien Leverage Ratio for purposes of the definitions of “Applicable Rate” and “Commitment Fee Rate” and for purposes of Section 6.13(a) (other than for the purpose of determining pro forma compliance with Section 6.13(a) as a condition to taking any action under this Agreement), the events described in the immediately preceding paragraph that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect.

“Pro Rata Lender” means, at any time, a Lender having Initial Term A Loans, Revolving Credit Exposure or a Revolving Credit Commitment.

“Projections” has the meaning assigned to it in Section 3.11(a).

“Promissory Note” means a promissory note of the Borrowers payable to any Lender or its registered assigns, in substantially the form of Exhibit G, evidencing the aggregate outstanding principal amount of Loans of the Borrowers to such Lender resulting from the Loans made by such Lender.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Company Costs” means Charges associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and Charges relating to compliance with the provisions of the Securities Act and the Exchange Act (and in the case of any Requirement of Law, any similar Requirement of Law under any other applicable jurisdiction), as applicable to companies with equity or debt securities held by the public, the rules of national securities exchange companies with listed equity or debt securities, directors’, managers’ and/or employees’ compensation, fees and expense reimbursement, Charges relating to investor relations, shareholder meetings and reports to shareholders or debtholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees (including auditors’ and accountants’ fees), listing fees, filing fees and other costs and/or expenses associated with being a public company.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“Qualified Capital Stock” of any Person means any Capital Stock of such Person that is not Disqualified Capital Stock.

“Ratio Interest Expense” means, with respect to any Person for any period, (a) the sum of consolidated total cash interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized, (i) including (A) the interest component of any payment under any Capital Lease (regardless of whether accounted for as interest expense under GAAP), (B) any commission, discount and/or other fee or charge owed with respect to any letter of credit and/or bankers’ acceptance and (C) net payments arising under any interest rate Hedge Agreement with respect to Indebtedness and (ii) excluding (A) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, deferred financing fees, debt issuance costs, discounted liabilities, commissions, fees and expenses, (B) any expense arising from any bridge, commitment and/or other financing fee (including fees and expenses associated with the Transactions and annual agency fees), (C) any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization accounting or, if applicable, acquisition accounting, (D) fees and expenses associated with any Dispositions, acquisitions, Investments, issuances of Capital Stock or Indebtedness (in each case, whether or not consummated), (E) costs associated with obtaining, or breakage costs in respect of, any Hedge Agreement or any other derivative instrument other than any interest rate Hedge Agreement or interest rate derivative instrument with respect to Indebtedness, (F) penalties and interest relating to Taxes, (G) for the avoidance of doubt, any non-cash interest expense attributable to any movement in the mark to market valuation of any obligation under any Hedge Agreement or any other derivative instrument and/or any payment obligation arising under any Hedge Agreement or derivative instrument other than any interest rate Hedge Agreement or interest rate derivative instrument with respect to Indebtedness and (H) any commission, discount, yield and/or other fee or charge (including any interest expense) relating to any Permitted Receivables Facility minus (b) cash interest income for such period.  For purposes of this definition, interest in respect of any Capital Lease shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capital Lease in accordance with GAAP.

Notwithstanding anything to the contrary, it is agreed that for the purpose of calculating the Interest Coverage Ratio for any period ending on or prior to September 30, 2023, (i) for the four Fiscal Quarters ending September 30, 2022, Ratio Interest Expense shall be calculated as if the Transactions had occurred on the first day of such four Fiscal Quarter period, (ii) for the four Fiscal Quarters ending December 31, 2022, Ratio Interest Expense of the Administrative Borrower and its Restricted Subsidiaries shall be annualized for the period starting with the Closing Date and ending on December 31, 2022, on the basis of a 365 day year for the actual days elapsed, (iii) for the four Fiscal Quarters ending March 30, 2023, Ratio Interest Expense of the Administrative Borrower and its Restricted Subsidiaries shall be annualized for the period starting with the Closing Date and ending on March 30, 2023, on the basis of a 365 day year for the actual days elapsed, (iv) for the four Fiscal Quarters ending June 30, 2023, Ratio Interest Expense of the Administrative Borrower and its Restricted Subsidiaries shall be annualized for the period starting with the Closing Date and ending on June 30, 2023, on the basis of a 365 day year for the actual days elapsed and (v) for the four Fiscal Quarters ending September 30, 2023, Ratio Interest Expense of the Administrative Borrower and its Restricted Subsidiaries shall be annualized for the period starting with the Closing Date and ending on September 30, 2023 on the basis of a 365 day year for the actual days elapsed.

“Receivables Fee” means any distribution and/or payment made directly or by means of a discount with respect to any account receivable or participation interest issued or sold in connection with, and any other fee paid to a Person that is not a Restricted Subsidiary in connection with, any Permitted Receivables Facility.

“Receivables Subsidiary” means any subsidiary formed for the purpose of facilitating or entering into one or more Permitted Receivables Facilities, and in each case engages only in activities reasonably related or incidental thereto or another Person formed for the purposes of engaging in a Permitted Receivables Facility in which the Administrative Borrower and/or any subsidiary makes an Investment and to which the Administrative Borrower and/or any subsidiary transfers accounts receivables and related assets.

“Real Estate Asset” means, at any time of determination, all right, title and interest (fee, leasehold or otherwise) of any Loan Party in and to real property (including, but not limited to, land, improvements and fixtures thereon).

“Real Estate Collateral Requirements” shall mean, with respect to any Material Real Estate Asset existing on the Closing Date and any Material Real Estate Asset hereafter acquired as required by Section 5.12(b), the Administrative Agent shall have received a Mortgage in form and substance reasonably acceptable to the

Administrative Agent and suitable for recording or filing, together, with respect to each Mortgage for any property located in the United States (except as provided in clause (g) below), the following documents:

(a)a fully paid policy of title insurance (or “pro forma” or marked up commitment having the same effect of a title insurance policy) (a “Mortgage Policy”) (i) in a form approved by the Administrative Agent insuring the Lien of such Mortgage as a valid First Priority Lien subject to no liens other than Permitted Liens and any other liens otherwise permitted by the Administrative Agent, (ii) in an amount reasonably satisfactory to the Administrative Agent but no more than the market value thereof, (iii) issued by a nationally recognized title insurance company reasonably satisfactory to the Administrative Agent, and (iv) that includes (A) no exceptions other than Permitted Liens and those reasonably acceptable to the Administrative Agent and (B) such endorsements or affirmative insurance reasonably required by the Administrative Agent and available at a commercially reasonable price in the applicable jurisdiction,

(b)upon the request of the Administrative Agent, a survey in form and substance reasonably satisfactory to the Administrative Agent,

(c)an opinion of local counsel reasonably acceptable to the Administrative Agent,

(d)in order to comply with the Flood Insurance Laws (collectively, the “Flood Documents”): (A) a completed standard “life of loan” flood hazard determination form and (B) for each Flood Hazard Property, (1) a signed notification to the Administrative Borrower and (2) a copy of the flood insurance policy, the relevant Loan Party’s application for a flood insurance policy plus proof of premium payment, a declaration page confirming that flood insurance has been issued, or such other evidence of flood insurance satisfactory to the Administrative Agent in an amount required by Flood Insurance Laws;

(e)upon the reasonable request of the Administrative Agent, Phase I environmental site assessment reports prepared in accordance with the current ASTM E1527 standard;

(f)such other instruments and documents as the Administrative Agent may reasonably request; and

(g)with respect to each Mortgage for any property located outside the United States, equivalent documents available in the applicable jurisdiction and required by the Administrative Agent.

For the avoidance of doubt, it is agreed that if required by law, the Administrative Agent may order an appraisal complying with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, by a third party appraiser selected by the Administrative Agent at the Borrowers’ sole cost; provided that any failure by the Administrative Agent to order any such appraisal or to obtain such appraisal by the date that the relevant Loan Party must satisfy the Real Estate Collateral Requirements will not constitute a Default or an Event of Default hereunder or under any other Loan Document with respect to the requirements of Section 5.12(b) or otherwise.

“Recipient” has the meaning assigned to such term in the definition of “Excluded Taxes”.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two (2) U.S. Government Securities Business Days preceding the date of such setting, (2) if such Benchmark is EURIBOR Rate, 11:00 a.m. Brussels time two (2) TARGET Days preceding the date of such setting, (3) if such Benchmark is TIBOR Rate, 11:00 a.m. Japan time two (2) Business Days preceding the date of such setting, (4) if the RFR for such Benchmark is SONIA, then four (4) RFR Business Days prior to such setting, (5) if the RFR for such Benchmark is SARON, then five (5) RFR Business Days prior to such setting, (6) if the RFR for such Benchmark is Daily

Simple SOFR, then four (4) RFR Business Days prior to such setting, (7) if the RFR for such Benchmark is Daily Simple SORA, then four (4) Business Days prior to such setting or (8) if such Benchmark is none of the Term SOFR Rate, the EURIBOR Rate, the TIBOR Rate, SONIA or SORA, the time determined by the Administrative Agent in its reasonable discretion.

“Refinancing” has the meaning assigned to such term in the recitals hereto.

“Refinancing Amendment” means an amendment to this Agreement that is reasonably satisfactory to the Administrative Agent and the Administrative Borrower executed by (a) the Borrowers, (b) the Administrative Agent and (c) each Lender that agrees to provide all or any portion of the Replacement Term Loans or the Replacement Revolving Facility, as applicable, being incurred pursuant thereto and in accordance with Section 9.02(c).

“Refinancing Indebtedness” has the meaning assigned to such term in Section 6.01(p).

“Refunding Capital Stock” has the meaning assigned to such term in Section 6.04(a)(viii).

“Register” has the meaning assigned to such term in Section 9.05(b).

“Regulation D” means Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any asset received by the Administrative Borrower or any Restricted Subsidiary in exchange for any asset transferred by the Administrative Borrower or any Restricted Subsidiary shall not be deemed to constitute a Related Business Asset if such asset consists of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Related Funds” means with respect to any Lender that is an Approved Fund, any other Approved Fund that is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Relevant Governmental Body” means (i) with respect to a Benchmark Replacement in respect of Loans denominated in Dollars, the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto, (ii) with respect to a Benchmark Replacement in respect of Loans denominated in Sterling, the Bank of England, or a committee officially endorsed or convened by the Bank of England or, in each case, any successor thereto, (iii) with respect to a Benchmark Replacement in respect of Loans denominated in Euros, the European Central Bank, or a committee officially endorsed or convened by the European Central Bank or, in each case, any successor thereto, (iv) with respect to a Benchmark Replacement in respect of Loans denominated in Yen, the Bank of Japan, or a committee officially endorsed or convened by the Bank of Japan or, in each case, any successor thereto, and (v) with respect to a Benchmark Replacement in respect of Loans denominated in any other currency, (a) the central bank for the currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement or (b) any working group or committee officially endorsed or convened by (1) the central bank for the currency in which such Benchmark Replacement is denominated, (2) any central bank or other supervisor that is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement, (3) a group of those central banks or other supervisors or (4) the Financial Stability Board or any part thereof.

“Relevant Rate” means (i) with respect to any Term Benchmark Borrowing denominated in Dollars, the Adjusted Term SOFR Rate, (ii) with respect to any Term Benchmark Borrowing denominated in Euros, the Adjusted EURIBOR Rate, (iii) with respect to any Term Benchmark Borrowing denominated in Yen, the Adjusted TIBOR Rate, as applicable (iv) with respect to any Term Benchmark Borrowing denominated in Canadian Dollars, the CDOR Rate, (v) with respect to any Borrowing denominated in Sterling, Singapore Dollars or Dollars (other than with respect to a Borrowing denominated in Dollars that is a Term Benchmark Borrowing), the applicable Adjusted Daily Simple RFR.

“Relevant Screen Rate” means (i) with respect to any Term Benchmark Borrowing denominated in Dollars, the Term SOFR Reference Rate, (ii) with respect to any Term Benchmark Borrowing denominated in Euros, the EURIBOR Screen Rate, (iii) with respect to any Term Benchmark Borrowing denominated in Canadian Dollars, the CDOR Rate or (iv) with respect to any Term Benchmark Borrowing denominated in Yen, the TIBOR Screen Rate, as applicable.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the respective directors, managers, officers, trustees, employees, partners, agents, advisors and other representatives of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the Environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Replaced Revolving Facility” has the meaning assigned to such term in Section 9.02(c)(ii).

“Replaced Term Loans” has the meaning assigned to such term in Section 9.02(c)(i).

“Replacement Debt” means any Refinancing Indebtedness (whether borrowed in the form of secured or unsecured loans, issued in a public offering, Rule 144A under the Securities Act or other private placement or bridge financing in lieu of the foregoing or otherwise) incurred in respect of Indebtedness permitted under Section 6.01(a) (and any subsequent refinancing of such Replacement Debt).

“Replacement Revolving Facility” has the meaning assigned to such term in Section 9.02(c)(ii).

“Replacement Term Loans” has the meaning assigned to such term in Section 9.02(c)(i).

“Reportable Event” means, with respect to any Pension Plan, any of the events described in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period is waived under PBGC Reg. Section 4043.

“Representative” has the meaning assigned to such term in Section 9.13.

“Repricing Transaction” means each of (a) the prepayment, repayment, refinancing, substitution or replacement of all or a portion of the Initial Term B Loans substantially concurrently with the incurrence by any Loan Party of any secured term loans (including any Replacement Term Loans) having an Effective Yield that is less than the Effective Yield applicable to the Initial Term B Loans so prepaid, repaid, refinanced, substituted or replaced and (b) any amendment, waiver or other modification to, or consent under, this Agreement that would have the effect of reducing the Effective Yield applicable to the Initial Term B Loans; provided that the primary purpose of such prepayment, repayment, refinancing, substitution, replacement, amendment, waiver or other modification was to reduce the Effective Yield applicable to the Initial Term B Loans; provided, further, that in no event shall any such prepayment, repayment, refinancing, substitution, replacement, amendment, waiver or other modification in connection with a Change of Control, Material Acquisition or public offering of stock constitute a Repricing Transaction.  Any determination by the Administrative Agent of the Effective Yield for purposes of the definition shall be conclusive and binding on all Lenders, and the Administrative Agent shall have no liability to any Person with respect to such determination absent bad faith, gross negligence or willful misconduct.

“Required Excess Cash Flow Percentage” means, as of any date of determination, (a) if the First Lien Leverage Ratio is greater than 3.00:1.00, 50%, (b) if the First Lien Leverage Ratio is less than or equal to 3.00:1.00 and greater than 2.50:1.00, 25% and (c) if the First Lien Leverage Ratio is less than or equal to 2.50:1.00, 0%; it being understood and agreed that, for purposes of this definition as it applies to the determination of the amount of Excess Cash Flow that is required to be applied to prepay the Term Loans under Section 2.11(b)(i) for any Excess Cash Flow Period, the First Lien Leverage Ratio shall be determined on the scheduled date of prepayment.

“Required Lenders” means, at any time, Lenders having Loans and unused Commitments representing more than 50% of the sum of the total Loans and such unused Commitments at such time.

“Required Net Proceeds Percentage” means, as of any date of determination, (a) if the First Lien Leverage Ratio is greater than 3.00:1.00, 100%, (b) if the First Lien Leverage Ratio is less than or equal to 3.00:1.00 and greater than 2.50:1.00, 50% and (c) if the First Lien Leverage Ratio is less than or equal to 2.50:1.00, 0%; it being understood and agreed that, for purposes of this definition as it applies to the determination of the amount of Net Proceeds or Net Insurance/Condemnation Proceeds that are required to be applied to prepay the Term Loans under Section 2.11(b)(ii) for any payment, the First Lien Leverage Ratio shall be determined on the date on which such proceeds are received by the Administrative Borrower or the applicable Restricted Subsidiary.

“Required Pro Rata Lenders” means, at any time, Lenders having Initial Term A Loans, Revolving Credit Exposure or Revolving Credit Commitments representing more than 50% of the sum of the total Initial Term A Loans, Revolving Credit Exposure and Revolving Credit Commitments at such time.

“Required Revolving Lenders” means, at any time, Lenders having Revolving Credit Exposure and unused Revolving Credit Commitments representing more than 50% of the sum of the total Revolving Credit Exposure and unused Revolving Credit Commitments at such time.

“Required Term A Lenders” means, at any time, Lenders having Term A Loans and unused Initial Term A Loan Commitments representing more than 50% of the sum of the total Term A Loans and unused Initial Term A Loan Commitments at such time.

“Required Term B Lenders” means, at any time, Lenders having Initial Term B Loans and unused Initial Term B Loan Commitments representing more than 50% of the sum of the total Initial Term B Loans and unused Initial Term B Loan Commitments at such time.

“Requirements of Law” means, with respect to any Person, collectively, the common law and all federal, state, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means, with respect to any Person, the chief executive officer, the president, the chief financial officer, the treasurer, any assistant treasurer, any executive vice president, any senior vice president, any vice president or the chief operating officer of such Person and any other individual or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement, and, as to any document delivered on the Closing Date, shall include any secretary or assistant secretary or any other individual or similar official thereof with substantially equivalent responsibilities of a Loan Party and, solely for purposes of notices given pursuant to Article 2, any other officer of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent.  Any document delivered hereunder that is signed by a Responsible Officer of any Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party, and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Responsible Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of a Responsible Officer of the Administrative Borrower that such financial statements fairly present, in all material respects, in accordance with GAAP, the consolidated financial position of the Administrative Borrower as at the dates indicated and its consolidated income and cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments and the absence of footnotes.

“Restricted Amount” has the meaning set forth in Section 2.11(b)(iv).

“Restricted Debt” means any Junior Indebtedness and any Junior Lien Indebtedness, in each case to the extent the outstanding amount thereof is equal to or greater than the Threshold Amount.

“Restricted Debt Payment” has the meaning set forth in Section 6.04(b).

“Restricted Payment” means (a) any dividend or other distribution on account of any shares of any class of the Capital Stock of the Administrative Borrower, except a dividend payable solely in shares of Qualified Capital Stock to the holders of such class; (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value of any shares of any class of the Capital Stock of the Administrative Borrower and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of the Capital Stock of the Administrative Borrower now or hereafter outstanding.

“Restricted Subsidiary” means, as to any Person, any subsidiary of such Person that is not an Unrestricted Subsidiary.  Unless otherwise specified, “Restricted Subsidiary” shall mean any Restricted Subsidiary of the Administrative Borrower (including any Borrower other than the Administrative Borrower).

“Revaluation Date” means (a) with respect to any Revolving Loan denominated in an Alternate Currency, each of the following: (i) each date of any Borrowing of such Revolving Loan, (ii) each date of any conversion or continuation of such Revolving Loan pursuant to the terms of this Agreement, (iii) the last day of each Fiscal Quarter and (iv) the date of any voluntary reduction of a Revolving Credit Commitment pursuant to Section 2.09(b); (b) with respect to any Letter of Credit denominated in any Alternate Currency, each of the following: (i) each date of issuance of such a Letter of Credit, (ii) each date of an amendment of such a Letter of Credit that would have the effect of increasing the face amount thereof and (iii) the last day of each Fiscal Quarter; (c) with respect to the unused Revolving Credit Commitment of any Lender pursuant to Section 2.12(a), such additional dates as the Administrative Agent or the Required Revolving Lenders shall reasonably require and (d) any additional date as the Administrative Agent shall determine or the Required Revolving Lenders shall require, in each case under this clause (d), at any time when an Event of Default exists.

“Revolving Credit Commitment” means any Initial Revolving Credit Commitment and any Additional Revolving Credit Commitment.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the aggregate Outstanding Amount at such time of such Lender’s Initial Revolving Credit Exposure and Additional Revolving Credit Exposure.

“Revolving Facility” means the Initial Revolving Facility, any Incremental Revolving Facility, any facility governing Extended Revolving Credit Commitments or Extended Revolving Loans and any Replacement Revolving Facility.

“Revolving Lender” means any Initial Revolving Lender and any Additional Revolving Lender.

“Revolving Loans” means any Initial Revolving Loans, any Additional Revolving Loans, and, unless the context otherwise requires, a Swingline Loan made pursuant to Section 2.01(c).

“Revolver Availability Period” has the meaning set forth in Section 2.01(a).

“RFR” means, for any RFR Loan denominated in (a) Sterling, SONIA, (b) Singapore Dollars, SORA and (b) Dollars, the Daily Simple SOFR Rate.

“RFR Administrator” means the SONIA Administrator, the SORA Administrator or the SOFR Administrator.

“RFR Borrowing” means, as to any Borrowing, the RFR Loans comprising such Borrowing.

“RFR Business Day” means, for any Loan denominated in (a) Sterling, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for general business in London and (b) Dollars, a U.S. Government Securities Business Day.

“RFR Interest Day” has the meaning specified in the definition of “Daily Simple RFR”.

“RFR Loan” means a Loan that bears interest at a rate based on the Adjusted Daily Simple RFR.

“S&P” means Standard & Poor’s Ratings Services, a subsidiary of S&P Global Inc.

“Sale and Lease-Back Transaction” has the meaning assigned to such term in Section 6.08.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea region of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person 50% or more owned or, where relevant under Sanctions, controlled by any such Person or Persons described in the foregoing clauses (a) or (b), or (d) any Person otherwise the subject of Sanctions.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State,

“Scheduled Consideration” has the meaning assigned to such term in the definition of “Excess Cash Flow”.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of its functions.

“Second Lien Intercreditor Agreement” means an intercreditor agreement substantially in the form of Exhibit K-2 hereto, with any changes thereto as the Administrative Borrower and the Administrative Agent may agree in their respective reasonable discretion.

“Secured Hedging Obligations” means all Hedging Obligations (other than any Excluded Swap Obligation) under each Hedge Agreement that (a) is in effect on the Closing Date between any Loan Party or any of its Restricted Subsidiaries and a counterparty that is (or is an Affiliate of) the Administrative Agent, a Lender or an Arranger as of the Closing Date or (b) is entered into after the Closing Date between any Loan Party or any of its Restricted Subsidiaries and any counterparty that is (or is an Affiliate of) the Administrative Agent, any Lender or any Arranger at the time such Hedge Agreement is entered into, for which such Loan Party (or any of its Restricted Subsidiaries) agrees to provide security; it being understood that each counterparty thereto shall be deemed (A) to appoint the Administrative Agent as its agent under the applicable Loan Documents and (B) to agree to be bound by the provisions of Article 8, Section 9.03 and Section 9.10 and the Intercreditor Agreements as if it were a Lender.

“Secured Leverage Ratio” means the ratio, as of any date of determination, of (a) Consolidated Secured Debt as of the last day of the Test Period then most recently ended to (b) Consolidated Adjusted EBITDA for the Test Period then most recently ended, in each case of the Administrative Borrower and its Restricted Subsidiaries on a consolidated basis.

“Secured Obligations” means all Obligations, together with (a) all Banking Services Obligations and (b) all Secured Hedging Obligations; provided that Banking Services Obligations and Secured Hedging Obligations shall cease to constitute Secured Obligations on and after the Termination Date.

“Secured Parties” means (i) the Lenders, the Swingline Lenders and the Issuing Banks, (ii) the Administrative Agent, (iii) each counterparty to a Hedge Agreement with a Loan Party (or any of its Restricted Subsidiaries) the obligations under which constitute Secured Hedging Obligations, (iv) each provider of Banking Services to any Loan Party (or any of its Restricted Subsidiaries) the obligations under which constitute Banking Services Obligations, (v) the Arrangers and (vi) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document.

“Securities” means any stock, shares, units, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing; provided that the term “Securities” shall not include any earn-out agreement or obligation or any employee bonus or other incentive compensation plan or agreement.

“Securities Act” means the Securities Act of 1933 and the rules and regulations of the SEC promulgated thereunder.

“Security Agreement” means the Pledge and Security Agreement, substantially in the form of Exhibit H, among the Loan Parties and the Administrative Agent for the benefit of the Secured Parties.

“Senior Note Redemption” means the redemption, repayment, defeasance, discharge and/or refinancing of a portion of the Senior Unsecured Notes.

“Senior Unsecured Notes” means up to $600,000,000 aggregate principal amount of 3.625% Senior Unsecured Notes due 2029 issued pursuant to the Senior Unsecured Notes Indenture.

“Senior Unsecured Notes Indenture” means the Indenture dated November 24, 2020, among Syneos Health, Inc., a Delaware corporation, guarantors party thereto and Wells Fargo Bank, National Association, as trustee, as amended or supplemented from time to time.

“Singapore Dollars” means the lawful currency of Singapore.

“SOFR” means a rate per annum equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Determination Date” has the meaning specified in the definition of “Daily Simple SOFR Rate”.

“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR Rate”.

“SONIA” means, with respect to any Business Day, a rate per annum equal to the Sterling Overnight Index Average for such Business Day published by the SONIA Administrator on the SONIA Administrator’s Website on the immediately succeeding Business Day.

“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“SORA” means, with respect to any Business Day, a rate per annum equal to the Singapore Overnight Rate Average published by the SORA Administrator on the SORA Administrator’s Website on the immediately succeeding Business Day.

“SORA Administrator” means the Monetary Authority of Singapore (or any successor administrator of the Singapore Overnight Rate Average).

“SORA Administrator’s Website” means the Statistics page of the MAS website, http://www.mas.gov.sg, or any successor website officially designated by SORA Administrator from time to time.

“Similar Business” means any Person the majority of the revenues of which are derived from a business that would be permitted by Section 6.10 if the references to “Restricted Subsidiaries” in Section 6.10 were read to refer to such Person.

“SPC” has the meaning assigned to such term in Section 9.05(f).

“Sponsors” means, collectively, Advent, THL and Liberty Lane, their respective controlled Affiliates and funds managed or advised by any of them or any of their respective controlled Affiliates (in each case, other than any portfolio company).

“Spot Rate” means, for any currency, on any Revaluation Date or other relevant date of determination, the rate determined by the Administrative Agent to be the rate quoted by the Administrative Agent as the spot rate for the purchase by the Administrative Agent of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date that is two Business Days prior to the date as of which the foreign exchange computation is made (or on such other day and time as may be mutually agreed by the Administrative Borrower and the Administrative Agent); provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Administrative Agent does not have as of the date of determination a spot buying rate for any such currency.

“Standby Letter of Credit” means any Letter of Credit other than any Commercial Letter of Credit.

“Stated Amount” means, with respect to any Letter of Credit, at any time, the maximum amount available to be drawn thereunder, in each case determined (a) as if any future automatic increases in the maximum available amount provided for in any such Letter of Credit had in fact occurred at such time and (b) without regard to whether any conditions to drawing could then be met but after giving effect to all previous drawings made thereunder.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board to which the Administrative Agent is subject with respect to the Adjusted EURIBOR Rate or Adjusted TIBOR Rate, as applicable, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D) or any other reserve ratio or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Loans.  Such reserve percentage shall include those imposed pursuant to Regulation D.  Term Benchmark Loans for which the associated Benchmark is adjusted by reference to the Statutory Reserve Rate (per the related definition of such Benchmark) shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subject Indebtedness” has the meaning assigned to such term in Section 1.03.

“Subject Loans” means, as of any date of determination, the Initial Term Loans and any Additional Term Loans subject to ratable prepayment requirements in accordance with Section 2.11(b)(vi) on such date of determination.

“Subject Person” has the meaning assigned to such term in the definition of “Consolidated Net Income”.

“Subject Proceeds” has the meaning assigned to such term in Section 2.11(b)(ii).

“Subject Transaction” means, with respect to any Test Period, (a) the Transactions, (b) any Permitted Acquisition or any other acquisition or similar Investment, whether by purchase, merger, amalgamation or otherwise, of all or substantially all of the assets of, or any business line, unit or division of, any Person or of a majority of the outstanding Capital Stock of any Person (and, in any event, including any Investment in (x) any Restricted Subsidiary the effect of which is to increase the Administrative Borrower’s or any Restricted Subsidiary’s respective equity ownership in such Restricted Subsidiary or (y) any joint venture for the purpose of increasing the Administrative Borrower’s or its relevant Restricted Subsidiary’s ownership interest in such joint venture), in each case that is permitted by this Agreement, (c) any Disposition of all or substantially all of the assets or Capital Stock of any subsidiary (or any business unit, line of business or division of the Administrative Borrower or a Restricted Subsidiary) not prohibited by this Agreement, (d) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary or an Unrestricted Subsidiary as a Restricted Subsidiary in accordance with Section 5.10 hereof, (e) any incurrence or repayment of Indebtedness, (f) any capital contribution in respect of Qualified Capital Stock or any issuance of Qualified Capital Stock (other than any amount constituting a Cure Amount), (g) the implementation of any Business Optimization Initiative and/or (h) any other event that by the terms of the Loan Documents requires pro forma compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a pro forma basis.

“subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of such Person or a combination thereof; provided that in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interests in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.  Unless otherwise specified, “subsidiary” shall mean any subsidiary of the Administrative Borrower.

“Subsidiary Guarantor” means (a) on the Closing Date, each subsidiary of the Administrative Borrower that is not a Borrower (other than any such subsidiary that is an Excluded Subsidiary on the Closing Date) and (b) thereafter, each subsidiary of the Administrative Borrower that becomes a guarantor of the Secured Obligations pursuant to the terms of this Agreement, in each case, until such time as the relevant subsidiary is released from its obligations under the Loan Guaranty in accordance with the terms and provisions hereof.  Notwithstanding the foregoing, the Administrative Borrower may, with the consent of the Administrative Agent (not to be unreasonably withheld or delayed), elect to cause any Restricted Subsidiary that is not otherwise required to be a Subsidiary Guarantor to provide a Loan Guaranty by causing such Restricted Subsidiary to execute a Joinder Agreement (or, in the case of any Foreign Subsidiary, a guaranty of the Secured Obligations (which may be the Loan Guaranty or, if reasonably required by the Administrative Agent in order to create a legally enforceable Loan Guaranty, a guaranty governed by the laws of the Applicable Country in which such Foreign Subsidiary is incorporated or organized) and all documents, financing statements, agreements, instruments, certificates, notices and acknowledgements and filings which the Administrative Agent may reasonably request to ensure the creation, perfection and priority of the Liens on the assets of such Foreign Subsidiary, in each case (i) in a form reasonably acceptable to the Administrative Agent, (ii) governed by the laws of the Applicable Country in which such Foreign Subsidiary is incorporated or organized and (iii) subject to customary exceptions for transactions of this type in such Applicable Country), and any such Restricted Subsidiary shall be a Loan Party and Subsidiary Guarantor for all purposes hereunder.  In the event that the Administrative Borrower elects to cause a Foreign Subsidiary to be a Subsidiary Guarantor in accordance with the foregoing, such Foreign Subsidiary shall cease to be an Excluded Subsidiary for purposes of the Loan Documents and shall be deemed not to constitute a Foreign Subsidiary for purposes of clause (h) of the definition of “Excluded Assets”, clause (h) of the definition of “Excluded Subsidiary” and the second paragraph of Section 3.14.

“Successor Administrative Agent” has the meaning assigned to such term in Section 2.17(f)(iii).

“Successor Borrower” has the meaning assigned to such term in Section 6.07(a).

“Swap Obligations” means, with respect to any Loan Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swingline Borrowing” means a borrowing consisting of Swingline Loans.

“Swingline Commitment” as to any Lender means as to any Lender (i) the amount set forth opposite such Lender’s name on Schedule 2.01(C) or (ii) if such Lender has entered into an Assignment and Assumption or has otherwise assumed a Swingline Commitment after the Effective Date, the amount set forth for such Lender as its Swingline Commitment in the Register maintained by the Administrative Agent pursuant to Section 10.07(d).

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time.  The Swingline Exposure of any Lender at any time shall be the sum of (a) its Applicable Percentage of the aggregate principal amount of all Swingline Loans outstanding at such time (excluding, in the case of any Lender that is a Swingline Lender, Swingline Loans made by it that are outstanding at such time to the extent that the other Lenders shall not have funded their participations in such Swingline Loans), adjusted to give effect to any reallocation under Section 2.16 of the Swingline Exposure of Defaulting Lenders in effect at such time, and (b) in the case of any Lender that is a Swingline Lender, the aggregate principal amount of all Swingline Loans made by such Lender outstanding at such time, less the amount of participations funded by the other Lenders in such Swingline Loans.

“Swingline Lender” means each of JPMorgan and Bank of America, N.A. (or any of their designated branch offices or affiliates), each in their capacity as a lender of Swingline Loans hereunder, and any other Revolving Lender (or its designated branch office or affiliate) that agrees to issue Swingline Loans from time to time after the Closing Date.

“Swingline Loan” means a Loan made pursuant to Section 2.01(a)(iii).

“Swingline Sublimit” means the aggregate amount of the Swingline Lenders’ Swingline Commitments. The initial aggregate amount of the Swingline Sublimit is $150,000,000.

“Syneos Health” has the meaning assigned to such term in the preamble to this Agreement.

“Syneos Refinancing” means the refinancing of the outstanding Indebtedness under the Existing Credit Agreement.

“Taxes” means all present and future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term A Loan” means the Initial Term A Loans and any Additional Term Loans that are Customary Term A Loans.

“Term B Loan” means the Initial Term B Loans and any Additional Term Loans that are Customary Term B Loans.

“Term B Loan Installment Date” has the meaning assigned to such term in Section 2.10(a)(iii).

“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Term SOFR Rate, the Adjusted EURIBOR Rate, CDOR or the Adjusted TIBOR Rate (other than for the avoidance of doubt, a rate determined by reference to clause (c) of the definition of “Alternate Base Rate”).

“Term Commitment” means any Initial Term Loan Commitment and any Additional Term Loan Commitment.

“Term Facility” means the Term Loans provided to or for the benefit of the Borrowers pursuant to the terms of this Agreement.

“Term Lender” means any Initial Term Lender and any Additional Term Lender.

“Term Loan” means the Initial Term Loans and, if applicable, any Additional Term Loans.

“Term SOFR Determination Day” has the meaning assigned to it under the definition of Term SOFR Reference Rate.

“Term SOFR Rate” means, with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Reference Rate”  means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR.  If by 5:00 pm on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Termination Date” has the meaning assigned to such term in the lead-in to Article 5.

“Test Period” means, as of any date, (a) for purposes of determining actual compliance with Section 6.13(a), the period of four consecutive Fiscal Quarters then most recently ended for which financial statements under Section 5.01(a) or Section 5.01(b), as applicable, have been delivered (or are required to have been delivered) and (b) for any other purpose, the period of four consecutive Fiscal Quarters then most recently ended for which financial statements of the type described in Section 5.01(a) or Section 5.01(b), as applicable, have been delivered (or are required to have been delivered) or, if earlier, are internally available; it being understood and agreed that prior to the first delivery (or required delivery) of financial statements of Section 5.01(a), “Test Period” means the period of four consecutive Fiscal Quarters most recently ended for which pro forma consolidated financial statements of the Administrative Borrower are included in the Proxy Statement delivered pursuant to Section 4.01.

“THL” means Thomas H. Lee Partners, L.P. and its Affiliates.

“Threshold Amount” means $150,000,000.

“TIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Yen and for any Interest Period, the TIBOR Screen Rate two Business Days prior to the commencement of such Interest Period.

“TIBOR Screen Rate” means the Tokyo interbank offered rate administered by the Ippan Shadan Hojin JBA TIBOR Administration (or any other person which takes over the administration of that rate) for the relevant currency and period displayed on page DTIBOR01 of the Reuters screen (or, in the event such rate does not appear on such Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as selected by the

Administrative Agent from time to time in its reasonable discretion) as published at approximately 1:00 p.m. Japan time two Business Days prior to the commencement of such Interest Period.

“Total Leverage Ratio” means the ratio, as of any date, of (a) Consolidated Total Debt outstanding as of the last day of the Test Period then most recently ended to (b) Consolidated Adjusted EBITDA for the Test Period then most recently ended, in each case of the Administrative Borrower and its Restricted Subsidiaries on a consolidated basis.

“Total Revolving Credit Commitment” means, at any time, the aggregate amount of the Revolving Credit Commitments, as in effect at such time.

“Trademark” means any and all trademarks throughout the world, including the following:  (a) all trademarks (including service marks), common law marks, trade names, trade dress, domain names, corporate names and logos, slogans and other indicia of origin under the Requirements of Law of any jurisdiction in the world, and the registrations and applications for registration thereof and all goodwill of the business symbolized by the foregoing; (b) all renewals of the foregoing; (c) all income, royalties, damages, and payments now or hereafter due or payable with respect thereto, including damages, claims, and payments for past and future infringements thereof; (d) all rights to sue for past, present, and future infringements of the foregoing, including the right to settle suits involving claims and demands for royalties owing; and (e) all rights corresponding to any of the foregoing.

“Transaction Costs” means fees, premiums, expenses and other transaction costs (including original issue discount or upfront fees) payable or otherwise borne by any Parent Company, the Administrative Borrower and/or its subsidiaries in connection with the Transactions and the transactions contemplated thereby.

“Transactions” means, collectively, (a) the execution, delivery and performance by the Loan Parties of the applicable Loan Documents to which they are a party and the Borrowing of Loans hereunder on the Closing Date, (b) the borrowing of the Initial Term A Loans and Revolving Loans, if any, hereunder, and the use of proceeds thereof, in each case, on the Closing Date and (c) the payment of the Transaction Costs.

“Treasury Capital Stock” has the meaning assigned to such term in Section 6.04(a)(viii).

“Treasury Regulations” means the U.S. federal income tax regulations promulgated under the Code.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Term SOFR Rate, the Adjusted EURIBOR Rate, CDOR, the Adjusted TIBOR Rate, the Alternate Base Rate or the Adjusted Daily Simple RFR.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the creation or perfection of security interests.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unrestricted Cash Amount” means, as to any Person on any date of determination, the amount of (a) unrestricted Cash and Cash Equivalents of such Person whether or not held in a Deposit Account pledged to secure the Secured Obligations and (b) Cash and Cash Equivalents of such Person that are restricted in favor of the Credit Facilities (which may also include Cash and Cash Equivalents securing other Indebtedness that is secured by a Lien on Collateral along with the Credit Facilities), in each case as determined in accordance with GAAP.

“Unrestricted Subsidiary” means any subsidiary of the Administrative Borrower that is listed on Schedule 5.10 hereto or designated by the Administrative Borrower as an Unrestricted Subsidiary after the Closing Date pursuant to Section 5.10 and any subsidiary of any Unrestricted Subsidiary.  For the avoidance of doubt, no Borrower may at any time be designated as an Unrestricted Subsidiary.

“U.S.” or “United States” means the United States of America.

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required scheduled payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness; provided that the effect of any prepayment made in respect of such Indebtedness shall be disregarded in making such calculation.

“Wholly-Owned Subsidiary” of any Person means a subsidiary of such Person, 100% of the Capital Stock of which (other than directors’ qualifying shares or shares required by Requirements of Law to be owned by a resident of the relevant jurisdiction) shall be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

“Withdrawal Liability” means the liability to any Multiemployer Plan as the result of a “complete” or “partial” withdrawal by the Administrative Borrower or any Restricted Subsidiary or any ERISA Affiliate from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02.Classification of Loans and Borrowings

.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., an “Initial Term Loan”) or by Type (e.g., a “Term Benchmark Loan”) or by Class and Type (e.g., a “Term Benchmark Loan Initial Term Loan”).  Borrowings also may be classified and referred to by Class (e.g., a “Term Benchmark Loan Borrowing”) or by Type (e.g., an “Term Benchmark Borrowing”) or by Class and Type (e.g., a “Term Benchmark Loan Initial Term Borrowing”).

Section 1.03.Terms Generally

.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein or in any Loan Document (including any Loan Document and/or the Senior Unsecured Notes Indenture) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified or extended, replaced or refinanced (subject to any restrictions or qualifications on such amendments, restatements, amendment and restatements, supplements or modifications or extensions, replacements or refinancings set forth herein), (b) any reference to any Requirement of Law in any Loan Document shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing, superseding or interpreting such Requirement of Law, (c) any reference herein or in any Loan Document to any Person shall be construed to include such Person’s successors and permitted assigns, (d) the words “herein,” “hereof” and “hereunder,” and words of similar import, when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision hereof, (e) all references herein or in any Loan Document to Articles, Sections, clauses, paragraphs, Exhibits and Schedules shall be construed to refer to Articles, Sections, clauses and paragraphs of, and Exhibits and Schedules to, such Loan Document, (f) in the computation of periods of time in any Loan Document from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” mean “to but excluding” and the word “through” means “to and including” and (g) the words “asset” and “property”, when used in any Loan Document, shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including Cash, securities, accounts and contract rights.  For purposes of determining compliance at any time with Sections 6.01, 6.02, 6.04, 6.05, 6.06, 6.07 and 6.09, in the event that any Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Burdensome Agreement, Investment, Disposition or Affiliate Transaction, as applicable, meets the criteria of more than one of the categories of transactions or items permitted pursuant to any clause of such Sections 6.01 (other than Sections 6.01(a), (x) and (z)), 6.02 (other than Sections 6.02(a) and (t)), 6.04, 6.05, 6.06, 6.07 and 6.09, the Administrative Borrower, in its sole discretion, may, from time to time, classify or reclassify such transaction or item (or portion thereof) under one or more clauses of each such Section and will only be required to include the amount and type of such transaction (or portion thereof) in any one category; provided that (i) upon delivery of any financial statements pursuant to Section 5.01(a) or (b) following the initial incurrence of any portion of any Indebtedness incurred under Section 6.01(a) through (ff) (other than Section 6.01(a), (x) or (z)) (such portion of such Indebtedness, the “Subject Indebtedness”), if any such Subject Indebtedness could, based on such financial statements, have been incurred in reliance on Section 6.01(w), such Subject Indebtedness shall automatically be reclassified as having been incurred under the applicable provisions of Section 6.01(w) (in each case, subject to any other applicable provision of Section 6.01(w) and, in the case of any Subject Indebtedness incurred by any Restricted Subsidiary that is not a Loan Party, to availability under the Non-Loan Party Cap) and any associated Lien will be deemed to have been permitted under Section 6.02(s) upon any such reclassification and (ii) upon delivery of any financial statements pursuant to Section 5.01(a) or (b) following the making of any Investment under Sections 6.06(a) through (dd), if all or any portion of such Investment could, based on such financial statements, have been made in reliance on Section 6.06(cc), such Investment (or the relevant portion thereof) shall automatically be reclassified as having been made in reliance on Section 6.06(cc).  It is understood and agreed that any Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Burdensome Agreement, Investment, Disposition and/or Affiliate transaction need not be permitted solely by reference to one category of permitted Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Burdensome Agreement, Investment, Disposition and/or Affiliate transaction under Sections 6.01, 6.02, 6.04, 6.05, 6.06, 6.07 or 6.09, respectively, but may instead be permitted in part under any combination thereof.  For purposes of any amount herein expressed as “the greater of” a specified fixed amount and a percentage of Consolidated Adjusted EBITDA, “Consolidated Adjusted EBITDA” shall be deemed to refer to Consolidated Adjusted EBITDA of the Administrative Borrower and its Restricted Subsidiaries.

Section 1.04.Accounting Terms; GAAP

.

(a)(i)  All financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP as in effect from time to time and, except as otherwise expressly provided herein, all terms of an accounting or financial nature that are used in calculating the Total Leverage Ratio, the First Lien Leverage Ratio, the Secured Leverage Ratio, the Interest Coverage Ratio, Consolidated Adjusted EBITDA or Consolidated Total Assets shall be construed and interpreted in accordance with GAAP, as in effect from time to time; provided that (A) if any change to GAAP or in the application thereof (including the conversion to IFRS as described below) is implemented after the date of delivery of the financial statements described in Section 3.04(a) and/or there is any change in the functional currency reflected in the financial statements or (B) if the Administrative Borrower elects or is required to report under IFRS, the Administrative Borrower or the Required Lenders may request to amend the relevant affected provisions hereof (whether or not the request for such amendment is delivered before or after the relevant change or election) to eliminate the effect of such change or election, as the case may be, on the operation of such provisions and (x) the Administrative Borrower and the Administrative Agent shall negotiate in good faith to enter into an amendment of the relevant affected provisions (it being understood that no amendment or similar fee shall be payable to the Administrative Agent or any Lender in connection therewith) to preserve the original intent thereof in light of the applicable change or election, as the case may be, (y) the relevant affected provisions shall be interpreted on the basis of GAAP and the currency, in each case, as in effect and applied immediately prior to the applicable change or election, as the case may be, until the request for amendment has been withdrawn by the Administrative Borrower or the Required Lenders, as applicable, or this Agreement has been amended as contemplated hereby and (z) after giving effect to any such amendment, the term “GAAP” as used herein shall be deemed to be a reference to IFRS; it being understood and agreed that the Administrative Borrower may not convert to GAAP after exercising its right or complying with any requirement to report under IFRS in accordance with clause (B) above.

(i)All terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification, International Accounting Standard or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Administrative Borrower or any subsidiary at “fair value,” as defined therein and (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification, International Accounting Standard or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

(b)Notwithstanding anything to the contrary contained in paragraph (a) above or in the definition of “Capital Lease,” in the event of an accounting change requiring all leases to be capitalized, only those leases (assuming for purposes hereof that such leases were in existence on the date hereof) that would constitute Capital Leases (including leases that are classified as “Financing Leases” for purposes of GAAP) in conformity with GAAP on the date hereof shall be considered Capital Leases, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith.

Section 1.05.Effectuation of Transactions

.  Each of the representations and warranties contained in this Agreement (and all corresponding definitions) is made after giving effect to the Transactions, unless the context otherwise requires.

Section 1.06.Timing of Payment or Performance

.  When payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or required on a day which is not a Business Day, the date of such payment (other than as described in the definition of “Interest Period”) or performance shall extend to the immediately succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

Section 1.07.Times of Day

.  Unless otherwise specified herein, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

Section 1.08.Currency Equivalents Generally

.  (a) Notwithstanding anything to the contrary in clause (b) below, for purposes of any determination under Article 5, Article 6 (other than Section 6.13(a) and the calculation of compliance with any financial ratio for purposes of taking any action hereunder) or Article 7 with respect to the amount of any Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment, Disposition, Sale and Lease-Back Transaction, Affiliate transaction or other transaction, event or circumstance, or any determination under any other provision of this Agreement, (any of the foregoing, a “specified transaction”), in a currency other than Dollars, (i) the equivalent amount in Dollars of a specified transaction in a currency other than Dollars shall be calculated based on the rate of exchange quoted by the Bloomberg Foreign Exchange Rates & World Currencies Page (or any successor page thereto, or in the event such rate does not appear on any Bloomberg Page, by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Administrative Borrower) for such foreign currency, as in effect at 11:00 a.m. (London time) on the date of such specified transaction (which, in the case of any Restricted Payment, shall be deemed to be the date of the declaration thereof and, in the case of the incurrence of Indebtedness, shall be deemed to be on the date first committed); provided, that if any Indebtedness is incurred (and, if applicable, associated Lien granted) to refinance or replace other Indebtedness denominated in a currency other than Dollars, and the relevant refinancing or replacement would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing or replacement, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing or replacement Indebtedness (and, if applicable, associated Lien granted) does not exceed an amount sufficient to repay the principal amount of such Indebtedness being refinanced or replaced, except by an amount equal to (x) unpaid accrued interest and premiums (including tender premiums) thereon plus other reasonable and customary fees and expenses (including upfront fees and original issue discount) incurred in connection with such refinancing or replacement, (y) any existing commitments unutilized thereunder and (z) additional amounts permitted to be incurred under Section 6.01 and (ii) for the avoidance of doubt, no Default or Event of Default shall be deemed to have occurred solely as a result of a change in the rate of currency exchange occurring after the time of any specified transaction so long as such specified transaction was permitted at the time incurred, made, acquired, committed, entered or declared as set forth in clause (i).  For purposes of Section 6.13(a) and the calculation of compliance with any financial ratio for purposes of taking any action hereunder (including for purposes of calculating availability under the Incremental Cap), on any relevant date of determination, amounts denominated in currencies other than Dollars shall be translated into Dollars at the applicable currency exchange rate used in preparing the financial statements delivered pursuant to Sections 5.01(a) or (b) (or, prior to the first such delivery, the financial statements referred to in Section 3.04), as applicable, for the relevant Test Period; provided that the amount of any Indebtedness that is subject to a Debt FX Hedge shall be determined in accordance with the definition of “Consolidated Total Debt”.  Notwithstanding the foregoing or anything to the contrary herein, to the extent that the Administrative Borrower would not be in compliance with Section 6.13(a) if any Indebtedness denominated in a currency other than Dollars were to be translated into Dollars on the basis of the applicable currency exchange rate used in preparing the financial statements delivered pursuant to Section 5.01(a) or (b), as applicable, for the relevant Test Period, but would be in compliance with Section 6.13(a) if such Indebtedness that is denominated in a currency other than in Dollars were instead translated into Dollars on the basis of the average relevant currency exchange rates over such Test Period (taking into account the currency translation effects, determined in accordance with GAAP, of any Hedge Agreement permitted hereunder in respect of currency exchange risks with respect to the applicable currency in effect on the date of determination for the Dollar equivalent amount of such Indebtedness), then, solely for purposes of compliance with Section 6.13(a), the First Lien Leverage

Ratio as of the last day of such Test Period shall be calculated on the basis of such average relevant currency exchange rates; provided that the amount of any Indebtedness that is subject to a Debt FX Hedge shall be determined in accordance with the definition of “Consolidated Total Debt”.

(a)Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify with the Administrative Borrower’s consent to appropriately reflect a change in currency of any country and any relevant market convention or practice relating to such change in currency.

(b)The Administrative Agent shall determine the Spot Rate as of each Revaluation Date to be used for calculating the Dollar Equivalent amount of any Revolving Loan and/or Letter of Credit that is denominated in any Alternate Currency.  The Spot Rate shall become effective as of such Revaluation Date and shall be the Spot Rate employed in converting any amount between any Alternate Currency and Dollars until the next occurring Revaluation Date.

Section 1.09.Cashless Rollovers

.  Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, to the extent that any Lender extends the maturity date of, or replaces, renews or refinances, any of its then-existing Loans with Incremental Loans, Replacement Term Loans, Loans in connection with any Replacement Revolving Facility, Extended Term Loans, Extended Revolving Loans or loans incurred under a new credit facility, in each case, to the extent such extension, replacement, renewal or refinancing is effected by means of a “cashless roll” by such Lender, such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or any other Loan Document that such payment be made “in Dollars”, “in immediately available funds”, “in Cash” or any other similar requirement.

Section 1.10.Certain Calculations and Tests

.

(a)Notwithstanding anything to the contrary herein, but subject to Sections 1.10(b), (c) and (d), all financial ratios and tests (including the Total Leverage Ratio, the First Lien Leverage Ratio, the Secured Leverage Ratio, the Interest Coverage Ratio and the amount of Consolidated Total Assets and Consolidated Adjusted EBITDA (other than, for the avoidance of doubt, for purposes of calculating Excess Cash Flow)) contained in this Agreement that are calculated with respect to any Test Period during which any Subject Transaction occurs shall be calculated with respect to such Test Period and such Subject Transaction on a Pro Forma Basis.  Further, if since the beginning of any such Test Period and on or prior to the date of any required calculation of any financial ratio or test (x) any Subject Transaction has occurred or (y) any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Administrative Borrower or any of its Restricted Subsidiaries or any joint venture since the beginning of such Test Period has consummated any Subject Transaction, then, in each case, any applicable financial ratio or test shall be calculated on a Pro Forma Basis for such Test Period as if such Subject Transaction had occurred at the beginning of the applicable Test Period (or, in the case of Consolidated Total Assets (or with respect to any determination pertaining to the balance sheet, including the acquisition of Cash and Cash Equivalents), as of the last day of such Test Period), it being understood, for the avoidance of doubt, that solely for purposes of calculating (x) quarterly compliance with Section 6.13(a) and (y) the First Lien Leverage Ratio for purposes of the definition of “Applicable Rate” and “Commitment Fee Rate”, the date of the required calculation shall be the last day of the Test Period, and no Subject Transaction occurring thereafter shall be taken into account.

(b)Notwithstanding anything to the contrary herein (including in connection with any calculation made on a Pro Forma Basis), to the extent that the terms of this Agreement require (i) compliance with any financial ratio or test (including, without limitation, Section 6.13(a) hereof, any First Lien Leverage Ratio test, any Secured Leverage Ratio test, any Total Leverage Ratio test and/or any Interest Coverage Ratio test) and/or any cap expressed as a percentage of Consolidated Adjusted EBITDA and/or Consolidated Total Assets or (ii) the absence of a Default or Event of Default (or any type of Default or Event of Default) as a condition to (A) the consummation of any transaction in connection with any acquisition or similar Investment (including the assumption or incurrence of Indebtedness), (B) the making of any Restricted Payment and/or (C) the making of any Restricted Debt Payment, the determination of whether the relevant condition is satisfied may be made, at the election of the Administrative Borrower, (1) in the case of any acquisition or similar Investment, at the time of (on the basis of the financial statements for the most recently ended Test Period at such time) either (x) in the case of any Limited Condition Acquisition, the execution of the definitive agreement with respect to such acquisition or Investment or (y) the consummation of such acquisition or Investment, (2) in the case of any Restricted Payment, at the time of (on the basis of the financial statements for the most recently ended Test Period at such time) (x) the declaration of such Restricted Payment (so long as such Restricted Payment is made within 60 days of such declaration) or (y) the making of such Restricted Payment and (3) in the case of any Restricted Debt Payment, at the time of (on the basis of the financial statements for the most recently ended Test Period at such time) (x) with respect to any Restricted Debt Payment for which irrevocable notice must be given, delivery of irrevocable (which may be conditional) notice with respect to such Restricted Debt Payment or (y) the making of such Restricted Debt Payment, in each case, after giving effect, on a Pro Forma Basis, to (I) the relevant acquisition or similar Investment, Restricted Payment and/or Restricted Debt Payment and (II) any other acquisition or similar Investment, Restricted Payment or Restricted Debt Payment that has not been consummated but with respect to which the Administrative Borrower has elected to test any applicable condition prior to the date of consummation in accordance with this Section 1.10(b).

(c)For purposes of determining the permissibility of any action, change, transaction or event that requires a calculation of any financial ratio or test (including, without limitation, Section 6.13(a) hereof, any First Lien Leverage Ratio test, any Secured Leverage Ratio test, any Total Leverage Ratio test and/or any Interest Coverage Ratio test and/or the amount of Consolidated Adjusted EBITDA or Consolidated Total Assets), such financial ratio or test shall be calculated at the time such action is taken (subject to clause (a) above), such change is made, such transaction is consummated or such event occurs, as the case may be, and no Default or Event of Default shall be deemed to have occurred solely as a result of a change in such financial ratio or test occurring after the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be.

(d)Notwithstanding anything to the contrary herein, with respect to any amount incurred or transaction entered into (or consummated) in reliance on a provision of this Agreement that does not require compliance with a financial ratio or test (including, without limitation, Section 6.13(a) hereof, any First Lien Leverage Ratio test, any Secured Leverage Ratio test, any Total Leverage Ratio test and/or any Interest Coverage Ratio test) (any such amount, including any amount drawn under the Revolving Facility, a “Fixed Amount”) substantially concurrently with any amount incurred or transaction entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with a financial ratio or test (including, without limitation, Section 6.13(a) hereof, any First Lien Leverage Ratio test, any Secured Leverage Ratio test, any Total Leverage Ratio test and/or any Interest Coverage Ratio test) (any such amount, an “Incurrence-Based Amount”), it is understood and agreed that (i)  any Fixed Amount shall be disregarded in the calculation of the financial ratio or test applicable to the relevant Incurrence-Based Amount and (ii) except as provided in clause (i), pro forma effect shall be given to the entire transaction.

(e)The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a balance sheet of the Administrative Borrower dated such date prepared in accordance with GAAP.

(f)The increase in any amount secured by any Lien by virtue of the accrual of interest, the accretion of accreted value, the payment of interest or a dividend in the form of additional Indebtedness, amortization of original issue discount and/or any increase in the amount of Indebtedness outstanding solely as a result of any fluctuation in the exchange rate of any applicable currency will not be deemed to be the granting of a Lien for purposes of Section 6.02.

Section 1.11.Additional Alternate Currencies

.

(a)The Administrative Borrower may from time to time request that Revolving Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternate Currency”; provided that the relevant requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars.  In the case of any such request with respect to the making of Revolving Loans, such request shall be subject to the approval of the Administrative Agent and the Revolving Lenders; and, in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the applicable Issuing Bank.

(b)Any such request shall be made to the Administrative Agent not later than 11:00 a.m. 10 Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the relevant Issuing Bank, in its or their sole discretion).  In the case of any such request pertaining to Revolving Loans, the Administrative Agent shall promptly notify each Revolving Lender thereof, in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the relevant Issuing Bank thereof.  Each such Revolving Lender (in the case of any such request pertaining to Revolving Loans), the relevant Issuing Bank (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., five Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Revolving Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(c)Any failure by any Revolving Lender or the relevant Issuing Bank, as the case may be, to respond to such request within the time period specified in the preceding paragraph (b) shall be deemed to be a refusal by such Revolving Lender or Issuing Bank, as the case may be, to permit Revolving Loans to be made or Letters of Credit to be issued, as applicable, in such requested currency.  If the Administrative Agent and all the Revolving Lenders that would be obligated to make Credit Extensions denominated in such requested currency consent to making Revolving Loans in such requested currency, the Administrative Agent shall so notify the Administrative Borrower, and such currency shall thereupon be deemed for all purposes to be an Alternate Currency hereunder for purposes of any Borrowing of Revolving Loans; and if the Administrative Agent and the relevant Issuing Bank consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Administrative Borrower and such currency shall thereupon be deemed for all purposes to be an Alternate Currency hereunder for purposes of any Letter of Credit issuances.  If the Administrative Agent fails to obtain the requisite consent to any request for an additional currency under this Section 1.11, the Administrative Agent shall promptly so notify the Administrative Borrower.  Notwithstanding anything to the contrary herein, and subject to Section 2.14, to the extent that the Term Benchmark and/or the Alternate Base Rate is not applicable to or available with respect to any Revolving Loan denominated in any Alternate Currency, the components of the interest rate applicable to such Revolving Loan shall be separately agreed by the Administrative Borrower and the Administrative Agent.

Section 1.12.Divisions

. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

Section 1.13.Letter of Credit Amounts

. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the amount of such Letter of Credit available to be drawn at such time; provided that with respect to any Letter of Credit that, by its terms, provides for one or more automatic increases in the available amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum amount is available to be drawn at such time.

ARTICLE 2THE CREDITS

Section 2.01.Commitments

.

(a)Subject to the terms and conditions set forth herein (i) each Initial Term A Lender severally, and not jointly, agrees to make initial term A loans to the Borrowers (the proceeds of which may be allocated between the Borrowers) on the Closing Date in Dollars in a principal amount not to exceed its Initial Term A Loan Commitment, and (ii) each Initial Revolving Lender severally, and not jointly, agrees to make Initial Revolving Loans to the Borrowers (or any Borrower) in Dollars or any applicable Alternate Currency at any time and from time to time on and after the Closing Date, and until the earlier of the Initial Revolving Credit Maturity Date and the termination of the Initial Revolving Credit Commitment of such Initial Revolving Lender in accordance with the terms hereof (the “Revolver Availability Period”); provided that, after giving effect to any Borrowing of Initial Revolving Loans, the Outstanding Amount of such Initial Revolving Lender’s Initial Revolving Credit Exposure shall not exceed such Initial Revolving Lender’s Initial Revolving Credit Commitment and (iii) from time to time during the Revolver Availability Period, each Swingline Lender severally agrees to make Swingline Loans to the Borrower, in Dollars, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans made by such Swingline Lender exceeding such Swingline Lender’s Swingline Commitment or (ii) any Lender’s Revolving Credit Exposure exceeding its Revolving Credit Commitment; provided that a Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan.  Within the foregoing limits and subject to the terms, conditions and limitations set forth herein, the Borrowers may borrow, pay or prepay and re-borrow Revolving Loans.  Amounts paid or prepaid in respect of the Term A Loans and Initial Term B Loans may not be re-borrowed.

(b)Subject to the terms and conditions of this Agreement and any applicable Refinancing Amendment, Extension Amendment or Incremental Facility Amendment, each Lender with an Additional Commitment of a given Class, severally and not jointly, agrees to make Additional Loans of such Class to the Borrowers, which Loans shall not exceed for any such Lender at the time of any incurrence thereof the Additional Commitment of such Class of such Lender as set forth in the applicable Refinancing Amendment, Extension Amendment or Incremental Facility Amendment.

Section 2.02.Loans and Borrowings

.

(a)Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class.  The Loans and the Revolving Credit Commitments may be allocated among the Borrowers by the Administrative Borrower at its sole discretion.

(b)Subject to Section 2.01 and Section 2.14, (i) each Borrowing denominated in Dollars (including for the avoidance of doubt, any Swingline Borrowing) shall be comprised entirely of ABR Loans, Term Benchmark Loans or RFR Loans (including One-Week Loans), as applicable and (ii) each Borrowing denominated in an Alternate Currency, shall be comprised entirely of Term Benchmark Loans or RFR Loans, as applicable, in each case of the same Agreed Currency, as the Borrowers may request in accordance herewith. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that (x) any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement, (y) such Loan shall be deemed to have been made and held by such Lender, and the obligation of the Borrowers to repay such Loan shall nevertheless be to such Lender for the account of such domestic or foreign branch or Affiliate of such Lender and (z) in exercising such option, such Lender shall use reasonable efforts to minimize increased costs to the Borrowers resulting therefrom (which obligation of such Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it otherwise determines would be disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 2.15 shall apply); provided further, that no such domestic or foreign branch or Affiliate of such Lender shall be entitled to any greater indemnification under Section 2.17 in respect of any withholding tax with respect to such Loan than that to which the applicable Lender was entitled on the date on which such Loan was made (except in connection with any indemnification entitlement arising as a result of any Change in Law after the date on which such Loan was made).

(c)At the commencement of each Interest Period for any Term Benchmark Borrowing or any One-Week Borrowing, such Borrowing shall be in an aggregate principal amount that is an integral multiple of the Dollar Equivalent of $100,000 and not less than the Dollar Equivalent of $500,000.  At the time that each ABR Revolving Loan Borrowing and/or RFR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Dollar Equivalent of $100,000 and not less than the Dollar Equivalent of $500,000; provided that an ABR Revolving Loan Borrowing may be in an aggregate amount that is equal to the entire aggregate unused Revolving Credit Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e). Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 15 different Interest Periods in effect for Term Benchmark Borrowings and/or One-Week Borrowings (or such greater number of different Interest Periods as the Administrative Agent may agree from time to time).

(d)Notwithstanding any other provision of this Agreement, the Borrowers shall not, nor shall they be entitled to, request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date applicable to the relevant Loans.

Section 2.03.Requests for Borrowings

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(a)Each Term Loan Borrowing, each Revolving Loan Borrowing, each conversion of Term Loans or Revolving Loans from one Type to the other, and each continuation of Term Benchmark Loans or One-Week Loans shall be made upon irrevocable notice by the Administrative Borrower to the Administrative Agent, which may be given by (A) telephone or (B) a Borrowing Request; provided that any telephonic notice must be promptly confirmed in writing by delivery to the Administrative Agent of a Borrowing Request (provided that notices in respect of the Term Loan Borrowings and/or any Revolving Loan Borrowing (x) to be made on the Closing Date and (y) to be made in connection with any acquisition, investment or irrevocable repayment or redemption of Indebtedness may be conditioned on the closing of such Permitted Acquisition, permitted Investment or permitted irrevocable repayment or redemption of Indebtedness). Each such notice must be in the form of a Borrowing Request or Interest Election Request, as the case may be, appropriately completed and signed by a Responsible Officer of the Administrative Borrower or by telephone (and promptly confirmed by delivery of a written Borrowing Request or Interest Election Request, appropriately completed and signed by a Responsible Officer of the Administrative Borrower) and must be received by the Administrative Agent (by hand delivery, fax or other electronic transmission (including “.pdf” or “.tiff”)) not later than

(i)other than in case of any Borrowing, continuation or conversation pursuant to clauses (ii) through (v) below, 3:00 p.m. New York City time three (3) Business Days prior to the requested date of any Borrowing of or continuation of Term Benchmark Loans or One-Week Loans (or (x) two (2) Business Days in the case of any Term Benchmark Borrowing to be made on the Closing Date and (y) four (4) Business Days in the case of any Term Benchmark Borrowing in any Alternate Currency other than Sterling, Euros, Canadian Dollars or Yen) or any conversion of ABR Loans to Term Benchmark Loans,

(ii)12:00 p.m. New York City time on the requested date of any Borrowing of or conversion to ABR Loans (or, in each case, such later time as is reasonably acceptable to the Administrative Agent),

(iii)in the case of a Term Benchmark Borrowing denominated in Euros, Canadian Dollars or Yen, not later than 12:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing,

(iv)in the case of an RFR Borrowing denominated in Dollars, not later than 3:00 p.m., New York City time, three (3) U.S. Government Securities Business Days before the date of the proposed Borrowing,

(v)in the case of an RFR Borrowing denominated in Sterling, not later than 11:00 a.m., London time, five (5) RFR Business Days before the date of the proposed Borrowing

(vi)in the case of an RFR Borrowing denominated in Singapore Dollars, not later than 11:00 a.m., London time, five (5) RFR Business Days before the date of the proposed Borrowing; and

(vii)in the case of a Swingline Borrowing, 12:00 noon, New York City time on the date of the proposed borrowing;

provided that, if the Administrative Borrower wishes to request Term Benchmark Loans having an Interest Period of other than one, three or six months in duration as provided in the definition of “Interest Period”

(A) the applicable notice from the Administrative Borrower must be received by the Administrative Agent not later than 3:00 p.m. four (4) Business Days prior to the requested date of the relevant Borrowing (or such later time as is reasonably acceptable to the Administrative Agent), conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the appropriate Lenders of such request and determine whether the requested Interest Period is available to them and

(B) not later than 12:00 p.m. three (3) Business Days before the requested date of the relevant Borrowing, conversion or continuation, the Administrative Agent shall notify the Administrative Borrower whether or not the requested Interest Period is available to and has been approved by the appropriate Lenders (such approval not to be unreasonably withheld or delayed).

(b) Each Borrowing Request will specify the currency in which the relevant Loan will be made. If, with respect to any Loan denominated in Dollars, no election as to the Type of Borrowing is specified, then the requested Borrowing shall be a Term Benchmark Borrowing of an Interest Period of one month.  If no Interest Period is specified with respect to any requested Term Benchmark Borrowing, then the Borrowers shall be deemed to have selected an Interest Period of one month’s duration.  The Administrative Agent shall advise each Lender of the details and amount of any Loan to be made as part of the requested Borrowing (x) in the case of any ABR Borrowing, on the same Business Day of receipt of a Borrowing Request in accordance with this Section or (y) in the case of any Term Benchmark Borrowing or One-Week Borrowing, no later than one Business Day following receipt of a Borrowing Request in accordance with this Section.  No Revolving Loan may be converted into or continued as a Revolving Loan denominated in a different currency, but instead must be repaid in the currency in which such Revolving Loan was originally denominated and re-borrowed in the relevant other currency.

Section 2.04.[Reserved]

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Section 2.05.Letters of Credit

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(a)General.  Subject to the terms and conditions set forth herein, (i) each Issuing Bank agrees, in each case in reliance upon the agreements of the other Revolving Lenders set forth in this Section 2.05, (A) from time to time on any Business Day during the period from the Closing Date to the fifth Business Day prior to the

Latest Revolving Credit Maturity Date, upon the request of the Administrative Borrower, to issue Letters of Credit issued on sight basis only for the account of the Administrative Borrower and/or any of its subsidiaries (provided that one or more Borrowers will be a co-applicant) and to amend or renew Letters of Credit previously issued by it, in accordance with Section 2.05(b), and (B) to honor drafts under the Letters of Credit, and (ii) the Revolving Lenders severally agree to participate in the Letters of Credit issued pursuant to Section 2.05(d).   On and after the Closing Date, each Letter of Credit issued under the Existing Credit Agreement that remains outstanding immediately prior to the Closing Date shall be deemed to be a Letter of Credit issued hereunder on the Closing Date for all purposes under this Agreement and the other Loan Documents. No Issuing Bank shall be required to issue Commercial Letters of Credit without its consent.

(b)Notice of Issuance, Amendment, Extension; Certain Conditions.  To request the issuance of any Letter of Credit, the Administrative Borrower shall deliver to the applicable Issuing Bank and the Administrative Agent, at least three Business Days in advance of the requested date of issuance (or such shorter period as is acceptable to the applicable Issuing Bank or, in the case of any issuance to be made on the Closing Date, one Business Day prior to the Closing Date), a Letter of Credit Request.  To request an amendment or extension of an outstanding Letter of Credit (other than any automatic extension of a Letter of Credit permitted under Section 2.05(c)) the Administrative Borrower shall submit a Letter of Credit Request to the applicable Issuing Bank selected by the Administrative Borrower (with a copy to the Administrative Agent) at least three Business Days in advance of the requested date of amendment or extension (or such shorter period as is acceptable to the applicable Issuing Bank), identifying the Letter of Credit to be amended or extended, and specifying the proposed date (which shall be a Business Day) and other details of the amendment or extension.  If requested by the applicable Issuing Bank in connection with any request for any Letter of Credit, the Administrative Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Administrative Borrower to, or entered into by the Administrative Borrower with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.  No Letter of Credit, letter of credit application or other document entered into by any Borrower with any Issuing Bank relating to any Letter of Credit shall contain any representation or warranty, covenant or event of default not set forth in this Agreement (and to the extent inconsistent herewith shall be rendered null and void (or reformed automatically without further action by any Person to conform to the terms of this Agreement), and all representations and warranties, covenants and events of default set forth therein shall contain standards, qualifications, thresholds and exceptions for materiality or otherwise consistent with those set forth in this Agreement (and, to the extent inconsistent herewith, shall be deemed to automatically incorporate the applicable standards, qualifications, thresholds and exceptions set forth herein without action by any Person).  No Letter of Credit may be issued, amended or extended unless (and on the issuance, amendment or extension of each Letter of Credit the Administrative Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment or extension (i) (A) the LC Exposure does not exceed the Letter of Credit Sublimit (taking the Dollar Equivalent of the amount of any Letter of Credit denominated in an Alternate Currency), (B) with respect to any Letter of Credit to be issued by any JPMorgan Chase Bank, N.A., Bank of America, N.A., PNC Bank, N.A., Truist Bank and Wells Fargo Bank, N.A. or the aggregate undrawn amount (plus unpaid LC Disbursements) of all outstanding Letters of Credit issued by JPMorgan Chase Bank, N.A., Bank of America, N.A., PNC Bank, N.A., TruistBank and Wells Fargo Bank, N.A. does not exceed $30,000,000 in each case and (ii) (A) the aggregate amount of the Initial Revolving Credit Exposure shall not exceed the aggregate amount of the Initial Revolving Credit Commitments then in effect, (B) the aggregate amount of the Additional Revolving Credit Exposure attributable to any Class of Additional Revolving Credit Commitments does not exceed the aggregate amount of the Additional Revolving Credit Commitments of such Class then in effect and (C) if such Letter of Credit has a term that extends beyond the Maturity Date applicable to the Revolving Credit Commitments of any Class, the aggregate amount of the LC Exposure attributable to Letters of Credit expiring after such Maturity Date does not exceed the aggregate amount of the Revolving Credit Commitments then in effect that are scheduled to remain in effect after such Maturity Date.

(c)Expiration Date.  No Letter of Credit shall expire later than the earlier of (A) the date that is one year after the date of the issuance of such Letter of Credit and (B) the date that is five Business Days prior to the Latest Revolving Credit Maturity Date; provided that, any Standby Letter of Credit may provide for the automatic extension thereof for any number of additional periods of up to one year in duration (which additional periods shall not extend beyond the date referred to in the preceding clause (B) unless 102% of the then-available face amount thereof is Cash collateralized or backstopped on or before the date that such Letter of Credit is extended beyond the date referred to in clause (B) above pursuant to arrangements reasonably satisfactory to the relevant Issuing Bank).

(d)Participations.  By the issuance of any Letter of Credit (or an amendment to any Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Revolving Lenders, the applicable Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Applicable Revolving Credit Percentage of the aggregate amount available to be drawn under such Letter of Credit (in respect of any Letter of Credit issued in any Alternate Currency, expressed in the Dollar Equivalent thereof).  In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by any Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to any Borrower for any reason.  Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment or extension of any Letter of Credit or the occurrence and continuance of a Default or Event of Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)Reimbursement.

(i)If the applicable Issuing Bank makes any LC Disbursement in respect of a Letter of Credit, the relevant Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent (or, in the case of Commercial Letters of Credit, the applicable Issuing Bank) an amount equal to the amount of such LC Disbursement not later than 2:00 p.m. one Business Day following the date on which the Administrative Borrower receives notice of such LC Disbursement; provided that the Administrative Borrower may, without satisfying the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Revolving Loan Borrowing or Swingline Borrowing (any such Revolving Loan Borrowing, a “Letter of Credit Reimbursement Loan”) in an equivalent amount and, to the extent so financed, the obligation of the relevant Borrower to make such payment shall be discharged and replaced by the resulting ABR Revolving Loan Borrowing or Swingline Borrowing.  With respect to Commercial Letters of Credit, the relevant Issuing Bank shall immediately notify the Administrative Agent of any payment made by the Borrowers in accordance with the terms of the preceding sentence (without giving effect to the proviso therein).  If the relevant Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from such Borrower in respect thereof and such Revolving Lender’s Applicable Revolving Credit Percentage thereof.  Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Revolving Credit Percentage of the payment then due from the relevant Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Revolving Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Revolving Lenders.  Promptly following receipt by the Administrative Agent of any payment from any Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Revolving Lenders and such Issuing Bank as their interests may appear.

(ii)If any Revolving Lender fails to make available to the Administrative Agent for the account of the applicable Issuing Bank any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.05(e) by the time specified therein, such Issuing Bank shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Issuing Bank at a rate per annum equal to the greater of the Federal Funds Effective Rate (or, in the case of any Letter of Credit denominated in any Alternate Currency, the Administrative Agent’s customary rate for interbank advances in such Alternate Currency) from time to time in effect and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.  A certificate of the applicable Issuing Bank submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (ii) shall be conclusive absent manifest error.

(f)Obligations Absolute.  The obligation of the Borrowers to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute and unconditional and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under any Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the obligations of any Borrower hereunder.  Neither the Administrative Agent, the Revolving Lenders nor any Issuing Bank, nor any of their respective Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Bank; provided that the foregoing shall not be construed to excuse such Issuing Bank from liability to the Administrative Borrower to the extent of any direct damages suffered by any Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence, bad faith or willful misconduct on the part of applicable Issuing Bank (as determined by a final and non-appealable judgment of a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of any Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)Disbursement Procedures.  The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  Such Issuing Bank shall promptly notify the Administrative Agent and the Administrative Borrower by electronic means upon any LC Disbursement thereunder; provided that no failure to give or delay in giving such notice shall relieve any Borrower of its obligation to reimburse such Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement within the time period prescribed in Section 2.05(e).

(h)Interim Interest.  If any Issuing Bank makes any LC Disbursement, unless the relevant Borrower reimburses such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the relevant Borrower reimburses such LC Disbursement (or the date on which such

LC Disbursement is reimbursed with the proceeds of Loans, as applicable), at the rate per annum then applicable to (x) in the case of any Letter of Credit denominated in Dollars, Initial Revolving Loans that are ABR Loans and (y) in the case of any Letter of Credit denominated in any Alternate Currency, Initial Revolving Loans that are Term Benchmark Loans or RFR Loans, as applicable (or, to the extent of the participation in such LC Disbursement by any Revolving Lender of another Class, the rate per annum then applicable to the Revolving Loans of such other Class); provided that if the relevant Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(d) shall apply.  Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Revolving Lender to the extent of such payment and shall be payable on the date on which the relevant Borrower is required to reimburse the applicable LC Disbursement in full (and, thereafter, on demand).

(i)Replacement or Resignation of an Issuing Bank or Designation of New Issuing Banks.

(i)Any Issuing Bank may be replaced with the consent of the Administrative Agent (not to be unreasonably withheld or delayed) at any time by written agreement among the Administrative Borrower, the Administrative Agent and the successor Issuing Bank.  The Administrative Agent shall notify the Revolving Lenders of any such replacement of an Issuing Bank.  At the time any such replacement becomes effective, the relevant Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b)(ii).  From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require.  After the replacement of any Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(ii)The Administrative Borrower may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed) and the relevant Revolving Lender, designate one or more additional Revolving Lenders to act as an issuing bank under the terms of this Agreement.  Any Revolving Lender designated as an issuing bank pursuant to this paragraph (i) who agrees in writing to such designation shall be deemed to be an “Issuing Bank” (in addition to being a Revolving Lender) in respect of Letters of Credit issued or to be issued by such Revolving Lender, and, with respect to such Letters of Credit, such term shall thereafter apply to any other Issuing Bank and such Revolving Lender.

(iii)Notwithstanding anything to the contrary contained herein, each Issuing Bank may, upon ten days’ prior written notice to the Administrative Borrower, each other Issuing Bank and the Revolving Lenders, resign as an Issuing Bank, which resignation shall be effective as of the later of (x) the appointment of a replacement Issuing Bank and (y) the date referenced in such notice (but in no event less than ten days after the delivery of such written notice); it being understood that in the event of any such resignation, any Letter of Credit issued by the resigning Issuing Bank then outstanding shall remain outstanding (irrespective of whether any amount thereunder has been drawn at such time).  In the event of any such resignation as an Issuing Bank, the Administrative Borrower shall be entitled to appoint any Revolving Lender that accepts such appointment in writing as a successor Issuing Bank.  Upon the acceptance of any appointment as Issuing Bank hereunder, the successor Issuing Bank shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Issuing Bank, and the retiring Issuing Bank shall be discharged from its duties and obligations in such capacity hereunder.

(j)Cash Collateralization.

(i)If any Event of Default exists and the Loans have been declared due and payable in accordance with Article 7 hereof, then on the Business Day on which the Administrative Borrower receives notice from the Administrative Agent at the direction of the Required Revolving Lenders demanding the deposit of Cash collateral pursuant to this paragraph (j), the relevant Borrower shall deposit, in an interest-bearing account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders and each Issuing Bank (the “LC Collateral Account”), an amount in Cash equal to 102% of the LC Exposure as of such date (minus the amount then on deposit in the LC Collateral Account); provided that the obligation to deposit such Cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Administrative Borrower described in Section 7.01(f) or (g).

(ii)Any such deposit under clause (i) above shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations in accordance with the provisions of this paragraph (j).  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account, and the Borrowers hereby grant the Administrative Agent, for the benefit of the Secured Parties, a First Priority security interest in the LC Collateral Account.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Administrative Agent to reimburse the applicable Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of the Required Revolving Lenders) be applied to satisfy other Secured Obligations.  If any Borrower is required to provide an amount of Cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (together with all interest and other earnings with respect thereto, to the extent not applied as aforesaid) shall be returned to such Borrower promptly but in no event later than three Business Days after such Event of Default has been cured or waived.

Section 2.06.Swingline Loans

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(a)Any Swingline Lender may by written notice given to the Administrative Agent require the Lenders to acquire participations in all or a portion of its Swingline Loans outstanding.  Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate.  Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loans.  Each Lender hereby absolutely and unconditionally agrees, promptly upon receipt of such notice from the Administrative Agent (and in any event, if such notice is received by 12:00 noon, New York City time, on a Business Day no later than 5:00 p.m. New York City time on such Business Day and if received after 12:00 noon, New York City time, on a Business Day shall mean no later than 10:00 a.m. New York City time on the immediately succeeding Business Day), to pay to the Administrative Agent, for the account of such Swingline Lenders, such Lender’s Applicable Percentage of such Swingline Loans.  Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to such Swingline Lenders the amounts so received by it from the Lenders.  The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to such Swingline Lenders.  Any amounts received by a Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by such  Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to such  Swingline Lenders, as their interests may appear; provided that any such payment so remitted shall be repaid to such  Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason.  The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.  Notwithstanding the foregoing, a Lender shall not have any obligation to acquire a participation in a Swingline Loan pursuant to this paragraph if an Event of Default shall have occurred and be continuing at the time such Swingline Loan was made and such Lender shall have notified such Swingline Lender in writing, at least one Business Day prior to the time such Swingline Loan was made, that such Event of Default has occurred and that such Lender will not acquire participations in Swingline Loans made while such Event of Default is continuing.

(b)Any Swingline Lender may be replaced at any time by written agreement among the Borrower, the Administrative Agent, and the successor Swingline Lender.  The Administrative Agent shall notify the Lenders of any such replacement of a Swingline Lender.  At the time any such replacement shall become effective, the Borrower shall pay all unpaid interest accrued for the account of the replaced Swingline Lender pursuant to Section 2.13(a).  From and after the effective date of any such replacement, (x) the successor Swingline Lender shall have all the rights and obligations of the replaced Swingline Lender under this Agreement with respect to Swingline Loans made thereafter and (y) references herein to the term “Swingline Lender” shall be deemed to refer to such successor or to any previous Swingline Lender, or to such successor and all previous Swingline Lenders, as the context shall require.  After the replacement of a Swingline Lender hereunder, the replaced Swingline Lender shall remain a party hereto and shall continue to have all the rights and obligations of a Swingline Lender under this Agreement with respect to Swingline Loans made by it prior to its replacement, but shall not be required to make additional Swingline Loans.

(c)Subject to the appointment and acceptance of a successor Swingline Lender, any Swingline Lender may resign as a Swingline Lender at any time upon thirty days’ prior written notice to the Administrative Agent, the Administrative Borrower and the Lenders, in which case, such Swingline Lender shall be replaced in accordance with Section 2.06(b) above. For the avoidance of doubt, a Swingline Lender’s resignation shall not be effective until the successor Swingline Lender has assumed all the rights and obligations of the replaced Swingline Lender in accordance with Section 2.06(b) above.

Section 2.07.Funding of Borrowings

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(a)Each Lender shall make each Loan to be made by it hereunder not later than (i) 1:00 p.m., in the case of Term Benchmark Loans or One-Week Loans, (ii) 3:00 p.m., in the case of ABR Loans, in each case on the Business Day specified in the applicable Borrowing Request by wire transfer of immediately available funds to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s respective Applicable Percentage and (iii) in the case of any other Loan denominated in an Alternate Currency, by 12:00 noon, Local Time, in the city of the Administrative Agent’s Payment Office for such currency and at such Payment Office for such currency; provided that funding of Swingline Loans shall be made as provided in Section 2.06.  The Administrative Agent will make such Loans available to the Borrowers by promptly crediting the amounts so received on the same Business Day, in like funds, (x) to the account designated in the relevant Borrowing Request or as otherwise directed in writing; provided that ABR Revolving Loans (or Term Benchmark Loans in the case of any Letter of Credit denominated in any Alternate Currency) made to finance the reimbursement of any LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank (y) and in the case of any other Loan denominated in an Alternate Currency, an account of the Borrower in the relevant jurisdiction and designated by the Borrower in the applicable Borrowing Request, in the case of Loans denominated in an Alternate Currency.

(b)Unless the Administrative Agent has received notice from any Lender that such Lender will not make available to the Administrative Agent such Lender’s share of any Borrowing prior to the proposed date of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make a corresponding amount available to the relevant Borrower.  In such event, if any Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent (without duplication) such corresponding amount with interest thereon forthwith on demand for each day from and including the date such amount is made available to the relevant Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate (or, with respect to any amount denominated in any Alternate Currency, the rate of interest per annum at which overnight deposits in the applicable Alternate Currency, in an amount that is approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by the Administrative Agent in the applicable offshore interbank market for such currency) and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (including without limitation the Overnight Rate in the case of Loans denominated in an Alternate Currency) or (ii) in the case of the Borrowers, the interest rate applicable to the Loans comprising such Borrowing at such time.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing, and the obligation of the Borrowers to repay the Administrative Agent the corresponding amount pursuant to this Section 2.07(b) shall cease.  If any Borrower pays such amount to the Administrative Agent, the amount so paid shall constitute a repayment of such Borrowing by such amount.  Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or any Borrower or any other Loan Party may have against any Lender as a result of any default by such Lender hereunder.

Section 2.08.Type; Interest Elections

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(a)Each Borrowing shall initially be of the Type specified in the applicable Borrowing Request and, in the case of any Term Benchmark Borrowing (and the Interest Period for all One-Week Borrowings shall be deemed to be one (1) week), shall have the initial Interest Period specified in such Borrowing Request.  Thereafter, the Administrative Borrower may elect to convert any Borrowing to a Borrowing of a different Type or to continue such Borrowing and, in the case of a Term Benchmark Borrowing, may elect Interest Periods therefor, all as provided in this Section.  The Administrative Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders based upon their respective Applicable Percentages, and the Loans comprising each such portion shall be considered a separate Borrowing.  This Section shall not apply to Swingline Borrowings, which may not be converted.

(b)To make an election pursuant to this Section 2.08, the Administrative Borrower shall deliver an Interest Election Request in accordance with the terms of Section 2.03(a).

(c)If any such Interest Election Request requests a Term Benchmark Borrowing but does not specify an Interest Period, then the Administrative Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)Promptly following receipt of each Interest Election Request, the Administrative Agent shall advise each applicable Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)If the Administrative Borrower fails to deliver a timely Interest Election Request with respect to any Term Benchmark Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, such Borrowing shall be converted at the end of such Interest Period to an Term Benchmark Borrowing with an Interest Period of one month.  Notwithstanding anything to the contrary herein, if an Event of Default exists and the Administrative Agent, at the request of the Required Lenders, so notifies the Administrative Borrower, then, so long as such Event of Default exists (i) no outstanding Borrowing may be converted to or continued as an Term Benchmark Borrowing and (ii) unless repaid, each Term Benchmark Borrowing denominated in Dollars shall be converted to an ABR Borrowing at the end of the then-current Interest Period applicable thereto.

(f)It is understood and agreed that (i) only a Borrowing denominated in Dollars may be made in the form of, or converted into, an ABR Loan and (ii) a Borrowing denominated in an Alternate Currency may only be made in the form of, or converted into, or continued as, an Term Benchmark Loan (or such other type of Revolving Loan as may be agreed by the Administrative Agent and the Administrative Borrower pursuant to Section 1.11).  No Revolving Loan may be converted into or continued as a Revolving Loan denominated in a different currency, but instead must be prepaid in the original currency of such Revolving Loan and reborrowed in the other currency.

(g)For the avoidance of doubt, no Borrowing Request or Interest Election Request shall be deemed to request a One-Week Borrowing or a one-week Interest Period, as applicable, unless such request is expressly specified therein.

Section 2.09.Termination and Reduction of Commitments

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(a)Unless previously terminated, (i) the Initial Term Loan Commitments on the Closing Date shall automatically terminate upon the making of the Initial Term Loans on the Closing Date, (ii) the Initial Term A Loan Commitments shall automatically terminate upon the making of the Initial Term A Loans on the Closing Date, (iii) the Initial Revolving Credit Commitments shall automatically terminate on the Initial Revolving Credit Maturity Date, (iv) the Additional Term Loan Commitments of any Class shall automatically terminate upon the making of the Additional Term Loans of such Class and, if any such Additional Term Loan Commitment is not drawn on the date that such Additional Term Loan Commitment is required to be drawn pursuant to the applicable Incremental Facility Amendment, Extension Amendment or Refinancing Amendment, as applicable, the undrawn amount thereof shall automatically terminate and (v) the Additional Revolving Credit Commitments of any Class shall automatically terminate on the Maturity Date specified therefor in the applicable Incremental Facility Amendment, Extension Amendment or Refinancing Amendment, as applicable.

(b)Upon delivery of the notice required by Section 2.09(c), the Administrative Borrower may at any time terminate or from time to time reduce, the Revolving Credit Commitments of any Class; provided that (i) each reduction of the Revolving Credit Commitments of any Class shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000 and (ii) the Administrative Borrower shall not terminate or reduce the Revolving Credit Commitments of any Class if, after giving effect to any concurrent prepayment of Revolving Loans, the aggregate amount of the Revolving Credit Exposure attributable to the Revolving Credit Commitments of such Class would exceed the aggregate amount of the Revolving Credit Commitments of such Class; provided that, after the establishment of any Additional Revolving Credit Commitment, any such termination or reduction of the Revolving Credit Commitments of any Class shall be subject to the provisions set forth in Section 2.22, 2.23 and/or 9.02, as applicable. The amount of any Commitment reduction pursuant to this Section 2.09 shall not be applied to the Swingline Sublimit or any Swingline Commitment unless, after giving effect to any reduction of the Commitments, (x) the Swingline Sublimit exceeds the amount of the Revolving Facility or (y) the Swingline Commitment of any Swingline Lender exceeds such Lender’s Revolving Credit Commitment, in which case such sublimit or commitment, as applicable, shall be automatically reduced by the amount of such excess (or, in the case of clause (y) above, such amount as is otherwise necessary so that such Swingline Commitment does not exceed such Revolving Credit Commitment).

(c)The Administrative Borrower shall notify the Administrative Agent of any election to terminate or reduce any Revolving Credit Commitment under paragraph (b) of this Section in writing at least three Business Days prior to the effective date of such termination or reduction (or such later date to which the Administrative Agent may agree), specifying such election and the effective date thereof.  Promptly following receipt of any such notice, the Administrative Agent shall advise the Revolving Lenders of each applicable Class of the contents thereof.  Each notice delivered by the Administrative Borrower pursuant to this Section shall be irrevocable; provided that any such notice may state that it is conditioned upon the effectiveness of other transactions, in which case such notice may be revoked or its effectiveness deferred by the Administrative Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of any Revolving Credit Commitment pursuant to this Section 2.09 shall be permanent.  Upon any reduction of any Revolving Credit Commitment, the Revolving Credit Commitment of each Revolving Lender of the relevant Class shall be reduced by such Lender’s Applicable Percentage of such reduction amount.

Section 2.10.Repayment of Loans; Evidence of Debt

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(a)(i) The Borrowers hereby jointly and severally unconditionally promise to repay the outstanding principal amount of the Initial Term A Loans funded on the Closing Date to the Administrative Agent for the account of each applicable Term A Lender (i) on the last Business Day of each April, July, October and January prior to the Initial Term A Loan Maturity Date (each such date being referred to as a “Initial Term A Loan Installment Date”), in the principal amount set forth below for such Term A Loan Installment Date (as such payment may be reduced from time to time as a result of the application of prepayments in accordance with Section 2.11 and/or any repurchase in accordance with Section 9.05(f) or increased as a result of any increase in the amount of such Initial Term A Loans pursuant to Section 2.22(a)), and (ii) on the Initial Term A Loan Maturity Date, in an amount equal to the remainder of the principal amount of the Initial Term A Loans outstanding on such date, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.

INITIAL TERM A LOAN INSTALLMENT DATE	PRINCIPAL AMOUNT
Last Business Day of January 2023	$0
Last Business Day of April 2023	$0
Last Business Day of July 2023	$0
Last Business Day of October 2023	$0
Last Business Day of January 2024	$0
Last Business Day of April 2024	$8,437,500
Last Business Day of July 2024	$8,437,500
Last Business Day of October 2024	$16,875,000
Last Business Day of January 2025	$16,875,000
Last Business Day of April 2025	$16,875,000
Last Business Day of July 2025	$16,875,000
Last Business Day of October 2025	$16,875,000
Last Business Day of January 2026	$16,875,000
Last Business Day of April 2026	$16,875,000
Last Business Day of July 2026	$16,875,000
Last Business Day of October 2026	$16,875,000
Last Business Day of January 2027	$16,875,000
Last Business Day of April 2027	$16,875,000

INITIAL TERM A LOAN INSTALLMENT DATE	PRINCIPAL AMOUNT
Last Business Day of July 2027	$16,875,000
Maturity Date	$1,130,625,000

(i)The Borrowers hereby jointly and severally unconditionally promise to repay the outstanding principal amount of the Initial Term B Loans to the Administrative Agent for the account of each Term B Lender (i) commencing on the last Business Day of January 2023, on the last Business Day of each April, July, October and January prior to the Initial Term B Loan Maturity Date (each such date being referred to as a “Term B Loan Installment Date”), in each case in an amount equal to 0.25% of the original principal amount of the Initial Term B Loans (as such payments may be reduced from time to time as a result of the application of prepayments in accordance with Section 2.11 and/or any repurchase in accordance with Section 9.05(f)), and (ii) on the Initial Term B Loan Maturity Date, in an amount equal to the remainder of the principal amount of the Initial Term B Loans outstanding on such date, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.

(ii)The Borrowers shall, jointly and severally, repay the Additional Term Loans of any Class in such scheduled amortization installments and on such date or dates as shall be specified therefor in the applicable Incremental Facility Amendment, Extension Amendment or Refinancing Amendment (as such payments may be reduced from time to time as a result of the application of prepayments in accordance with Section 2.11 or purchases or assignments in accordance with Section 9.05(f) or increased as a result of any increase in the amount of such Additional Term Loans of such Class pursuant to Section 2.22(a)).

(b)(i) The Borrowers hereby, jointly and severally, unconditionally promise to pay, in Dollars or the relevant Alternate Currency, as applicable, (A) to the Administrative Agent for the account of each Initial Revolving Lender, the then-unpaid principal amount of the Initial Revolving Loans of such Lender on the Initial Revolving Credit Maturity Date, (B) to the Administrative Agent for the account of the Swingline Lenders the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the seventh Business Day after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, the Borrower shall repay all Swingline Loans then outstanding (but solely if the aggregate principal amount of all such Swingline Loans exceeds $50,000,000, and only amounts in excess of $50,000,000 shall be required to be repaid) with the proceeds of any such Borrowing or with cash on hand of the Borrower, in each case, other than in the case of any Swingline Loan borrowed after the date on which the Administrative Borrower has delivered a Borrowing Notice in respect of such Revolving Borrowing, in which case, such Swingline Loan shall instead be repaid on the earlier of (x) the Maturity Date in respect of such Swingline Loan and (y) the date of the next succeeding Revolving Borrowing (but, for the avoidance of doubt, solely if the aggregate principal amount of all such Swingline Loans exceeds $50,000,000, and only amounts in excess of $50,000,000 shall be required to be repaid), with the proceeds of such Revolving Borrowing or with cash on hand of the Borrower and (C) to the Administrative Agent for the account of each Additional Revolving Lender, the then-unpaid principal amount of each Additional Revolving Loan of such Additional Revolving Lender on the Maturity Date applicable thereto.

(i)On the Maturity Date applicable to the Revolving Credit Commitments of any Class, the relevant Borrower shall (A) cancel and return outstanding Letters of Credit or alternatively, with respect to each outstanding Letter of Credit, furnish to the Administrative Agent a Cash deposit equal to 102% of the amount of the LC Exposure (minus any amount then on deposit in any Cash collateral account established for the benefit of the relevant Issuing Bank) as of such date (or if reasonably satisfactory to the relevant Issuing Bank, a “backstop” letter of credit), in each case to the extent necessary so that, after giving effect thereto, the aggregate amount of the Revolving Credit Exposure attributable to the Revolving Credit Commitments of any other Class shall not exceed the Revolving

Credit Commitments of such other Class then in effect and (B) make payment in full in Cash of all accrued and unpaid fees and all reimbursable expenses and other Obligations with respect to the Revolving Facility of the applicable Class then due, together with accrued and unpaid interest (if any) thereon.

(c)Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d)The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder and the Class and Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the accounts of the Lenders or the Issuing Banks and each Lender’s or Issuing Bank’s share thereof.

(e)The entries made in the accounts maintained pursuant to paragraphs (c) and (d) of this Section 2.10 shall be prima facie evidence of the existence and amounts of the obligations recorded therein (absent manifest error); provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any manifest error therein shall not in any manner affect the obligation of any Borrower to repay the Loans in accordance with the terms of this Agreement; provided, further, that in the event of any inconsistency between the accounts maintained by the Administrative Agent pursuant to paragraph (d) of this Section 2.10 and any Lender’s records, the accounts of the Administrative Agent shall govern.

(f)Any Lender may request that any Loan made by it be evidenced by a Promissory Note.  In such event, the Borrowers shall prepare, execute and deliver to such Lender a Promissory Note that is payable to such Lender and its registered permitted assigns; it being understood and agreed that such Lender (and/or its applicable permitted assign) shall be required to return such Promissory Note to the Administrative Borrower in accordance with Section 9.05(b)(iii) and upon the occurrence of the Termination Date (or as promptly thereafter as practicable).  If any Lender is unable to return the original copy of its Promissory Note, it shall execute an affidavit of loss containing an indemnification provision that is reasonably satisfactory to the Administrative Borrower.  The obligation of each Lender to execute an affidavit of loss containing an indemnification provision that is reasonably satisfactory to the Administrative Borrower shall survive the Termination Date.

Section 2.11.Prepayment of Loans

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(a)Optional Prepayments.

(i)Upon prior notice in accordance with paragraph (a)(iii) of this Section 2.11, the Borrowers shall have the right at any time and from time to time to prepay any Borrowing of Term Loans of one or more Classes (such Class or Classes to be selected by the Administrative Borrower in its sole discretion) in whole or in part without premium or penalty (but subject (A) in the case of Borrowings of Initial Term B Loans only, to Section 2.12(e) and (B) if applicable, to Section 2.16).  Each such prepayment shall be paid to the Lenders in accordance with their respective Applicable Percentages of the relevant Class.

(ii)Upon prior notice in accordance with paragraph (a)(iii) of this Section, the Borrowers shall have the right at any time and from time to time to prepay any Borrowing of Revolving Loans of any Class, in whole or in part without premium or penalty (but subject to Section 2.16); provided that after the establishment of any Class of Additional Revolving Loans, any such prepayment of any Borrowing of Revolving Loans of any Class shall be subject to the provisions set forth in Section 2.22, 2.23 and/or 9.02, as applicable, if any, are prepaid concurrently therewith.  Each such prepayment shall be paid to the Revolving Lenders in accordance with their respective Applicable Percentages of the relevant Class.

(iii)The Administrative Borrower shall notify the Administrative Agent (and, in the case of prepayment of Swingline Loans, the Swingline Lenders) in writing of any prepayment under this Section 2.11(a) in the form of a Prepayment Notice in the case of any prepayment of (i) an Term Benchmark Borrowing, not later than 3:00 p.m. three Business Days before the date of prepayment, (ii) in the case of any prepayment of an ABR Borrowing other than Swingline Loans, not later than 12:00 p.m. one Business Day before the date of prepayment (or, in each case, such later time as to which the Administrative Agent may reasonably agree) or (iii) in the case of any prepayment of a Swingline Loans, not later than 12:00 p.m. on the date of prepayment of the Swingline Loans.  Each such Prepayment Notice shall be irrevocable (except as set forth in the proviso to this sentence) and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that any Prepayment Notice delivered by the Administrative Borrower may be conditioned upon the effectiveness of other transactions, in which case such Prepayment Notice may be revoked or its effectiveness deferred by the Administrative Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Promptly following receipt of any such Prepayment Notice relating to any Borrowing, the Administrative Agent shall advise the applicable Lenders of the contents thereof.  Each partial prepayment of any Borrowing shall be in an amount at least equal to the amount that would be permitted in the case of a Borrowing of the same Type and Class as provided in Section 2.02, or such lesser amount that is then outstanding with respect to such Borrowing being repaid (and in increments of $100,000 (or in the case of any Loan denominated in any Alternate Currency, the Dollar Equivalent of $100,000 in such Alternate Currency) in excess thereof or such lesser incremental amount that is then outstanding with respect to such Borrowing being repaid); provided that no Revolving Credit Loan that is not a Swingline Loan may be prepaid unless all Swingline Loans then outstanding, if any (but solely if the aggregate principal amount of all such Swingline Loans then outstanding exceeds $50,000,000, and only in excess of $50,000,000 shall be required to be repaid), are prepaid concurrently therewith, other than in the case of any Swingline Loan borrowed after the date on which the Administrative Borrower has delivered a prepayment notice in respect of such Revolving Borrowing, in which case, such Swingline Loan shall instead be repaid on the earlier of (x) the Maturity Date in respect of such Swingline Loan and (y) the date of the next succeeding Revolving Borrowing (but, for the avoidance of doubt, solely if the aggregate principal amount of all such Swingline Loans then outstanding exceeds $50,000,000, and only in excess of $50,000,000 shall be required to be repaid), with the proceeds of such Revolving Borrowing or with cash on hand of the Borrower. Each prepayment of Term Loans shall be applied to the Class of Term Loans specified in the applicable Prepayment Notice, and each prepayment of Term Loans of such Class made pursuant to this Section 2.11(a) shall be applied against the remaining scheduled installments of principal due in respect of the Term Loans of such Class in the manner specified by the Administrative Borrower or, in the absence of any such specification on or prior to the date of the relevant optional prepayment, in direct order of maturity.

(b)Mandatory Prepayments.

(i)No later than the fifth Business Day after the date on which the financial statements with respect to each Fiscal Year of the Administrative Borrower are required to be delivered pursuant to Section 5.01(b), commencing with the Fiscal Year ending December 31, 2022, the Borrowers shall prepay the outstanding principal amount of Subject Loans that are Term B Loans in an aggregate principal amount (the “ECF Prepayment Amount”) equal to (A) the Required Excess Cash Flow Percentage of Excess Cash Flow of the Administrative Borrower and its Restricted Subsidiaries for the Excess Cash Flow Period then ended, minus (B) at the option of the Administrative Borrower, (x) the aggregate principal amount of (I) any Term Loan and/or any Revolving Loan (and in the case of the Revolving Loans, to the extent such prepayment is accompanied by a permanent reduction of the applicable Revolving Credit Commitment) prepaid pursuant to Section 2.11(a) prior to such date and (II) any Incremental Equivalent Debt and/or Replacement Debt voluntarily prepaid, repurchased, redeemed or otherwise retired prior to such date and (y) the amount of any reduction in the outstanding principal amount of any Term Loan resulting from any purchase or assignment made in accordance with

Section 9.05(f) of this Agreement (including in connection with any Dutch Auction) prior to the date such payment is due and, in each case under this clause (y), based upon the actual amount of cash paid in connection with the relevant purchase or assignment and excluding any such optional prepayment, repurchase, redemption or retirement made during such Fiscal Year that reduced the amount required to be prepaid pursuant to this Section 2.11(b)(i) in the prior Fiscal Year (in the case of any prepayment of Revolving Loans, to the extent accompanied by a permanent reduction in the relevant Revolving Credit Commitment, and in the case of all such prepayments, to the extent that such prepayments were not financed with the proceeds of other long term funded Indebtedness (other than revolving Indebtedness) of the Administrative Borrower or its Restricted Subsidiaries; provided that no prepayment under this Section 2.11(b)(i) shall be required unless and to the extent that the amount thereof exceeds $30,000,000; provided, further, that if at the time that any such prepayment would be required, the Administrative Borrower (or any Restricted Subsidiary of the Administrative Borrower) is also required to prepay, repay or repurchase or offer to repurchase any Indebtedness that is secured on a pari passu basis with any Secured Obligation that is secured on a first lien basis pursuant to the terms of the documentation governing such Indebtedness (such Indebtedness, “Other Applicable Indebtedness”) with any portion of the ECF Prepayment Amount, then the Administrative Borrower may apply such portion of the ECF Prepayment Amount on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Loans and the relevant Other Applicable Indebtedness at such time; provided, that the portion of such ECF Prepayment Amount allocated to such Other Applicable Indebtedness shall not exceed the amount of such ECF Prepayment Amount required to be allocated to such Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such ECF Prepayment Amount shall be allocated to the Term B Loans in accordance with the terms hereof) to the prepayment of the Term B Loans and to the prepayment of the relevant Other Applicable Indebtedness, and the amount of prepayment of the Term B Loans that would have otherwise been required pursuant to this Section 2.11(b)(i) shall be reduced accordingly; provided, further, that to the extent the holders of such Other Applicable Indebtedness decline to have such indebtedness prepaid, the declined amount shall promptly (and in any event within ten Business Days after the date of such rejection) be applied to prepay the Term B Loans in accordance with the terms hereof.

(ii)No later than the fifth Business Day following the receipt of Net Proceeds in respect of any Prepayment Asset Sale or Net Insurance/Condemnation Proceeds, the Borrowers shall apply an amount equal to the Required Net Proceeds Percentage of the Net Proceeds or Net Insurance/Condemnation Proceeds received with respect thereto in excess of the threshold contained in the proviso to this clause (b)(ii) (collectively, the “Subject Proceeds”) to prepay the outstanding principal amount of Subject Loans; provided that (A) if prior to the date any such prepayment is required to be made, the Administrative Borrower notifies the Administrative Agent of its intention to reinvest the Subject Proceeds in the business (other than Cash or Cash Equivalents) of the Administrative Borrower or any of its Restricted Subsidiaries, then so long as no Event of Default then exists, the Borrowers shall not be required to make a mandatory prepayment under this clause (ii) in respect of the Subject Proceeds to the extent (x) the Subject Proceeds are so reinvested within 450 days following receipt thereof, or (y) the Administrative Borrower or any of its Restricted Subsidiaries has committed to so reinvest the Subject Proceeds during such 450-day period and the Subject Proceeds are so reinvested within 180 days after the expiration of such 450-day period; it being understood that if the Subject Proceeds have not been so reinvested prior to the expiration of the applicable period, the Borrowers shall promptly prepay the Subject Loans with the amount of Subject Proceeds not so reinvested as set forth above (without regard to the immediately preceding proviso) and (B) if, at the time that any such prepayment would be required hereunder, the Administrative Borrower or any of its Restricted Subsidiaries is required to prepay, repay or repurchase (or offer to repurchase) any Other Applicable Indebtedness, then the relevant Person may apply the Subject Proceeds on a pro rata basis to the prepayment of the Subject Loans and to the prepayment, repurchase or repayment of such Other Applicable Indebtedness (determined on the basis of the aggregate outstanding principal amount of the Subject Loans and such Other Applicable Indebtedness (or accreted amount if such Other Applicable

Indebtedness is issued with original issue discount) at such time); it being understood that (1) the portion of the Subject Proceeds allocated to such Other Applicable Indebtedness shall not exceed the amount of the Subject Proceeds required to be allocated to such Other Applicable Indebtedness pursuant to the terms thereof (and the remaining amount, if any, of the Subject Proceeds shall be allocated to the Subject Loans in accordance with the terms hereof), and the amount of the prepayment of the Subject Loans that would have otherwise been required pursuant to this Section 2.11(b)(ii) shall be reduced accordingly and (2) to the extent the holders of such Other Applicable Indebtedness decline to have such Indebtedness prepaid or repurchased, the declined amount shall promptly (and in any event within ten Business Days after the date of such rejection) be applied to prepay the Subject Loans in accordance with the terms hereof; provided, however, the obligation to make a prepayment under this Section 2.11(b)(ii) shall only apply if and to the extent the aggregate amount of Net Proceeds resulting from Prepayment Asset Sales and Net Insurance/Condemnation Proceeds received by the Administrative Borrower and its Restricted Subsidiaries as a result of event giving rise to the relevant prepayment obligations exceeds $100,000,000.

(iii)In the event that the Administrative Borrower or any of its Restricted Subsidiaries receives Net Proceeds from the issuance or incurrence of Indebtedness by the Administrative Borrower or any of its Restricted Subsidiaries (other than Indebtedness that is permitted to be incurred under Section 6.01, except to the extent the relevant Indebtedness constitutes (A) Refinancing Indebtedness (including any Replacement Debt) incurred to refinance all or a portion of any Class of Term Loans pursuant to Section 6.01(p), (B) Incremental Loans incurred to refinance all or a portion of any Class of Term Loans pursuant to Section 2.22, (C) Replacement Term Loans incurred to refinance all or any portion of any Class of Term Loans in accordance with the requirements of Section 9.02(c) and/or (D) Incremental Equivalent Debt incurred to refinance all or a portion of any Class of Loans in accordance with the requirements of Section 6.01(z), in each case to the extent required by the terms thereof to prepay or offer to repay such Indebtedness), the Borrowers shall, promptly upon (and in any event not later than two Business Days thereafter) the receipt of such Net Proceeds by the relevant Person, apply an amount equal to 100% of such Net Proceeds to prepay the outstanding principal amount of the applicable portion of the relevant Class of Term Loans in accordance with clause (vi) below.

(iv)Notwithstanding anything in this Section 2.11(b) to the contrary:

(A)the Borrowers shall not be required to prepay any amount that would otherwise be required to be paid pursuant to Sections 2.11(b)(i) or (ii) above to the extent that the relevant affected Excess Cash Flow is generated by any Foreign Subsidiary or the relevant Subject Proceeds are received by any Foreign Subsidiary, as the case may be, for so long as the Administrative Borrower determines in good faith that the repatriation to the Administrative Borrower of any such amount would be prohibited or delayed under any Requirement of Law or conflict with the fiduciary duties of such Foreign Subsidiary’s directors, or result in, or could reasonably be expected to result in, a material risk of personal or criminal liability for any officer, director, employee, manager, member of management or consultant of such Foreign Subsidiary (the Administrative Borrower hereby agreeing to cause the applicable Foreign Subsidiary to promptly take all commercially reasonable actions required by applicable Requirements of Law to permit such repatriation; it being understood that if the repatriation of the relevant affected Excess Cash Flow or Subject Proceeds, as the case may be, is permitted under the applicable Requirement of Law and, to the extent applicable, would no longer conflict with the fiduciary duties of such director, or result in, or be reasonably expected to result in, a material risk of personal or criminal liability for the Persons described above, in either case, within 365 days following the end of the applicable Excess Cash Flow Period or the event giving rise to the relevant Subject Proceeds, the relevant Foreign Subsidiary will promptly repatriate the relevant Excess Cash Flow or Subject Proceeds, as the case may be, and the repatriated Excess Cash Flow or Subject Proceeds, as the case may be, will be promptly (and in any event not later than two Business Days after such repatriation) applied (net of additional

Taxes payable or reserved against such Excess Cash Flow or Subject Proceeds as a result thereof) to the repayment of the Term Loans pursuant to this Section 2.11(b) to the extent required herein (without regard to this clause (iv)),

(B)the Borrowers shall not be required to prepay any amount that would otherwise be required to be paid pursuant to Sections 2.11(b)(i) or (ii) to the extent that the relevant Excess Cash Flow is generated by any joint venture or the relevant Subject Proceeds are received by any joint venture, in each case, for so long as the Administrative Borrower determines in good faith that the distribution to the Administrative Borrower of such Excess Cash Flow or Subject Proceeds would be prohibited under the Organizational Documents (or any relevant shareholders’ or similar agreement) governing such joint venture; it being understood that if the relevant prohibition ceases to exist within the 365-day period following the end of the applicable Excess Cash Flow Period or the event giving rise to the relevant Subject Proceeds, the relevant joint venture will promptly distribute the relevant Excess Cash Flow or the relevant Subject Proceeds, as the case may be, and the distributed Excess Cash Flow or Subject Proceeds, as the case may be, will be promptly (and in any event not later than two Business Days after such distribution) applied to the repayment of the Term Loans pursuant to this Section 2.11(b) to the extent required herein (without regard to this clause (iv)),

(C)the Borrowers shall not be required to prepay any amount that would otherwise be required to be paid pursuant to Sections 2.11(b)(i) or (ii) to the extent that the relevant Excess Cash Flow is generated by any Foreign Subsidiary that is not a Loan Party or the relevant Subject Proceeds are received by any Foreign Subsidiary that is not a Loan Party, in each case, for so long as the Administrative Borrower determines in good faith that the distribution to any Borrower of such Excess Cash Flow or Subject Proceeds would be prohibited under an agreement permitted pursuant to Section 6.05 by which such Foreign Subsidiary is bound governing any Indebtedness; it being understood that if the relevant prohibition ceases to exist within the 365-day period following the end of the applicable Excess Cash Flow Period or the event giving rise to the relevant Subject Proceeds, the relevant Foreign Subsidiary will promptly distribute the relevant Excess Cash Flow or the relevant Subject Proceeds, as the case may be, and the distributed Excess Cash Flow or Subject Proceeds, as the case may be, will be promptly (and in any event not later than two Business Days after such distribution) applied to the repayment of the Term Loans pursuant to this Section 2.11(b) to the extent required herein (without regard to this clause (iv)), and

(D)if the Administrative Borrower determines in good faith that the repatriation (or other intercompany distribution) to any Borrower as a distribution or dividend of any amounts required to mandatorily prepay the Term Loans pursuant to Sections 2.11(b)(i) or (ii) above that are attributable to any Foreign Subsidiary would result in a material and adverse Tax liability (including any withholding Tax) (such amount, a “Restricted Amount”), the amount that the Borrowers are required to mandatorily prepay pursuant to Sections 2.11(b)(i) or (ii) above, as applicable, shall be reduced by the Restricted Amount; provided that to the extent that the repatriation (or other intercompany distribution) of the relevant Subject Proceeds or Excess Cash Flow from the relevant Foreign Subsidiary would no longer have a material and adverse tax consequence within the 365-day period following the event giving rise to the relevant Subject Proceeds or the end of the applicable Excess Cash Flow Period, as the case may be, an amount equal to the Subject Proceeds or Excess Cash Flow, as applicable and to the extent available, not previously applied pursuant to this clause (D), shall be promptly applied to the repayment of the Term Loans pursuant to Section 2.11(b) as otherwise required above;

(v)Any Term Lender may elect, by notice to the Administrative Agent at or prior to the time and in the manner specified by the Administrative Agent, prior to any prepayment of Term Loans required to be made by the Borrowers pursuant to this Section 2.11(b), to decline all (but not a portion)

of its Applicable Percentage of such prepayment (such declined amounts, the “Declined Proceeds”), in which case such Declined Proceeds may be retained by the Borrowers; provided that for the avoidance of doubt, no Lender may reject any prepayment made under Section 2.11(b)(iii) above to the extent that such prepayment is made with the Net Proceeds of (w) Refinancing Indebtedness (including Replacement Debt) incurred to refinance all or a portion of the Term Loans pursuant to Section 6.01(p), (x) Incremental Loans incurred to refinance all or a portion of the Term Loans pursuant to Section 2.22, (y) Replacement Term Loans incurred to refinance all or any portion of the Term Loans in accordance with the requirements of Section 9.02(c) and/or (z) Incremental Equivalent Debt incurred to finance all or a portion of the Loans in accordance with the requirements of Section 6.01(z).  If any Lender fails to deliver a notice to the Administrative Agent of its election to decline receipt of its Applicable Percentage of any mandatory prepayment within the time frame specified by the Administrative Agent, such failure will be deemed to constitute an acceptance of such Lender’s Applicable Percentage of the total amount of such mandatory prepayment of Term Loans.

(vi)Except as otherwise contemplated in this Agreement or provided in any Refinancing Amendment, any Incremental Facility Amendment or any Extension Amendment or any issuance of Replacement Debt (provided that such Refinancing Amendment, Incremental Facility Agreement or Extension Amendment or Replacement Debt may not provide that the applicable Class of Term Loans receive a greater than pro rata portion of mandatory prepayments of Term Loans pursuant to Section 2.11(b) than would otherwise be permitted by this Agreement), in each case effectuated or issued in a manner consistent with this Agreement, (A) each prepayment of Term Loans pursuant to Sections 2.11(b)(ii) and (b)(iii) shall be applied ratably to each Class of Term Loans then outstanding which is pari passu with the Initial Term Loans in right of payment and with respect to security (provided that any prepayment of Term Loans with the Net Proceeds of any Refinancing Indebtedness and/or any Incremental Term Facility, Incremental Equivalent Debt or Replacement Term Loans incurred for the purpose of refinancing or replacing such Term Loans shall be applied to the applicable Class of Loans being refinanced or replaced) and (B) each prepayment of any Class of Term B Loans pursuant to Section 2.11(b)(i) shall be applied ratably to such Class of Term B Loans.  With respect to each Class of Term Loans, all prepayments accepted under this Section 2.11(b) shall be applied against the remaining scheduled installments of principal due in respect of such Class of Term Loans as directed by the Administrative Borrower (or, in the absence of direction from the Administrative Borrower, to the remaining scheduled amortization payments in respect of such Class of Term Loans in direct order of maturity), and each such prepayment shall be paid to the Term Lenders of such Class in accordance with their respective Applicable Percentages of the applicable Class.  If no Lender exercises the right to waive a prepayment of the Term Loans pursuant to Section 2.11(b)(v), the amount of such mandatory prepayments shall be applied first to the then outstanding Term Loans that are ABR Loans to the full extent thereof and then to the then outstanding Term Loans that are Term Benchmark Loans or RFR Loans in a manner that minimizes the amount of any payments required to be made by the Borrowers pursuant to Section 2.16.

In the event that on any Revaluation Date (after giving effect to the determination of the Outstanding Amount of each Revolving Loan and/or LC Obligation) the aggregate Revolving Credit Exposure exceeds an amount equal to 105% of the Total Revolving Credit Commitment then in effect, the Borrowers shall, jointly and severally, within three Business Days of receipt of notice from the Administrative Agent, prepay Revolving Loans and/or reduce LC Exposure (in each case, taking the Dollar Equivalent of any amount denominated in an Alternate Currency), in an aggregate amount sufficient to reduce such aggregate Revolving Credit Exposure as of the date of such payment to an amount not to exceed 100% of the Total Revolving Credit Commitment then in effect by taking any of the following actions as it shall determine at its sole discretion: (I) prepayment of Revolving Loans in accordance with Section 2.11(a)(ii) and/or (II) with respect to any excess LC Exposure, deposit of Cash in the LC Collateral Account or the backstop” or replacement of the applicable Letters of Credit, in each case, in an amount equal to 102% of such excess LC Exposure (minus the amount then on deposit in the LC Collateral Account).

(vii)Each prepayment of any Revolving Loan Borrowing under this Section 2.11(b) shall be paid to the Revolving Lenders in accordance with their respective Applicable Percentages of the applicable Class.

(viii)Prepayments made under this Section 2.11(b) shall be (A) accompanied by accrued interest as required by Section 2.13, (B) subject to Section 2.16 and (C) in the case of prepayments of Initial Term B Loans under clause (iii) above as part of a Repricing Transaction, subject to Section 2.12(e), but shall otherwise be without premium or penalty.

Section 2.12.Fees

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(a)The Borrowers, jointly and severally, agree to pay to the Administrative Agent for the account of each Revolving Lender of any Class (other than any Defaulting Lender) a commitment fee, which shall accrue at a rate equal to the Commitment Fee Rate per annum applicable to the Revolving Credit Commitments of such Class on the actual daily amount of the unused Revolving Credit Commitment (and, for the avoidance of doubt, Swingline Borrowings shall constitute usage of Revolving Credit Commitment for purposes of calculating such actual daily amount) of such Class of such Revolving Lender during the period from and including the Closing Date to the date on which such Lender’s Revolving Credit Commitment of such Class terminates.  Accrued commitment fees shall be payable in arrears as of the last Business Day of each April, July, October and January (commencing with the last Business Day of January 2023) for the quarterly period then ended (or, in the case of the payment made on the last Business Day of January 2023, for the period from the Closing Date to such date), and on the date on which the Revolving Credit Commitments of the applicable Class terminate, provided, in each case, that such commitment fee shall be paid by the Administrative Borrower within five (5) Business Days of receipt of the final invoice received the Administrative Borrower from the Administrative Agent.  For purposes of calculating the commitment fee only, the Revolving Credit Commitment of any Class of any Revolving Lender shall be deemed to be used to the extent of Revolving Loans of such Class of such Revolving Lender and the LC Exposure of such Revolving Lender attributable to its Revolving Credit Commitment of such Class.

(b)The Borrowers, jointly and severally, agree to pay (i) to the Administrative Agent for the account of each Revolving Lender of any Class a participation fee with respect to its participations in Letters of Credit, which shall accrue at the Applicable Rate used to determine the interest rate applicable to Revolving Loans of such Class that are Term Benchmark Loans on the daily face amount of such Lender’s LC Exposure attributable to its Revolving Credit Commitment of such Class (excluding any portion thereof that is attributable to unreimbursed LC Disbursements), during the period from and including the Closing Date to the earlier of (A) the later of the date on which such Revolving Lender’s Revolving Credit Commitment of such Class terminates and the date on which such Revolving Lender ceases to have any LC Exposure attributable to its Revolving Credit Commitment of such Class and (B) the Termination Date, and (ii) to each Issuing Bank, for its own account, a fronting fee, in respect of each Letter of Credit issued by such Issuing Bank for the period from the date of issuance of such Letter of Credit to the earlier of (A) the expiration date of such Letter of Credit, (B) the date on which such Letter of Credit terminates or (C) the Termination Date), computed at a rate equal to the rate agreed by such Issuing Bank and the Administrative Borrower (but in any event not to exceed 0.125% per annum) of the daily face amount of such Letter of Credit, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Participation fees and fronting fees shall accrue to but excluding the last business day of each April, July, October and January and be payable in arrears for the quarterly period then ended (or, in the case of the payment made on the last Business Day of January 2023, for the period from the Closing Date to such date) within five (5) Business Days of receipt of the final invoice received by the Administrative Borrower from the Administrative Agent; provided that all such fees shall be payable on the date on which the Revolving Credit Commitments of the applicable Class terminate, and any such fees accruing after the date on which the Revolving Credit Commitments of the applicable Class terminate shall be payable within five (5) Business Days of receipt of the final invoice received by the Administrative Borrower from the Administrative Agent.  Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within 30 days after receipt of a written demand (accompanied by reasonable back-up documentation) therefor.

(c)The Administrative Borrower agrees to pay to the Administrative Agent, for its own account, the annual administration fee described in the Fee Letter.

(d)All fees payable hereunder shall be paid on the dates due, in Dollars and in immediately available funds, to the Administrative Agent (or to the applicable Issuing Bank, in the case of fees payable to any Issuing Bank).  Fees paid shall not be refundable under any circumstances except as otherwise provided in the Fee Letter.  Fees payable hereunder shall accrue through and including the last day of the month immediately preceding the applicable fee payment date.

(e)In the event that, prior to the date that is six months after the Closing Date, any Borrower (A) prepays, repays, refinances, substitutes or replaces any Initial Term B Loans in connection with a Repricing Transaction (including, for the avoidance of doubt, any prepayment made pursuant to Section 2.11(b)(iii) that constitutes a Repricing Transaction), or (B) effects any amendment, modification or waiver of, or consent under, this Agreement resulting in a Repricing Transaction, the Borrowers shall pay to the Administrative Agent, for the ratable account of each applicable Initial Term B Lender, (I) in the case of clause (A), a premium of 1.00% of the aggregate principal amount of the Initial Term B Loans so prepaid, repaid, refinanced, substituted or replaced and (II) in the case of clause (B), a fee equal to 1.00% of the aggregate principal amount of the Initial Term B Loans that are the subject of such Repricing Transaction outstanding immediately prior to such amendment.  If, prior to the date that is six months after the Closing Date, all or any portion of the Initial Term B Loans held by any Initial Term B Lender are prepaid, repaid, refinanced, substituted or replaced pursuant to Section 2.19(b)(iv) as a result of, or in connection with, such Initial Term B Lender not agreeing or otherwise consenting to any waiver, consent, modification or amendment referred to in clause (B) above (or otherwise in connection with a Repricing Transaction), such prepayment, repayment, refinancing, substitution or replacement will be made at 101% of the principal amount so prepaid, repaid, refinanced, substituted or replaced.  All such amounts shall be due and payable on the date of effectiveness of such Repricing Transaction in Dollars and in immediately available funds.

(f)Unless otherwise indicated herein, all computations of fees shall be made on the basis of a 360-day year and shall be payable for the actual days elapsed (including the first day but excluding the last day).  The determination by the Administrative Agent of the amount of any fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.13.Interest

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(a)The Term Loans and Revolving Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)The Term Loans and Revolving Loans comprising each Term Benchmark Borrowing shall bear interest at the Adjusted Term SOFR Rate, the Adjusted EURIBOR Rate or the Adjusted TIBOR Rate, as applicable, for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)Each RFR Loan (including each One-Week Loan) shall bear interest at a rate per annum equal to the Relevant Rate in respect of such RFR Loan plus the Applicable Rate.

(d)Notwithstanding the foregoing, if any principal of or interest on any Term Loan or Revolving Loan, any LC Disbursement or any fee payable by any Borrower hereunder is not, in each case, paid or reimbursed when due, whether at stated maturity, upon acceleration or otherwise, the relevant overdue amount shall bear interest, to the fullest extent permitted by applicable Requirements of Law, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal or interest of any Term Loan, Revolving Loan or unreimbursed LC Disbursement, 2.00% plus the rate otherwise applicable to such Term Loan, Revolving Loan or LC Disbursement as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2.00% plus the rate applicable to Revolving Loans that are ABR Loans as provided in paragraph (a) of this Section; provided that no amount shall accrue pursuant to this Section 2.13(d) on any overdue amount, reimbursement obligation in respect of any LC Disbursement or other amount payable to a Defaulting Lender so long as such Lender is a Defaulting Lender.

(e)Accrued interest on each Term Loan and Revolving Loan shall be payable in arrears on each Interest Payment Date for such Term Loan or Revolving Loan and (i) on the Maturity Date applicable to such Loan and (ii) in the case of a Revolving Loan of any Class, upon termination of the Revolving Credit Commitments of such Class; provided that (A) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (B) in the event of any repayment or prepayment of any Term Loan or Revolving Loan, (other than an ABR Revolving Loan of any Class prior to the termination of the Revolving Credit Commitments of such Class), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (C) in the event of any conversion of any Term Benchmark Loan prior to the end of the current Interest Period therefor, accrued interest on such Term Loan or Revolving Loan shall be payable on the effective date of such conversion.

(f)Interest computed by reference to the Term SOFR Rate or Daily Simple SOFR Rate, and the Alternate Base Rate hereunder shall be computed on the basis of a year of 360 days.  Interest computed by reference to the Daily Simple RFR with respect to Sterling, Singapore Dollars, CDOR, the TIBOR Rate or the Alternate Base Rate only at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year).  In each case interest shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination.  A determination of the applicable Alternate Base Rate, Adjusted Term SOFR Rate, Term SOFR Rate, Daily Simple SOFR, Adjusted EURIBOR Rate, EURIBOR Rate, Adjusted TIBOR Rate, TIBOR Rate, CDOR, Adjusted Daily Simple RFR Rate or Daily Simple RFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error. Interest shall accrue on each Loan for the day on which the Loan is made and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall bear interest for one day.

Section 2.14.Alternate Rate of Interest

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(a)Subject to clauses (b), (c), (d), (e) and (f) of this Section 2.14, if:

(i)the Administrative Agent determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR Rate, the Adjusted Daily Simple SOFR Rate, the Adjusted EURIBOR Rate or the Adjusted TIBOR Rate (including because the Relevant Screen Rate is not available or published on a current basis), for the applicable Agreed Currency and such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the applicable Adjusted Daily Simple RFR Rate for the applicable Agreed Currency; or

(ii)the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing or a One Week Borrowing, the Adjusted Term SOFR Rate, the Adjusted Daily Simple SOFR Rate, the Adjusted EURIBOR Rate or the Adjusted TIBOR Rate for the applicable Agreed Currency and such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for the applicable Agreed Currency and such Interest Period or (B) at any time, the applicable Adjusted Daily Simple RFR Rate for the applicable Agreed Currency will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for the applicable Agreed Currency;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.08 or a new Borrowing Request in accordance with the terms of Section 2.03, (A) for Loans denominated in Dollars, (1) any Interest Election Request that requests the conversion of any Revolving Loan Borrowing to, or continuation of any Revolving Loan Borrowing as, a Term Benchmark Borrowing or a One-Week Borrowing and any Borrowing Request that requests a Term Benchmark Borrowing or a One-Week Borrowing shall instead be deemed to be an Interest Election Request or a Borrowing Request, as applicable, for (x) an RFR Borrowing denominated in Dollars with no Interest Period so long as the Adjusted Daily Simple RFR Rate for Dollar Borrowings is not also the subject of Section 2.14(a)(i) or (ii) above or (y) an ABR Borrowing if the Adjusted Daily Simple RFR Rate for Dollar Borrowings also is the subject of Section 2.14(a)(i) or (ii) above and (2) any Borrowing Request that requests an RFR Borrowing (other than a One-Week Borrowing, which shall be governed by the preceding clause (1)) shall instead be deemed to be a Borrowing Request, as applicable, for an ABR Borrowing and (B) for Loans denominated in an Alternative Currency, any Interest Election Request that requests the conversion of any Revolving Loan Borrowing to, or continuation of any Revolving Loan Borrowing as, a Term Benchmark Borrowing or a One-Week Borrowing and any Borrowing Request that requests a Term Benchmark Borrowing or an RFR Borrowing, in each case, bearing interest at a rate based on the relevant Benchmark subject to this Section 2.14, shall be ineffective; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted.  Furthermore, if any Term Benchmark Loan or RFR Loan in any Agreed Currency is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 2.14(a) with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.08 or a new Borrowing Request in accordance with the terms of Section 2.03, (A) for Loans denominated in Dollars, (1) any Term Benchmark Loan, or One-Week Loan, shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing denominated in Dollars with no Interest Rate so long as the Adjusted Daily Simple RFR Rate for Dollar Borrowings is not also the subject of Section 2.14(a)(i) or (ii) above or (y) an ABR Loan if the Adjusted Daily Simple RFR Rate for Dollar Borrowings also is the subject of Section 2.14(a)(i) or (ii) above, on such day, and (2) any RFR Loan (other than a One-Week Loan, which shall be governed by the preceding clause (x)) shall on and from such day be converted by the Administrative Agent to, and shall constitute an ABR Loan and (B) for Loans denominated in an Alternative Currency, (1) any Term Benchmark Loan, or One-Week Loan, shall, on the last day of the Interest Period applicable to such Loan bear interest at the Central Bank Rate (or in the case of the Yen, the Japanese Prime Rate) for the applicable Alternative Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate (or in the case of the Yen, the Japanese Prime Rate) for the applicable Alternative Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Alternative Currency shall, at the Borrower’s election prior to such day: (A) be prepaid by the Borrower on such day or (B) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in any Alternative Currency shall be deemed to be a Term Benchmark Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in Dollars at such time and (2) any RFR Loan shall bear interest at the Central Bank Rate (or in the case of the Yen, the Japanese Prime Rate) for the applicable Alternative Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate (or in the case of the Yen, the Japanese Prime Rate) for the applicable Alternative Currency cannot be determined, any outstanding affected RFR Loans denominated in any Alternative Currency, at the Borrower’s election, shall either (A) be converted into ABR Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternative Currency) immediately or (B) be prepaid in full immediately.

(b)Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. New York City time on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders of each affected Class.

(c)Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right, in consultation with the Administrative Borrower, to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d)The Administrative Agent will promptly notify the Borrower and the Lenders of (1) any occurrence of a Benchmark Transition Event, (2) the implementation of any Benchmark Replacement, (3) the effectiveness of any Benchmark Replacement Conforming Changes, (4) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (5) the commencement or conclusion of any Benchmark Unavailability Period.  Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.14, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.14.

(e)Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (1) if the then-current Benchmark is a term rate (including the Term SOFR Rate, EURIBOR Rate or TIBOR Rate) and either (a) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (b) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (2) if a tenor that was removed pursuant to clause (i) above either (a) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (b) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may, in consultation with the Administrative Borrower, modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f)Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Term Benchmark Borrowing or RFR Borrowing of, conversion to or continuation of Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, either (x) the Borrower will be deemed to have converted any request for a Term Benchmark Borrowing denominated in Dollars, or a One-Week Loan, into a request for a Borrowing of or conversion to (A) an RFR Borrowing denominated in Dollars with no Interest Period so long as the Adjusted Daily Simple RFR Rate for Dollar Borrowings is not the subject of a Benchmark Transition Event or (B) an ABR Borrowing if the Adjusted Daily Simple RFR Rate for Dollar Borrowings is the subject of a Benchmark Transition Event or (y) any Term Benchmark Borrowing or RFR Borrowing denominated in an

Alternative Currency shall be ineffective.  During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR.  Furthermore, if any Term Benchmark Loan or RFR Loan in any Agreed Currency is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until such time as a Benchmark Replacement for such Agreed Currency is implemented pursuant to this Section 2.14, (A) for Loans denominated in Dollars (1) any Term Benchmark Loan or One-Week Loan shall on the last day of the Interest Period applicable to such Loan be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing with no Interest Period denominated in Dollars so long as the Adjusted Daily Simple RFR Rate for Dollar Borrowings is not the subject of a Benchmark Transition Event or (y) an ABR Loan if the Adjusted Daily Simple RFR Rate for Dollar Borrowings is the subject of a Benchmark Transition Event, on such day and (2) any RFR Loan (other than a One-Week Loan, which shall be governed by the preceding clause (1)) shall on and from such day be converted by the Administrative Agent to, and shall constitute an ABR Loan and (B) for Loans denominated in an Alternative Currency, (1) any Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan bear interest at the Central Bank Rate (or in the case of the Yen, the Japanese Prime Rate) for the applicable Alternative Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate (or in the case of the Yen, the Japanese Prime Rate) for the applicable Alternative Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Alternative Currency shall, at the Borrower’s election prior to such day: (x) be prepaid by the Borrower on such day or (y) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in any Alternative Currency shall be deemed to be a Term Benchmark Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in Dollars at such time and (2) any RFR Loan shall bear interest at the Central Bank Rate (or in the case of the Yen, the Japanese Prime Rate) for the applicable Alternative Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate (or in the case of the Yen, the Japanese Prime Rate) for the applicable Alternative Currency cannot be determined, any outstanding affected RFR Loans denominated in any Alternative Currency, at the Borrower’s election, shall either (A) be converted into ABR Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternative Currency) immediately or (B) be prepaid in full immediately.

Section 2.15.Increased Costs

.

(a)If any Change in Law:

(i)imposes, modifies or deems applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Term Benchmark) or any Issuing Bank;

(ii)subjects the Administrative Agent, any Lender or any Issuing Bank to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (e) of the definition of “Excluded Taxes” and (C) Connection Income Taxes) on or with respect to its loans, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)imposes on any Lender or Issuing Bank or any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by any Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing is to increase the cost to the relevant Lender of making, maintaining, continuing or converting any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise) in respect of any Loan or Letter of Credit in an amount deemed by such Lender or Issuing Bank to be material, then, within 30 days after the Administrative Borrower’s receipt of the certificate contemplated by paragraph (c) of this Section 2.15, the Borrowers will pay to such Lender or Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or Issuing Bank, as applicable, for such additional costs incurred or reduction suffered; provided that the Borrowers shall not be liable for such compensation if (x) the relevant Change in Law is publicly announced or occurs on a date prior to the date such Lender becomes a party hereto, (y) such Lender invokes Section 2.20 or (z) in the case of any request for reimbursement under clause (iii) of this Section 2.15(a) resulting from a market disruption, (A) the relevant circumstances do not generally affect the banking market or (B) the applicable request has not been made by Lenders constituting Required Lenders.

(b)If any Lender or Issuing Bank determines that any Change in Law regarding liquidity or capital requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law other than due to Taxes (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy or liquidity), then within 30 days of receipt by the Administrative Borrower of the certificate contemplated by paragraph (c) of this Section 2.15, the Borrowers will pay to such Lender or such Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c)Any Lender or Issuing Bank requesting compensation under this Section 2.15 shall be required to deliver a certificate to the Administrative Borrower that (i) sets forth the amount or amounts necessary to compensate such Lender or Issuing Bank or the holding company thereof, as applicable, as specified in paragraph (a) or (b) of this Section 2.15, (ii) sets forth, in reasonable detail, the manner in which such amount or amounts were determined and (iii) certifies that such Lender or Issuing Bank is generally charging such amounts to similarly situated borrowers, which certificate shall be conclusive absent manifest error.

(d)Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided, however that the Borrowers shall not be required to compensate any Lender or any Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank notifies the Administrative Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided, further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.16.Break Funding Payments

.  (a) With respect to Loans that are not RFR Loans, in the event of (i) the payment of any principal of any Term Benchmark Loan, or One-Week Loan, other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or an optional or mandatory prepayment of Loans), (ii) the conversion of any Term Benchmark Loan, or One-Week Loan, other than on the last day of the Interest Period applicable thereto, (iii) the failure to borrow, convert, continue or prepay any Term Benchmark Loan, or One-Week Loan, on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith), (iv) the assignment of any Term Benchmark Loan, or One-Week Loan, other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19 or (v) the failure by the Borrower to make any payment of any Loan or drawing under any Letter of Credit (or interest due thereof) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(b)With respect to RFR Loans, in the event of (i) the payment of any principal of any RFR Loan other than on the Interest Payment Date applicable thereto (including as a result of an Event of Default or an optional or mandatory prepayment of Loans), (ii) the failure to borrow or prepay any RFR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith), (iii) the assignment of any RFR Loan other than on the Interest Payment Date applicable thereto as a result of a request by the Borrower pursuant to Section 2.19 or (iv) the failure by the Borrower to make any payment of any Loan or drawing under any Letter of Credit (or interest due thereof) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.17.Taxes

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(a)All payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable Requirements of Law.  If any applicable Requirement of Law requires the deduction or withholding of any Tax from any such payment, then (i) if such Tax is an Indemnified Tax, the amount payable by the applicable Loan Party shall be increased as necessary so that after all required deductions or withholdings have been made (including deductions or withholdings applicable to additional sums payable under this Section 2.17), each Recipient receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the applicable withholding agent shall make such deductions and (iii) the applicable withholding agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Requirements of Law.

(b)In addition, the Borrowers shall timely pay to the relevant Governmental Authority in accordance with applicable Requirements of Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)The Borrowers shall jointly and severally indemnify the Administrative Agent and each Lender within 10 days after receipt of the certificate described in the succeeding sentence, for the full amount of any Indemnified Taxes payable or paid by the Administrative Agent or such Lender, as applicable (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17), other than any penalties determined by a final and non-appealable judgment of a court of competent jurisdiction (or documented in any settlement agreement) to have resulted from the gross negligence, bad faith or willful misconduct of the Administrative Agent or such Lender, and, in each case, any reasonable expenses arising therefrom or with respect thereto, whether or not correctly or legally imposed or asserted); provided that if the Administrative Borrower reasonably believes that such Taxes were not correctly or legally asserted, the Administrative Agent or such Lender, as applicable, will use reasonable efforts to cooperate with the Borrowers to obtain a refund of such Taxes (which refund, when received, shall be repaid to the Borrowers in accordance with Section 2.17(g)) so long as such efforts would not, in the sole determination of the Administrative Agent or such Lender, result in any additional out-of-pocket costs or expenses not reimbursed by the Borrowers or be otherwise materially disadvantageous to the Administrative Agent or such Lender, as applicable.  In connection with any request for reimbursement under this Section 2.17(c), the relevant Lender or the Administrative Agent, as applicable, shall deliver a certificate to the Administrative Borrower setting forth, in reasonable detail, the basis and calculation of the amount of the relevant payment or liability.  Notwithstanding anything to the contrary contained in this Section 2.17(c), the Borrowers shall not be required to indemnify the Administrative Agent or any Lender pursuant to this Section 2.17(c) for any amount to the extent the Administrative Agent or such Lender fails to notify the Administrative Borrower of the relevant possible indemnification claim within 180 days after the Administrative Agent or such Lender receives written notice from the applicable taxing authority of the specific tax assessment giving rise to such indemnification claim.

(d)Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes imposed on or with respect to any payment under any Loan Document that is attributable to such Lender (but only to the extent that no Loan Party has already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.05(c) relating to the maintenance of a Participant Register and (iii) any Taxes not described in clauses (i) or (ii) that are attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to such Lender under any Loan Document or otherwise payable by the Administrative Agent to any Lender from any other source against any amount due to the Administrative Agent under this clause (d).

(e)As soon as practicable after any payment of Indemnified Taxes by any Loan Party to a Governmental Authority, the Administrative Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment that is reasonably satisfactory to the Administrative Agent.

(f)Status of Lenders.

(i)Any Lender that is entitled to an exemption from or reduction of any withholding Tax with respect to any payments made under any Loan Document shall deliver to the Administrative Borrower and the Administrative Agent, at the time or times reasonably requested by the Administrative Borrower or the Administrative Agent, such properly completed and executed documentation as the Administrative Borrower or the Administrative Agent may reasonably request to permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Administrative Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Requirements of Law or reasonably requested by the Administrative Borrower or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (f)(ii)(A), (ii)(B) and (ii)(D) of this Section) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Each Lender hereby authorizes the Administrative Agent to deliver to the Administrative Borrower and to any Successor Administrative Agent any documentation provided to the Administrative Agent pursuant to this Section 2.17(f).

(ii)Without limiting the generality of the foregoing:

(A)each Lender that is not a Foreign Lender shall deliver to the Administrative Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Administrative Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)each Foreign Lender shall deliver to the Administrative Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Administrative Borrower or the Administrative Agent), whichever of the following is applicable:

(1)in the case of any Foreign Lender claiming the benefits of an income tax treaty to which the U.S. is a party, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing any available exemption from, or reduction of, U.S. federal withholding Tax;

(2)executed copies of IRS Form W-8ECI;

(3)in the case of any Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or 881(c) of the Code, (x) executed copies of a certificate substantially in the form of Exhibit L-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrowers within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and that no payments hereunder to such Lender are effectively connected with the conduct of a U.S. trade or business (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(4)to the extent any Foreign Lender is not the beneficial owner (e.g., where the Foreign Lender is a partnership or participating Lender), executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit L-2, Exhibit L-3 or Exhibit L-4, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if such Foreign Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit L-3 on behalf of each such direct or indirect partner;

(C)each Foreign Lender shall deliver to the Administrative Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Administrative Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit the Administrative Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)if a payment made to any Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Administrative Borrower and the Administrative Agent at the time or times prescribed by applicable

Requirements of Law and at such time or times reasonably requested by the Administrative Borrower or the Administrative Agent such documentation as is prescribed by applicable Requirements of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) as may be necessary for the Administrative Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment.

(iii)On or prior to the Closing Date, the Administrative Agent shall deliver to Administrative Borrower executed copies of (i) IRS Form W-9 (if it is a “United States person” within the meaning of Section 7701(a)(30) of the Code) or (ii) (A) with respect to payments received for its own account, IRS Form W-8ECI and (B) IRS Form W-8IMY (together with all required accompanying documentation) certifying that the Administrative Agent is a U.S. branch and may be treated as a United States person for purposes of applicable U.S. federal withholding Tax (if it is not a “United States person” within the meaning of Section 7701(a)(30) of the Code). In the event that a successor to the Administrative Agent (a “Successor Administrative Agent”) is not an “exempt recipient” (within the meaning of Treas. Reg. 1.6049-4(c)(1)(ii)), on or before the date such Successor Administrative Agent becomes a party to this Agreement, such Successor Administrative Agent shall deliver to Administrative Borrower whichever of the following is applicable: (i) if the Successor Administrative Agent is a “United States person” within the meaning of Section 7701(a)(30) of the Code, executed copies of IRS Form W-9 certifying that such Successor Administrative Agent is exempt from U.S. federal backup withholding or (ii) if the Successor Administrative Agent is not a “United States person” within the meaning of Section 7701(a)(30) of the Code, (A) with respect to payments received for its own account, executed copies of IRS Form W-8ECI and (B) with respect to payments received on account of any Lender, executed copies of IRS Form W-8IMY (together with all required accompanying documentation) certifying that the Successor Administrative Agent is a U.S. branch and may be treated as a United States person for purposes of applicable U.S. federal withholding Tax.  At any time thereafter, the Administrative Agent and any Successor Administrative Agent shall provide updated documentation previously provided (or a successor form thereto) when any documentation previously delivered has expired or become obsolete or invalid or otherwise upon the reasonable request of the Borrower.

Each Lender agrees that if any documentation it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such documentation or promptly notify the Administrative Borrower and the Administrative Agent in writing of its legal ineligibility to do so.

For the avoidance of doubt, if a Lender is an entity disregarded from its owner for U.S. federal income tax purposes, references to the foregoing documentation are intended to refer to documentation with respect to such Lender’s owner and, as applicable, such Lender.

Notwithstanding anything to the contrary in this Section 2.17(f), no Lender shall be required to provide any documentation that such Lender is not legally eligible to deliver.

(g)If the Administrative Agent or any Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes as to which it has been indemnified by the Borrowers or with respect to which the Borrowers have paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to the Administrative Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section 2.17 with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender (including any Taxes imposed with respect to such refund), and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrowers, upon the request of the Administrative Agent or such Lender, jointly and severally agree to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the

Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (g), in no event will the Administrative Agent or any Lender be required to pay any amount to the Borrowers pursuant to this paragraph (g) to the extent that the payment thereof would place the Administrative Agent or such Lender in a less favorable net after-Tax position than the position that the Administrative Agent or such Lender would have been in if the Tax subject to indemnification had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid.  This Section 2.17 shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the relevant Loan Party or any other Person.

(h)Survival.  Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 2.18.Payments Generally; Allocation of Proceeds; Sharing of Payments

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(a)Unless otherwise specified, the Borrowers shall make each payment required to be made by them hereunder (whether of principal, interest or fees, reimbursements of LC Disbursements or Swingline Loans, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 3:00 p.m. on the date when due, in immediately available funds or such other form of consideration as the relevant Lender may agree, without set-off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent to the applicable account designated by the Administrative Agent to the Administrative Borrower, except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Person or Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  Except as provided in Sections 2.19(b) and 2.20, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans of a given Class and each conversion of any Borrowing or continuation of any Borrowing as a Borrowing of any Type (and of the same Class) shall be allocated pro rata among the Lenders in accordance with their respective Applicable Percentages of the applicable Class.  All payments (including accrued interest) made hereunder in immediately available funds shall be made in Dollars or, in the case of payments on Loans made in an Alternate Currency, the relevant Alternate Currency.  Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s share of such Borrowing to the next higher or lower whole Dollar amount (or the whole amount denominated in the relevant Alternate Currency).  Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b)Subject in all respects to the provisions of each applicable Intercreditor Agreement, all proceeds of Collateral and any proceeds realized with respect to guarantees by any Loan Party received by the Administrative Agent while an Event of Default exists and all or any portion of the Loans have been accelerated hereunder pursuant to Section 7.01, shall be applied, first, to the payment of all costs and expenses then due that have been incurred by the Administrative Agent in connection with any collection, sale or realization on Collateral or otherwise in connection with this Agreement, any other Loan Document or any of the Secured Obligations, including all court costs and the fees and expenses of agents and legal counsel, the repayment of all advances made by the Administrative Agent hereunder or under any other Loan Document on behalf of any Loan Party and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document, second, on a pro rata basis, to pay any fees, indemnities or expense reimbursements then due to the Administrative Agent (other than those covered in clause first above) or any

Issuing Bank from the Borrowers constituting Secured Obligations, third, on a pro rata basis in accordance with the amounts of the Secured Obligations (other than contingent indemnification obligations for which no claim has yet been made) owed to the Secured Parties on the date of any such distribution, to the payment in full of the Secured Obligations (including, with respect to LC Exposure, an amount to be paid to the Administrative Agent equal to 102% of the LC Exposure (minus the amount then on deposit in the LC Collateral Account) on such date, to be held in the LC Collateral Account as Cash collateral for such Obligations); provided that if any Letter of Credit expires undrawn, then any Cash collateral held to secure the related LC Exposure shall be applied in accordance with this Section 2.18(b), beginning with clause first above, fourth, as provided in any applicable Intercreditor Agreement, and fifth, to, or at the direction of, the Administrative Borrower or as a court of competent jurisdiction may otherwise direct.

(c)If any Lender obtains payment (whether voluntary, involuntary, through the exercise of any right of set-off or otherwise) in respect of any principal of or interest on any of its Loans of any Class or participations in LC Disbursements or Swingline Loans held by it resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans of such Class and participations in LC Disbursements or Swingline Loans and accrued interest thereon than the proportion received by any other Lender with Loans of such Class and participations in LC Disbursements or Swingline Loans, then the Lender receiving such greater proportion shall purchase (for Cash at face value) participations in the Loans of such Class and sub-participations in LC Disbursements or Swingline Loans of other Lenders of such Class at such time outstanding to the extent necessary so that the benefit of all such payments shall be shared by the Lenders of such Class ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans of such Class and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not apply to (A) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by any Lender as consideration for the assignment of or sale of a participation in any of its Loans to any permitted assignee or participant, including any payment made or deemed made in connection with Sections 2.22, 2.23, 9.02(c) and/or Section 9.05.  Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Requirements of Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise rights of set-off and counterclaim against the Borrowers with respect to such participation as fully as if such Lender were a direct creditor of the Borrowers in the amount of such participation.  The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.18(c) and will, in each case, notify the Lenders following any such purchases or repayments.  Each Lender that purchases a participation pursuant to this Section 2.18(c) shall, from and after the date of such purchase, have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

(d)Unless the Administrative Agent has received notice from the Administrative Borrower prior to the date on which any payment is due to the Administrative Agent for the account of any Lender or any Issuing Bank hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lender or Issuing Bank the amount due.  In such event, if the Borrowers have not in fact made such payment, then each Lender or the applicable Issuing Bank severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of (i)(A) with respect to any such amounts denominated in Dollars, the Federal Funds Effective Rate and (B) with respect to any such amounts denominated in an Alternate Currency, the Administrative Agent’s customary rate for interbank advances in such Alternate Currency and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)If any Lender fails to make any payment required to be made by it pursuant to Section 2.07(b) or Section 2.18(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.19.Mitigation Obligations; Replacement of Lenders

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(a)If any Lender requests compensation under Section 2.15 or such Lender determines it can no longer make or maintain Term Benchmark Loans pursuant to Section 2.20, or any Loan Party is required to pay any additional amount to or indemnify any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or its participation in any Letter of Credit affected by such event, or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as applicable, in the future or mitigate the impact of Section 2.20, as the case may be, and (ii) would not subject such Lender to any unreimbursed out-of-pocket cost or expense and would not otherwise be disadvantageous to such Lender in any material respect.  The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)If (i) any Lender requests compensation under Section 2.15 or such Lender determines it can no longer make or maintain Term Benchmark Loans pursuant to Section 2.20, (ii) any Loan Party is required to pay any additional amount to or indemnify any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, (iii) any Lender is a Defaulting Lender or (iv) in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender”, “each Revolving Lender” or “each Lender directly affected thereby” (or any other Class or group of Lenders other than the Required Lenders) with respect to which Required Lender, Required Term A Lender, Required Pro Rata Lender, Required Term B Lender or Required Revolving Lender consent (or the consent of Lenders holding loans or commitments of such Class or lesser group representing more than 50% of the sum of the total loans and unused commitments of such Class or lesser group at such time) has been obtained, as applicable, any Lender is a non-consenting Lender, then the Administrative Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, (x) terminate the applicable Commitments of such Lender, and repay all Obligations of the Borrowers owing to such Lender relating to the applicable Loans and participations held by such Lender as of such termination date (provided that, if, after giving effect to such termination and repayment, the aggregate amount of the Revolving Credit Exposure of any Class exceeds the aggregate amount of the Revolving Credit Commitments of such Class then in effect, then the Borrowers shall, not later than the next Business Day, prepay one or more Revolving Loan Borrowings of the applicable Class and, if no Revolving Loan Borrowings of such Class are outstanding, deposit Cash collateral in the LC Collateral Account in an amount necessary to eliminate such excess) or (y) replace such Lender by requiring such Lender to assign and delegate (and such Lender shall be obligated to assign and delegate), without recourse (in accordance with and subject to the restrictions contained in Section 9.05), all of its interests, rights and obligations under this Agreement to an Eligible Assignee that assumes such obligations (which Eligible Assignee may be another Lender, if any Lender accepts such assignment); provided that (A) such Lender has received payment of an amount equal to the outstanding principal amount of its Loans and, if applicable, participations in LC Disbursements of such Class of Loans and/or Commitments, accrued interest thereon, accrued fees and all other amounts payable to it under any Loan Document with respect to such Class of Loans and/or Commitments, (B) in the case of any assignment resulting from a claim for compensation under Section 2.15 or payment required to be made pursuant to Section 2.17, such assignment would result in a reduction in such compensation or payment, (C) such assignment does not conflict with applicable Requirements of Law and (D) in the case of any replacement made in connection with clause (iv) above, the Eligible Assignee shall approve (or shall be deemed to have approved) the proposed amendment, waiver or consent.  No Lender (other than a Defaulting Lender) shall be required to make any such assignment and delegation, and the Borrowers may not repay the Obligations of such Lender or terminate its Commitments, in each case if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.  Each Lender agrees that if it is replaced pursuant to this Section 2.19, it shall execute and deliver to the Administrative Agent an Assignment Agreement to evidence such sale and purchase and shall deliver to the Administrative Agent any Promissory Note (if the assigning Lender’s Loans are evidenced by one or more Promissory Notes) subject to such Assignment Agreement (provided that the failure of any Lender replaced pursuant to this Section 2.19 to execute an Assignment Agreement or deliver any such Promissory Note shall not render such sale and purchase (and the corresponding assignment) invalid), such assignment shall be recorded in the Register and any such Promissory Note shall be deemed cancelled.  Each Lender hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Lender’s attorney-in-fact, with full authority in the place and stead of such Lender and in the name of such Lender, from time to time in the Administrative Agent’s discretion, with prior written notice to such Lender, to take any action and to execute any such Assignment Agreement or other instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this clause (b).  To the extent that any Initial Term B Lender is replaced pursuant to Section 2.19(b)(iv) in connection with a Repricing Transaction requiring payment of a fee pursuant to Section 2.12(c), the Borrowers shall pay the fee set forth in Section 2.12(c) to such Initial Term B Lender being replaced as a result of such Repricing Transaction.

Section 2.20.Illegality

.  (a)  Subject, and in addition, to the applicable provisions of Section 2.14, if any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for such Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to the Term Benchmark (whether denominated in Dollars or an Alternate Currency) or to determine or charge interest rates based upon the Term Benchmark or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars or any Alternate Currency in the applicable interbank market, then, on notice thereof by such Lender to the Administrative Borrower through the Administrative Agent:

(i)any obligation of such Lender to make or continue Term Benchmark Loans in the affected currency or currencies or to convert ABR Loans to Term Benchmark Loans shall be suspended,

(ii)if such notice asserts the illegality of such Lender making or maintaining ABR Loans the interest rate on which is determined by reference to the Term Benchmark component of the Alternate Base Rate, the interest rate of such Lender’s ABR Loans, shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term Benchmark component of the Alternate Base Rate, in each case until such Lender notifies the Administrative Agent and the Administrative Borrower that the circumstances giving rise to such determination no longer exist (which notice such Lender agrees to give promptly),

(iii)the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or (A) if applicable and such Loans are denominated in Dollars, convert all of such Lender’s Term Benchmark Loans to ABR Loans (the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term Benchmark component of the Alternate Base Rate) or (B) if applicable and such Loans are denominated in any Alternate Currency, convert such Loans to Loans bearing interest at an alternative rate that is mutually acceptable to the Administrative Borrower and such Lender, in each case, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term Benchmark Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Term Benchmark Loans (in which case the Borrowers shall not be required to make payments pursuant to Section 2.16 in connection with such payment), and

(iv)if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Term Benchmark, the Administrative Agent shall during the period of such suspension compute the Alternate Base Rate applicable to such Lender without reference to the Term Benchmark component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Term Benchmark.

(b)Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

(c)Each Lender agrees to designate a different lending office if such designation will avoid the need for such notice and will not, in the determination of such Lender, otherwise be materially disadvantageous to such Lender.

Section 2.21.Defaulting Lenders

.  Notwithstanding any provision of this Agreement to the contrary, if any Person becomes a Defaulting Lender, then the following provisions shall apply for so long as such Person is a Defaulting Lender:

(a)Fees shall cease to accrue on the unfunded portion of any Commitment of such Defaulting Lender pursuant to Section 2.12(a) and, subject to clause (d)(iv) below, on the participation of such Defaulting Lender in Letters of Credit pursuant to Section 2.12(b) and pursuant to any other provisions of this Agreement or other Loan Document.

(b)The Loans, Commitments and the Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders, each affected Lender, the Required Lenders, the Required Term A Lenders, the Required Pro Rata Lenders, the Required Term B Lenders, the Required Revolving Lenders or such other number of Lenders as may be required hereby or under any other Loan Document have taken or may take any action hereunder (including any consent to any waiver, amendment or modification pursuant to Section 9.02); provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender disproportionately and adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

(c)Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of any Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 2.11, Section 2.15, Section 2.16, Section 2.17, Section 2.18, Article 7, Section 9.05 or otherwise, and including any amounts made available to the Administrative Agent by such Defaulting Lender pursuant to Section 9.09), shall be applied at such time or times as may be determined by the Administrative Agent and, where relevant, the Administrative Borrower as follows:  first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amount owing by such Defaulting Lender to any applicable Issuing Bank or Swingline Lender hereunder; third, if so reasonably determined by the Administrative Agent or reasonably requested by the applicable Issuing Bank or Swingline Lender, to be held as Cash collateral for future funding obligations of such Defaulting Lender in respect of any participation in any Letter of Credit; fourth, so long as no Default or Event of Default exists, as the Administrative Borrower may request, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement; fifth, as the Administrative Agent or the Administrative Borrower may elect, to be held in a deposit account and released in order to satisfy obligations of such Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the non-Defaulting Lenders, Issuing Banks or Swingline Lenders as a result of any judgment of a court of competent jurisdiction obtained by any non-Defaulting Lender, any Issuing Bank or any Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, to the payment of any amounts owing to any Borrower as a result of any judgment of a court of competent jurisdiction obtained by any Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loan or LC Exposure in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) such Loan or LC Exposure was made or created, as applicable, at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Exposure owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Exposure owed to, such Defaulting Lender.  Any payment, prepayment or other amount paid or payable to any Defaulting Lender that are applied (or held) to pay any amount owed by any

Defaulting Lender or to be held as Cash collateral pursuant to this Section 2.21(c) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(d)If any Swingline Exposure or LC Exposure exists at the time any Lender becomes a Defaulting Lender then:

(i)the Swingline Exposure and LC Exposure of such Defaulting Lender (other than, in the case of a Defaulting Lender that is a Swingline Lender, the portion of such Swingline Exposure referred to in clause (b) of the definition of such term) shall be reallocated among the non-Defaulting Lenders under the Revolving Facility (the “Non-Defaulting Revolving Lenders”) in accordance with their respective Applicable Revolving Credit Percentages but only to the extent that (A) the sum of the Revolving Credit Exposures of all non-Defaulting Lenders attributable to the Revolving Credit Commitments of any Class does not exceed the total of the Revolving Credit Commitments of all Non-Defaulting Revolving Lenders of such Class and (B) the Revolving Credit Exposure of any non-Defaulting Lender that is attributable to its Revolving Credit Commitment of such Class does not exceed such non-Defaulting Lender’s Revolving Credit Commitment of such Class.  Subject to Section 9.24, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of any Non-Defaulting Revolving Lender as a result of such Non-Defaulting Revolving Lender’s increased exposure following such reallocation;

(ii)if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any other right or remedy available to it hereunder or under applicable Requirements of Law, within two Business Days following notice by the Administrative Agent, (x) first, prepay such Swingline Exposure and (y) second, Cash collateralize 102% of such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to paragraph (i) above and any Cash collateral provided by such Defaulting Lender or pursuant to Section 2.21(c) above) or make other arrangements reasonably satisfactory to the Administrative Agent and to the applicable Issuing Bank with respect to such LC Exposure and obligations to fund participations.  Cash collateral (or the appropriate portion thereof) provided to reduce LC Exposure or other obligations shall be released promptly following (A) the elimination of the applicable LC Exposure or other obligations giving rise thereto (including by the termination of the Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 2.19)) or (B) the Administrative Agent’s good faith determination that there exists excess Cash collateral (including as a result of any subsequent reallocation of LC Exposure among non-Defaulting Lenders described in clause (i) above);

(iii)if the LC Exposure of the Non-Defaulting Revolving Lenders is reallocated pursuant to this Section 2.21(d), then the fees payable to the Revolving Lenders pursuant to Sections 2.12(a) and (b), as the case may be, shall be adjusted to give effect to such reallocation; and

(iv)if any Defaulting Lender’s LC Exposure is not Cash collateralized, prepaid or reallocated pursuant to this Section 2.21(d), then, without prejudice to any rights or remedies of the applicable Issuing Bank or any Revolving Lender hereunder, all letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the applicable Issuing Bank until such Defaulting Lender’s LC Exposure is Cash collateralized or reallocated.

(e)So long as any Revolving Lender is a Defaulting Lender, no Swingline Lenders shall be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, extend, create, incur, amend or increase any Letter of Credit unless it is reasonably satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Revolving Credit Commitments of the Non-Defaulting Revolving Lenders, Cash collateral provided pursuant to Section 2.21(c) and/or Cash collateral provided in accordance with Section 2.21(d), and participating interests in any such or newly issued, extended or created Letter of Credit or Swingline Exposure related to any newly made Swingline Loan or LC Exposure related to any shall be allocated among Non-Defaulting Revolving Lenders in a manner consistent with Section 2.21(d)(i) (it being understood that Defaulting Lenders shall not participate therein).

(f)In the event that the Administrative Agent, the Administrative Borrower, each Swingline Lender and each Issuing Bank agree that any Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Applicable Revolving Credit Percentage of LC Exposure and Swingline Exposure of the Revolving Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Credit Commitment, and on such date such Revolving Lender shall purchase at par such of the Revolving Loans of the applicable Class of the other Revolving Lenders (other than the Swingline Lenders) or participations in Revolving Loans of the applicable Class as the Administrative Agent determine as necessary in order for such Revolving Lender to hold such Revolving Loans or participations in accordance with its Applicable Percentage of the applicable Class or its Applicable Revolving Credit Percentage, as applicable.  Notwithstanding the fact that any Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, (x) no adjustment will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while such Lender was a Defaulting Lender and (y) except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

Section 2.22.Incremental Credit Extensions

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(a)The Borrowers may, at any time, on one or more occasions pursuant to an Incremental Facility Amendment (i) add one or more new tranches of term facilities and/or increase the principal amount of the Term Loans of any existing Class by requesting new commitments to provide such Term Loans (any such new tranche or increase, an “Incremental Term Facility” and any loans made pursuant to an Incremental Term Facility, “Incremental Term Loans”) and/or (ii) add one or more new tranches of Incremental Revolving Commitments and/or increase the aggregate amount of the Revolving Credit Commitments of any existing Class (any such new tranche or increase, an “Incremental Revolving Facility” and, together with any Incremental Term Facility, “Incremental Facilities”; and the loans thereunder, “Incremental Revolving Loans” and any Incremental Revolving Loans, together with any Incremental Term Loans, “Incremental Loans”) in an aggregate outstanding principal amount not to exceed, with respect to any Incremental Loans established after the Closing Date, the Incremental Cap; provided that:

(i)no Incremental Commitment in respect of any Incremental Facility may be less than $5,000,000 (or such lesser amount to which the Administrative Agent may reasonably agree),

(ii)except as the Administrative Borrower and any Lender may separately agree, no Lender shall be obligated to provide any Incremental Commitment, and the determination to provide any Incremental Commitments shall be within the sole and absolute discretion of such Lender (it being agreed that the Borrowers shall not be obligated to offer the opportunity to any Lender to participate in any Incremental Facility),

(iii)no Incremental Facility or Incremental Loan (nor the creation, provision or implementation thereof) shall require the approval of any existing Lender other than in its capacity, if any, as a lender providing all or part of any Incremental Commitment or Incremental Loan,

(iv)except as otherwise permitted herein, (A) the terms of any Incremental Term Facility (other than any terms which are applicable only after the Latest Maturity Date applicable to any then-existing Term Loans) must be (1) substantially consistent with those applicable to the Initial Term A Loans or (2) otherwise reasonably acceptable to the Administrative Agent (it being understood and agreed that any terms that are more favorable to the Incremental Term Lenders than those contained in the then-existing Loan Documents and are then conformed (or added) to the Loan Documents for the benefit of the Term Lenders pursuant to an amendment to this Agreement effectuated in reliance on Section 9.02(d)(ii) are acceptable to the Administrative Agent) and (B) the terms of any Incremental

Revolving Facility (other than any terms which are applicable only after the then-existing Latest Revolving Credit Maturity Date), must be substantially consistent with those applicable to any then-existing Revolving Facility or otherwise reasonably acceptable to the Administrative Agent (it being understood and agreed that any terms that are more favorable to the Incremental Revolving Lenders than those contained in the then-existing Loan Documents and are then conformed (or added) to the Loan Documents for the benefit of the Revolving Lenders pursuant to the applicable Incremental Facility Amendment),

(v)the Effective Yield (and the components thereof) applicable to any Incremental Facility shall be determined by the Administrative Borrower and the lender or lenders providing such Incremental Facility; provided that (i) in the case of any Incremental Term Facility that consists of term B loans (other than Customary Bridge Loans) incurred prior to the date that is six months after the Closing Date that are (A) incurred in reliance on clause (e) of the definition of “Incremental Cap” (without giving effect to the reclassification mechanic described in clause (iii) of the proviso to the definition of Incremental Cap), (B) pari passu with the Initial Term B Loans in right of payment and with respect to security and (C) scheduled to mature prior to the date that is two years after the Initial Term B Loan Maturity Date, the Effective Yield applicable thereto may not be more than 0.75% higher than the Effective Yield applicable to the Initial Term B Loans denominated in the same currency as such Incremental Term Facility unless the Applicable Rate (and/or, as provided in the proviso below, the Floor) with respect to the Initial Term B Loans in such currency is adjusted such that the Effective Yield in respect of such Initial Term Loans is not more than 0.75% per annum less than the Effective Yield with respect to such Incremental Term Facility, (ii) any increase in Effective Yield applicable to any Initial Term B Loan due to the application or imposition of the Floor on any Incremental Term Loan may, at the election of the Administrative Borrower, be effected solely through an increase in (or implementation of, as applicable) any Floor applicable to such Initial Term B Loan and (iii) the adjustment described in this proviso shall not apply to (A) the De Minimis Incremental Amount or (B) any Incremental Facility the proceeds of which will be applied to finance a Permitted Acquisition or other Investment,

(vi)(A) the final maturity date with respect to (1) any Incremental Term A Loans shall be no earlier than the Latest Maturity Date applicable to any then-existing tranche of Term A Loans and/or (2) any Incremental Term B Loans shall be no earlier than the Latest Maturity Date applicable to any then-existing tranche of Term Loans and (B) no Incremental Revolving Facility may have a final maturity date earlier than (or require scheduled amortization or mandatory commitment reductions prior to) the Latest Revolving Credit Maturity Date,

(vii)(A) the Weighted Average Life to Maturity of any Incremental Term A Facility shall be no shorter than the remaining Weighted Average Life to Maturity of any then-existing tranche of Term A Loans and (B) the Weighted Average Life to Maturity of any Incremental Term B Facility (other than any Customary Bridge Loan) shall be no shorter than the remaining Weighted Average Life to Maturity of any then-existing tranche of Term Loans,

(viii)subject to clauses (vi) and (vii) above, any Incremental Term Facility may otherwise have an amortization schedule as determined by the Administrative Borrower and the lenders providing such Incremental Term Facility,

(ix)subject to clause (v) above, to the extent applicable, any fees payable in connection with any Incremental Facility shall be determined by the Administrative Borrower and the arrangers and/or lenders providing such Incremental Facility,

(x)(A) any Incremental Term Facility or Incremental Revolving Facility may rank pari passu with or junior to any then-existing Class of Term Loans or Revolving Loans, as applicable, in right of payment and/or security or may be unsecured (and to the extent the relevant Incremental Facility is secured by the Collateral or unsecured and subordinated to any Class of then-existing Loans in right of payment, it shall be subject to an applicable Intercreditor Agreement) and (B) no Incremental Facility may be (x) guaranteed by any Person which is not a Loan Party or (y) secured by any assets other than the Collateral,

(xi)any Incremental Term Facility may participate (A) in any voluntary prepayment of the relevant Class of Term Loans as set forth in Section 2.11(a) on a pro rata basis, greater than pro rata basis or less than a pro rata basis with the then-outstanding Term Loans of any other Class and (B) in any mandatory prepayment of the relevant Class of Term Loans as set forth in Section 2.11(b) on a pro rata basis (to the extent secured on a pari passu basis with the relevant Initial Term Loans), greater than pro rata basis with respect to prepayments of any such Incremental Term Facility with the proceeds of any Refinancing Indebtedness or less than a pro rata basis with the then-outstanding Term Loans of any other Class, in each case, to the extent provided in such Sections,

(xii)no Event of Default under Sections 7.01(a), (b), (f) and/or (g) has occurred and is continuing,

(xiii)the proceeds of any Incremental Facility may be used for working capital and other general corporate purposes (including Permitted Acquisitions, Investments and Restricted Payments) and any other use not prohibited by this Agreement, and

(xiv)on the date of the Borrowing of any Incremental Term Loans that will be of the same Class as any then-existing Class of Term Loans, and notwithstanding anything to the contrary set forth in Sections 2.08 or 2.13 above, such Incremental Term Loans shall be added to (and constitute a part of, be of the same Type as and, at the election of the Administrative Borrower, have the same Interest Period as) each Borrowing of outstanding Term Loans of such Class on a pro rata basis (based on the relative sizes of such Borrowings), so that each Term Lender providing such Incremental Term Loans will participate proportionately in each then-outstanding Borrowing of Term Loans of such Class; it being acknowledged that the application of this clause (a)(xiv) may result in new Incremental Term Loans having Interest Periods (the duration of which may be less than one month) that begin during an Interest Period then applicable to outstanding Term Benchmark Loans of the relevant Class and which end on the last day of such Interest Period.

(b)Incremental Commitments may be provided by any existing Lender, or by any other Eligible Assignee (any such other lender being called an “Incremental Lender”); provided that the Administrative Agent (and, in the case of any Incremental Revolving Facility, any Issuing Bank) shall have a right to consent (such consent not to be unreasonably withheld or delayed) to the relevant Incremental Lender’s provision of Incremental Commitments if such consent would be required under Section 9.05(b) for an assignment of Loans to such Incremental Lender; provided, further, that any Incremental Lender that is an Affiliated Lender or a Debt Fund Affiliate shall be subject to the provisions of Section 9.05(f), mutatis mutandis, to the same extent as if the relevant Incremental Commitments and related Obligations had been acquired by such Lender by way of assignment. Any Incremental Loans and Incremental Commitments may be allocated among the Borrowers by the Administrative Borrower at its sole discretion.

(c)Each Lender or Incremental Lender providing a portion of any Incremental Commitment shall execute and deliver to the Administrative Agent and the Administrative Borrower all such documentation (including the relevant Incremental Facility Amendment) as may be reasonably required by the Administrative Agent to evidence and effectuate such Incremental Commitment.  On the effective date of such Incremental Commitment, each Incremental Lender shall become a Lender for all purposes in connection with this Agreement.

(d)As conditions precedent to the effectiveness of any Incremental Facility or the making of any Incremental Loans, (i) upon its request, the Administrative Agent shall be entitled to receive customary written opinions of counsel, as well as such reaffirmation agreements, supplements and/or amendments as it shall reasonably require, (ii) the Administrative Agent shall be entitled to receive, from each Incremental Lender, an Administrative Questionnaire and such other documents as it shall reasonably require from such Incremental Lender, (iii) the Administrative Agent shall have received, on behalf of the Incremental Lenders, the amount of any fees payable to the Incremental Lenders in respect of such Incremental Facility or Incremental Loans, (iv) subject to Section 2.22(e), the Administrative Agent shall have received a Borrowing Request as if the relevant Incremental Loans were subject to Section 2.03 or another written request the form of which is reasonably acceptable to the Administrative Agent (it being understood and agreed that the requirement to deliver a Borrowing Request shall not result in the imposition of any additional condition precedent to the availability of the relevant Incremental Loans (including with respect to the absence of a Default or Event of Default and/or the accuracy of any representation and/or warranty)), (v) the Administrative Agent shall be entitled to receive a certificate of the Administrative Borrower signed by a Responsible Officer thereof:

(A)certifying and attaching a copy of the resolutions adopted by the governing body of the relevant Borrowers approving or consenting to such Incremental Facility or Incremental Loans, and

(B)to the extent applicable, certifying that the condition set forth in clause (a)(xii) above has been satisfied.

(e)Notwithstanding anything to the contrary in this Section 2.22 or in any other provision of any Loan Document, the conditions to availability or funding of any Incremental Facility shall be determined by the relevant Incremental Lenders providing such Incremental Facility and the Administrative Borrower, subject to Section 2.22(a)(xii) hereof.

(f)Upon the implementation of any Incremental Revolving Facility pursuant to this Section 2.22:

(i)if such Incremental Revolving Facility establishes Revolving Credit Commitments of the same Class as any then-existing Class of Revolving Credit Commitments, (i) each Revolving Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each relevant Incremental Revolving Facility Lender, and each relevant Incremental Revolving Facility Lender will automatically and without further act be deemed to have assumed a portion of such Revolving Lender’s participations hereunder in outstanding Letters of Credit such that, after giving effect to each deemed assignment and assumption of participations, all of the Revolving Lenders’ (including each Incremental Revolving Facility Lender) participations hereunder in Letters of Credit shall be held on a pro rata basis on the basis of their respective Revolving Credit Commitments (after giving effect to any increase in the Revolving Credit Commitment pursuant to Section 2.22) and (ii) the existing Revolving Lenders of the applicable Class shall assign Revolving Loans to certain other Revolving Lenders of such Class (including the Revolving Lenders providing the relevant Incremental Revolving Facility), and such other Revolving Lenders (including the Revolving Lenders providing the relevant Incremental Revolving Facility) shall purchase such Revolving Loans, in each case to the extent necessary so that all of the Revolving Lenders of such Class participate in each outstanding Borrowing of Revolving Loans pro rata on the basis of their respective Revolving Credit Commitments of such Class (after giving effect to any increase in the Revolving Credit Commitment pursuant to this Section 2.22); it being understood and agreed that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to this clause (i); and

(ii)if such Incremental Revolving Facility establishes Revolving Credit Commitments of a new Class, then (A) the borrowing and repayment (except for (x) payments of interest and fees at different rates on the Revolving Facilities (and related outstandings), (y) repayments required on the Maturity Date of any Revolving Facility and (z) any repayment made in connection with a permanent repayment and termination of the Revolving Credit Commitments under any Revolving Facility (subject to clause (C) below)) of Revolving Loans with respect to any Revolving Facility after the effective date of such Incremental Revolving Facility shall be made on a pro rata basis or less than pro rata basis with all other Revolving Facilities, (B) all Letters of Credit shall be participated on a pro rata basis by all Revolving Lenders and (C) any permanent repayment of Revolving Loans with respect to, and reduction and termination of Revolving Credit Commitments under, any Revolving Facility after the effective date of such Incremental Revolving Facility shall be made on a pro rata basis or less than pro rata basis with all other Revolving Facilities, or, to the extent such Incremental Revolving Commitments are terminated in full and refinanced or replaced with a Replacement Revolving Facility or Replacement Debt, a greater than pro rata basis.

(g)On the date of effectiveness of any Incremental Revolving Facility, the maximum amount of LC Exposure permitted hereunder shall increase by an amount, if any, agreed upon by the Administrative Borrower, the Administrative Agent and the relevant Issuing Bank.

(h)The Lenders hereby irrevocably authorize the Administrative Agent to enter into any Incremental Facility Amendment and/or any amendment to any other Loan Document as may be necessary in order to establish new Classes or sub-Classes in respect of Loans or commitments pursuant to this Section 2.22 and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Administrative Borrower in connection with the establishment of such new Classes or sub-Classes, in each case on terms consistent with this Section 2.22.

(i)This Section 2.22 shall supersede any provision in Section 2.18 or 9.02 to the contrary.

Section 2.23.Extensions of Loans and Revolving Commitments

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(a)Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrowers to all Lenders holding Loans of any Class or Commitments of any Class, in each case on a pro rata basis (based on the aggregate outstanding principal amount of the respective Loans or Commitments of such Class) and on the same terms to each such Lender, the Borrowers are hereby permitted to consummate transactions with any individual Lender who accepts the terms contained in the relevant Extension Offer to extend the Maturity Date of all or a portion of such Lender’s Loans and/or Commitments of such Class and otherwise modify the terms of all or a portion of such Loans and/or Commitments pursuant to the terms of the relevant Extension Offer (including by increasing the interest rate or fees payable in respect of such Loans and/or Commitments (and related outstandings) and/or modifying the amortization schedule, if any, in respect of such Loans) (each, an “Extension”); it being understood that any Extended Term Loans shall constitute a separate Class of Loans from the Class of Loans from which they were converted and any Extended Revolving Credit Commitments shall constitute a separate Class of Revolving Credit Commitments from the Class of Revolving Credit Commitments from which they were converted), so long as the following terms are satisfied:

(i)except as to (A) interest rates, fees and final maturity (which shall, subject to immediately succeeding clause (iii) and to the extent applicable, be determined by the Administrative Borrower and any Lender who agrees to an Extension of its Revolving Credit Commitments and set forth in the relevant Extension Offer), (B) terms applicable to such Extended Revolving Credit Commitments or Extended Revolving Loans (each as defined below) that are more favorable to the lenders or the agent of such Extended Revolving Credit Commitments or Extended Revolving Loans than those contained in the Loan Documents and are then conformed (or added) to the Loan Documents for the benefit of the Revolving Lenders or, as applicable, the Administrative Agent pursuant to the applicable Extension Amendment, and (C) any covenant or other provision applicable only to periods after the Latest Revolving Credit Maturity Date, the Revolving Credit Commitment of any Lender who agrees to an extension with respect to such Commitment (an “Extended Revolving Credit Commitment”; and the Loans thereunder, “Extended Revolving Loans”; and each Class of Extended Revolving Credit Commitments, an “Extended Revolving Facility”), and the related outstandings, shall constitute a revolving commitment (or related outstandings, as the case may be) with substantially consistent terms (or terms not less favorable to existing Lenders) as the Class of Revolving Credit Commitments subject to the relevant Extension Offer (and related outstandings) provided hereunder; provided that to the extent more than one Revolving Facility exists after giving effect to any such Extension, (x) the borrowing and repayment (except for (1) payments of interest and fees at different rates on the Revolving Facilities (and related outstandings), (2) repayments required upon the Maturity Date of any Revolving Facility and (3) repayments made in connection with a permanent repayment and termination of Revolving Credit Commitments (subject to clause (y) below)) of Revolving Loans with respect to any Revolving Facility after the effective date of such Extended Revolving Credit Commitments shall be made on a pro rata basis with all other Revolving Facilities and (y) any permanent repayment of Revolving Loans with respect to, and reduction or termination of Revolving Credit Commitments under, any Revolving Facility after the effective date of such Extended Revolving Credit Commitments shall be made on a pro rata basis or less than pro rata basis with all other Revolving Facilities, except that the Borrowers shall be permitted to permanently repay Revolving Loans and terminate Revolving Credit Commitments of any Revolving Facility on a greater than pro rata basis (I) as compared to any other Revolving Facilities with a later Maturity Date than such Revolving Facility and (II) to the extent refinanced or replaced with a Replacement Revolving Facility or Replacement Debt;

(ii)except as to (A) interest rates, fees, amortization, final maturity date, premiums, required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (iii), (iv), (v) and (vi), be determined by the Administrative Borrower and any Lender who agrees to an Extension of its Term Loans and set forth in the relevant Extension Offer), (B) terms applicable to such Extended Term Loans (as defined below) that are more favorable to the lenders or the agent of such Extended Term Loans than those contained in the Loan Documents applicable to the relevant Class of Term Loans and are then conformed (or added) to the Loan Documents for the benefit of the Term Lenders or, as applicable, the Administrative Agent pursuant to the applicable Extension Amendment and (C) covenants or other provisions applicable only to periods after the Latest Term Loan Maturity Date (in each case, as of the date of such Extension), the Term Loans of any Lender extended pursuant to any Extension (any such extended Term Loans, the “Extended Term Loans”) shall have substantially consistent terms (or terms not less favorable to existing Lenders) as the Class of Term Loans subject to the relevant Extension Offer;

(iii)(a) the final Maturity Date of (1) any Extended Term Loans that are Customary Term A Loans may be no earlier than the then applicable Latest Maturity Date applicable to any then-existing Term A Loans at the time of Extension and/or (2) any Extended Term Loans that are Customary Term B Loans may be no earlier than the then applicable Latest Maturity Date applicable to any then-existing Term Loans at the time of Extension and (B) no Extended Revolving Credit Commitments or Extended Revolving Loans may have a final Maturity Date earlier than (or require commitment reductions prior to) the Latest Maturity Date applicable to any then-existing Revolving Facility;

(iv)(A) the Weighted Average Life to Maturity of any Extended Term Loans that are Customary Term A Loans shall be no shorter than the remaining Weighted Average Life to Maturity of any then-existing Term A Loans and (B) the Weighted Average Life to Maturity of any Extended Term Loans that are Customary Term B Loans shall be no shorter than the remaining Weighted Average Life to Maturity of any then-existing Term Loans;

(v)subject to clauses (iii) and (iv) above, any Extended Term Loans may otherwise have an amortization schedule as determined by the Administrative Borrower and the Lenders providing such Extended Term Loans,

(vi)any Extended Term Loans may participate (A) in any voluntary prepayment of the relevant Class of Term Loans as set forth in Section 2.11(a)(i) and (B) in any mandatory prepayment of the relevant Class of Term Loans as set forth in Section 2.11(b)(vi), in each case, to the extent provided in such Sections;

(vii)if the aggregate principal amount of Loans or Commitments, as the case may be, in respect of which Lenders have accepted the relevant Extension Offer exceed the maximum aggregate principal amount of Loans or Commitments, as the case may be, offered to be extended by the Administrative Borrower pursuant to such Extension Offer, then the Loans or Commitments, as the case may be, of such Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed the applicable Lender’s actual holdings of record) with respect to which such Lenders have accepted such Extension Offer;

(viii)unless the Administrative Agent otherwise agrees, any Extension must be in a minimum amount of $5,000,000;

(ix)any applicable Minimum Extension Condition must be satisfied or waived by the Administrative Borrower;

(x)any documentation in respect of any Extension shall be consistent with the foregoing; and

(xi)no Extension of any Revolving Facility shall be effective as to the obligations of any Issuing Bank with respect to Letters of Credit without the consent of such Issuing Bank (such consents not to be unreasonably withheld or delayed) (and, in the absence of such consent, all references herein to Latest Revolving Credit Maturity Date shall be determined, when used in reference to such Issuing Bank, as applicable, without giving effect to such Extension).

(b)(i) No Extension consummated in reliance on this Section 2.23 shall constitute a voluntary or mandatory prepayment for purposes of Section 2.11, (ii) the scheduled amortization payments (insofar as such schedule affects payments due to Lenders participating in the relevant Class) set forth in Section 2.10 shall be adjusted to give effect to any Extension of any Class of Loans and/or Commitments and (iii) except as set forth in clause (a)(viii) above, no Extension Offer is required to be in any minimum amount or any minimum increment; provided that the Administrative Borrower may, in its sole discretion, specify as a condition (a “Minimum Extension Condition”) to the consummation of any Extension that a minimum amount (to be specified in the relevant Extension Offer in the Administrative Borrower’s sole discretion) of Loans or Commitments (as applicable) of any or all applicable Classes be tendered; it being understood that the Administrative Borrower may, in its sole discretion, waive any such Minimum Extension Condition.  The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section 2.23 (including, for the avoidance of doubt, the payment of any interest, fees or premium in respect of any Extended Term Loans and/or Extended Revolving Credit Commitments on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including Sections 2.10, 2.11 and/or 2.18) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section.

(c)Subject to any consent required under Section 2.23(a)(xi), no consent of any Lender or the Administrative Agent shall be required to effectuate any Extension, other than the consent of each Lender agreeing to such Extension with respect to one or more of its Loans and/or Commitments of any Class (or a portion thereof).  Except as any Borrower and any Lender may separately agree, no Lender shall be obligated to provide an Extension, and the determination to provide such Extension shall be within the sole and absolute discretion of such Lender.  All Extended Term Loans and Extended Revolving Credit Commitments and all obligations in respect thereof shall constitute Secured Obligations under this Agreement and the other Loan Documents that are secured by the Collateral and guaranteed on a pari passu basis with all other applicable Secured Obligations under this Agreement and the other Loan Documents.  The Lenders hereby irrevocably authorize the Administrative Agent to enter into any Extension Amendment and any amendment to any of the other Loan Documents with the Loan Parties as may be necessary in order to establish new Classes or sub-Classes in respect of Loans or Commitments so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Administrative Borrower in connection with the establishment of such new Classes or sub-Classes, in each case on terms consistent with this Section 2.23.

(d)In connection with any Extension, the Administrative Borrower shall provide the Administrative Agent at least five Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.23.

Section 2.24.Co-Borrowers

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(a)Each Borrower accepts joint and several liability hereunder in consideration of the financial accommodations provided or to be provided by the Administrative Agent, the Issuing Banks and the Lenders under this Agreement and the other Loan Documents, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of each Borrower to accept joint and several liability for the obligations of each other Borrower.

(b)Each Borrower shall be jointly and severally liable for the Obligations, regardless of which Borrower actually receives the Loans or other Credit Extensions hereunder or the amount of the Obligations received or the manner in which the Administrative Agent, any Issuing Bank or any Lender accounts for the Obligations on its books and records.  Each Borrower’s obligations with respect to Loans or other Credit Extensions made to it, and each Borrower’s obligations arising as a result of the joint and several liability of such Borrower hereunder, with respect to Loans or other Credit Extensions made to and other Obligations owing by the Borrowers hereunder, shall be separate and distinct obligations, but all such obligations shall be primary obligations of each Borrower.

(c)Upon the occurrence and during the continuation of any Event of Default, the Administrative Agent, the Issuing Banks and the Lenders may proceed directly and at once, without notice, against any Borrower to collect and recover the full amount, or any portion of, the Obligations, without first proceeding against any other Borrower or any other Person, or against any security or collateral for the Obligations.  Each Borrower waives all suretyship defenses and consents and agrees that the Administrative Agent, the Issuing Banks and the Lenders shall be under no obligation to marshal any assets in favor of any Borrower or against or in payment of any or all of the Obligations.

(d)Each Borrower hereby irrevocably appoints the Administrative Borrower as the borrowing agent and attorney-in-fact for the Borrowers, which appointment shall remain in full force and effect unless and until the Administrative Agent shall have received prior written notice signed by all of the Borrowers that such appointment has been revoked and that another Borrower has been appointed in the place of the Administrative Borrower (which other Borrower shall be a parent company with respect to each other Borrower).  Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (i) to provide to the Administrative Agent and receive from the Administrative Agent all notices with respect to Loans obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and the other Loan Documents and (ii) to take such action as the Administrative Borrower deem appropriate on its behalf to obtain Loans or other Credit Extensions and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement.  The Administrative Agent, each Issuing Bank and each Lender shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any notice of borrowing) delivered by the Administrative Borrower.  The Administrative Agent, each Issuing Bank and each Lender may give any notice or communication with any Borrower hereunder to the Administrative Borrower on behalf of such Borrower.  The Administrative Agent, each Issuing Bank and each Lender shall have the right, in its discretion, to deal exclusively with the Administrative Borrower for any or all purposes under the Loan Documents.  Each Borrower agrees that any notice, election, communication, delivery, representation, agreement, action, omission or undertaking by the Administrative Borrower hereunder shall be binding upon and enforceable against such Borrower.

(e)It is understood that the handling of the Collateral of the Borrowers in a combined fashion, as more fully set forth herein and in the Collateral Documents, is done solely as an accommodation to the Borrowers in order to utilize the collective borrowing powers of the Borrowers in the most efficient and economical manner and at their request, and that none of the Administrative Agent, the Issuing Banks or the Lenders shall incur liability to the Borrowers as a result hereof.  Each of the Borrowers expects to derive benefit, directly or indirectly, from the handling of the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group.

ARTICLE 3REPRESENTATIONS AND WARRANTIES

On the dates and to the extent required pursuant to Sections 4.01 or 4.02 hereof, as applicable, the Administrative Borrower hereby represent and warrant to the Lenders and the Administrative Agent that:

Section 3.01.Organization; Powers

.  Each of the Administrative Borrower and its Restricted Subsidiaries (a) is (i) duly organized and validly existing and (ii) in good standing (to the extent such concept exists in the relevant jurisdiction) under the Requirements of Law of its jurisdiction of organization, (b) has all requisite organizational power and authority to own its assets and to carry on its business as now conducted and (c) is qualified to do business and is in good standing (to the extent such concept exists in the relevant jurisdiction) in every jurisdiction where the ownership, lease or operation of its properties or conduct of its business requires such qualification, except, in each case referred to in this Section 3.01 (other than (i) clause (a)(i) and (ii) clause (b), in each case with respect to the Administrative Borrower) where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. No Loan Party is an Affected Financial Institution.

Section 3.02.Authorization; Enforceability

.  The execution, delivery and performance by each Loan Party of each Loan Document to which such Loan Party is a party are within such Loan Party’s corporate or other organizational power and have been duly authorized by all necessary corporate or other organizational action of such Loan Party.  Each Loan Document to which any Loan Party is a party has been duly executed and delivered by such Loan Party and is a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to the Legal Reservations.

Section 3.03.Governmental Approvals; No Conflicts

.  The execution and delivery of each Loan Document by each Loan Party thereto and the performance by such Loan Party thereof (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) in connection with the Perfection Requirements and (iii) such consents, approvals, registrations, filings or other actions the failure to obtain or make which could not be reasonably expected to have a Material Adverse Effect, (b) will not violate any (i) of such Loan Party’s Organizational Documents or (ii) Requirement of Law applicable to such Loan Party which violation, in the case of this clause (b)(ii), could reasonably be expected to have a Material Adverse Effect and (c) will not violate or result in a default under (i) the Senior Unsecured Notes Indenture or (ii) any other material Contractual Obligation to which such Loan Party is a party which violation, in the case of this clause (c), could reasonably be expected to result in a Material Adverse Effect.

Section 3.04.Financial Condition; No Material Adverse Effect

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(a)The financial statements most recently provided pursuant to Section 5.01(a) or (b), as applicable, present fairly, in all material respects, the consolidated financial condition and results of operations and cash flows of the Administrative Borrower and its subsidiaries as of such dates and for such periods in accordance with GAAP, (x) except as otherwise expressly noted therein, (y) subject, in the case of financial statements provided pursuant to Section 5.01(a), to the absence of footnotes and normal year-end adjustments and (z) except as may be necessary to reflect any differing entity and/or organizational structure prior to giving effect to the Transactions.

(b)Since the December 31, 2021, there have been no events, developments or circumstances that have had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.05.Properties

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(a)As of the Closing Date, Schedule 3.05 sets forth the address of each Real Estate Asset (or each set of such assets that collectively comprise one operating property) that is owned in fee simple (or similar concept in any applicable jurisdiction) by any Loan Party. Schedule 1.01(c) sets forth each Material Real Estate Asset that is owned in fee simple (or similar concept in any applicable jurisdiction) by any Loan Party on the Closing Date.

(b)Each of the Administrative Borrower and its Restricted Subsidiaries has good and valid fee simple title (or similar concept in any applicable jurisdiction) to or rights to purchase, or valid leasehold interests in, or easements or other limited property interests in, all of their respective Real Estate Assets and has good title to its personal property and assets, in each case, except (i) for defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes or (ii) where the failure to have such title would not reasonably be expected to have a Material Adverse Effect.

(c)Each of the Administrative Borrower and its Restricted Subsidiaries owns or otherwise has a license or right to use all rights in Patents, Trademarks, Copyrights, trade secrets, know-how and any and all other intellectual property or proprietary information (“IP Rights”) used or held for use in the conduct of its respective businesses as presently conducted without, to the knowledge of the Administrative Borrower, any infringement, misappropriation or other violation of the IP Rights of third parties, except to the extent any such failure to own or license or have rights to use such IP Rights would not, or where such infringement, misappropriation or other violation would not, reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and none of the Administrative Borrower or its Restricted Subsidiaries has infringed, misappropriated or otherwise violated, and, to the knowledge of the Administrative Borrower, infringe, misappropriate or otherwise violate, any IP Rights of any third party, except to the extent such infringement, misappropriation or violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.06.Litigation and Environmental Matters

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(a)There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Administrative Borrower, threatened in writing against or affecting the Administrative Borrower or any of its Restricted Subsidiaries which would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b)Except for any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, (i) neither the Administrative Borrower nor any of its Restricted Subsidiaries is subject to or has received notice of any Environmental Claim or Environmental Liability or knows of any fact or circumstance that would give rise to any Environmental Liability and (ii) neither the Administrative Borrower nor any of its Restricted Subsidiaries has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law.

(c)Neither the Administrative Borrower nor any of its Restricted Subsidiaries has treated, stored, transported or Released any Hazardous Materials on, at, under or from any currently or formerly operated real estate or facility in a manner that would reasonably be expected to have a Material Adverse Effect.

Section 3.07.Compliance with Laws

.  Each of the Administrative Borrower and its Restricted Subsidiaries is in compliance with all Requirements of Law applicable to it or its property, except, in each case where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a

Material Adverse Effect; it being understood and agreed that this Section 3.07 shall not apply to any Requirements of Law specifically referenced in Section 3.17.

Section 3.08.Investment Company Status

.  No Loan Party is an “investment company” as defined in, or is required to be registered under, the Investment Company Act of 1940.

Section 3.09.Taxes

.  Each of the Administrative Borrower and its Restricted Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it that are due and payable (including in its capacity as a withholding agent), except (a) Taxes (or any requirement to file Tax returns with respect thereto) that are being contested in good faith by appropriate proceedings and for which the Administrative Borrower or such Restricted Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.10.ERISA

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(a)Each Pension Plan is in compliance in form and operation with its terms and with ERISA and the Code and all other applicable Requirements of Law, except where any failure to comply would not reasonably be expected to result in a Material Adverse Effect.

(b)In the five-year period prior to the date on which this representation is made or deemed made, no ERISA Event has occurred and is continuing or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.

Section 3.11.Disclosure

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(a)As of the Closing Date, all written information (other than financial projections (the “Projections”), financial estimates, other forward-looking information and/or projected information and information of a general economic or industry-specific nature) concerning the Administrative Borrower and its subsidiaries that was prepared by or on behalf of the Administrative Borrower or its subsidiaries or their respective representatives and made available to any Initial Lender, any Arranger or the Administrative Agent in connection with the Transactions on or before the Closing Date, when taken as a whole, did not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto from time to time).

(b)The Projections have been prepared in good faith based upon assumptions believed by the Administrative Borrower to be reasonable at the time furnished (it being recognized that such Projections are not to be viewed as facts and are subject to significant uncertainties and contingencies many of which are beyond the Administrative Borrower’s control, that no assurance can be given that any particular financial projections will be realized, that actual results may differ from projected results and that such differences may be material).

Section 3.12.Solvency

.  As of the Closing Date, immediately after the consummation of the Transactions to occur on the Closing Date and the incurrence of Indebtedness and obligations on the Closing Date in connection with this Agreement and the Transactions, (i) the sum of the debt (including contingent liabilities) of the Administrative Borrower and its subsidiaries, taken as a whole, does not exceed the fair value of the assets (on a going concern basis) of the Administrative Borrower and its subsidiaries, taken as a whole; (ii) the present fair saleable value of the assets (on a going concern basis) of the Administrative Borrower and its subsidiaries, taken as a whole, is not less than the amount that will be required to pay the probable liabilities of the Administrative Borrower and its subsidiaries, taken as a whole, on their debts as they become absolute and matured in the ordinary course of business; (iii) the capital of the Administrative Borrower and its subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Administrative Borrower and its subsidiaries, taken as a whole, contemplated as of the Closing Date; and (iv) the Administrative Borrower and its subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debts as they mature in the ordinary course of business.  For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

Section 3.13.Capitalization and Subsidiaries

.  Schedule 3.13 sets forth, in each case as of the Closing Date, (a) a correct and complete list of the name of each subsidiary of the Administrative Borrower and the ownership interest therein held by the Administrative Borrower or its applicable subsidiary and (b) the type of entity of the Administrative Borrower and each of its subsidiaries.

Section 3.14.Security Interest in Collateral

.  Subject to the terms of the last paragraph of Section 4.01, the Legal Reservations, the Perfection Requirements, the provisions, limitations and/or exceptions set forth in this Agreement and the other relevant Loan Documents, the Collateral Documents create legal, valid and enforceable Liens on all of the Collateral in favor of the Administrative Agent, for the benefit of itself and the other Secured Parties, and upon the satisfaction of the applicable Perfection Requirements, such Liens constitute perfected Liens (with the priority that such Liens are expressed to have under the relevant Collateral Documents, unless otherwise permitted hereunder or under any Collateral Document) on the Collateral (to the extent such Liens are required to be perfected under the terms of the Loan Documents) securing the Secured Obligations, in each case as and to the extent set forth therein.

For the avoidance of doubt, notwithstanding anything herein or in any other Loan Document to the contrary, neither the Administrative Borrower nor any other Loan Party makes any representation or warranty (other than any representation or warranty expressly made in any such Loan Document) as to (A) the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Capital Stock of any Foreign Subsidiary, or as to the rights and remedies of the Administrative Agent or any Lender with respect thereto, under foreign Requirements of Law, (B) the enforcement of any security interest, or right or remedy with respect to any Collateral that may be limited or restricted by, or require any consent, authorization, approval or license under, any foreign Requirement of Law or (C) on the Closing Date and until required pursuant to Section 5.12, Section 5.15 or the last paragraph of Section 4.01, the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or enforceability of any pledge or security interest to the extent the same is not required on the Closing Date pursuant to the final paragraph of Section 4.01.

Section 3.15.Labor Disputes

.  As of the Closing Date, except as individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect, (a) there are no strikes, lockouts or slowdowns against the Administrative Borrower or any of its Restricted Subsidiaries pending or, to the knowledge of the Administrative Borrower, threatened and (b) the hours worked by and payments made to employees of the Administrative Borrower and its Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirements of Law dealing with such matters.

Section 3.16.Federal Reserve Regulations

.  No part of the proceeds of any Loan have been used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that results in a violation of the provisions of Regulation U or Regulation X.

Section 3.17.OFAC; USA PATRIOT Act and FCPA

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(a)The Borrower has implemented and maintains in effect policies and procedures reasonably designed to promote compliance by the Borrower, its subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its subsidiaries and their respective officers and directors and to the knowledge of the Borrower its employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the

Borrower, any subsidiary, any of their respective directors or officers, or (b) to the knowledge of the Borrower, any employee or agent of the Borrower or any subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.

(b)To the extent applicable, each Loan Party is in compliance, in all material respects, with the USA PATRIOT Act.

(c)(i) Neither the Administrative Borrower nor any of its Restricted Subsidiaries nor, to the knowledge of the Administrative Borrower, any director, officer, agent (solely to the extent acting in its capacity as an agent for the Administrative Borrower or any of its subsidiaries) or employee of the Administrative Borrower or any Restricted Subsidiary, has taken any action, directly or indirectly, that would result in a material violation by any such Person of the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), including, without limitation, making any offer, payment, promise to pay or authorization or approval of the payment of any money, or other property, gift, promise to give or authorization of the giving of anything of value, directly or indirectly, to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in each case in contravention of Anti-Corruption Laws; and (ii) no Borrower has or will directly or, to its knowledge, indirectly, use the proceeds of the Initial Term Loans or otherwise make available such proceeds to any governmental official or employee, political party, official of a political party, candidate for public office or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage in violation of Anti-Corruption Laws.

Section 3.18.Beneficial Ownership Certification. As of the Closing Date, the information included in the Beneficial Ownership Certificaiton is true and correct in all material respects.

The representations and warranties set forth in Section 3.17 above made by or on behalf of any Foreign Subsidiary are subject to and limited by any Requirement of Law applicable to such Foreign Subsidiary; it being understood and agreed that to the extent that any Foreign Subsidiary is unable to make any representation or warranty set forth in Section 3.17 as a result of the application of this sentence, such Foreign Subsidiary shall be deemed to have represented and warranted that it is in compliance, in all material respects, with any equivalent Requirement of Law relating to Sanctions, anti-terrorism, Anti-Corruption Laws or anti-money laundering that is applicable to such Foreign Subsidiary in its relevant local jurisdiction of organization.

ARTICLE 4CONDITIONS

Section 4.01.Closing Date

.  The obligations of (i) each Lender to make Loans and (ii) any Issuing Bank to issue Letters of Credit shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)Credit Agreement and Loan Documents.  The Administrative Agent (or its counsel) shall have received from each Loan Party party thereto (i) a counterpart signed by such Loan Party (or written evidence reasonably satisfactory to the Administrative Agent (which may include a copy transmitted by facsimile or other electronic method) that such party has signed a counterpart) of (A) this Agreement, and (B) any Promissory Note requested by a Lender at least three Business Days prior to the Closing Date and (ii) a Borrowing Request as required by Section 2.03.

(b)Legal Opinions.  The Administrative Agent (or its counsel) shall have received, on behalf of itself, the Lenders and each Issuing Bank on the Closing Date,  (x) a customary written opinion of Latham & Watkins, LLP, in its capacity as special counsel to the Loan Parties, dated the Closing Date and addressed to the Administrative Agent, the Lenders and each Issuing Bank and (y) a customary written opinion of a firm of local counsel, in its capacity as special counsel to certain of the Loan Parties organized in New Jersey, dated the Closing Date and addressed to the Administrative Agent, the Lenders and each Issuing Bank.

(c)[Reserved].

(d)Secretary’s Certificate and Good Standing Certificates.  The Administrative Agent (or its counsel) shall have received (i) a certificate of each Loan Party, dated the Closing Date and executed by a secretary, assistant secretary or other Responsible Officer thereof, which shall (A) certify that attached thereto are (x) a true and complete copy of the certificate or articles of incorporation, formation or organization of such Loan Party certified by the relevant authority of its jurisdiction of organization, which certificate or articles of incorporation, formation or organization have not been amended (except as attached thereto) since the date reflected thereon, (y) a true and correct copy of the by-laws or operating, management, partnership or similar agreement of such Loan Party, together with all amendments thereto as of the Closing Date, which by-laws or operating, management, partnership or similar agreement are in full force and effect, and (z) a true and complete copy of the resolutions or written consent, as applicable, of its board of directors, board of managers, sole member or other applicable governing body authorizing the execution and delivery of the Loan Documents, which resolutions or consent have not been modified, rescinded or amended (other than as attached thereto) and are in full force and effect, and (B) identify by name and title and bear the signatures of the officers, managers, directors or other authorized signatories of such Loan Party authorized to sign the Loan Documents to which such Loan Party is a party on the Closing Date and (ii) a good standing (or equivalent) certificate for such Loan Party from the relevant authority of its jurisdiction of organization, dated as of a recent date.

(e)Representations and Warranties.  The representations and warranties set forth in Article 3 and in the other Loan Documents shall be true and correct in all material respects on and as of the Closing Date; provided that (A) in the case of any such representation and warranty which expressly relates to a given date or period, such representation and warranty shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be and (B) if any representation and warranty is qualified by or subject to a “material adverse effect”, “material adverse change” or similar term or qualification, such representation and warranty shall be true and correct in all respects.

(f)Fees.  Prior to or substantially concurrently with the funding of the Initial Term Loans hereunder, the Administrative Agent shall have received (i) all fees required to be paid by the Administrative Borrower on the Closing Date pursuant to those certain fee letters, dated as of August 31, 2022, by and among, inter alios, the Administrative Borrower, the applicable Arrangers and the Administrative Agent and (ii) all expenses required to be paid by the Borrowers for which invoices have been presented at least three Business Days prior to the Closing Date or such later date to which the Administrative Borrower may agree (including the reasonable fees and expenses of legal counsel that are payable under the “engagement letter” relating to the credit facilities), in each case on or before the Closing Date, which amounts may be offset against the proceeds of the Loans.

(g)Refinancing.  Substantially concurrently with the initial funding of the Loans hereunder, including by use of the proceeds thereof, the Syneos Refinancing shall be consummated.

(h)No Default.  No Default or Event of Default shall occur and be continuing on the Closing Date immediately prior to and after giving effect to the Transactions.

(i)Solvency.  The Administrative Agent shall have received a certificate in substantially the form of Exhibit J from the chief financial officer (or other officer with reasonably equivalent responsibilities) of the Administrative Borrower dated as of the Closing Date and certifying as to the matters set forth therein.

(j)[Reserved].

(k)Pledged Stock and Pledged Notes.  To the extent not otherwise delivered, and subject to Section 5.15, the Administrative Agent (or its counsel) shall have received (i) the certificate representing any Capital Stock required to be pledged pursuant to the Security Agreement, together with an undated stock power or similar instrument of transfer for each such certificate endorsed in blank by a duly authorized officer of the pledgor thereof, and (ii) any Material Debt Instrument required to be pledged pursuant to the Security Agreement endorsed (without recourse) in blank (or accompanied by an transfer form endorsed in blank) by the pledgor thereof.

(l)Filings Registrations and Recordings.  To the extent not otherwise completed, each document (including any UCC financing statement) required by any Collateral Document or under any applicable Requirement of Law to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral required to be delivered pursuant to such Collateral Document, shall be in proper form for filing, registration or recordation.

(m)USA PATRIOT Act.  No later than three Business Days in advance of the Closing Date, the Administrative Agent shall have received all documentation and other information reasonably requested with respect to any Loan Party in writing by any Initial Lender at least ten Business Days in advance of the Closing Date, which documentation or other information is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(n)Officer’s Certificate.  The Administrative Agent shall have received a certificate from a Responsible Officer of the Administrative Borrower certifying satisfaction of the conditions precedent set forth in Sections 4.01(e) and Section 4.01(h).

(o)Beneficial Ownership.The Administrative Agent and any Lender (to the extent applicable and requested at least ten Business Days in advance of the Closing Date) shall have received, at least five days prior to the Closing Date, a certification regarding beneficial ownership (the “Beneficial Ownership Certification”) as required by 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), in relation to any Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation.

For purposes of determining whether the conditions specified in this Section 4.01 have been satisfied on the Closing Date, by funding the Loans hereunder, the Administrative Agent and each Lender shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to the Administrative Agent or such Lender, as the case may be.

Section 4.02.Each Credit Extension

.  After the Closing Date, the obligation of each Revolving Lender to make any Credit Extension is subject to the satisfaction of the following conditions:

(a)(i) In the case of any Borrowing, the Administrative Agent shall have received a Borrowing Request as required by Section 2.03 or (ii) in the case of the issuance of any Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance of such Letter of Credit as required by Section 2.05(b).

(b)The representations and warranties of the Loan Parties set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of any such Credit Extension with the same effect as though such representations and warranties had been made on and as of the date of such Credit Extension; provided that to the extent that any representation and warranty specifically refers to a given date or period, it shall be true and correct in all material respects as of such date or for such period; provided, however, that, any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates or for such periods.

(c)At the time of and immediately after giving effect to the applicable Credit Extension, no Default or Event of Default has occurred and is continuing.

Each Credit Extension after the Closing Date shall be deemed to constitute a representation and warranty by the Administrative Borrower on the date thereof as to the matters specified in paragraphs (b) and (c) of this Section; provided, however, that the conditions set forth in this Section 4.02 shall not apply to any Credit Extension under any Incremental Facility Amendment, Refinancing Amendment and/or Extension Amendment unless in each case the lenders in respect thereof have required satisfaction of the same in the applicable Incremental Facility Amendment, Refinancing Amendment or Extension Amendment, as applicable.

ARTICLE 5AFFIRMATIVE COVENANTS

From the Closing Date until the date on which all Commitments have expired or terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document (other than (i) contingent indemnification obligations for which no claim or demand has been made and (ii) Banking Services Obligations or Secured Hedging Obligations as to which arrangements reasonably satisfactory to the applicable counterparty have been made) have been paid in full in the manner prescribed by Section 2.18 and all Letters of Credit have expired or have been terminated (or have been (x) collateralized or back-stopped by a letter of credit or otherwise in a manner reasonably satisfactory to the relevant Issuing Bank or (y) deemed reissued under another agreement in a manner reasonably acceptable to the applicable Issuing Bank and the Administrative Agent) and all LC Disbursements have been reimbursed (such date, the “Termination Date”), the Administrative Borrower hereby covenants and agrees with the Lenders that:

Section 5.01.Financial Statements and Other Reports

.  The Administrative Borrower will deliver to the Administrative Agent for delivery by the Administrative Agent, subject to Section 9.05(f), to each Lender:

(a)Quarterly Financial Statements.  As soon as available, and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, commencing with the Fiscal Quarter ended September 30, 2022, the consolidated balance sheet of the Administrative Borrower as at the end of such Fiscal Quarter and the related consolidated statements of income or operations and cash flows of the Administrative Borrower for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, and setting forth, in reasonable detail, in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail, together with a Responsible Officer Certification (which may be included in the applicable Compliance Certificate) with respect thereto;

(b)Annual Financial Statements.  As soon as available, and in any event within 90 days after the end of each Fiscal Year ending after the Closing Date, (i) the consolidated balance sheet of the Administrative Borrower as at the end of such Fiscal Year and the related consolidated statements of income or operations and cash flows of the Administrative Borrower for such Fiscal Year and, commencing after the completion of the second full Fiscal Year ending after the Closing Date, setting forth, in reasonable detail, in comparative form the corresponding figures for the previous Fiscal Year and (ii) with respect to such consolidated financial statements, a report thereon of an independent certified public accountant of recognized national standing (which report shall not be subject to (x) a “going concern” qualification (except as resulting from (A) the impending maturity of any Indebtedness and/or (B) any breach or anticipated breach of any financial covenant) but may include a “going concern” explanatory paragraph or like statement or (y) a qualification as to the scope of the audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of the Administrative Borrower as at the dates indicated and their income and cash flows for the periods indicated in conformity with GAAP);

(c)Compliance Certificate.  Together with each delivery of financial statements of the Administrative Borrower pursuant to Section 5.01(a) and Section 5.01(b), (i) a duly executed and completed Compliance Certificate and (ii) (A) a summary of the pro forma adjustments (if any) necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such financial statements and (B) a list identifying each subsidiary of the Administrative Borrower as a Restricted Subsidiary or an Unrestricted Subsidiary as of the last day of the Fiscal Quarter covered by such Compliance Certificate or confirmation that there is no change in such information since the later of the Closing Date and the date of the last such list;

(d)Notice of Default.  Promptly upon any Responsible Officer of the Administrative Borrower obtaining knowledge of (i) any Default or Event of Default or (ii) the occurrence of any event or change that has caused or evidences or would reasonably be expected to cause or evidence, either individually or in the aggregate, a Material Adverse Effect, a notice in reasonable detail specifying the nature and period of existence of such condition, event or change and what action the Administrative Borrower has taken, is taking and proposes to take with respect thereto;

(e)Notice of Litigation.  Promptly upon any Responsible Officer of the Administrative Borrower obtaining knowledge of (i) the institution of, or threat of, any Adverse Proceeding not previously disclosed in writing by the Administrative Borrower to the Administrative Agent or (ii) any material development in any Adverse Proceeding that, in the case of either of clauses (i) or (ii), could reasonably be expected to have a Material Adverse Effect, written notice thereof from the Administrative Borrower together with such other non-privileged information as may be reasonably available to the Loan Parties to enable the Lenders to evaluate such matters;

(f)ERISA.  Promptly upon any Responsible Officer of the Administrative Borrower becoming aware of the occurrence of any ERISA Event that could reasonably be expected to have a Material Adverse Effect, a written notice specifying the nature thereof;

(g)Financial Plan.  As soon as available and in any event no later than 90 days after the beginning of each Fiscal Year, an annual operating budget prepared by management of the Administrative Borrower for such Fiscal Year; it being understood that the first annual operating budget required hereunder shall be the annual operating budget for the Fiscal Year ending on December 31, 2023, which shall be required to be delivered on or before April 2, 2023;

(h)Information Regarding Collateral.  Prompt (and, in any event, within 90 days of the relevant change) written notice of any change (i) in any Loan Party’s legal name, (ii) in any Loan Party’s type of organization, (iii) in any Loan Party’s jurisdiction of organization or (iv) in any Loan Party’s organizational identification number, in each case to the extent such information is necessary to enable the Administrative Agent to perfect or maintain the perfection and priority of its security interest in the Collateral of the relevant Loan Party, together with a certified copy of the applicable Organizational Document reflecting the relevant change;

(i)Certain Reports.  Promptly upon their becoming available and without duplication of any obligation with respect to any such information that is otherwise required to be delivered under the provisions of any Loan Document, copies of (i) all financial statements, reports, notices and proxy statements sent or made available generally by the Administrative Borrower or its applicable Parent Company to all of its security holders acting in such capacity and (ii) all regular and periodic reports and all registration statements (other than on Form S-8 or a similar form) and prospectuses, if any, filed by the Administrative Borrower or its applicable Parent Company with any securities exchange or with the SEC or any analogous Governmental Authority or private regulatory authority with jurisdiction over matters relating to securities, in each case other than any prospectus relating to any equity plan; and

(j)Other Information.  Such other reports and information (financial or otherwise) as the Administrative Agent may reasonably request from time to time regarding the financial condition or business of the Administrative Borrower and its Restricted Subsidiaries; provided, however, that neither the Administrative Borrower nor any Restricted Subsidiary shall be required to disclose or provide any information (a) that constitutes non-financial trade secrets or non-financial proprietary information of the Administrative Borrower or any of its subsidiaries or any of their respective customers and/or suppliers, (b) in respect of which disclosure to the Administrative Agent or any Lender (or any of their respective representatives) is prohibited by any applicable Requirement of Law, (c) that is subject to attorney-client or similar privilege or constitutes attorney work product or (d) in respect of which the Administrative Borrower or any Restricted Subsidiary owes confidentiality obligations to any third party (provided such confidentiality obligations were not entered into in contemplation of the requirements of this Section 5.01(j)).

(k)To the extent each Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, give the Administrative Agent and each Lender prompt written notice of any change in the information provided in the Beneficial Ownership Certification delivered by the Administrative to such Lender on or prior to the Closing Date that would result in a change to the list of beneficial owners identified in such certification.

Documents required to be delivered pursuant to this Section 5.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Administrative Borrower (or a representative thereof) posts such documents (or provides a link thereto) at the website address listed on Schedule 9.01; provided that, other than with respect to items required to be delivered pursuant to Section 5.01(i) above, the Administrative Borrower shall promptly notify (which notice may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents at the website address listed on Schedule 9.01 and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents; (ii) on which such documents are delivered by the Administrative Borrower to the Administrative Agent for posting on behalf of the Administrative Borrower on IntraLinks, SyndTrak or another relevant secure website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); (iii) on which such documents are faxed to the Administrative Agent (or electronically mailed to an address provided by the Administrative Agent); or (iv) with respect to any item required to be delivered pursuant to Section 5.01(i) above in respect of information filed by the Administrative Borrower or its applicable Parent Company with any securities exchange or with the SEC or any analogous Governmental Authority or private regulatory authority with jurisdiction over matters relating to securities, on which such items have been made available on the SEC website or the website of the relevant analogous governmental or private regulatory authority or securities exchange (including, for the avoidance of doubt, by way of “EDGAR”).

Notwithstanding the foregoing, the obligations in paragraphs (a), (b) and (g) of this Section 5.01 may instead be satisfied with respect to any financial statements of the Administrative Borrower by furnishing (A) the applicable financial statements of any Parent Company or (B) in the case of paragraphs (a) and (b) of this Section 5.01, the Form 10-K or 10-Q, as applicable, of the Administrative Borrower or any Parent Company filed with the SEC or any securities exchange, in each case, within the time periods specified in such paragraphs and without any requirement to provide notice of such filing to the Administrative Agent or any Lender; provided that, with respect to each of clauses (A) and (B), (i) to the extent (1) such financial statements relate to any Parent Company and (2) either (I) such Parent Company (or any other Parent Company that is a subsidiary of such Parent Company) has any material third party Indebtedness and/or material operations (as determined by the Administrative Borrower in good faith and other than any operations that are attributable solely to such Parent Company’s ownership of the Administrative Borrower and its subsidiaries) or (II) there are material differences between the financial statements of such Parent Company and its consolidated subsidiaries, on the one hand, and the Administrative Borrower and its consolidated subsidiaries, on the other hand, such financial statements or Form 10-K or Form 10-Q, as applicable, shall be accompanied by unaudited consolidating information that summarizes in reasonable detail the differences between the information relating to such Parent Company and its consolidated subsidiaries, on the one hand, and the information relating to the Administrative Borrower and its consolidated subsidiaries on a stand-alone basis, on the other hand, which consolidating information shall be certified by a Responsible Officer of the Administrative Borrower as having been fairly presented in all material respects and (ii) to the extent such statements are in lieu of statements required to be provided under Section 5.01(b), such statements shall be accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing, which report and opinion shall satisfy the applicable requirements set forth in Section 5.01(b) as if the references to “the Administrative Borrower” therein were references to such Parent Company.

No financial statement required to be delivered pursuant to Section 5.01(a) or (b) shall be required to include acquisition accounting adjustments relating to the Transactions or any Permitted Acquisition or other Investment to the extent it is not practicable to include any such adjustments in such financial statement.

Section 5.02.Existence

.  Except as otherwise permitted under Section 6.07, the Administrative Borrower will, and will cause each of its Restricted Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights, franchises, licenses and permits material to its business except, other than with respect to the preservation of the existence of the Borrowers, to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect; provided that neither the Administrative Borrower nor any of its Restricted Subsidiaries shall be required to preserve any such existence (other than with respect to the preservation of existence of the Administrative Borrower), right, franchise, license or permit if a Responsible Officer of such Person or such Person’s board of directors (or similar governing body) determines that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to the Lenders (taken as a whole).

Section 5.03.Payment of Taxes

.  The Administrative Borrower will, and will cause each of its Restricted Subsidiaries to, pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income or businesses or franchises before any penalty or fine accrues thereon; provided, however, that no such Tax need be paid if (a) it is being contested in good faith by appropriate proceedings, so long as (i) adequate reserves or other appropriate provisions, as are required in conformity with GAAP, have been made therefor and (ii) in the case of a Tax which has resulted or may result in the creation of a Lien on any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or (b) failure to pay or discharge the same could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 5.04.Maintenance of Properties

.  The Administrative Borrower will, and will cause each of its Restricted Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear and casualty and condemnation excepted, all property reasonably necessary to the normal conduct of business of the Administrative Borrower and its Restricted Subsidiaries and from time to time will make or cause to be made all needed and appropriate repairs, renewals and replacements thereof except as expressly permitted by this Agreement or where the failure to maintain such properties or make such repairs, renewals or replacements could not reasonably be expected to have a Material Adverse Effect.

Section 5.05.Insurance

.  Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, the Administrative Borrower will maintain or cause to be maintained, with financially sound and reputable insurers, such insurance coverage with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Administrative Borrower and its Restricted Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons, including flood insurance with respect to each Flood Hazard Property, in each case in compliance with applicable Flood Insurance Laws.  Each such policy of insurance shall, subject to Section 5.15, (i) name the Administrative Agent on behalf of the Secured Parties as a loss payee or an additional insured, as applicable, thereunder as its interests may appear and (ii) to the extent available from the relevant insurance carrier, in the case of each casualty insurance policy (excluding any business interruption insurance policy, any workers’ compensation policy, any employee liability policy and/or any representation and warranty insurance policy), contain a loss payable clause or endorsement that names the Administrative Agent, on behalf of the Secured Parties, as the loss payee thereunder and, to the extent available from the relevant insurance carrier after submission of a request by the applicable Loan Party to obtain the same, provide for at least 30 days’ prior written notice to the Administrative Agent of any modification or cancellation of such policy (or 10 days’ prior written notice in the case of the failure to pay any premiums thereunder).

Section 5.06.Inspections

.  The Administrative Borrower will, and will cause each of its Restricted Subsidiaries to, permit any authorized representative designated by the Administrative Agent to visit and inspect any of the properties of the Administrative Borrower and any of its Restricted Subsidiaries at which the principal financial records and executive officers of the applicable Person are located, to inspect, copy and take extracts from its and their respective financial and accounting records, and to discuss its and their respective affairs, finances and accounts with its and their Responsible Officers and independent public accountants (provided that the Administrative Borrower (or any of its subsidiaries) may, if it so chooses, have one or more employees or representatives be present at or participate in any such discussion) at the expense of the Borrowers, all upon reasonable notice and at reasonable times during normal business hours; provided that (a) only the Administrative Agent on behalf of the Lenders may exercise the rights of the Administrative Agent and the Lenders under this Section 5.06, (b) except as expressly set forth in clause (c) below during the continuance of an Event of Default, (i) the Administrative Agent shall not exercise such rights more often than one time during any calendar year and (ii) only one such visit per calendar year shall be at the expense of the Administrative Borrower and its Restricted Subsidiaries, (c) when an Event of Default exists, the Administrative Agent (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Borrowers at any time during normal business hours and upon reasonable advance notice and (d) notwithstanding anything to the contrary herein, neither the Administrative Borrower nor any Restricted Subsidiary shall be required to disclose, permit the inspection, examination or making of copies of or taking abstracts from, or discuss any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information of the Borrowers and their subsidiaries and/or any of its customers and/or suppliers, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or any of their respective representatives or contractors) is prohibited by applicable Requirements of Law, (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product or (iv) in respect of which the Administrative Borrower or any Restricted Subsidiary owes confidentiality obligations to any third party (provided such confidentiality obligations were not entered into in contemplation of the requirements of this Section 5.06).

Section 5.07.Maintenance of Book and Records

.  The Administrative Borrower will, and will cause its Restricted Subsidiaries to, maintain proper books of record and account containing entries of all material financial transactions and matters involving the assets and business of the Administrative Borrower and its Restricted Subsidiaries that are full, true and correct in all material respects and permit the preparation of consolidated financial statements in accordance with GAAP.

Section 5.08.Compliance with Laws

.  The Administrative Borrower will comply, and will cause each of its Restricted Subsidiaries to comply, in all material respects, with the requirements of all applicable Requirements of Law (including applicable ERISA and all Environmental Laws, Sanctions, the USA PATRIOT Act and the FCPA); provided that the requirements set forth in this Section 5.08, as they pertain to compliance by any Foreign Subsidiary with OFAC, the USA PATRIOT ACT and the FCPA are subject to and limited by any Requirement of Law applicable to such Foreign Subsidiary in its relevant local jurisdiction. The Borrower will maintain in effect and enforce policies and procedures reasonably designed to promote compliance by the Borrower, its subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

Section 5.09.Environmental

.

(a)The Administrative Borrower will deliver to the Administrative Agent as soon as practicable following the sending or receipt thereof by the Administrative Borrower or any of its Restricted Subsidiaries, a copy of any and all written communications with respect to (A) any Environmental Claim that, individually or in the aggregate, has a reasonable possibility of giving rise to a Material Adverse Effect; (B) any Release required to be reported by the Administrative Borrower or any of its Restricted Subsidiaries to any federal, state, provincial, municipal or local governmental or regulatory agency or other Governmental Authority that reasonably could be expected to have a Material Adverse Effect, (C) any request made to the Administrative Borrower or any of its Restricted Subsidiaries for information from any governmental agency that suggests such agency is investigating whether the Administrative Borrower or any of its Restricted Subsidiaries may be

potentially responsible for any Hazardous Materials Activity which is reasonably expected to have a Material Adverse Effect and (D) subject to the limitations set forth in the proviso to Section 5.01(j), such other documents and information as from time to time may be reasonably requested by the Administrative Agent in relation to any matters disclosed pursuant to this Section 5.09(a).

(b)The Administrative Borrower shall promptly take, and shall cause each of its Restricted Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of or noncompliance with any applicable Environmental Law by the Administrative Borrower or its Restricted Subsidiaries, and address with appropriate corrective or remedial action any Release or threatened Release of Hazardous Materials at or from any Facility, in each case, that could reasonably be expected to have a Material Adverse Effect and (ii) make an appropriate response to any Environmental Claim against the Administrative Borrower or any of its Restricted Subsidiaries and discharge any obligations it may have to any Person thereunder, in each case, where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.10.Designation of Subsidiaries

.  The Administrative Borrower may at any time after the Closing Date designate (or redesignate) any subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (a) immediately after giving effect to such designation, no Event of Default exists (including after giving effect to the reclassification of any Investment in, any Indebtedness of and/or any Lien on the assets of, the applicable Restricted Subsidiary or Unrestricted Subsidiary), (b) no subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” or “Loan Party” for purposes of the Senior Unsecured Notes Indenture and (c) as of the date of the designation thereof, no Unrestricted Subsidiary shall own any Capital Stock in the Administrative Borrower or in any Restricted Subsidiary of the Administrative Borrower (unless such Restricted Subsidiary is contemporaneously designated as an Unrestricted Subsidiary) or hold any Indebtedness of or any Lien on any property of the Administrative Borrower or any Restricted Subsidiary (unless the Administrative Borrower or such Restricted Subsidiary is permitted to incur such Indebtedness or grant such Liens in favor of such Unrestricted Subsidiary pursuant to Section 6.01 and 6.02).  The designation of any subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Administrative Borrower (or its applicable Restricted Subsidiary) therein at the date of designation in an amount equal to the portion of the fair market value of the net assets of such Restricted Subsidiary attributable to the Administrative Borrower’s (or its applicable Restricted Subsidiary’s) equity interest therein as reasonably estimated by the Administrative Borrower (and such designation shall only be permitted to the extent such Investment is otherwise permitted under Section 6.06).  The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the making, incurrence or granting, as applicable, at the time of designation of any then-existing Investment, Indebtedness or Lien of such Restricted Subsidiary, as applicable; provided that upon any re-designation of any Unrestricted Subsidiary as a Restricted Subsidiary, the Administrative Borrower shall be deemed to continue to have an Investment in the resulting Restricted Subsidiary in an amount (if positive) equal to (i) the Administrative Borrower’s “Investment” in such Restricted Subsidiary at the time of such re-designation, minus (ii) the portion of the fair market value of the net assets of such Restricted Subsidiary attributable to the Administrative Borrower’s equity therein at the time of such re-designation.  As of the Closing Date, the subsidiaries listed on Schedule 5.10 hereto have been designated as Unrestricted Subsidiaries. Notwithstanding anything herein to the contrary, the Administrative Borrower may not designate as an Unrestricted Subsidiary any subsidiary that owns Material Intellectual Property at the time of such designation.

Section 5.11.Use of Proceeds

.

(a)The Borrowers shall use the proceeds of the Revolving Loans (i) on the Closing Date to refinance in full any Revolving Loans outstanding under the Existing Credit Agreement on or immediately prior to the Closing Date and (ii) on or after the Closing Date, to finance working capital needs and other general corporate purposes of the Administrative Borrower and its subsidiaries (including for capital expenditures, acquisitions, Investments, working capital and/or purchase price adjustments, Restricted Payments, Restricted Debt Payments and related fees and expenses) and any other purpose not prohibited by the terms of the Loan Documents.

(b)The Borrowers shall use the proceeds of the Initial Term Loans made on the Closing Date, solely to refinance in full the Term Loans outstanding under the Existing Credit Agreement and to pay the Transaction Costs.

(c)Letters of Credit may be issued on or after the Closing Date, for general corporate purposes of the Administrative Borrower and its subsidiaries and any other purpose not prohibited by the terms of the Loan Documents (for the avoidance of doubt, it being understood and agreed that Letters of Credit (as defined in the Existing Credit Agreement) that were issued under the Existing Credit Agreement prior to the Closing Date and remain outstanding thereunder on the Closing Date shall be deemed to be Letters of Credit issued under and with respect to the Revolving Credit Commitments established pursuant to the terms of this Agreement.

(d)The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall procure that its subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country except to the extent permitted for a Person required to comply with Sanctions, or (C) in any manner that would result in the violation of  any Sanctions applicable to any party hereto.

Section 5.12.Covenant to Guarantee Obligations and Provide Security

.

(a)Upon (i) the formation or acquisition after the Closing Date of any Restricted Subsidiary that is a Domestic Subsidiary, (ii) the designation of any Unrestricted Subsidiary that is a Domestic Subsidiary as a Restricted Subsidiary, (iii) any Restricted Subsidiary that is a Domestic Subsidiary ceasing to be an Immaterial Subsidiary or (iv) any Restricted Subsidiary that was an Excluded Subsidiary ceasing to be an Excluded Subsidiary, (x) if the event giving rise to the obligation under this Section 5.12(a) occurs during the first three Fiscal Quarters of any Fiscal Year, on or before the date on which financial statements are required to be delivered pursuant to Section 5.01(a) for the Fiscal Quarter in which the relevant formation, acquisition, designation or cessation occurred or (y) if the event giving rise to the obligation under this Section 5.12(a) occurs during the fourth Fiscal Quarter of any Fiscal Year, on or before the date that is 60 days after the end of such Fiscal Quarter (or, in the cases of clauses (x) and (y), such longer period as the Administrative Agent may reasonably agree), the Administrative Borrower shall (A) cause such Restricted Subsidiary to comply with the relevant requirements set forth in the definition of “Collateral and Guarantee Requirement” (other than clause (g) thereof), (B) cause such Restricted Subsidiary to comply with the relevant requirements of the “Real Estate Collateral Requirements” with respect to any Material Real Estate Asset owned by such Restricted Subsidiary, and (C) upon the reasonable request of the Administrative Agent, cause the relevant Restricted Subsidiary to deliver to the Administrative Agent a signed copy of a customary opinion of counsel for such Restricted Subsidiary, addressed to the Administrative Agent and the Lenders; provided, however, that notwithstanding the foregoing, no subsidiary that is an Excluded Subsidiary shall be required to take any action described in this Section 5.12(a); provided further that this Section 5.12(a) shall be subject to the last sentence of Section 5.12(b).

(b)Within 90 days after the acquisition by any Loan Party of any Material Real Estate Asset (other than any Excluded Asset) (or such longer period as the Administrative Agent may reasonably agree), the Administrative Borrower shall notify the Administrative Agent (who shall notify the Pro Rata Lenders), and the Administrative Borrower will cause such Loan Party to take such actions as are required by the Real Estate Collateral Requirements (provided that the actions required under clause (d) of the definition of “Real Estate Collateral Requirements shall be satisfied within 70 days after the acquisition of the relevant Material Real Estate Assets (or such longer period as the Administrative Agent may reasonably agree)), all at the expense of the Borrowers; it being understood and agreed that with respect to any Material Real Estate Asset owned by any Restricted Subsidiary at the time such Restricted Subsidiary is required or elects to become a Loan Party under Section 5.12(a) above, such Material Real Estate Asset shall be deemed to have been acquired by such Restricted Subsidiary on the first day of the time period within which such Restricted Subsidiary is required to become or has elected to become a Loan Party under Section 5.12(a).  Notwithstanding the foregoing, in the event that (x) any Material Real Estate Asset would be required to be mortgaged pursuant to this Section 5.12, and (y) any Pro Rata Lender has notified the Administrative Agent in writing (who shall notify the Administrative Borrower) during the period commencing from the date on which such Pro Rata Lender receives the Flood Documents and ending no later than eighteen days thereafter that its flood insurance diligence and compliance has not been completed, the relevant Loan Party shall instead execute and deliver such Mortgage within three Business Days of receipt of written notice from the Administrative Agent (based on the date of notice from such Pro Rata Lender to the Administrative Agent) that such flood insurance diligence is complete (or such longer time period as agreed by the Administrative Agent in its reasonable discretion); it being understood and agreed that (i) the Administrative Agent shall promptly deliver the Flood Documents to the Pro Rata Lenders, (ii) any such Pro Rata Lender shall advise the Administrative Agent promptly upon completion of such flood insurance diligence and compliance and (iii) no delay in the execution by any Loan Party of any Mortgage as a result of the application of, and compliance with, this sentence shall result in a breach of any obligation or the occurrence of a Default or Event of Default hereunder or under any other Loan Document.

(c)Notwithstanding anything to the contrary herein or in any other Loan Document, it is understood and agreed that:

(i)the Administrative Agent may grant extensions of time (including after the expiration of any relevant period, which apply retroactively) for the creation and perfection of security interests in, or obtaining of title insurance, legal opinions, surveys or other deliverables with respect to, particular assets or the provision of any Loan Guaranty by any Restricted Subsidiary (in connection with assets acquired, or Restricted Subsidiaries formed or acquired, after the Closing Date), and each Lender hereby consents to any such extension of time,

(ii)any Lien required to be granted from time to time pursuant to the definition of “Collateral and Guarantee Requirement” and/or “Real Estate Collateral Requirements” shall be subject to the exceptions and limitations set forth in the applicable Collateral Documents,

(iii)(A) perfection by control shall not be required with respect to any asset requiring perfection through control agreements or other control arrangements, including deposit accounts, securities accounts and commodities accounts (other than control of pledged Capital Stock and/or Material Debt Instruments that constitute Collateral and are owing from Persons that are not Loan Parties) and (B) for the avoidance of doubt, no blocked account agreement, deposit account control agreement or similar agreement shall be required for any Deposit Account or securities account,

(iv)no Loan Party shall be required to seek any landlord lien waiver, bailee letter, estoppel, warehouseman waiver or other collateral access or similar letter or agreement,

(v)no Loan Party will be required to (A) take any action outside of the U.S. in order to create or perfect any security interest in any asset of any Loan Party that is located outside of the United States (or, in the case of any Loan Party organized in any Applicable Country, such Applicable Country), (B) execute any security agreement, pledge agreement, mortgage, deed or charge governed by the laws of any jurisdiction other than the United States (or, in the case of any Loan Party organized in any Applicable Country, such Applicable Country) or (C) make any intellectual property filing, conduct any intellectual property search or prepare any intellectual property schedule with respect to any asset of any Loan Party in any country other than the country in which the relevant Loan Party is organized,

(vi)in no event will the Collateral include any Excluded Asset,

(vii)no action shall be required to perfect any Lien with respect to (A) any vehicle or other asset subject to a certificate of title, (B) letter-of-credit rights and/or (C) the Capital Stock of any Immaterial Subsidiary, in each case except to the extent that a security interest therein can be perfected by filing a UCC-1 (or similar) financing statement or any analogous filing in any other jurisdiction, in each case without the requirement to list any VIN, serial or similar number,

(viii)no action shall be required to perfect a Lien in any asset in respect of which the perfection of a security interest therein would (1) be prohibited by enforceable anti-assignment provisions set forth in any contract that is permitted or otherwise not prohibited by the terms of this Agreement and is binding on such asset at the time of its acquisition and not incurred in contemplation thereof (other than in the case of capital leases, purchase money and similar financings), (2) violate the terms of any contract relating to such asset that is permitted or otherwise not prohibited by the terms of this Agreement and is binding on such asset at the time of its acquisition and not incurred in contemplation thereof (other than in the case of capital leases, purchase money and similar financings), in each case, after giving effect to any applicable anti-assignment provision of the UCC or other applicable law or (3) trigger termination of any contract relating to such asset that is permitted or otherwise not prohibited by the terms of this Agreement and is binding on such asset at the time of its acquisition and not incurred in contemplation thereof (other than in the case of capital leases, purchase money and similar financings) pursuant to any “change of control” or similar provision, it being understood that the Collateral shall include any proceeds and/or receivables arising out of any contract described in this clause (viii) to the extent the assignment of such proceeds or receivables is expressly deemed effective under the UCC or other applicable Requirements of Law notwithstanding the relevant prohibition, violation or termination right,

(ix)no Loan Party shall be required to perfect a security interest in any asset to the extent the perfection of a security interest in such asset would (A) require any governmental consent, approval, license or authorization (unless such consent, approval, license or authorization has been obtained), after giving effect to any applicable anti-assignment provision of the UCC or other applicable law and other than proceeds thereof to the extent that the assignment of such proceeds is effective under the UCC or other applicable Requirements of Law notwithstanding such consent or restriction, (B) be prohibited under any applicable Requirement of Law and/or (C) result in material adverse tax consequences to any Loan Party as reasonably determined by the Administrative Borrower and specified in a written notice to the Administrative Agent,

(x)any joinder or supplement to any Loan Guaranty, any Collateral Document and/or any other Loan Document executed by any Restricted Subsidiary that is required to become a Loan Party pursuant to Section 5.12(a) above (including any Joinder Agreement) may, with the consent of the Administrative Agent (not to be unreasonably withheld or delayed), include such schedules (or updates to schedules) as may be necessary to qualify any representation or warranty set forth in any Loan Document to the extent necessary to ensure that such representation or warranty is true and correct to the extent required thereby or by the terms of any other Loan Document, and

(xi)the Administrative Agent shall not require the taking of a Lien on, or require the perfection of any Lien granted in, those assets as to which the cost, burden, difficulty or consequence (including any effect on the ability of the relevant Loan Party to conduct its operations and business in the ordinary course of business) of obtaining or perfecting a security interest therein outweighs the benefit of a security interest to the relevant Secured Parties afforded thereby, as reasonably determined by the Administrative Borrower and the Administrative Agent.

Section 5.13.Maintenance of Ratings

.  The Administrative Borrower shall use commercially reasonable efforts to maintain public corporate credit facility ratings for the Initial Term B Loans and public corporate family ratings for the Administrative Borrower from each of S&P and Moody’s; provided that in no event shall the Administrative Borrower be required to maintain any specific rating with any such agency.

Section 5.14.Further Assurances

.  Promptly upon request of the Administrative Agent and subject to the limitations described in Section 5.12:

(a)The Administrative Borrower will, and will cause each other Loan Party to, execute any and all further documents, financing statements, agreements, instruments, notices and acknowledgments and take all such further actions (including the filing and recordation of financing statements, fixture filings, Mortgages and/or amendments thereto and other documents), that may be required under any applicable Requirements of Law and which the Administrative Agent may reasonably request to ensure the creation, perfection and priority of the Liens created or intended to be created under the Collateral Documents, all at the expense of the relevant Loan Parties.

(b)The Administrative Borrower will, and will cause each other Loan Party to, (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts (including notices to third parties), deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably request from time to time in order to ensure the creation, perfection and priority of the Liens created or intended to be created under the Collateral Documents.

Section 5.15.Post-Closing Covenant

.  The Loan Parties shall comply with their obligations described in Schedule 5.15, in each case, within the applicable periods of time specified in such Schedule with respect to the relevant item (or such longer periods as the Administrative Agent may agree in its reasonable discretion).

ARTICLE 6NEGATIVE COVENANTS

From the Closing Date and until the Termination Date, the Administrative Borrower covenants and agrees with the Lenders that:

Section 6.01.Indebtedness

.  The Administrative Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or otherwise become liable with respect to any Indebtedness, except:

(a)the Secured Obligations (including any Additional Term Loans and any Additional Revolving Loans);

(b)Indebtedness of the Administrative Borrower to any Restricted Subsidiary and/or of any Restricted Subsidiary to the Administrative Borrower and/or any other Restricted Subsidiary; provided that in the case of any Indebtedness of any Restricted Subsidiary that is not a Loan Party owing to any Loan Party, such Indebtedness is permitted as an Investment under Section 6.06; provided, further, that any Indebtedness of any Loan Party owing to any Restricted Subsidiary that is not a Loan Party must be unsecured and expressly subordinated to the Obligations of such Loan Party on terms that are reasonably acceptable to the Administrative Agent;

(c)[Reserved];

(d)Indebtedness arising from any agreement providing for indemnification, adjustment of purchase price or similar obligations (including contingent earn-out obligations) incurred in connection with any Disposition permitted hereunder, any acquisition permitted hereunder or consummated prior to the Closing Date or any other purchase of assets or Capital Stock permitted hereunder, and Indebtedness arising from guaranties, letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments securing the performance of the Administrative Borrower or any such Restricted Subsidiary pursuant to any such agreement;

(e)Indebtedness of the Administrative Borrower and/or any Restricted Subsidiary (i) pursuant to tenders, statutory obligations, bids, leases, governmental contracts, trade contracts, surety, stay, customs, appeal, performance and/or return of money bonds or other similar obligations incurred in the ordinary course of business and (ii) in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments to support any of the foregoing items;

(f)Indebtedness of the Administrative Borrower and/or any Restricted Subsidiary in respect of Banking Services, including Banking Services Obligations, and incentive, supplier finance or similar programs;

(g)(i) guaranties by the Administrative Borrower and/or any Restricted Subsidiary of the obligations of suppliers, customers and licensees in the ordinary course of business, (ii) Indebtedness incurred in the ordinary course of business in respect of obligations of the Administrative Borrower and/or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services and (iii) Indebtedness in respect of letters of credit, bankers’ acceptances, bank guaranties or similar instruments supporting trade payables, warehouse receipts or similar facilities entered into in the ordinary course of business;

(h)Guarantees by the Administrative Borrower and/or any Restricted Subsidiary of Indebtedness or other obligations of the Administrative Borrower, any Restricted Subsidiary and/or any joint venture with respect to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.01 or other obligations not prohibited by this Agreement; provided that in the case of any Guarantee by any Loan Party of the obligations of any non-Loan Party, the related Investment is permitted under Section 6.06;

(i)Indebtedness of the Administrative Borrower and/or any Restricted Subsidiary existing, or pursuant to commitments existing, on the Closing Date and, in the case of any such Indebtedness with an aggregate outstanding principal amount in excess of $10,000,000, described on Schedule 6.01;

(j)Indebtedness of Restricted Subsidiaries that are not Loan Parties; provided that the aggregate outstanding principal amount of such Indebtedness shall not exceed the greater of $176,000,000 and 20% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period;

(k)Indebtedness of the Administrative Borrower and/or any Restricted Subsidiary consisting of obligations owing under supply, license or similar agreements entered into in the ordinary course of business;

(l)Indebtedness of the Administrative Borrower and/or any Restricted Subsidiary consisting of (i) the financing of insurance premiums, (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business and/or (iii) obligations to reacquire assets or inventory in connection with customer financing arrangements in the ordinary course of business;

(m)Indebtedness of the Administrative Borrower and/or any Restricted Subsidiary with respect to  (i) Capital Leases and purchase money Indebtedness in an aggregate outstanding principal amount not to exceed the greater of $176,000,000 and 20% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period and (ii) any Capital Lease or purchase money Indebtedness to finance the purchase or lease of any vehicle (including any vehicle lease assumed in connection with an acquisition permitted hereunder and any vehicle lease of any Person that becomes a Restricted Subsidiary in connection with an acquisition permitted hereunder);

(n)Indebtedness of any Person that becomes a Restricted Subsidiary or Indebtedness assumed in connection with an acquisition permitted hereunder after the Closing Date; provided that (i) such Indebtedness (A) existed at the time such Person became a Restricted Subsidiary or the assets subject to such Indebtedness were acquired and (B) was not created or incurred in anticipation thereof and (ii) either (A) (x) no Event of Default under Sections 7.01(a), (f) or (g) exists or would result from the consummation of such acquisition and (y) such Person is in compliance with either, at the election of the Administrative Borrower, (1) (I) if such

Indebtedness is secured by a Lien on the Collateral that is pari passu with the Lien on the Collateral securing the Secured Obligations that are secured on a first lien basis, a First Lien Leverage Ratio not to exceed the First Lien Leverage Ratio as of the last day of the most recently ended Test Period, (II) if such Indebtedness is secured by a Lien on the Collateral that is junior to the Lien on the Collateral securing the Secured Obligations that are secured on a first lien basis, a Secured Leverage Ratio not to exceed the Secured Leverage Ratio as of the last day of the most recently ended Test Period or (III) if such Indebtedness is unsecured or is secured by assets that do not constitute Collateral, at the election of the Administrative Borrower, either (x) a Total Leverage Ratio not to exceed the Total Leverage Ratio as of the last day of the most recently ended Test Period or (y) an Interest Coverage Ratio not less than the Interest Coverage Ratio as of the last day of the most recently ended Test Period or (2) Section 6.13(a), whether or not then in effect, in either case, calculated on a Pro Forma Basis as of the last day of the most recently ended Test Period or (B) the aggregate outstanding amount of Indebtedness assumed in reliance on this Section 6.01(n)(ii)(B) does not exceed the greater of $176,000,000 and 20% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period;

(o)Indebtedness consisting of promissory notes issued by the Administrative Borrower or any Restricted Subsidiary to any stockholder of any Parent Company or any current or former director, officer, employee, member of management, manager or consultant of any Parent Company, the Administrative Borrower or any subsidiary (or their respective Immediate Family Members) to finance the purchase or redemption of Capital Stock of any Parent Company permitted by Section 6.04(a);

(p)the Administrative Borrower and its Restricted Subsidiaries may become and remain liable for any Indebtedness refinancing, refunding or replacing any Indebtedness permitted under clauses (a), (i), (j), (m), (n), (q), (r), (u), (w), (y) and (z) of this Section 6.01 (in any case, including any refinancing Indebtedness incurred in respect thereof, “Refinancing Indebtedness”) and any subsequent Refinancing Indebtedness in respect thereof; provided that:

(i)the principal amount of such Refinancing Indebtedness does not exceed the principal amount of the Indebtedness being refinanced, refunded or replaced, except by (A) an amount equal to unpaid accrued interest and premiums (including tender premiums) thereon plus underwriting discounts and other reasonable and customary fees, commissions and expenses (including upfront fees, original issue discount or initial yield payments) incurred in connection with the relevant refinancing, refunding or replacement, (B) an amount equal to any existing commitments unutilized thereunder and (C) additional amounts permitted to be incurred pursuant to this Section 6.01 (provided that (1) any additional Indebtedness referenced in this clause (C) satisfies the other applicable requirements of this Section 6.01(p) (with additional amounts incurred in reliance on this clause (C) constituting a utilization of the relevant basket or exception pursuant to which such additional amount is permitted) and (2) if such additional Indebtedness is secured, the Lien securing such Refinancing Indebtedness is permitted under Section 6.02),

(ii)in the case of Refinancing Indebtedness with respect to clauses (a), (q), (r), (w) and (z) (other than Customary Bridge Loans), such Refinancing Indebtedness has (A) a final maturity equal to or later than (and, in the case of revolving Indebtedness, does not require mandatory commitment reductions, if any, prior to) the earlier of (x) the Latest Term Loan Maturity Date and (y) the final maturity of the Indebtedness being refinanced, refunded or replaced and (B) other than with respect to revolving Indebtedness, a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being refinanced, refunded or replaced, it being understood and agreed that, notwithstanding the foregoing, with respect to any refinancing of Indebtedness incurred in reliance on Section 6.01(a), any Indebtedness in the form of Customary Term B Loans, including any Initial Term B Loan, may be refinanced with the proceeds of one or more Customary Term A Loans so long as such Customary Term A Loans have (1) a final maturity equal to or later than the final maturity of the Initial Term A Loans and (2) a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Initial Term A Loans,

(iii)the terms of any Refinancing Indebtedness with an original principal amount in excess of the Threshold Amount (other than Indebtedness of the type described in Section 6.01(m)) (excluding pricing, fees, premiums, rate floors, optional prepayment or redemption terms (and, if applicable, subordination terms) and, with respect to Refinancing Indebtedness incurred in respect of Indebtedness permitted under clause (a) of this Section 6.01, security), are not, taken as a whole (as reasonably determined by the Administrative Borrower), more favorable to the lenders providing such Indebtedness than those applicable to the Indebtedness being refinanced, refunded or replaced (other than (A) any covenant or other provision applicable only to periods after the applicable maturity date of the debt then-being refinanced as of such date, (B) any covenant or provision which constitute then-current market terms for the applicable type of Indebtedness or (C) any covenant or other provision which is conformed (or added) to the Loan Documents for the benefit of the Lenders or, as applicable, the Administrative Agent pursuant to an amendment to this Agreement effectuated in reliance on Section 9.02(d)(ii)),

(iv)in the case of Refinancing Indebtedness with respect to Indebtedness permitted under clauses (j), (m), (n) (solely as it relates to amounts incurred pursuant to clause (ii)(B) of the proviso thereto), (r), (u), (w) (solely as it relates to the Non-Loan Party Cap), (y) and (z) (solely as it relates to the Incremental Amount) of this Section 6.01, the incurrence thereof shall be without duplication of any amount outstanding in reliance on (and such Refinancing Indebtedness shall constitute utilization of amounts set forth in) the applicable clause of this Section 6.01,

(v)except in the case of Refinancing Indebtedness incurred in respect of Indebtedness permitted under clause (a) or (z) of this Section 6.01, (A) such Indebtedness, if secured, is secured only by Permitted Liens at the time of such refinancing, refunding or replacement (it being understood that secured Indebtedness may be refinanced with unsecured Indebtedness), (B) such Refinancing Indebtedness is incurred by the obligor or obligors in respect of the Indebtedness being refinanced, refunded or replaced, except to the extent otherwise permitted pursuant to Section 6.01, (C) if the Indebtedness being refinanced, refunded or replaced was originally contractually subordinated to the Obligations in right of payment (or the Liens securing such Indebtedness were originally contractually subordinated to the Liens on all or a portion of the Collateral securing the Initial Term Loans), such Refinancing Indebtedness is contractually subordinated to the Obligations in right of payment (or the Liens securing such Refinancing Indebtedness are subordinated to the Liens on the relevant Collateral securing the Initial Term Loans) on terms not materially less favorable (as reasonably determined by the Administrative Borrower), taken as a whole, to the Lenders than those applicable to the Indebtedness (or Liens, as applicable) being refinanced, refunded or replaced, taken as a whole, and (D) as of the date of the incurrence of any such Refinancing Indebtedness and after giving effect thereto, no Event of Default exists,

(vi)in the case of Refinancing Indebtedness incurred in respect of Indebtedness permitted under clause (a) or (z) of this Section 6.01, (A) such Refinancing Indebtedness is pari passu or junior in right of payment and secured by the Collateral on a pari passu or junior basis with respect to the remaining Obligations hereunder, or is unsecured; provided that any such Refinancing Indebtedness that is pari passu or junior with respect to the Collateral or that is junior in right of payment shall be subject to an applicable Intercreditor Agreement, (B) if the Indebtedness being refinanced, refunded or replaced is secured, it is not secured by any assets other than the Collateral, (C) if the Indebtedness being refinanced, refunded or replaced is Guaranteed, it shall not be Guaranteed by any Person other than one or more Loan Parties and (D) such Refinancing Indebtedness is incurred under (and pursuant to) documentation other than this Agreement; it being understood and agreed that any such Refinancing Indebtedness may participate (x) in any voluntary prepayment of Term Loans as set forth in Section 2.11(a)(i) and (y) in any mandatory prepayment of Term Loans as set forth in Section 2.11(b)(vi), and

(vii)in the case of Refinancing Indebtedness with respect to intercompany Indebtedness permitted under Section 6.01(i), such Refinancing Indebtedness also constitutes intercompany Indebtedness;

(q)Indebtedness incurred to finance any acquisition permitted hereunder after the Closing Date; provided that:

(i)before and after giving effect to such acquisition on a Pro Forma Basis, no Event of Default under Sections 7.01(a), (f) or (g) exists,

(ii)after giving effect to such acquisition on a Pro Forma Basis (in each case, without “netting” the cash proceeds of the applicable Indebtedness being incurred):

(A)if such Indebtedness is secured by a Lien on the Collateral that is pari passu with the Lien on the Collateral securing the Secured Obligations that are secured on a first lien basis, the First Lien Leverage Ratio does not exceed the greater of (x) 3.50:1.00 and (y) the First Lien Leverage Ratio as of the last day of the most recently ended Test Period,

(B)if such Indebtedness is secured by a Lien on the Collateral that is junior to the Lien on the Collateral securing the Secured Obligations that are secured on a first lien basis, the Secured Leverage Ratio does not exceed the greater of (x) 3.50:1.00 and (y) the Secured Leverage Ratio as of the last day of the most recently ended Test Period or

(C)if such Indebtedness is unsecured or secured by assets that do not constitute Collateral, at the election of the Administrative Borrower, either (x) the Total Leverage Ratio does not exceed the greater of (I) 4.50:1.00 and (II) the Total Leverage Ratio as of the last day of the most recently ended Test Period or (y) the Interest Coverage Ratio is not less than the lesser of (I) 2.00:1.00 and (II) the Interest Coverage Ratio as of the last day of the most recently ended Test Period,

(iii)any such Indebtedness that is subordinated to the Obligations in right of payment shall be subject to an applicable Intercreditor Agreement; and

(iv)any such Indebtedness shall be subject to the conditions provided in Sections 2.22(a)(vi) (other than such Indebtedness in the form of Customary Bridge Loans), (vii) (other than such Indebtedness in the form of Customary Bridge Loans), (x)(B)(x) (other than with respect to Indebtedness that is incurred by one or more Restricted Subsidiaries that are not Loan Parties), (x)(B)(y) (solely with respect to clauses (q)(ii)(A) and (B) above and other than the proceeds of any Indebtedness incurred in connection with any transaction permitted hereunder, which proceeds have been deposited into an escrow account on customary terms to secure such Indebtedness pending the application of such proceeds to finance such transaction) and (xi)(B) (other than such Indebtedness that is incurred by a Restricted Subsidiary that is not a Loan Party and secured by assets that do not constitute Collateral), mutatis mutandis;

(r)Indebtedness of the Administrative Borrower and/or any Restricted Subsidiary in an aggregate outstanding principal amount not to exceed 200% of the amount of Net Proceeds received by the Administrative Borrower from (i) the issuance or sale of Qualified Capital Stock or (ii) any cash contribution to its common equity with the Net Proceeds from the issuance and sale by any Parent Company of its Qualified Capital Stock or a contribution to the common equity of any Parent Company, in each case after the Closing Date, (A) other than any Net Proceeds received from the sale of Capital Stock to, or contributions from, the Administrative Borrower or any of its Restricted Subsidiaries, (B) to the extent the relevant Net Proceeds have not otherwise been applied to make Investments, Restricted Payments or Restricted Debt Payments hereunder and (C) other than Cure Amounts and/or any Available Excluded Contribution Amount (the amount of any Net Proceeds or contribution utilized to incur Indebtedness in reliance on this clause (r), a “Contribution Indebtedness Amount”);

(s)Indebtedness of the Administrative Borrower and/or any Restricted Subsidiary under any Derivative Transaction not entered into for speculative purposes;

(t)Indebtedness of the Administrative Borrower and/or any Restricted Subsidiary representing (i) deferred compensation to current or former directors, officers, employees, members of management, managers and consultants of any Parent Company, the Administrative Borrower and/or any Restricted Subsidiary in the ordinary course of business and (ii) deferred compensation or other similar arrangements in connection with the Transactions, any Permitted Acquisition or any other Investment permitted hereby;

(u)Indebtedness of the Administrative Borrower and/or any Restricted Subsidiary in an aggregate outstanding principal amount not to exceed the greater of $246,400,000 and 28% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period;

(v)[reserved];

(w)additional Indebtedness of the Administrative Borrower and/or any Restricted Subsidiary so long as:

(i)after giving effect thereto, including the application of the proceeds thereof (in each case, without “netting” the cash proceeds of the applicable Indebtedness being incurred):

(A)if such Indebtedness is secured by a Lien on the Collateral that is pari passu with the Lien on the Collateral securing the Secured Obligations that are secured on a first lien basis, the First Lien Leverage Ratio does not exceed 3.50:1.00,

(B)if such Indebtedness is secured by a Lien other than on the Collateral that is junior to the Lien on the Collateral securing the Secured Obligations that are secured on a first lien basis, the Secured Leverage Ratio does not exceed 3.50:1.00,

(C)if such Indebtedness is unsecured or is secured by assets that do not constitute Collateral, at the election of the Administrative Borrower, either (x) the Total Leverage Ratio does not exceed 4.50:1.00 or (y) the Interest Coverage Ratio is not less than 2.00:1.00,

(ii)any such Indebtedness that is subordinated to the Obligations in right of payment shall be subject to an applicable Intercreditor Agreement,

(iii)the aggregate outstanding principal amount of Indebtedness incurred in reliance on this Section 6.01(w) by Restricted Subsidiaries that are not Loan Parties shall not, at any time, exceed the Non-Loan Party Cap; and

(iv)such Indebtedness shall be subject to the conditions provided in Sections 2.22(a)(vi) (other than such Indebtedness in the form of Customary Bridge Loans), (vii) (other than such Indebtedness in the form of Customary Bridge Loans), (x)(B)(x) (other than with respect to Indebtedness that is incurred by one or more Restricted Subsidiaries that are not Loan Parties), (x)(B)(y) (solely with respect to clauses (w)(i)(A) and (B) above and other than the proceeds of any Indebtedness incurred in connection with any transaction permitted hereunder, which proceeds have been deposited into an escrow account on customary terms to secure such Indebtedness pending the application of such proceeds to finance such transaction) and (xi)(B) (other than such Indebtedness that is incurred by a Restricted Subsidiary that is not a Loan Party and secured by assets that do not constitute Collateral), mutatis mutandis;

(x)Indebtedness of the Administrative Borrower and/or any Restricted Subsidiary that is a Guarantor (or that becomes a Guarantor simultaneously with its incurrence of such Indebtedness) incurred in respect of:

(i)the Senior Unsecured Notes in an aggregate outstanding principal amount that does not exceed $405,000,000; provided that any co-issuer of the Senior Unsecured Notes shall be a Loan Party at all times until the Senior Unsecured Notes have been redeemed, repaid, defeased or discharged in full, and

(ii)any refinancing of the Senior Unsecured Notes after the Closing Date so long as (A) the aggregate principal amount of such Indebtedness does not exceed, without duplication, the amount permitted to be incurred under preceding clause (i), plus (1) an amount equal to unpaid accrued interest and premiums (including tender premiums) thereon, (2) the amount of any underwriting discounts, other reasonable and customary fees, commissions and expenses (including upfront fees, original issue discount or initial yield payments) incurred in connection with the relevant refinancing, (3) an amount equal to any existing commitments unutilized thereunder and (4) any additional amounts permitted to be incurred pursuant to this Section 6.01 (with additional amounts incurred in reliance on this clause (4) constituting a utilization of the relevant basket or exception pursuant to which such additional amount is permitted), (B) such Indebtedness, if secured, is secured by Liens permitted under Section 6.02 (other than under Section 6.02(t)), (C) such refinancing shall be without duplication of any amounts outstanding in reliance on (and such refinancing shall constitute utilization of amounts set forth in) preceding clause (i), (D) the Weighted Average Life to Maturity of such Indebtedness is equal to or greater than the Indebtedness being refinanced in reliance on this Section 6.01(x) (without giving effect to any prepayment thereof), (E) the maturity date of such Indebtedness is equal to or later than the maturity date of the Indebtedness being refinanced in reliance on this Section 6.01(x) and (F) no such Indebtedness is guaranteed by any Person which is not a Loan Party,

(y)Indebtedness of the Administrative Borrower and/or any Restricted Subsidiary incurred in connection with Sale and Lease-Back Transactions permitted pursuant to Section 6.08;

(z)Incremental Equivalent Debt;

(aa)Indebtedness (including obligations in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments with respect to such Indebtedness) incurred by the Administrative Borrower and/or any Restricted Subsidiary in respect of workers compensation claims, unemployment insurance (including premiums related thereto), other types of social security, pension obligations, vacation pay, health, disability or other employee benefits;

(bb)Indebtedness of the Administrative Borrower and/or any Restricted Subsidiary in respect of any letter of credit or bank guarantee issued in favor of any Issuing Bank to support any Defaulting Lender’s participation in Letters of Credit issued hereunder;

(cc)Indebtedness of the Administrative Borrower or any Restricted Subsidiary supported by any Letter of Credit;

(dd)unfunded pension fund and other employee benefit plan obligations and liabilities incurred by the Administrative Borrower and/or any Restricted Subsidiary in the ordinary course of business to the extent that the unfunded amounts would not otherwise cause an Event of Default under Section 7.01(i);

(ee)customer deposits and advance payments received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business; and

(ff)without duplication of any other Indebtedness, all premiums (if any), interest (including post-petition interest and payment in kind interest), accretion or amortization of original issue discount, fees, expenses and charges with respect to Indebtedness of the Administrative Borrower and/or any Restricted Subsidiary permitted hereunder.

Section 6.02.Liens

.  The Administrative Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, create, incur, assume or permit or suffer to exist any Lien on or with respect to any property of any kind owned by it, whether now owned or hereafter acquired, or any income or profits therefrom, except:

(a)Liens securing the Secured Obligations;

(b)Liens for Taxes which are (i) not then due, (ii) if due, not at such time required to be paid pursuant to Section 5.03 or (iii) being contested in accordance with Section 5.03;

(c)statutory Liens (and rights of set-off) of landlords, banks, carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by applicable Requirements of Law, in each case incurred in the ordinary course of business (i) for amounts not yet overdue by more than 60 days, (ii) for amounts that are overdue by more than 60 days and that are being contested in good faith by appropriate proceedings, so long as any reserves or other appropriate provisions required by GAAP have been made for any such contested amounts or (iii) with respect to which the failure to make payment could not reasonably be expected to have a Material Adverse Effect;

(d)Liens incurred (i) in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security laws and regulations, (ii) in the ordinary course of business to secure the performance of tenders, statutory obligations, surety, stay, customs and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (in each case, exclusive of obligations for the payment of borrowed money), (iii) pursuant to pledges and deposits of Cash or Cash Equivalents in the ordinary course of business securing (x) any liability for reimbursement or indemnification obligations of insurance carriers providing property, casualty, liability or other insurance to the Administrative Borrower and its subsidiaries or (y) leases or licenses of property otherwise permitted by this Agreement and (iv) to secure obligations in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments posted with respect to the items described in clauses (i) through (iii) above;

(e)Liens consisting of easements, rights-of-way, restrictions, encroachments, servitudes for railways, sewers, drains, gas and oil and other pipelines, gas and water mains, electric light and power and telecommunication, telephone or telegraph or cable television conduits, poles, wires and cables and other minor defects or irregularities in title, in each case which do not, in the aggregate, materially interfere with the ordinary conduct of the business of the Administrative Borrower and/or its Restricted Subsidiaries, taken as a whole;

(f)Liens consisting of any (i) interest or title of a lessor or sub-lessor under any lease of real estate permitted hereunder, (ii) landlord lien permitted by the terms of any lease, (iii) restriction or encumbrance to which the interest or title of such lessor or sub-lessor may be subject or (iv) subordination of the interest of the lessee or sub-lessee under such lease to any restriction or encumbrance referred to in the preceding clause (iii);

(g)Liens (i) solely on any Cash earnest money deposits (including as part of any escrow arrangement) made by the Administrative Borrower and/or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement with respect to any Investment permitted hereunder and (ii) consisting of (A) an agreement to Dispose of any property in a Disposition permitted under Section 6.07 and/or (B) the pledge of Cash as part of an escrow arrangement required in any Disposition permitted under Section 6.07;

(h)precautionary or purported Liens evidenced by the filing of UCC financing statements or similar financing statements under applicable Requirements of Law relating solely to (i) operating leases or consignment or bailee arrangements entered into in the ordinary course of business and/or (ii) the sale of accounts receivable in the ordinary course of business for which a UCC financing statement or similar financing statement is required;

(i)Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j)Liens in connection with any zoning, building or similar Requirement of Law or right reserved to or vested in any Governmental Authority to control or regulate the use of any dimensions of real property or the structure thereon, including Liens in connection with any condemnation or eminent domain proceeding or compulsory purchase order;

(k)Liens securing Indebtedness permitted pursuant to Section 6.01(p) (solely with respect to the permitted refinancing of (x) Indebtedness permitted pursuant to Sections 6.01(a), (i), (j), (m), (n), (q), (u), (w), (y), and (z) and (y) Indebtedness that is secured in reliance on Section 6.02(u) (without duplication of any amount outstanding thereunder such that the amount available under Section 6.02(u) shall be reduced by the amount of the applicable Lien granted in reliance on this clause (y))); provided that (i) no such Lien extends to any asset not covered by the Lien securing the Indebtedness that is being refinanced (it being understood that individual financings of the type permitted under Section 6.01(m) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its affiliates), (ii) if the Lien securing the Indebtedness being refinanced was subject to intercreditor arrangements, then (A) the Lien securing any refinancing Indebtedness in respect thereof shall be subject to intercreditor arrangements that are not materially less favorable to the Secured Parties, taken as a whole, than the intercreditor arrangements governing the Lien securing the Indebtedness that is refinanced or (B) the intercreditor arrangements governing the Lien securing the relevant refinancing Indebtedness shall be set forth in an Intercreditor Agreement and (iii) no such Lien shall be senior in priority as compared to the Lien securing the Indebtedness being refinanced;

(l)Liens existing on the Closing Date and, with respect to any such Lien securing Indebtedness or other obligations in an aggregate outstanding amount in excess of $10,000,000, described on Schedule 6.02 and any modification, replacement, refinancing, renewal or extension thereof; provided that (i) no such Lien extends to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 6.01 and (B) proceeds and products thereof, replacements, accessions or additions thereto and improvements thereon (it being understood that individual financings of the type permitted under Section 6.01(m) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its affiliates) and (ii) any such modification, replacement, refinancing, renewal or extension of the obligations secured or benefited by such Liens, if the same constitute Indebtedness, is permitted by Section 6.01;

(m)Liens arising out of Sale and Lease-Back Transactions permitted under Section 6.08;

(n)Liens securing Indebtedness permitted pursuant to Section 6.01(m); provided that any such Lien shall encumber only the asset acquired with the proceeds of such Indebtedness and proceeds and products thereof, replacements, accessions or additions thereto and improvements thereon (it being understood that individual financings of the type permitted under Section 6.01(m) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its affiliates);

(o)(i) Liens securing Indebtedness permitted pursuant to Section 6.01(n) on the relevant acquired assets or on the Capital Stock and assets of the relevant newly acquired Restricted Subsidiary; provided that no such Lien (x) extends to or covers any other assets (other than the proceeds or products thereof, replacements, accessions or additions thereto and improvements thereon; it being understood that individual financings of the type permitted under Section 6.01(m) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its affiliates) or (y) was created in contemplation of the applicable acquisition of assets or Capital Stock, and (ii) Liens securing Indebtedness incurred pursuant to, and subject to the provisions set forth in, Section 6.01(q); provided, that any Lien on the Collateral that is pari passu with or junior to the Lien on the Collateral securing the Secured Obligations that is granted in reliance on this clause (o)(ii) shall be subject to an applicable Intercreditor Agreement;

(p)(i) Liens that are contractual rights of setoff or netting relating to (A) the establishment of depositary relations with banks not granted in connection with the issuance of Indebtedness, (B) pooled deposit or sweep accounts of the Administrative Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Administrative Borrower or any Restricted Subsidiary, (C) purchase orders and other agreements entered into with customers of the Administrative Borrower or any Restricted Subsidiary in the ordinary course of business and (D) commodity trading or other brokerage accounts incurred in the ordinary course of business, (ii) Liens encumbering reasonable customary initial deposits and margin deposits, (iii) bankers Liens and rights and remedies as to Deposit Accounts, (iv) Liens of a collection bank arising under Section 4-208 of the UCC on items in the ordinary course of business, (v) Liens in favor of banking or other financial institutions arising as a matter of Law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution and that are within the general parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions and (vi) Liens on the proceeds of any Indebtedness incurred in connection with any transaction permitted hereunder, which proceeds have been deposited into an escrow account on customary terms to secure such Indebtedness pending the application of such proceeds to finance such transaction;

(q)Liens on assets and Capital Stock of Restricted Subsidiaries that are not Loan Parties (including Capital Stock owned by such Persons) securing Indebtedness or other obligations of Restricted Subsidiaries that are not Loan Parties permitted under this Agreement;

(r)Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of the Administrative Borrower and/or its Restricted Subsidiaries;

(s)Liens securing Indebtedness incurred in reliance on, and subject to the provisions set forth in, Section 6.01(u) (in the case of any Lien granted in reliance on this Section 6.02(s) to secure Indebtedness incurred in reliance on Section 6.01(u), to the extent that such Lien constitutes a lien on the Collateral that is junior to the Lien securing the Secured Obligations) and/or (w); provided, that other than with respect to Indebtedness of the type described in Section 6.01(m), at the request of the relevant lender, any Lien on the Collateral that is pari passu with or junior to the Lien on the Collateral securing the Secured Obligations that is granted in reliance on this clause (s) shall be subject to an applicable Intercreditor Agreement;

(t)Liens on Collateral securing Indebtedness incurred pursuant to Section 6.01(z), subject to an applicable Intercreditor Agreement;

(u)Liens on assets securing Indebtedness or other obligations in an aggregate principal amount at any time outstanding not to exceed the greater of $246,400,000 and 28% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period; provided, that other than with respect to Indebtedness of the type described in Section 6.01(m), at the request of the relevant lender, any Lien on any Collateral granted in reliance on this clause (u) that is pari passu with or junior to the Lien on the Collateral securing the Secured Obligations shall be subject to an applicable Intercreditor Agreement;

(v)(i) Liens on assets securing judgments, awards, attachments and/or decrees and notices of lis pendens and associated rights relating to litigation being contested in good faith not constituting an Event of Default under Section 7.01(h) and (ii) any pledge and/or deposit securing any settlement of litigation;

(w)(i) leases, licenses (including sublicenses), or subleases granted to others or (ii) assignments of IP Rights granted to a customer of the Administrative Borrower or any Restricted Subsidiary, in each case in the ordinary course of business which do not secure any Indebtedness;

(x)Liens on Securities that are the subject of repurchase agreements constituting Investments permitted under Section 6.06 arising out of such repurchase transaction;

(y)Liens securing obligations in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments permitted under Sections 6.01(d), (e), (g), (aa) and (cc);

(z)Liens arising (i) out of conditional sale, title retention, consignment or similar arrangements for the sale of any asset in the ordinary course of business and permitted by this Agreement or (ii) by operation of law under Article 2 of the UCC (and/or any similar Requirement of Law under any jurisdiction);

(aa)Liens (i) in favor of any Loan Party and/or (ii) granted by any non-Loan Party in favor of any Restricted Subsidiary that is not a Loan Party, in each case of the foregoing clauses (i) and (ii), securing intercompany Indebtedness permitted under Section 6.01;

(bb)Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(cc)Liens on specific items of inventory or other goods and the proceeds thereof securing the relevant Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(dd)Liens securing obligations of the type described in Section 6.01(f), subject, if applicable, to an Intercreditor Agreement;

(ee)(i) Liens on Capital Stock of joint ventures or Unrestricted Subsidiaries securing capital contributions to, or obligations of, such Persons and (ii) customary rights of first refusal and tag, drag and similar rights in joint venture agreements and agreements with respect to non-Wholly-Owned Subsidiaries;

(ff)Liens on cash or Cash Equivalents arising in connection with the defeasance, discharge or redemption of Indebtedness;

(gg)Liens consisting of the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(hh)Liens disclosed in any Mortgage Policy delivered pursuant to Section 5.12(b) with respect to any Material Real Estate Asset and any replacement, extension or renewal thereof; provided that no such replacement, extension or renewal Lien shall cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal (and additions thereto, improvements thereon and the proceeds thereof); and

(ii)Liens on accounts receivable and related assets granted in connection with any Permitted Receivables Facility.

Section 6.03.Reserved

.

Section 6.04.Restricted Payments; Restricted Debt Payments

.

(a)The Administrative Borrower shall not pay or make, directly or indirectly, any Restricted Payment, except that:

(i)the Administrative Borrower may make Restricted Payments to the extent necessary to permit any Parent Company:

(A)to pay general administrative costs and expenses (including corporate overhead, legal or similar expenses and customary salary, bonus and other benefits payable to any director, officer, employee, member of management, manager and/or consultant of any

Parent Company) and franchise Taxes, and similar fees and expenses required to maintain the organizational existence of such Parent Company, in each case, which are reasonable and customary and incurred in the ordinary course of business, plus any reasonable and customary indemnification claim made by any director, officer, member of management, manager, employee and/or consultant of any Parent Company, in each case, to the extent attributable to the ownership or operations of any Parent Company and/or its subsidiaries (but excluding, for the avoidance of doubt, the portion of any such amount, if any, that is attributable to the ownership or operations of any subsidiary of any Parent Company other than the Administrative Borrower and/or its subsidiaries);

(B)to discharge the consolidated, combined, unitary or similar Tax liabilities of such Parent Company and its subsidiaries when and as due, to the extent such liabilities are attributable to the income of the Administrative Borrower and/or any subsidiary of the Administrative Borrower; provided that the amount of any such payment in respect of any taxable year does not exceed the amount of Taxes that the Administrative Borrower and/or its applicable subsidiary would have paid as standalone companies or as a standalone group;

(C)to pay audit and other accounting and reporting expenses of such Parent Company to the extent such expenses are attributable to any Parent Company and/or its subsidiaries (but excluding, for the avoidance of doubt, the portion of any such expenses, if any, that is attributable to the ownership or operations of any subsidiary of any Parent Company other than the Administrative Borrower and/or its subsidiaries);

(D)to pay any insurance premium that is payable by, or attributable to, any Parent Company and/or its subsidiaries (but excluding, for the avoidance of doubt, the portion of any such premium, if any, that is attributable to the ownership or operations of any subsidiary of any Parent Company other than the Administrative Borrower and/or its subsidiaries);

(E)to pay (x) fees and expenses related to any debt and/or equity offering, investment and/or acquisition (whether or not consummated) and (y) Public Company Costs;

(F)to finance any Investment permitted under Section 6.06 (provided that (x) any Restricted Payment under this clause (a)(i)(F) shall be made substantially concurrently with the closing of such Investment and (y) the relevant Parent Company shall, promptly following the closing thereof, cause (I) all property acquired to be contributed to the Administrative Borrower or one or more of its Restricted Subsidiaries, or (II) the merger, consolidation or amalgamation of the Person formed or acquired into the Administrative Borrower or one or more of its Restricted Subsidiaries, in order to consummate such Investment in compliance with the applicable requirements of Section 6.06 as if undertaken as a direct Investment by the Administrative Borrower or the relevant Restricted Subsidiary); and

(G)to pay customary salary, bonus, severance and other benefits payable to current or former directors, officers, members of management, managers, employees or consultants of any Parent Company (or any Immediate Family Member of any of the foregoing) to the extent such salary, bonuses, severance and other benefits are attributable and reasonably allocated to the operations of the Administrative Borrower and/or its subsidiaries, in each case, so long as such Parent Company applies the amount of any such Restricted Payment for such purpose;

(ii)the Administrative Borrower may pay (or make Restricted Payments to allow any Parent Company) to repurchase, redeem, retire or otherwise acquire or retire for value the Capital Stock of any Parent Company, the Administrative Borrower or any subsidiary held by any future, present or former employee, director, member of management, officer, manager or consultant (or any Affiliate or

Immediate Family Member thereof) of any Parent Company, the Administrative Borrower or any subsidiary:

(A)with Cash and Cash Equivalents (and including, to the extent constituting a Restricted Payment, amounts paid in respect of promissory notes issued to evidence any obligation to repurchase, redeem, retire or otherwise acquire or retire for value the Capital Stock of any Parent Company or any subsidiary held by any future, present or former employee, director, member of management, officer, manager or consultant (or any Affiliate or Immediate Family Member thereof) of any Parent Company, the Administrative Borrower or any subsidiary) in an aggregate amount not to exceed $50,000,000 in any Fiscal Year, which, if not used in such Fiscal Year, may be carried forward to the next two succeeding Fiscal Years;

(B)with the proceeds of any sale or issuance of the Qualified Capital Stock of the Administrative Borrower or any Parent Company (to the extent such proceeds are contributed in respect of Qualified Capital Stock to the Administrative Borrower or any Restricted Subsidiary in each case, (1) other than any Net Proceeds received from the sale of Capital Stock to, or contributions from, the Administrative Borrower or any of its Restricted Subsidiaries, (2) to the extent the relevant Net Proceeds have not otherwise been applied to make Investments, Restricted Payments or Restricted Debt Payments hereunder and (3) other than any Cure Amount, Contribution Indebtedness Amount and/or any Available Excluded Contribution Amount; or

(C)with the net proceeds of any key-man life insurance policy;

(iii)the Administrative Borrower may make additional Restricted Payments in an amount not to exceed (A) the portion, if any, of the Available Amount on such date that such Borrower elects to apply to this clause (iii)(A) and/or (B) the portion, if any, of the Available Excluded Contribution Amount on such date that such Borrower elects to apply to this clause (iii)(B);

(iv)the Administrative Borrower may make Restricted Payments (i) to any Parent Company to enable such Parent Company to make Cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of such Parent Company and (ii) consisting of (A) payments made or expected to be made in respect of withholding or similar Taxes payable by any future, present or former officer, director, employee, member of management, manager and/or consultant of the Administrative Borrower, any Restricted Subsidiary or any Parent Company or any of their respective Immediate Family Members and/or (B) repurchases of Capital Stock in consideration of the payments described in sub-clause (A) above, including demand repurchases in connection with the exercise of stock options;

(v)the Administrative Borrower may repurchase (or make Restricted Payments to any Parent Company to enable it to repurchase) Capital Stock upon the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock if such Capital Stock represents all or a portion of the exercise price of such warrants, options or other securities convertible into or exchangeable for Capital Stock as part of a “cashless” exercise;

(vi)the Administrative Borrower may make Restricted Payments the proceeds of which are applied (i) on the Closing Date, solely to effect the consummation of the Transactions, (ii) on and after the Closing Date to pay Transaction Costs, in each case, with respect to the Transactions and (iii) to direct or indirect holders of Capital Stock of the Administrative Borrower (immediately prior to giving effect to the Transactions) in connection with, or as a result of any working capital and purchase price adjustments, in each case, with respect to the Transactions;

(vii)so long as no Event of Default then exists, the Administrative Borrower may (or may make Restricted Payments to any Parent Company to enable it to) make Restricted Payments in an amount not to exceed the greater of (A) 6.00% per annum of the net Cash proceeds received by or contributed to the Administrative Borrower from any public offering and (B) 5.00% per annum of market capitalization;

(viii)the Administrative Borrower may make Restricted Payments to (i) redeem, repurchase, retire or otherwise acquire any (A) Capital Stock (“Treasury Capital Stock”) of the Administrative Borrower and/or any Restricted Subsidiary or (B) Capital Stock of any Parent Company, in the case of each of subclauses (A) and (B), in exchange for, or out of the proceeds of the substantially concurrent sale (other than to the Administrative Borrower and/or any Restricted Subsidiary and other than in respect of any Cure Amount) of, Qualified Capital Stock of the Administrative Borrower or any Parent Company to the extent any such proceeds are contributed to the capital of the Administrative Borrower and/or any Restricted Subsidiary in respect of Qualified Capital Stock (“Refunding Capital Stock”) and (ii) declare and pay dividends on any Treasury Capital Stock out of the proceeds of the substantially concurrent sale (other than to the Administrative Borrower or a Restricted Subsidiary and other than in respect of any Cure Amount) of any Refunding Capital Stock; provided that any amount applied to make a Restricted Payment pursuant to this clause (viii) shall not be applied or used to increase the Contribution Indebtedness Amount, the Available Amount, the Available Excluded Contribution Amount or to make any other Restricted Payment or Restricted Debt Payment hereunder;

(ix)to the extent constituting a Restricted Payment, the Administrative Borrower may consummate any transaction permitted by Section 6.06 (other than Sections 6.06(j) and (t)), Section 6.07 (other than Section 6.07(g)) and Section 6.09 (other than Section 6.09(d));

(x)so long as no Event of Default then exists or would result therefrom, the Administrative Borrower may make additional Restricted Payments in an aggregate amount not to exceed (A) the greater of $290,400,000 and 33% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period minus (B) the amount of Investments made by the Administrative Borrower or any Restricted Subsidiary in reliance on Section 6.06(q)(ii) minus (C) the amount of Restricted Debt Payments made by any Loan Party in reliance on Section 6.04(b)(iv);

(xi)the Administrative Borrower may make additional Restricted Payments so long as (A) no Event of Default then exists or would result therefrom and (B) the Secured Leverage Ratio, calculated on a Pro Forma Basis, would not exceed 3.00:1.00;

(xii)the distribution, by dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Administrative Borrower or any Restricted Subsidiary by, any Unrestricted Subsidiary (other than any Unrestricted Subsidiary the principal assets of which consist primarily of Cash and Cash Equivalents received from an Investment by the Administrative Borrower and/or any Restricted Subsidiary); and

(xiii)to the extent constituting a Restricted Payment, any distribution or payment of any Receivables Fee.

(b)The Administrative Borrower shall not, nor shall it permit any Restricted Subsidiary to, make any payment in Cash on or in respect of principal of or interest on any Restricted Debt, including any sinking fund or similar deposit, on account of the prepayment, purchase, redemption, retirement, acquisition, cancellation or termination of any Restricted Debt more than one year prior to the scheduled maturity date thereof (collectively, “Restricted Debt Payments”), except:

(i)with respect to any purchase, defeasance, redemption, repurchase, repayment or other acquisition or retirement thereof made by exchange for, or out of the proceeds of, Refinancing

Indebtedness permitted by Section 6.01(p) and/or refinancing Indebtedness permitted by Section 6.01(x);

(ii)as part of an applicable high yield discount obligation catch-up payment;

(iii)payments of regularly scheduled interest and payments of fees, expenses and indemnification obligations as and when due (other than payments with respect to Junior Indebtedness that are prohibited by the subordination provisions thereof);

(iv)so long as no Event of Default under Section 7.01(a), (f) or (g) exists or would result therefrom, additional Restricted Debt Payments in an aggregate amount not to exceed (A) the greater of $290,400,000 and 33% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period minus (B) the amount of Investments made by the Administrative Borrower or any Restricted Subsidiary in reliance on Section 6.06(q)(ii) minus (C) the amount of Restricted Payments made by the Administrative Borrower in reliance on Section 6.04(a)(x);

(v)(A) Restricted Debt Payments in exchange for, or with proceeds of any issuance of, Qualified Capital Stock of the Administrative Borrower and/or any Restricted Subsidiary and/or any capital contribution in respect of Qualified Capital Stock of the Administrative Borrower or any Restricted Subsidiary (in each case, other than from the Administrative Borrower or any Restricted Subsidiary and other than in respect of any Cure Amount), (B) Restricted Debt Payments as a result of the conversion of all or any portion of any Restricted Debt into Qualified Capital Stock of the Administrative Borrower and/or any Restricted Subsidiary and (C) to the extent constituting a Restricted Debt Payment, payment-in-kind interest with respect to any Restricted Debt that is permitted under Section 6.01; provided that any amount applied to make a Restricted Debt Payment pursuant to this clause (v) shall not be applied or used to increase the Contribution Indebtedness Amount, the Available Amount, the Available Excluded Contribution Amount or to make any other Restricted Payment or Restricted Debt Payment hereunder;

(vi)Restricted Debt Payments in an aggregate amount not to exceed (A) the portion, if any, of the Available Amount on such date that the Administrative Borrower elects to apply to this clause (vi)(A) and/or (B) the portion, if any, of the Available Excluded Contribution Amount on such date that the Administrative Borrower elects to apply to this clause (vi)(B);

(vii)additional Restricted Debt Payments so long as (A) no Event of Default then exists or would result therefrom and (B) the Secured Leverage Ratio, calculated on a Pro Forma Basis, would not exceed 3.00:1.00; and

(viii)mandatory prepayments of Restricted Debt (and related payments of interest) made with Declined Proceeds (it being understood that any Declined Proceeds applied to make Restricted Debt Payments in reliance on this Section 6.04(b)(viii) shall not increase the amount available under clause (a)(viii) of the definition of “Available Amount” to the extent so applied).

Section 6.05.Burdensome Agreements

.  Except as provided herein or in any other Loan Document, the Senior Unsecured Notes Indenture, any document with respect to any Incremental Equivalent Debt and/or in any agreement with respect to any refinancing, renewal or replacement of such Indebtedness that is permitted by Section 6.01, the Administrative Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, enter into or cause to exist any agreement restricting the ability of (x) any Restricted Subsidiary of the Administrative Borrower that is not a Loan Party to pay dividends or other distributions to any Loan Party, (y) any Restricted Subsidiary that is not a Loan Party to make cash loans or advances to any Loan Party or (z) any Loan Party to create, permit or grant a Lien on any of its properties or assets to secure the Secured Obligations (any such agreement, a “Burdensome Agreement”), except restrictions:

(a)set forth in any agreement evidencing (i) Indebtedness of a Restricted Subsidiary that is not a Loan Party permitted by Section 6.01, (ii) Indebtedness permitted by Section 6.01 that is secured by a Permitted Lien if the relevant restriction applies only to the Person obligated under such Indebtedness and its Restricted Subsidiaries or the assets intended to secure such Indebtedness and (iii) Indebtedness permitted pursuant to clauses (m), (p) (as it relates to Indebtedness in respect of clauses (a), (m), (q), (r), (u), (w) and/or (y) of Section 6.01), (q), (r), (u), (w) and/or (y) of Section 6.01;

(b)arising under customary provisions restricting assignments, subletting or other transfers (including the granting of any Lien) contained in leases, subleases, licenses (including sublicenses), joint venture agreements and other agreements entered into in the ordinary course of business;

(c)that are or were created by virtue of any Lien granted upon transfer of, agreement to transfer or grant of, any option or right with respect to any assets or Capital Stock not otherwise prohibited under this Agreement;

(d)that are assumed in connection with any acquisition of property or the Capital Stock of any Person, so long as the relevant encumbrance or restriction relates solely to the Person and its subsidiaries (including the Capital Stock of the relevant Person or Persons) and/or property so acquired and was not created in connection with or in anticipation of such acquisition;

(e)set forth in any agreement for any Disposition of any Restricted Subsidiary (or all or substantially all of the assets thereof) that restricts the payment of dividends or other distributions or the making of cash loans or advances by such Restricted Subsidiary pending such Disposition;

(f)set forth in provisions in agreements or instruments which prohibit the payment of dividends or the making of other distributions with respect to any class of Capital Stock of a Person other than on a pro rata basis;

(g)imposed by customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements;

(h)on Cash, other deposits or net worth or similar restrictions imposed by any Person under any contract entered into in the ordinary course of business or for whose benefit such Cash, other deposits or net worth or similar restrictions exist;

(i)set forth in documents which exist on the Closing Date and were not created in contemplation thereof;

(j)arising pursuant to an agreement or instrument relating to any Indebtedness permitted to be incurred after the Closing Date if the relevant restrictions, taken as a whole, are not materially less favorable to the Lenders than the restrictions contained in this Agreement, taken as a whole (as determined in good faith by the Administrative Borrower);

(k)arising under or as a result of applicable Requirements of Law or the terms of any license, authorization, concession or permit;

(l)arising in any Hedge Agreement and/or any agreement relating to Banking Services;

(m)relating to any asset (or all of the assets) of and/or the Capital Stock of the Administrative Borrower and/or any Restricted Subsidiary which is imposed pursuant to an agreement entered into in connection with any Disposition of such asset (or assets) and/or all or a portion of the Capital Stock of the relevant Person that is permitted or not restricted by this Agreement;

(n)set forth in any agreement relating to any Permitted Lien that limits the right of the Administrative Borrower or any Restricted Subsidiary to Dispose of or encumber the assets subject thereto;

(o)customary subordination and/or subrogation provisions set forth in guaranty or similar documentation not with respect to Indebtedness that are entered into in the ordinary course of business;

(p)any restriction created in connection with (i) any factoring program implemented in the ordinary course of business and/or (ii) any Permitted Receivables Facility that, in the good faith determination of the Administrative Borrower, is necessary or advisable to give effect thereto; and/or

(q)imposed by any amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing of any contract, instrument or obligation referred to in clauses (a) through (p) above; provided that no such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing is, in the good faith judgment of the Administrative Borrower, more restrictive with respect to such restrictions, taken as a whole, than those in existence prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Section 6.06.Investments

.  The Administrative Borrowers shall not, nor shall it permit any of its Restricted Subsidiaries to, make any Investment in any other Person except:

(a)Cash or Investments that were Cash Equivalents at the time made;

(b)(i) Investments existing on the Closing Date in the Administrative Borrower or in any subsidiary, (ii) Investments made after the Closing Date among the Administrative Borrower and/or one or more Restricted Subsidiaries that are Loan Parties, (iii) Investments made after the Closing Date by any Loan Party in the Administrative Borrower and/or any Restricted Subsidiary that is not a Loan Party, (iv) Investments made by any Restricted Subsidiary that is not a Loan Party in any Loan Party and/or any other Restricted Subsidiary that is not a Loan Party and (v) Investments made by any Loan Party and/or any Restricted Subsidiary that is not a Loan Party in the form of any contribution or Disposition of the Capital Stock of any Person that is not a Loan Party;

(c)Investments (i) constituting deposits, prepayments and/or other credits to suppliers, (ii) made in connection with obtaining, maintaining or renewing client and customer contracts and/or (iii) in the form of advances made to distributors, suppliers, licensors and licensees, in each case, in the ordinary course of business or, in the case of clause (iii), to the extent necessary to maintain the ordinary course of supplies to the Administrative Borrower or any Restricted Subsidiary;

(d)Investments in any Unrestricted Subsidiary and/or any Similar Business (including any joint venture) in an aggregate outstanding amount not to exceed the greater of $118,800,000 and 13.50% of Consolidated Adjusted EBITDA as of the end of the most recently ended Test Period;

(e)(i) Permitted Acquisitions and (ii) any Investment in any Restricted Subsidiary that is not a Loan Party in an amount required to permit the consummation of a Permitted Acquisition or similar Investment, which amount is actually applied, directly or indirectly, by such Restricted Subsidiary (or another Restricted Subsidiary) to consummate such Permitted Acquisition or similar Investment;

(f)(i) Investments existing on, or contractually committed to or contemplated as of, the Closing Date and, in the case of any such Investment with an outstanding amount in excess of $10,000,000, described on Schedule 6.06 and (ii) any modification, replacement, renewal or extension of any Investment described in clause (i) above so long as no such modification, renewal or extension increases the amount of such Investment except by the terms thereof or as otherwise permitted by this Section 6.06;

(g)Investments received in lieu of Cash in connection with any Disposition permitted by Section 6.07 or any other disposition of assets not constituting a Disposition;

(h)loans or advances to present or former employees, directors, members of management, officers, managers or consultants or independent contractors (or their respective Immediate Family Members) of any Parent Company, the Administrative Borrower, its subsidiaries and/or any joint venture to the extent permitted by applicable Requirements of Law, in connection with such Person’s purchase of Capital Stock of any Parent Company, either (i) in an aggregate principal amount not to exceed $5,000,000 at any one time outstanding or (ii) so long as the proceeds of such loan or advance are substantially contemporaneously contributed to the Administrative Borrower for the purchase of such Capital Stock;

(i)Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business;

(j)Investments consisting of (or resulting from) Indebtedness permitted under Section 6.01 (other than Indebtedness permitted under Sections 6.01(b) and (h)), Permitted Liens, Restricted Payments permitted under Section 6.04 (other than Section 6.04(a)(ix)), Restricted Debt Payments permitted by Section 6.04 and mergers, consolidations, amalgamations, liquidations, windings up, dissolutions or Dispositions permitted by Section 6.07 (other than Section 6.07(a) (if made in reliance on subclause (ii)(y) of the proviso thereto), Section 6.07(b) (if made in reliance on clause (ii) therein), Section 6.07(c)(ii) (if made in reliance on clause (B) therein) and Section 6.07(g));

(k)Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers;

(l)Investments (including debt obligations and Capital Stock) received (i) in connection with the bankruptcy or reorganization of any Person, (ii) in settlement of delinquent obligations of, or other disputes with, customers, suppliers and other account debtors arising in the ordinary course of business, (iii) upon foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment and/or (iv) as a result of the settlement, compromise, resolution of litigation, arbitration or other disputes;

(m)loans and advances of payroll payments or other compensation to present or former employees, directors, members of management, officers, managers or consultants of any Parent Company (to the extent such payments or other compensation relate to services provided to such Parent Company (but excluding, for the avoidance of doubt, the portion of any such amount, if any, attributable to the ownership or operations of any subsidiary of any Parent Company other than the Administrative Borrower and/or its subsidiaries)), the Administrative Borrower and/or any subsidiary in the ordinary course of business;

(n)Investments to the extent that payment therefor is made solely with Capital Stock of any Parent Company or Qualified Capital Stock of the Administrative Borrower or any Restricted Subsidiary, in each case, to the extent not resulting in a Change of Control;

(o)(i) Investments of any Restricted Subsidiary acquired after the Closing Date, or of any Person acquired by, or merged into or consolidated or amalgamated with, the Administrative Borrower or any Restricted Subsidiary after the Closing Date, in each case as part of an Investment otherwise permitted by this Section 6.06 to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of the relevant acquisition, merger, amalgamation or consolidation and (ii) any modification, replacement, renewal or extension of any Investment permitted under clause (i) of this Section 6.06(o) so long as no such modification, replacement, renewal or extension thereof increases the amount of such Investment except as otherwise permitted by this Section 6.06;

(p)Investments made in connection with the Transactions;

(q)Investments made after the Closing Date by the Administrative Borrower and/or any of its Restricted Subsidiaries in an aggregate amount at any time outstanding not to exceed:

(i)the greater of $246,400,000 and 28% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period, plus

(ii)at the election of the Administrative Borrower, the amount of Restricted Payments or Restricted Debt Payments, as applicable, then permitted to be made by the Administrative Borrower or any Restricted Subsidiary in reliance on Section 6.04(a)(x) or Section 6.04(b)(iv), as applicable (it being understood that any amount utilized under this clause (ii) to make an Investment shall result in a reduction in availability under Section 6.04(a)(x) and Section 6.04(b)(iv), as applicable), plus

(iii)in the event that (A) the Administrative Borrower or any of its Restricted Subsidiaries makes any Investment after the Closing Date in any Person that is not a Restricted Subsidiary and (B) such Person subsequently becomes a Loan Party, an amount equal to 100.0% of the fair market value of such Investment as of the date on which such Person becomes a Loan Party;

(r)Investments made after the Closing Date by the Administrative Borrower and/or any of its Restricted Subsidiaries in an aggregate outstanding amount not to exceed (i) the portion, if any, of the Available Amount on such date that such Borrower elects to apply to this clause (r)(i) and/or (i) the portion, if any, of the Available Excluded Contribution Amount on such date that such Borrower elects to apply to this clause (r)(ii);

(s)(i) Guarantees of leases (other than Capital Leases) or of other obligations not constituting Indebtedness and (ii) Guarantees of the lease obligations of suppliers, customers, franchisees and licensees of the Administrative Borrower and/or its Restricted Subsidiaries, in each case, in the ordinary course of business;

(t)Investments in any Parent Company in amounts and for purposes for which Restricted Payments to such Parent Company are permitted under Section 6.04(a); provided that any Investment made as provided above in lieu of any such Restricted Payment shall reduce availability under the applicable Restricted Payment basket under Section 6.04(a);

(u)Investments made by any Restricted Subsidiary that is not a Loan Party with the proceeds received by such Restricted Subsidiary from an Investment permitted to be made by any Loan Party in such Restricted Subsidiary pursuant to this Section 6.06 (other than Investments made pursuant to Section 6.06(e)(ii) or Section 6.06(b));

(v)Investments in Restricted Subsidiaries in connection with internal reorganizations and/or restructurings and activities related to tax planning; provided that, after giving effect to any such reorganization, restructuring or activity, neither the Loan Guaranty, taken as a whole, nor the security interest of the Administrative Agent in the Collateral, taken as a whole, is materially impaired;

(w)Investments arising under or in connection with any Derivative Transaction of the type permitted under Section 6.01(s);

(x)Investments consisting of (i) the licensing of IP Rights pursuant to joint marketing or other similar arrangements with other Persons entered into in the ordinary course of business and/or (ii) minority equity interests in customers received as part of fee arrangements entered into in the ordinary course of business or in a manner otherwise consistent with past practice in an aggregate outstanding amount not to exceed the greater of $246,400,000 and 28% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period;

(y)Investments made in joint ventures as required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture agreements and similar binding arrangements entered into in the ordinary course of business;

(z)unfunded pension fund and other employee benefit plan obligations and liabilities to the extent that the same are permitted to remain unfunded under applicable Requirements of Law;

(aa)Investments in the Administrative Borrower, any Restricted Subsidiary and/or any joint venture in connection with intercompany cash management arrangements and related activities in the ordinary course of business;

(bb)Investments made in connection with any nonqualified deferred compensation plan or arrangement for any present or former employee, director, member of management, officer, manager or consultant or independent contractor (or any Immediate Family Member thereof) of any Parent Company, the Administrative Borrower, its subsidiaries and/or any joint venture;

(cc)additional Investments so long as no Event of Default exists under Section 7.01(a), (f) or (g) after giving effect thereto and, on a Pro Forma Basis, the Secured Leverage Ratio does not exceed 3.50:1.00;

(dd)any Investment made by any Unrestricted Subsidiary prior to the date on which such Unrestricted Subsidiary is designated as a Restricted Subsidiary so long as the relevant Investment was not made in contemplation of the designation of such Unrestricted Subsidiary as a Restricted Subsidiary; and/or

(ee)any Investment in any Receivables Subsidiary that, in the good faith determination of the board of directors of the Administrative Borrower, is necessary or advisable to effect a Permitted Receivables Facility or any repurchase in connection therewith.

Section 6.07.Fundamental Changes; Disposition of Assets

.  The Administrative Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, enter into any transaction of merger, consolidation or amalgamation, or liquidate, wind up or dissolve themselves (or suffer any liquidation or dissolution), or make any Disposition of any assets having a fair market value in excess of $30,000,000 in a single transaction or in a series of related transactions and in excess of $60,000,000 in the aggregate for all such transactions in any Fiscal Year, except:

(a)any Restricted Subsidiary may be merged, consolidated or amalgamated with or into the Administrative Borrower or any other Restricted Subsidiary; provided that (i) in the case of any such merger, consolidation or amalgamation with or into any Borrower, (A) such Borrower shall be the continuing or surviving Person (and, if with or into the Administrative Borrower, the Administrative Borrower shall be the continuing or surviving Person) or (B) if the Person formed by or surviving any such merger, consolidation or amalgamation is not a Borrower (any such Person, the “Successor Borrower”), (x) the Successor Borrower shall be an entity organized or existing under the laws of the U.S., any state thereof or the District of Columbia, (y) the Successor Borrower shall expressly assume the Obligations of such Borrower in a manner reasonably satisfactory to the Administrative Agent and the Administrative Agent shall have received all documentation and other information reasonably requested with respect to Successor Borrower, which documentation or other information is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and (z) except as the Administrative Agent may otherwise agree, each Loan Guarantor, unless it is the other party to such merger, consolidation or amalgamation, shall have executed and delivered a reaffirmation agreement with respect to its obligations under the Loan Guaranty and the other Loan Documents; it being understood and agreed that if the foregoing conditions under clauses (x) through (z) are satisfied, the Successor Borrower will succeed to, and be substituted for, a Borrower under this Agreement and the other Loan Documents, and (ii) in the case of any such merger, consolidation or amalgamation with or into any Subsidiary Guarantor, either (x) such Subsidiary Guarantor shall be the continuing or surviving Person or the continuing or surviving Person shall expressly assume the obligations of a Subsidiary Guarantor in a manner reasonably satisfactory to the Administrative Agent or (y) the relevant transaction shall be treated as an Investment and shall comply with Section 6.06;

(b)Dispositions (including of Capital Stock) among the Administrative Borrower and/or any Restricted Subsidiary (upon voluntary liquidation or otherwise); provided that any such Disposition made by any Loan Party to any Person that is not a Loan Party shall be (i) for fair market value (as reasonably determined by such Person) with at least 75% of the consideration for such Disposition consisting of Cash or Cash Equivalents at the time of such Disposition or (ii) treated as an Investment and otherwise made in compliance with Section 6.06 (other than in reliance on clause (j) thereof);

(c)(i) the liquidation or dissolution of any Restricted Subsidiary if the Administrative Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrowers, is not materially disadvantageous to the Lenders, and the Administrative Borrower or any Restricted Subsidiary receives any assets of the relevant dissolved or liquidated Restricted Subsidiary; provided that in the case of any liquidation or dissolution of any Loan Party that results in a distribution of assets to any Restricted Subsidiary that is not a Loan Party, such distribution shall be treated as an Investment and shall comply with Section 6.06 (other than in reliance on clause (j) thereof); (ii) any merger, amalgamation, dissolution, liquidation or consolidation, the purpose of which is to effect (A) any Disposition otherwise permitted under this Section 6.07 (other than Sections 6.07(a) or (b) or this Section 6.07(c)) or (B) any Investment permitted under Section 6.06 (other than in reliance on clause (j) thereof); and (iii) the conversion of the Administrative Borrower or any Restricted Subsidiary into another form of entity, so long as such conversion does not adversely affect the value of the Loan Guaranty or the Collateral, taken as a whole;

(d)(x) Dispositions of inventory or equipment or immaterial assets in the ordinary course of business (including on an intercompany basis) and (y) the leasing or subleasing of real property in the ordinary course of business;

(e)Dispositions of surplus, obsolete, used or worn out property or other property that, in the reasonable judgment of the Administrative Borrower, is (A) no longer useful in its business (or in the business of any Restricted Subsidiary or the Administrative Borrower) or (B) otherwise economically impracticable to maintain;

(f)Dispositions of Cash and/or Cash Equivalents and/or other assets that were Cash Equivalents when the relevant original Investment was made;

(g)Dispositions, mergers, amalgamations, consolidations or conveyances that constitute (w) Investments permitted pursuant to Section 6.06 (other than Section 6.06(j)), (x) Permitted Liens, (y) Restricted Payments permitted by Section 6.04(a) (other than Section 6.04(a)(ix)) and (z) Sale and Lease-Back Transactions permitted by Section 6.08;

(h)Dispositions for fair market value; provided that with respect to any such Disposition with a purchase price in excess of the greater of $44,000,000 and 5% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period (other than any Permitted Asset Swap), at least 75% of the consideration for such Disposition (other than the portion of any such Disposition consisting of a Permitted Asset Swap) shall consist of Cash or Cash Equivalents (provided that for purposes of the 75% Cash consideration requirement, (w) the amount of any Indebtedness or other liabilities (other than Indebtedness or other liabilities that are subordinated to the Obligations or that are owed to the Administrative Borrower or any Restricted Subsidiary) of the Administrative Borrower or any Restricted Subsidiary (as shown on such Person’s most recent balance sheet (or in the notes thereto) that are assumed by the transferee of any such assets and for which the Administrative Borrower and/or its applicable Restricted Subsidiary have been validly released by all relevant creditors in writing, (x) the amount of any trade-in value applied to the purchase price of any replacement assets acquired in connection with such Disposition, (y) any Securities received by the Administrative Borrower or any Restricted Subsidiary from the transferee that are converted by such Person into Cash or Cash Equivalents (to the extent of the Cash or Cash Equivalents received) within 180 days following the closing of the applicable Disposition and (z) any Designated Non-Cash Consideration received in respect of such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (z) and clause (B)(1) of the proviso in Section 6.08 that is at that time outstanding, not in excess of the greater of $52,800,000 and 6% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period, in each case, shall be deemed to be Cash); provided, further, that (x) immediately prior to and after giving effect to such Disposition, as determined on the date on which the agreement governing such Disposition is executed, no Event of Default exists and (y) the Net Proceeds of such Disposition shall be applied and/or reinvested as (and to the extent) required by Section 2.11(b)(ii);

(i)to the extent that (i) the relevant property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of the relevant Disposition are promptly applied to the purchase price of such replacement property;

(j)Dispositions of Investments in joint ventures to the extent required by, or made pursuant to, buy/sell arrangements between joint venture or similar parties set forth in the relevant joint venture arrangements and/or similar binding arrangements;

(k)Dispositions of notes receivable or accounts receivable in the ordinary course of business (including any discount and/or forgiveness thereof) or in connection with the collection or compromise thereof;

(l)Dispositions and/or terminations in the ordinary course of business of leases, subleases or licenses (including sublicenses) (including the provision of software under any open source license), (i) the Disposition or termination of which will not materially interfere with the business of the Administrative Borrower and its Restricted Subsidiaries or (ii) which relate to closed facilities or the discontinuation of any product line;

(m)(i) any termination of any lease in the ordinary course of business, (ii) any expiration of any option agreement in respect of real or personal property and (iii) any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or litigation claims (including in tort) in the ordinary course of business;

(n)Dispositions of property subject to foreclosure, casualty, eminent domain or condemnation proceedings (including in lieu thereof or any similar proceeding);

(o)Dispositions or consignments of equipment, inventory or other assets (including leasehold interests in real property) with respect to facilities that are temporarily not in use, held for sale or closed;

(p)to the extent otherwise restricted by this Section 6.07, the consummation of the Transactions;

(q)Dispositions of non-core assets and sales of Real Estate Assets, in each case acquired in any acquisition permitted hereunder which, within 90 days of the date of such acquisition, are designated in writing to the Administrative Agent as being held for sale and not for the continued operation of the Administrative Borrower or any of its Restricted Subsidiaries or any of their respective businesses; provided that no Event of Default exists on the date on which the definitive agreement governing the relevant Disposition is executed;

(r)exchanges or swaps, including transactions covered by Section 1031 of the Code (or any comparable provision of any foreign jurisdiction), of assets so long as any such exchange or swap is made for fair value (as reasonably determined by the Administrative Borrower) for like assets; provided that upon the consummation of any such exchange or swap by any Loan Party, to the extent the assets received do not constitute Excluded Assets, the Administrative Agent has a perfected Lien with the same priority as the Lien held on the assets so exchanged or swapped;

(s)Dispositions of assets that do not constitute Collateral for fair market value;

(t)(i) non-exclusive licensing and cross-licensing arrangements involving any technology, intellectual property or other IP Rights of the Administrative Borrower or any Restricted Subsidiary in the ordinary course of business, (ii) Dispositions, abandonments, cancellations or lapses of IP Rights, or issuances or registrations, or applications for issuances or registrations, of IP Rights, which, in the reasonable good faith determination of the Administrative Borrower, are not material to the conduct of the business of the Administrative Borrower or its Restricted Subsidiaries, individually or in the aggregate, or are no longer economical to maintain in light of their respective use, and (iii) Dispositions of any technology, intellectual property or other IP Rights of the Administrative Borrower or any Restricted Subsidiary involving their customers in the ordinary course of business;

(u)terminations or unwinds of Derivative Transactions;

(v)Dispositions of Capital Stock of, or sales of Indebtedness or other Securities of, Unrestricted Subsidiaries;

(w)Dispositions of Real Estate Assets and related assets in the ordinary course of business in connection with relocation activities for directors, officers, employees, members of management, managers or consultants of any Parent Company, the Administrative Borrower and/or any Restricted Subsidiary;

(x)Dispositions made to comply with any order of any Governmental Authority or any applicable Requirement of Law, including Dispositions of any Restricted Subsidiary’s Capital Stock required to qualify directors;

(y)any merger, consolidation, Disposition or conveyance the sole purpose of which is to reincorporate or reorganize (i) any Domestic Subsidiary in another jurisdiction in the U.S. and/or (ii) any Foreign Subsidiary in the U.S. or any other jurisdiction;

(z)any sale of motor vehicles and information technology equipment purchased at the end of an operating lease and resold thereafter;

(aa)other Dispositions involving assets having a fair market value (as reasonably determined by the Administrative Borrower at the time of the relevant Disposition) of not more than $70,000,000 in any Fiscal Year, which, if not used in such Fiscal Year, may be carried forward solely to the next succeeding Fiscal Year;

(bb)Dispositions contemplated on the Closing Date and described on Schedule 6.07 hereto; and

(cc)(i) any Disposition of any account receivable, any participation therein and/or any related asset in connection with any Permitted Receivables Facility and (ii) any Disposition of any account receivable in accordance with any factoring or similar program in the ordinary course of business.

To the extent that any Collateral is Disposed of as expressly permitted by this Section 6.07 to any Person other than a Loan Party, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, which Liens shall be automatically released upon the consummation of such Disposition; it being understood and agreed that the Administrative Agent shall be authorized to take, and shall take, any actions reasonably requested by the Administrative Borrower in order to effect the foregoing in accordance with Article 8 hereof.

Section 6.08.Sale and Lease-Back Transactions

.  The Administrative Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which the Administrative Borrower or the relevant Restricted Subsidiary (a) has sold or transferred or is to sell or to transfer to any other Person (other than the Administrative Borrower or any of its Restricted Subsidiaries) and (b) intends to use for substantially the same purpose as the property which has been or is to be sold or transferred by the Administrative Borrower or such Restricted Subsidiary to such other Person in connection with such lease (such a transaction, a “Sale and Lease-Back Transaction”); provided that any Sale and Lease-Back Transaction shall be permitted so long as the Net Proceeds of such Disposition are applied and/or reinvested as (and to the extent) required by Section 2.11(b)(ii) and either (A) the resulting Indebtedness is permitted by Section 6.01 or (B)(1) the relevant Sale and Lease-Back Transaction is consummated in exchange for cash consideration (provided that for purposes of the foregoing cash consideration requirement, (w) the amount of any Indebtedness or other liabilities (other than Indebtedness or other liabilities that are subordinated to the Obligations or that are owed to the Administrative Borrower or any Restricted Subsidiary) of the Administrative Borrower or any Restricted Subsidiary (as shown on such Person’s most recent balance sheet (or in the notes thereto)) that are assumed by the transferee of any such assets and for which the Administrative Borrower and/or its applicable Restricted Subsidiary have been validly released by all relevant creditors in writing, (x) the amount of any trade-in value applied to the purchase price of any replacement assets acquired in connection with such Disposition, (y) any Securities received by the Administrative Borrower or any Restricted Subsidiary from the transferee that are converted by such Person into Cash or Cash Equivalents (to the extent of the Cash or Cash Equivalents received) within 180 days following the closing of the applicable Disposition and (z) any Designated Non-Cash Consideration received in respect of the relevant Sale and Lease-Back Transaction having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (z) and Section 6.07(h)(z) that is at that time outstanding, not in excess of the greater of $52,800,000 and 6% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period, in each case, shall be deemed to be Cash), (2) the Administrative Borrower or its applicable Restricted Subsidiary would otherwise be permitted to enter into, and remain liable under, the applicable underlying lease and (3) the aggregate fair market value of the assets sold subject to all Sale and Lease-Back Transactions under this clause (B) shall not exceed the greater of $118,800,000 and 13.50% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period.

Section 6.09.Transactions with Affiliates

.  The Administrative Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, enter into any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) involving payment in excess of $20,000,000 with any of their respective Affiliates on terms that are less favorable to the Administrative Borrower or such Restricted Subsidiary, as the case may be (as reasonably determined by the Administrative Borrower), than those that might be obtained at the time in a comparable arm’s-length transaction from a Person who is not an Affiliate; provided that the foregoing restriction shall not apply to:

(a)any transaction between or among the Administrative Borrower and/or one or more Restricted Subsidiaries (or any entity that becomes a Restricted Subsidiary as a result of such transaction) to the extent permitted or not restricted by this Agreement;

(b)any issuance, sale or grant of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the board of directors (or equivalent governing body) of any Parent Company or of the Administrative Borrower or any Restricted Subsidiary;

(c)(i) any collective bargaining, employment or severance agreement or compensatory (including profit sharing) arrangement entered into by the Administrative Borrower or any of its Restricted Subsidiaries with their respective current or former officers, directors, members of management, managers, employees, consultants or independent contractors or those of any Parent Company, (ii) any subscription agreement or similar agreement pertaining to the repurchase of Capital Stock pursuant to put/call rights or similar rights with current or former officers, directors, members of management, managers, employees, consultants or independent contractors and (iii) transactions pursuant to any employee compensation, benefit plan, stock option plan or arrangement, any health, disability or similar insurance plan which covers current or former officers, directors, members of management, managers, employees, consultants or independent contractors or any employment contract or arrangement;

(d)(i) transactions permitted by Sections 6.01(d), (o) and (ee), 6.04 and 6.06(h), (m), (o), (t), (v), (y), (z) and (aa) and/or any other transaction that is expressly permitted by the terms of this Article 6 to be consummated with an Affiliate and (ii) issuances of Capital Stock and issuances and incurrences of Indebtedness not restricted by this Agreement;

(e)transactions in existence on the Closing Date and any amendment, modification or extension thereof to the extent such amendment, modification or extension, taken as a whole, is not (i) materially adverse to the Lenders or (ii) more disadvantageous to the Lenders than the relevant transaction in existence on the Closing Date;

(f)the payment of any indemnification obligations and/or expenses owed to any Investor and any of their respective directors, officers, members of management, managers, employees and consultants, in each case whether currently due or paid in respect of any accrual from any prior period;

(g)the Transactions, including the payment of Transaction Costs and payments required under the Merger Agreement;

(h)customary compensation to Affiliates in connection with financial advisory, financing, underwriting or placement services or in respect of other investment banking activities and other transaction fees, which payments are approved by the majority of the members of the board of directors (or similar governing body) or a majority of the disinterested members of the board of directors (or similar governing body) of such Borrower in good faith;

(i)Guarantees permitted by Section 6.01 or Section 6.06;

(j)the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, members of the board of directors (or similar governing body), officers, employees, members of management, managers, consultants and independent contractors of the Administrative Borrower and/or any of its Restricted Subsidiaries in the ordinary course of business and, in the case of payments to such Person in such capacity on behalf of any Parent Company, to the extent attributable to the operations of the Administrative Borrower or its subsidiaries;

(k)transactions with customers, clients, suppliers, joint ventures, purchasers or sellers of goods or services or providers of employees or other labor entered into in the ordinary course of business, which are (i) fair to the Administrative Borrower and/or its applicable Restricted Subsidiary in the good faith determination of the board of directors (or similar governing body) of the Administrative Borrower or the senior management thereof or (ii) on terms at least as favorable to the Administrative Borrower and/or its applicable Restricted Subsidiary as might reasonably be obtained from a Person other than an Affiliate;

(l)the payment of reasonable out-of-pocket costs and expenses related to registration rights and customary indemnities provided to shareholders under any shareholder agreement;

(m)(i) any purchase by the Administrative Borrower of the Capital Stock of (or contribution to the equity capital of) the Administrative Borrower and (ii) any intercompany loan made by the Administrative Borrower to any Restricted Subsidiary;

(n)any transaction in respect of which the Administrative Borrower delivers to the Administrative Agent a letter addressed to the board of directors (or equivalent governing body) of the Administrative Borrower from an accounting, appraisal or investment banking firm of nationally recognized standing stating that such transaction is on terms that are no less favorable to the Administrative Borrower or the applicable Restricted Subsidiary than might be obtained at the time in a comparable arm’s length transaction from a Person who is not an Affiliate; and

(o)any customary transaction with any Receivables Subsidiary effected as part of any Permitted Receivables Facility.

Section 6.10.Conduct of Business

.  From and after the Closing Date, the Administrative Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, engage in any material line of business other than (a) the businesses engaged in by the Administrative Borrower or such Restricted Subsidiary on the Closing Date and similar, incidental, complementary, ancillary or related businesses and (b) such other lines of business to which the Administrative Agent may consent.

Section 6.11.Amendments of or Waivers with Respect to Restricted Debt

.  The Administrative Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, amend or otherwise modify the terms of any Restricted Debt (or the documentation governing any Restricted Debt) (a) if the effect of such amendment or modification, together with all other amendments or modifications made thereto, is materially adverse to the interests of the Lenders (in their capacities as such) or (b) in violation of any Intercreditor Agreement, any intercreditor agreement related to such debt entered into with the Administrative Agent or the subordination terms set forth in the definitive documentation governing  any Restricted Debt; provided that, for purposes of clarity, it is understood and agreed that the foregoing limitation shall not otherwise prohibit any Refinancing Indebtedness or any other replacement, refinancing, amendment, supplement, modification, extension, renewal, restatement or refunding of any Restricted Debt, in each case, that is permitted under the Loan Documents in respect thereof.

Section 6.12.Fiscal Year

.  The Administrative Borrower shall not change its Fiscal Year-end to a date other than December 31; provided, that, the Administrative Borrower may, upon written notice to the Administrative Agent, change its Fiscal Year-end to another date, in which case the Administrative Borrower and the Administrative Agent shall, and are hereby authorized to, make any adjustments to this Agreement that are necessary to reflect such change in Fiscal Year.

Section 6.13.Financial Covenant

.

(a)First Lien Leverage Ratio.  On the last day of any Test Period, the Administrative Borrower shall not permit the First Lien Leverage Ratio to be greater than  4.5:1.0.

(b)Financial Cure.  Notwithstanding anything to the contrary in this Agreement (including Article 7), upon the occurrence of an Event of Default as a result of the Administrative Borrower’s failure to comply with Section 6.13(a) above for any Fiscal Quarter, the Administrative Borrower shall have the right (the “Cure Right”) (at any time during such Fiscal Quarter or thereafter until the date that is 15 Business Days after the date on which financial statements for such Fiscal Quarter are required to be delivered pursuant to Section 5.01(a) or (b), as applicable (such 15 Business Day period, the “Cure Period”)) to issue Qualified Capital Stock or other equity (such other equity to be on terms reasonably acceptable to the Administrative Agent) for Cash or otherwise receive Cash contributions in respect of its Qualified Capital Stock (the “Cure Amount”), and thereupon the Administrative Borrower’s compliance with Section 6.13(a) shall be recalculated giving effect to a pro forma increase in the amount of Consolidated Adjusted EBITDA by an amount equal to the Cure Amount (notwithstanding the absence of a related addback in the definition of “Consolidated Adjusted EBITDA”) solely for the purpose of determining compliance with Section 6.13(a) as of the end of such Fiscal Quarter and for applicable subsequent periods that include such Fiscal Quarter.  If, after giving effect to the foregoing recalculation (but not, for the avoidance of doubt, taking into account any immediate repayment of Indebtedness in connection therewith), the requirements of Section 6.13(a) would be satisfied, then the requirements of Section 6.13(a) shall be deemed satisfied as of the end of the relevant Fiscal Quarter with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of Section 6.13(a) that had occurred (or would have occurred) shall be deemed cured for the purposes of this Agreement.  Notwithstanding anything herein to the contrary, (i) in each four consecutive Fiscal Quarter period there shall be at least two Fiscal Quarters (which may, but are not required to be, consecutive) in which the Cure Right is not exercised, (ii) during the term of this Agreement, the Cure Right shall not be exercised more than five times, (iii) the Cure Amount shall be no greater than the amount required for the purpose of complying with Section 6.13(a), (iv) there shall be no pro forma or other reduction of the amount of Indebtedness by the amount of any Cure Amount for purposes of determining compliance with Section 6.13(a) for the Fiscal Quarter in respect of which the Cure Right was exercised (other than, with respect to any future period, to the extent of any portion of such Cure Amount that is actually applied to repay Indebtedness) and (v) during any Test Period in which any Cure Amount is included in the calculation of Consolidated Adjusted EBITDA as a result of any exercise of the Cure Right, such Cure Amount shall be disregarded for purposes of determining (A) whether any financial ratio-based condition to the availability of any carve-out set forth in Article 6 of this Agreement has been satisfied or (B) the Applicable Rate or the Commitment Fee Rate.

(c)It is understood and agreed that the covenant described in this Section 6.13 shall only apply to the Initial Revolving Facility and the Initial Term A Loan Facility.

Section 6.14.Material Intellectual Property

. Notwithstanding anything herein to the contrary, (i) neither the Administrative Borrower nor any Restricted Subsidiary may sell, transfer, assign or dispose of Material Intellectual Property (including the grant of any exclusive license or other exclusive rights therein) to any Subsidiary that is not a Loan Party and (ii) no Unrestricted Subsidiary may own any Material Intellectual Property (including any exclusive license or other exclusive rights therein).

ARTICLE 7EVENTS OF DEFAULT

Section 7.01.Events of Default

.  If any of the following events (each, an “Event of Default”) occurs:

(a)Failure To Make Payments When Due.  Failure by the Borrowers to pay (i) any installment of principal of any Loan when due, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; or (ii) any interest on any Loan or any fee or any other amount due hereunder within five Business Days after the date due; or

(b)Default in Other Agreements.  (i) Failure by the Administrative Borrower or any of its Restricted Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in clause (a) above) with an aggregate outstanding principal amount exceeding the Threshold Amount, in each case beyond the grace period, if any, provided therefor; or (ii) breach or default by the Administrative Borrower or any of its Restricted Subsidiaries with respect to any other term of (A) one or more items of Indebtedness with an aggregate outstanding principal amount exceeding the Threshold Amount or (B) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness (other than, for the avoidance of doubt, with respect to Indebtedness consisting of Hedging Obligations, termination events or equivalent events pursuant to the terms of the relevant Hedge Agreement which are not the result of any default thereunder by any Loan Party or any Restricted Subsidiary), in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (with the giving of notice, if required), such Indebtedness to become or be declared due and payable (or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; provided that (1) clause (ii) of this paragraph (b) shall not apply to any secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property securing such Indebtedness if such sale or transfer is permitted hereunder, (2) any failure described under clauses (i) or (ii) above is unremedied and is not waived by the holders of such Indebtedness prior to any termination of the Commitments or acceleration of the Loans pursuant to Article 7 and (3) for the avoidance of doubt, this Section 7.01(b) shall not apply in respect of any Permitted Receivables Facility; or

(c)Breach of Certain Covenants.  Failure of any Loan Party, as required by the relevant provision, to perform or comply with any term or condition contained in Section 5.01(d)(i) (provided that any Event of Default arising from the failure to timely deliver any notice of Default or Event of Default, as applicable shall automatically be deemed to have been cured (and no longer continuing) immediately upon the earlier to occur of (x) the delivery of notice of the relevant Default or Event of Default and (y) the cessation of the existence of the underlying Default or Event of Default), Section 5.02 (as it applies to the preservation of the existence of each Borrower) or Article 6; provided that, notwithstanding this clause (c), no breach or default by any Loan Party under Section 6.13(a) will constitute an Event of Default with respect to any Term B Loan unless and until the Administrative Agent has (i) at the request of the Required Term A Lenders, demanded repayment of, or otherwise accelerated the Indebtedness or other obligations in respect of the Initial Term A Loans and (ii) at the request of the Required Revolving Lenders, terminated the commitments under the Revolving Facility and demanded repayment of, or otherwise accelerated, the Indebtedness or other obligations under the Revolving Facility (the “Financial Covenant Standstill”); it being understood and agreed that any breach of Section 6.13(a) is subject to cure as provided in Section 6.13(b), and no Event of Default may arise under Section 6.13(a) until the 15th Business Day after the day on which financial statements are required to be delivered for the relevant Fiscal Quarter under Sections 5.01(a) or (b), as applicable (unless the Cure Right has been exercised five times over the life of this Agreement and/or the Cure Right has been exercised twice in the applicable four consecutive Fiscal Quarter period), and then only to the extent the Cure Amount has not been received on or prior to such date; provided that notwithstanding the foregoing, no Revolving Lender or Issuing Bank shall be required to make any Revolving Loan or issue any Letter of Credit during the Cure Period unless and until the Cure Amount is received; or

(d)Breach of Representations, Etc.  Any representation, warranty or certification made or deemed made by any Loan Party in any Loan Document or in any certificate required to be delivered in connection herewith or therewith (including, for the avoidance of doubt, any Perfection Certificate) being untrue in any material respect as of the date made or deemed made (subject, in the case of any representation and/or warranty that is capable of being cured, to a grace period of 30 days following the Administrative Borrower’s or the Administrative Agent’s receipt of a written notice of the inaccuracy of the relevant representation, warranty or certification); or

(e)Other Defaults Under Loan Documents.  Default by any Loan Party in the performance of or compliance with any term contained herein or any of the other Loan Documents, other than any such term referred to in any other Section of this Article 7, which default has not been remedied or waived within 30 days after receipt by the Administrative Borrower of written notice thereof from the Administrative Agent; or

(f)Involuntary Bankruptcy; Appointment of Receiver, Etc.  (i) The entry by a court of competent jurisdiction of a decree or order for relief in respect of the Administrative Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) in an involuntary case under any Debtor Relief Law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal, state or local Requirement of Law; or (ii) the commencement of an involuntary case against the Administrative Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) under any Debtor Relief Law; the entry by a court having jurisdiction in the premises of a decree or order for the appointment of a receiver, receiver and manager, (preliminary) insolvency receiver, liquidator, sequestrator, trustee, administrator, custodian or other officer having similar powers over the Administrative Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary), or over all or a substantial part of its property; or the involuntary appointment of an interim receiver, trustee or other custodian of the Administrative Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) for all or a substantial part of its property, which remains undismissed, unvacated, unbonded or unstayed pending appeal for 60 consecutive days; or

(g)Voluntary Bankruptcy; Appointment of Receiver, Etc.  (i) The entry against the Administrative Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) of an order for relief, the commencement by the Administrative Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) of a voluntary case under any Debtor Relief Law, or the consent by the Administrative Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case to a voluntary case, under any Debtor Relief Law, or the consent by the Administrative Borrower or any of its Restricted Subsidiaries (other than any Immaterial

Subsidiary) to the appointment of or taking possession by a receiver, receiver and manager, (preliminary) insolvency receiver, liquidator, sequestrator, trustee, administrator, custodian or other officer having similar powers for or in respect of itself or for all or a substantial part of its property; (ii) the making by the Administrative Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) of a general assignment for the benefit of creditors; or (iii) the admission by the Administrative Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) in writing of their inability to pay their respective debts as such debts become due; or

(h)Judgments and Attachments.  The entry or filing of one or more final money judgments, writs or warrants of attachment or similar process against the Administrative Borrower or any of its Restricted Subsidiaries or any of their respective assets involving in the aggregate at any time an amount in excess of the Threshold Amount (in either case to the extent not adequately covered by self-insurance (if applicable) or by insurance as to which the relevant third party insurance company has been notified and not denied coverage), which judgment, writ, warrant or similar process remains unpaid, undischarged, unvacated, unbonded or unstayed pending appeal for a period of 60 days; or

(i)Employee Benefit Plans.  The occurrence of one or more ERISA Events, which individually or in the aggregate result in liability of the Administrative Borrower or any of its Restricted Subsidiaries in an aggregate amount that would reasonably be expected to result in a Material Adverse Effect; or

(j)Change of Control.  The occurrence of a Change of Control; or

(k)Guaranties, Collateral Documents and Other Loan Documents.  At any time after the execution and delivery thereof, (i) any material Loan Guaranty for any reason, other than the occurrence of the Termination Date, shall cease to be in full force and effect (other than in accordance with its terms) or is declared to be null and void or any Loan Guarantor shall repudiate in writing its obligations thereunder (other than as a result of the discharge of such Loan Guarantor in accordance with the terms thereof), (ii) this Agreement or any material Collateral Document ceases to be in full force and effect or shall be declared null and void or any Lien on Collateral created under any Collateral Document ceases to be perfected with respect to a material portion of the Collateral (other than solely by reason of (w) such perfection not being required pursuant to this Agreement or any other Loan Document, (x) the failure of the Administrative Agent to maintain possession of any Collateral actually delivered to it or the failure of the Administrative Agent to file UCC (or equivalent) continuation statements, (y) a release of Collateral in accordance with the terms hereof or thereof or (z) the occurrence of the Termination Date or any other termination of such Collateral Document in accordance with the terms thereof) or (iii) other than in any bona fide, good faith dispute as to the scope of Collateral or whether any Lien has been, or is required to be released, any Loan Party shall contest in writing the validity or enforceability of any material provision of any Loan Document (or any Lien purported to be created by the Collateral Documents or any Loan Guaranty) or denies in writing that it has any further liability (other than by reason of the occurrence of the Termination Date or the termination of any other Loan Document in accordance with the terms thereof), including with respect to future advances by the Lenders, under any Loan Document to which it is a party; it being understood and agreed that the failure of the Administrative Agent to maintain possession of any Collateral actually delivered to it or file any UCC (or equivalent) continuation statement shall not result in an Event of Default under this clause (k) or any other provision of any Loan Document; or

(l)Subordination.  The Obligations ceasing or the assertion in writing by any Loan Party that the Obligations cease to constitute senior indebtedness under the subordination provisions of any document or instrument evidencing any Restricted Debt in excess of the Threshold Amount or any such subordination provision being invalidated or otherwise ceasing, for any reason, to be valid, binding and enforceable obligations of the parties thereto;

then, and in every such event (other than (x) an event with respect to any Borrower described in clause (f) or (g) of this Article or (y) any Event of Default arising under Section 6.13(a)), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Administrative Borrower, take any of the following actions, at the same or different times:  (i) terminate the Revolving Credit Commitments (to the extent, and thereupon such Revolving Credit Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers and (iii) require that the Borrowers deposit in the LC Collateral Account an additional amount in Cash as reasonably requested by the Issuing Banks (not to exceed 102% of the relevant face amount of the then outstanding LC Exposure (minus the amount then on deposit in the LC Collateral Account)); provided that (A) upon the occurrence of an event with respect to the Administrative Borrower described in clauses (f) or (g) of this Article, any such Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers, and the obligation of the Borrowers to Cash collateralize the outstanding Letters of Credit as aforesaid shall automatically become effective, in each case without further action of the Administrative Agent or any Lender and (B) during the continuance of any Event of Default arising under Section 6.13(a), (X) solely upon the request of the Required Revolving Lenders (but not the Required Lenders or any other Lender or group of Lenders), the Administrative Agent shall, by notice to the Administrative Borrower, (1) terminate the Revolving Credit Commitments, and thereupon such Revolving Commitments shall terminate immediately, (2) declare the Revolving Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Revolving Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers and (3) require that the Borrowers deposit in the LC Collateral Account an additional amount in Cash as reasonably requested by the Issuing Banks (not to exceed 102% of the relevant face amount of the then outstanding LC Exposure (minus the amount then on deposit in the LC Collateral Account)), (Y) solely at the request of the Required Term A Lenders, declare the Initial Term A Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Initial Term A Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower and (Z) subject to the Financial Covenant Standstill, the Administrative Agent may, and at the request of the Required Term B Lenders shall, by notice to the Administrative Borrower, declare the Loans (other than the Initial Term A Loans and the Revolving Loans) then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.  Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.

ARTICLE 8THE ADMINISTRATIVE AGENT

Each of the Lenders and the Issuing Banks, each, on behalf of itself and its applicable Affiliates and in their respective capacities as such and as Hedge Banks and/or Cash Management Banks, as applicable, hereby irrevocably appoints JPMorgan Chase Bank, N.A. (or any successor appointed pursuant hereto) as Administrative Agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative

Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

Any Person serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, unless the context otherwise requires or unless such Person is in fact not a Lender, include each Person serving as Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any subsidiary of any Loan Party or other Affiliate thereof as if it were not the Administrative Agent hereunder.  The Lenders acknowledge that, pursuant to such activities, the Administrative Agent or its Affiliates may receive information regarding any Loan Party or any of its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Administrative Agent shall not be under any obligation to provide such information to them.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents and its duties shall be administrative in nature. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duty, regardless of whether any Default or Event of Default exists, and the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligation arising under agency doctrine of any applicable Requirements of Law; it being understood that such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary power, except discretionary rights and powers that are expressly contemplated by the Loan Documents and which the Administrative Agent is required to exercise as directed in writing by the Required Lenders, Required Term A Lenders, Required Pro Rata Lenders, Required Term B Lenders or Required Revolving Lenders (or such other number or percentage of the Lenders as shall be necessary under the relevant circumstances as provided in Section 9.02); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Requirements of Law, and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Administrative Borrower or any of its Restricted Subsidiaries that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable to the Lenders or any other Secured Party for any action taken or not taken by it with the consent or at the request of the Required Lenders, Required Term A Lenders, Required Pro Rata Lenders, Required Term B Lenders or Required Revolving Lenders (or such other number or percentage of the Lenders as is necessary, or as the Administrative Agent believes in good faith shall be necessary, under the relevant circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct, as determined by a final and non-appealable judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein.  The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof is given to the Administrative Agent by the Administrative Borrower or any Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any covenant, agreement or other term or condition set forth in any Loan Document or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of any Lien on the Collateral or the existence, value or sufficiency of the Collateral or to assure that the Liens granted to the Administrative Agent pursuant to any Loan Document have been or will continue to be properly or sufficiently or lawfully created, perfected or enforced or are entitled to any particular priority, (vi) the satisfaction of any condition set forth in Article 4 or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or (vii) any property, book or record of any Loan Party or any Affiliate thereof.

Each Lender agrees that, except with the written consent of the Administrative Agent, it will not take any enforcement action hereunder or under any other Loan Document, accelerate the Obligations under any Loan Document, or exercise any right that it might otherwise have under applicable Requirements of Law or otherwise to credit bid at any foreclosure sale, UCC sale, any sale under Section 363 of the Bankruptcy Code or any other similar Disposition of Collateral.  Notwithstanding the foregoing, any Lender may take action to preserve or enforce its rights against a Loan Party where a deadline or limitation period is applicable that would, absent such action, bar enforcement of the Obligations held by such Lender, including the filing of a proof of claim in a case under the Bankruptcy Code.

Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, the Borrowers, the Administrative Agent and each Secured Party agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Loan Guaranty; it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms hereof, and all powers, rights and remedies under and in connection with the Loan Documents may be exercised solely by the Administrative Agent, and (ii) in the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or in the event of any other Disposition (including pursuant to Section 363 of the Bankruptcy Code), (A) the Administrative Agent, as agent for and representative of the Secured Parties, shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale, to use and apply all or any portion of the Obligations as a credit on account of the purchase price for any Collateral payable by the Administrative Agent at such Disposition and (B) the Administrative Agent or any Lender may be the purchaser or licensor of all or any portion of such Collateral at any such Disposition.

No holder of any Secured Hedging Obligation or Banking Services Obligation in its respective capacity as such shall have any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under this Agreement.

Each of the Lenders hereby irrevocably authorizes (and by entering into a Hedge Agreement with respect to any Secured Hedging Obligation and/or by entering into documentation in connection with any Banking Services Obligation, each of the other Secured Parties hereby authorizes and shall be deemed to authorize) the Administrative Agent, on behalf of all Secured Parties, to take any of the following actions upon the instruction of the Required Lenders:

(a)consent to the Disposition of all or any portion of the Collateral free and clear of the Liens securing the Secured Obligations in connection with any Disposition pursuant to the applicable provisions of the Bankruptcy Code, including Section 363 thereof;

(b)credit bid all or any portion of the Secured Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any Disposition of all or any portion of the Collateral pursuant to the applicable provisions of the Bankruptcy Code, including under Section 363 thereof;

(c)credit bid all or any portion of the Secured Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any Disposition of all or any portion of the Collateral pursuant to the applicable provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC;

(d)credit bid all or any portion of the Secured Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any foreclosure or other Disposition conducted in accordance with applicable Requirements of Law following the occurrence of an Event of Default, including by power of sale, judicial action or otherwise; and/or

(e)estimate the amount of any contingent or unliquidated Secured Obligations of such Lender or other Secured Party;

it being understood that no Lender shall be required to fund any amount in connection with any purchase of all or any portion of the Collateral by the Administrative Agent pursuant to the foregoing clauses (b), (c) or (d) without its prior written consent.

Each Secured Party agrees that the Administrative Agent is under no obligation to credit bid any part of the Secured Obligations or to purchase or retain or acquire any portion of the Collateral; provided that, in connection with any credit bid or purchase described under clauses (b), (c) or (d) of the preceding paragraph, the Secured Obligations owed to all of the Secured Parties (other than with respect to contingent or unliquidated liabilities as set forth in the next succeeding paragraph) may be, and shall be, credit bid by the Administrative Agent on a ratable basis.

With respect to any contingent or unliquidated claim that is a Secured Obligation, the Administrative Agent is hereby authorized, but is not required, to estimate the amount thereof for purposes of any credit bid or purchase described in the second preceding paragraph so long as the estimation of the amount or liquidation of such claim would not unduly delay the ability of the Administrative Agent to credit bid the Secured Obligations or purchase the Collateral in the relevant Disposition.  In the event that the Administrative Agent, in its sole and absolute discretion, elects not to estimate any such contingent or unliquidated claim or any such claim cannot be estimated without unduly delaying the ability of the Administrative Agent to consummate any credit bid or purchase in accordance with the second preceding paragraph, then any contingent or unliquidated claims not so estimated shall be disregarded, shall not be credit bid, and shall not be entitled to any interest in the portion or the entirety of the Collateral purchased by means of such credit bid.

Each Secured Party whose Secured Obligations are credit bid under clauses (b), (c) or (d) of the third preceding paragraph is entitled to receive interests in the Collateral or any other asset acquired in connection with such credit bid (or in the Capital Stock of the acquisition vehicle or vehicles that are used to consummate such acquisition) on a ratable basis in accordance with the percentage obtained by dividing (x) the amount of the Secured Obligations of such Secured Party that were credit bid in such credit bid or other Disposition, by (y) the aggregate amount of all Secured Obligations that were credit bid in such credit bid or other Disposition.

In addition, in case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, each Secured Party agrees that the Administrative Agent (irrespective of whether the principal of any Loan or LC Disbursement is then due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent has made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans or LC Disbursements and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Administrative Agent and their respective agents and counsel and all other amounts to the extent due to the Lenders, the Issuing Banks and the Administrative Agent under Section 9.03) allowed in such judicial proceeding; and

(ii)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.

Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Secured Party and each Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent consents to the making of such payments directly to the Secured Parties and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amount due to the Administrative Agent under Section 9.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or any Issuing Bank in any such proceeding.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice (including any telephonic notice), request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) that it believes to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the applicable Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent has received notice to the contrary from such Lender or Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it.  The Administrative Agent and any such sub-agent may perform any and all of their respective duties and exercise their respective rights and powers through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.

The Administrative Agent may resign at any time by giving ten days’ written notice to the Lenders, the Issuing Banks and the Administrative Borrower; provided that if no successor agent is appointed in accordance with the terms set forth below within such ten-day period, the Administrative Agent’s resignation shall not be effective until the earlier to occur of (x) the date of the appointment of the successor agent or (y) the date that is 20 days after the last day of such ten-day period.  If the Administrative Agent is a Defaulting Lender or an Affiliate of a Defaulting Lender, either the Required Lenders or the Administrative Borrower may, upon ten days’ notice, remove the Administrative Agent; provided that if no successor agent is appointed in accordance with the terms set forth below within such ten-day period, the Administrative Agent’s removal shall, at the option of the Administrative Borrower, not be effective until the earlier to occur of (x) the date of the appointment of the successor agent or (y) the date that is 20 days after the last day of such ten-day period.  Upon receipt of any such notice of resignation or delivery of any such notice of removal, the Required Lenders shall have the right, with the consent of the Administrative Borrower (not to be unreasonably withheld or delayed), to appoint a Successor Administrative Agent which shall be a commercial bank, trust company or other Person reasonably acceptable to the Administrative Borrower with offices in the U.S. having combined capital and surplus in excess of $1,000,000,000; provided that during the existence and continuation of an Event of Default under Section 7.01(a) or, with respect to the Administrative Borrower, Sections 7.01(f) or (g), no consent of the Administrative Borrower shall be required.  If no successor has been appointed as provided above and accepted such appointment within ten days after the retiring Administrative Agent gives notice of its resignation or the

Administrative Agent receives notice of removal, then (a) in the case of a retirement, the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Banks, appoint a Successor Administrative Agent meeting the qualifications set forth above (including, for the avoidance of doubt, the consent of the Administrative Borrower) or (b) in the case of a removal, the Administrative Borrower may, after consulting with the Required Lenders, appoint a Successor Administrative Agent meeting the qualifications set forth above; provided that (x) in the case of a retirement, if the Administrative Agent notifies the Administrative Borrower, the Lenders and the Issuing Banks that no qualifying Person has accepted such appointment or (y) in the case of a removal, the Administrative Borrower notifies the Required Lenders that no qualifying Person has accepted such appointment, then, in each case, such resignation or removal shall nonetheless become effective in accordance with the provisos to the first two sentences of this paragraph and (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent in its capacity as collateral agent for the Secured Parties for purposes of maintaining the perfection of the Lien on the Collateral securing the Secured Obligations, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a Successor Administrative Agent is appointed) and (ii) except for any indemnity payment or other amount owed to the Administrative Agent, any payment, communication or determination required to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each Issuing Bank directly (and each Lender and each Issuing Bank will cooperate with the Borrowers to enable the Borrowers to take such actions), until such time as the Required Lenders or the Administrative Borrower, as applicable, appoint a Successor Administrative Agent, as provided above in this Article 8.  Upon the acceptance of its appointment as Administrative Agent hereunder as a Successor Administrative Agent, the Successor Administrative Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder (other than its obligations under Section 9.13 hereof).  The fees payable by the Borrowers to any Successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Administrative Borrower and such Successor Administrative Agent.  After the Administrative Agent’s resignation or removal hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any action taken or omitted to be taken by any of them while the relevant Person was acting as Administrative Agent (including for this purpose holding any collateral security following the retirement or removal of the Administrative Agent).  Notwithstanding anything to the contrary herein, no Disqualified Institution (nor any Affiliate thereof) may be appointed as a Successor Administrative Agent.

Each Lender and Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their respective Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.  Except for notices, reports and other documents expressly required to be furnished to the Lenders and the Issuing Banks by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Lender or any Issuing Bank with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of the Administrative Agent or any of its Related Parties.

Notwithstanding anything to the contrary herein, the Arrangers shall not have any right, power, obligation, liability, responsibility or duty under this Agreement, except in their respective capacities as the Administrative Agent, an Issuing Bank or a Lender hereunder, as applicable.

Each Secured Party irrevocably authorizes and instructs the Administrative Agent to, and the Administrative Agent shall:

(a)release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon the occurrence of the Termination Date, (ii) that is sold or to be sold or transferred as part of or in connection with any Disposition permitted under the Loan Documents to a Person that is not a Loan Party, (iii) that does not constitute (or ceases to constitute) Collateral, (iv) if the property subject to such Lien is owned by a Subsidiary Guarantor, upon the release of such Subsidiary Guarantor from its Loan Guaranty otherwise in accordance with the Loan Documents, (v) as required under clause (d) below or (vi) if approved, authorized or ratified in writing by the Required Lenders in accordance with Section 9.02;

(b)subject to Section 9.23, release any Subsidiary Guarantor from its Loan Guaranty (i) upon the consummation of any permitted transaction or series of related transactions if as a result thereof such Subsidiary Guarantor ceases to be a Restricted Subsidiary or becomes an Excluded Subsidiary and/or (ii) upon the occurrence of the Termination Date;

(c)subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Sections 6.02(d), 6.02(e), 6.02(g)(i), 6.02(l), 6.02(m), 6.02(n), 6.02(o)(i) (other than any Lien on the Capital Stock of any Subsidiary Guarantor), 6.02(q), 6.02(r), 6.02(s) (to the extent that relevant Lien is of the type to which the Lien of the Administrative Agent is otherwise required to be subordinated under this clause (c) pursuant to any of the other exceptions to Section 6.02 that are expressly included in this clause (c)), 6.02(u) (to the extent the relevant Lien is of the type to which the Lien of the Administrative Agent is otherwise required to be subordinated under this clause (c) pursuant to any of the other exceptions to Section 6.02 that are expressly included in this clause (c)), 6.02(x), 6.02(y), 6.02(z)(i), 6.02(bb), 6.02(cc), 6.02(dd), 6.02(ee), 6.02(ff), 6.02(gg) and/or 6.02(hh) (and any Refinancing Indebtedness in respect of any thereof to the extent such Refinancing Indebtedness is permitted to be secured under Section 6.02(k)); provided, that the subordination of any Lien on any property granted to or held by the Administrative Agent shall only be required with respect to any Lien on such property that is permitted by Sections 6.02(l), 6.02(o)(i), 6.02(q), 6.02(r), 6.02(u), 6.02(bb) and/or 6.02(hh) to the extent that the Lien of the Administrative Agent with respect to such property is required to be subordinated to the relevant Permitted Lien in accordance with the documentation governing the Indebtedness that is secured by such Permitted Lien; and

(d)enter into subordination, intercreditor, collateral trust and/or similar agreements with respect to any Indebtedness (including any Intercreditor Agreement and/or any amendment thereof)) that is (i) required or permitted to be subordinated hereunder and/or (ii) secured by Liens, and with respect to which Indebtedness and/or Liens, this Agreement contemplates an intercreditor, subordination, collateral trust agreement or similar agreement.

Upon the request of the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Loan Party from its obligations under the Loan Guaranty or its Lien on any Collateral pursuant to this Article 8.  In each case specified in this Article 8, the Administrative Agent will (and each Lender and each Issuing Bank hereby authorizes the Administrative Agent to), at the Borrowers’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents, to subordinate its interest therein, or to release such Loan Party from its obligations under the Loan Guaranty, in each case in accordance with the terms of the Loan Documents and this Article 8; provided, that upon the reasonable request of the Administrative Agent, the Administrative Borrower shall deliver a certificate of a Responsible Officer certifying that the relevant transaction has been consummated in compliance with the terms of this Agreement.

Notwithstanding anything to the contrary contained herein, the Administrative Agent shall not have any responsibility to the Secured Parties for or have any duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

The Administrative Agent is authorized to enter into any Intercreditor Agreement and any other intercreditor, subordination, collateral trust or similar agreement contemplated hereby with respect to any (a) Indebtedness (i) that is (A) required or permitted to be subordinated hereunder and/or (B) secured by Liens and (ii) with respect to which Indebtedness and/or Liens, this Agreement contemplates an intercreditor, subordination, collateral trust or similar agreement and/or (b) Secured Hedging Obligations and/or Banking Services Obligations, whether or not constituting Indebtedness (any such other intercreditor, subordination, collateral trust and/or similar agreement, an “Additional Agreement”), and the Secured Parties party hereto acknowledge that any Intercreditor Agreement and any other Additional Agreement is binding upon them.  Each Secured Party party hereto hereby (a) agrees that they will be bound by, and will not take any action contrary to, the provisions of any Intercreditor Agreement or any other Additional Agreement and (b) authorizes and instructs the Administrative Agent to enter into any Intercreditor Agreement and/or any other Additional Agreement and to subject the Liens on the Collateral securing the Secured Obligations to the provisions thereof.  The foregoing provisions are intended as an inducement to the Secured Parties to extend credit to the Borrowers, and the Secured Parties are intended third-party beneficiaries of such provisions and the provisions of any Intercreditor Agreement and/or any other Additional Agreement.

To the extent that the Administrative Agent (or any Affiliate or branch thereof) is not reimbursed and indemnified by the Borrowers in accordance with and to the extent required by Section 9.03(b), the Lenders will reimburse and indemnify the Administrative Agent (and any Affiliate or branch thereof) in proportion to their respective Applicable Percentages (determined as if there were no Defaulting Lenders) for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Administrative Agent (or any Affiliate or branch thereof) in performing its duties hereunder or under any other Loan Document or in any way relating to or arising out of this Agreement or any other Loan Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s (or such Affiliate’s or branch’s) gross negligence or willful misconduct (as determined by a final and non-appealable judgment of a court of competent jurisdiction).

To the extent required by any applicable Requirements of Law (as determined in good faith by the Administrative Agent), the Administrative Agent may withhold from any payment to any Lender under any Loan Document an amount equivalent to any applicable withholding Tax.  Without limiting or expanding the provisions of Section 2.17, each Lender shall indemnify and hold harmless the Administrative Agent against, and shall make payable in respect thereof within ten days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the IRS or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of such Lender for any reason (including because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective).  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this paragraph.  The agreements in this paragraph shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.  For the avoidance of doubt, the term “Lender” shall, for all purposes of this paragraph, include any Issuing Bank.

Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that at least one of the following is and will be true:

(a)such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(b)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(c)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(d)(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

In addition, unless either (1) clause (a) in the immediately preceding paragraph is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with clause (d) in the immediately preceding paragraph, such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

ARTICLE 9MISCELLANEOUS

Section 9.01.Notices

.

(a)Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or email, as follows:

(i)if to any Loan Party, to such Loan Party in the care of the Administrative Borrower at:

Syneos Health, Inc.
1030 Sync Street
Morrisville, North Carolina 27560
Attention: Lisa Silverman, Vice President and Treasurer
Email: [Redacted]

with a copy to (which shall not constitute notice to any Loan Party):

Latham & Watkins LLP
1271 Avenue of the Americas
New York, NY  10020
Attention:  Keith Halverstam, Gene Mazzaro and Nicole Fanjul
Email:  keith.halverstam@lw.com; eugene.mazzaro@lw.com and nicole.fanjul@lw.com
Facsimile:  (212) 751-4864

(ii)if to the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified on Schedule 1.01(d);

(iii)if to any Issuing Bank, to the applicable Issuing Bank at:

JPMorgan Chase Bank, N.A.

10420 Highland Manor Dr. 4th Floor

Tampa, FL 33610

Attention: Standby LC Unit

Tel: 800-364-1969

Fax: 856-294-5267

Email: GTS.Client.Services@jpmchase.com

With a copy to:

JPMorgan Chase Bank, N.A.

500 Stanton Christiana Rd.

NCC5 / 1st Floor

Newark, DE 19713

Attention: Loan & Agency Services Group

Tel: 302-634-7061

Fax: 302-634-8549

Email: jeffrey.lenhard@chase.com

Wells Fargo Bank, N.A.
Address: 794 Davis Street, 2nd Floor, MAC A0283-023, San Leandro, California, 94577
Attention: U. S. Trade Services  - Standby Letters of Credit
Email: StandbyLC@wellsfargo.com
Telephone: 800-776-3862, Option 2 for Standby L/Cc
Facsimile: 844-879-2898

PNC Bank, N.A.
Address: 500 First Ave, 2nd Floor, Pittsburgh, PA 15218
Attention: International Trade Product Deliver
Email: INTERNATIONALCLIENTCARE@PNC.COM
Telephone: 800-682-4689
Facsimile: 888-516-9585

Bank of America, N.A.
Address: 1 Fleet Way, Scranton PA 18507
Attention: Standby Dept.
Email: scranton_standby_lc@bankofamerica.com
Telephone: 1 800-370-7519 and 570-496-9697
Facsimile: 1 800-755-8743

Truist Bank

Address: 3333 Peachtree Rd NE, 8th Floor Atlanta, GA 30326

Attention:  Jon Hart

Telephone: 404.439.9540

ING CAPITAL LLC

Address: 1133 Avenue of the Americas, 7th floor New York, NY 10036

Attention: Mark Lagreca

Telephone: (646) 424-8234

Mobile:  (917) 363-7193

Fax: (646) 424-8936

Email: DL-NYCLCSUPPORT@ING.COM

or

such address as may be specified in the documentation pursuant to which such Issuing Bank is appointed in its capacity as such,

(iv)if to any Lender, to it at its address or facsimile number or email address set forth in its Administrative Questionnaire.

All such notices and other communications (A) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof or three Business Days after dispatch if sent by certified or registered mail, in each case, delivered, sent or mailed (properly addressed) to the relevant party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01 or (B) sent by facsimile shall be deemed to have been given when sent and when receipt has been confirmed by telephone; provided that notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, such notices or other communications shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices and other communications delivered through electronic communications to the extent provided in clause (b) below shall be effective as provided in such clause (b).

(b)Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail and Internet or Intranet websites) pursuant to procedures set forth herein or otherwise approved by the Administrative Agent.  The Administrative Agent or the Administrative Borrower (on behalf of any Loan Party) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures set forth herein or otherwise approved by it; provided that approval of such procedures may be limited to particular notices or communications.  All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that any such notice or communication not given during the normal business hours of the recipient shall be deemed to have been given at the opening of business on the next Business Day for the recipient and (ii) posted to an Internet or Intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.

(c)Any party hereto may change its address or facsimile number or other notice information hereunder by notice to the other parties hereto; it being understood and agreed that the Administrative Borrower may provide any such notice to the Administrative Agent as recipient on behalf of itself, each Issuing Bank and each Lender.

(d)The Platform.  The Administrative Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders and the Issuing Banks materials and/or information provided by, or on behalf of, the Administrative Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, ClearPar or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material nonpublic information within the meaning of the United States federal securities laws with respect to the Administrative Borrower or its securities) (each, a “Public Lender”).  At the request of the Administrative Agent, the Administrative Borrower hereby agrees that (i) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC”, (ii) by marking Borrower Materials “PUBLIC,” the Administrative Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as information of a type that is publicly available or is not material with respect to the Administrative Borrower, its subsidiaries, any of their respective securities or the Transactions as determined in good faith by the Administrative Borrower for purposes of the United States federal securities laws and (iii) the Administrative Agent shall be required to treat Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.”  Notwithstanding the foregoing, the following Borrower Materials shall be deemed to be marked “PUBLIC,” unless the Administrative Borrower notifies the Administrative Agent promptly that any such document contains material nonpublic information (it being understood that the Administrative Borrower shall have a reasonable opportunity to review the same prior to distribution and comply with SEC or other applicable disclosure obligations): (1) the Loan Documents, (2) any amendment to any Loan Document and (3) any information delivered pursuant to Section 5.01(a) or (b).

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Administrative Borrower its securities for purposes of United States Federal or state securities laws.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES (COLLECTIVELY, THE “AGENT PARTIES”) WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS ON, OR THE ADEQUACY OF, THE PLATFORM, AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN ANY SUCH COMMUNICATION. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL ANY INDEMNITEE OR ANY OTHER PARTY HERETO REFERRED TO IN SECTION 9.03(b) HAVE ANY LIABILITY TO ANY OTHER PARTY HERETO OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY PERSON’S (OTHER THAN THE RELEVANT INDEMNITEE’S OR OTHER PARTY’S OR THEIR RESPECTIVE RELATED PARTIES’) TRANSMISSION OF COMMUNICATIONS, OR USE OF INFORMATION OBTAINED, THROUGH ANY ELECTRONIC MEANS, INCLUDING THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND BY A FINAL AND NON-APPEALABLE JUDGMENT OF A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OR MATERIAL BREACH OF THIS AGREEMENT.

Section 9.02.Waivers; Amendments

.

(a)No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof except as provided herein or in any Loan Document, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Loan Document or consent to any departure by any party hereto therefrom shall in any event be effective unless the same is permitted by this Section 9.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which it is given.  Without limiting the generality of the foregoing, to the extent permitted by applicable Requirements of Law, neither the making of any Loan nor the issuance of any Letter of Credit shall be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time.

(b)Subject to this Section 9.02(b) and Sections 9.02(c) and (d) below and to Section 9.05(f), neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified, except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Administrative Borrower and the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) or (ii) in the case of any other Loan Document (other than any waiver, amendment or modification to effectuate any modification thereto expressly contemplated by the terms of such other Loan Document), pursuant to an agreement or agreements in writing entered into by the Administrative Agent and each Loan Party that is party thereto, with the consent of the Required Lenders; provided that, notwithstanding the foregoing:

(A)the consent of each Lender directly and adversely affected thereby (but not the consent of the Required Lenders) shall be required for any waiver, amendment or modification that:

(1)increases the Commitment of such Lender (other than with respect to any Incremental Facility pursuant to Section 2.22 or Extended Revolving Facility or Extended Term Loans pursuant to Section 2.23 in respect of which such Lender has agreed to be an Incremental Lender); it being understood that no amendment, modification or waiver of, or consent to departure from, any condition precedent, representation, warranty, covenant, Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall constitute an increase of any Commitment of such Lender;

(2)reduces the principal amount of any Loan owed to such Lender or reduces any amount due to such Lender on any Loan Installment Date;

(3)(x) extends the scheduled final maturity of any Loan or (y) postpones any Loan Installment Date or any Interest Payment Date with respect to any Loan held by such Lender or the date of any scheduled payment of any fee or premium payable to such Lender hereunder (in each case, other than any extension for administrative reasons agreed by the Administrative Agent);

(4)reduces the rate of interest (other than to waive any Default or Event of Default or obligation of the Borrowers to pay interest to such Lender at the default rate of interest under Section 2.13(c), which shall only require the consent of the Required Lenders) or the amount of any fee or premium owed to such Lender, it being understood that no change in the definition of “First Lien Leverage Ratio” or any other ratio used in the calculation of the Applicable Rate or the Commitment Fee Rate, or in the calculation of any other interest, fee or premium due hereunder (including any component definition thereof) shall constitute a reduction in any rate of interest or fee hereunder;

(5)extends the expiry date of such Lender’s Commitment; it being understood that no amendment, modification or waiver of, or consent to departure from, any condition precedent, representation, warranty, covenant, Default, Event of Default, mandatory prepayment or mandatory reduction of any Commitment shall constitute an extension of any Commitment of any Lender;

(6)waives, amends or modifies the provisions of Sections 2.18(b) or 2.18(c) in a manner that would by its terms alter the pro rata sharing of payments or the order of application of payments required thereby (except in connection with any transaction permitted under Sections 2.22, 2.23, 9.02(c) and/or 9.05(f) or as otherwise provided in this Section 9.02); and

(7)waives, amends or modifies the provisions which has the effect of subordinating (x) the Liens securing any of the Obligations to the Liens securing any other Indebtedness or other obligations or (y) any Obligations in contractual right of payment to any other Indebtedness or other obligations, unless any such subordination is in connection with a debtor-in-possession financing provided to the Borrower or any other Loan Party in an insolvency proceeding with respect thereto.

(B)no such agreement shall:

(1)change (i) any of the provisions of Section 9.02(a) or Section 9.02(b) or the definition of “Required Lenders” to reduce any voting percentage required to waive, amend or modify any right thereunder or make any determination or grant any consent thereunder, without the prior written consent of each Lender, (ii) the definition of “Required Revolving Lenders” to reduce any voting percentage required to waive, amend or modify any right thereunder or make any determination or grant any consent thereunder without the prior written consent of each Revolving Lender (it being understood that neither the consent of the Required

Lenders nor the consent of any other Lender (nor any group of Lenders) shall be required in connection with any change to the definition of “Required Revolving Lenders”), (iii) the definition of “Required Term A Lenders” to reduce any voting percentage required to waive, amend or modify any right thereunder or make any determination or grant any consent thereunder without the prior written consent of each Term A Lender (it being understood that neither the consent of the Required Lenders nor the consent of any other Lender (nor any group of Lenders) shall be required in connection with any change to the definition of “Required Term A Lenders”), (iv) the definition of “Required Pro Rata Lenders” to reduce any voting percentage required to waive, amend or modify any right thereunder or make any determination or grant any consent thereunder without the prior written consent of each Revolving Lender and each Term A Lender (it being understood that neither the consent of the Required Lenders nor the consent of any other Lender (nor any group of Lenders) shall be required in connection with any change to the definition of “Required Pro Rata Lenders”) or (vi) the definition of “Required Term B Lenders” to reduce any voting percentage required to waive, amend or modify any right thereunder or make any determination or grant any consent thereunder without the prior written consent of each Term B Lender (it being understood that neither the consent of the Required Lenders nor the consent of any other Lender (nor any group of Lenders) shall be required in connection with any change to the definition of “Required Term B Lenders”);

(2)release all or substantially all of the Collateral from the Lien granted pursuant to the Loan Documents (except as otherwise permitted herein or in the other Loan Documents, including pursuant to Article 8), without the prior written consent of each Lender; or

(3)release all or substantially all of the value of the Guarantees under the Loan Guaranty (except as otherwise permitted herein or in the other Loan Documents, including pursuant to Article 8 and Section 9.23), without the prior written consent of each Lender;

(C)(x) solely with the consent of the Required Pro Rata Lenders (it being understood that neither the consent of the Required Lenders nor the consent of any other Lender (nor any group of Lenders) shall be required), any such agreement may waive, amend or modify Section 6.13 (or the definition of “First Lien Leverage Ratio” or any component definition thereof, in each case, as any such definition is used solely for purposes of Section 6.13) (other than, in the case of Section 6.13(a), for purposes of determining compliance with such Section as a condition to taking any action under this Agreement) (other than as permitted under clause (y)) and/or (y) solely with the consent of the Required Revolving Lenders (it being understood that neither the consent of the Required Lenders nor the consent of any other Lender (nor group of Lenders) shall be required), any such agreement may waive, amend or modify any condition precedent set forth in Section 4.02 hereof (or any representation or warranty that is made or deemed to be made by virtue of the application of Section 4.02) as it pertains to any Revolving Loan and/or Additional Revolving Loan; and

(D)solely with the consent of the relevant Issuing Bank and, in the case of clause (x), the Administrative Agent, any such agreement may (x) increase or decrease the Letter of Credit Sublimit or (y) waive, amend or modify any condition precedent set forth in Section 4.02 hereof as it pertains to the issuance of any Letter of Credit by such Issuing Bank;

(E)no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any Issuing Bank or any Swingline Lender hereunder without the prior written consent of the Administrative Agent or such Issuing Bank or Swingline Lender, as applicable.

(c)Notwithstanding the foregoing, this Agreement may be amended:

(i)With the written consent of the Administrative Borrower and the Lenders providing the relevant Replacement Term Loans to permit the refinancing or replacement of all or any portion of the outstanding Term Loans under any Class (any such loans being refinanced or replaced, the “Replaced Term Loans”) with one or more replacement term loans hereunder (“Replacement Term Loans”) pursuant to a Refinancing Amendment; provided that

(A)the aggregate principal amount of any Class of Replacement Term Loans shall not exceed the aggregate principal amount of the relevant Replaced Term Loans (plus (1) any additional amount permitted to be incurred under Section 6.01 and, to the extent any such additional amount is secured, the related Lien is permitted under Section 6.02 and plus (2) the amount of accrued interest and premium (including tender premium) thereon, any committed but undrawn amount and underwriting discounts, fees (including upfront fees and original issue discount or yield payments), commissions and expenses associated therewith),

(B)any Replacement Term Loans (other than Customary Bridge Loans) must have a final maturity date that is equal to or later than the final maturity date of, and have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Replaced Term Loans at the time of the relevant refinancing it being understood and agreed that, notwithstanding the foregoing, any Term B Loan may be refinanced with the proceeds of Term A Loans so long as such Term A Loans have (1) a final maturity equal to or later than the final maturity of the Initial Term A Loans and (B) a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Initial Term A Loans,

(C)any Class of Replacement Term Loans may be pari passu with or junior to any then-existing Class of Term Loans in right of payment and may be pari passu with or junior to such Class of Term Loans with respect to the Collateral or unsecured; provided that any Class of Replacement Term Loans that is pari passu with or junior to any then-existing Class of Term Loan shall be subject to an applicable Intercreditor Agreement and may be, at the option of the Administrative Agent and the Administrative Borrower, documented in a separate agreement or agreements,

(D)any Class of Replacement Term Loans that is secured may not be secured by any asset other than the Collateral,

(E)any Class of Replacement Term Loans that is guaranteed may not be guaranteed by any Person other than one or more Loan Parties,

(F)no Class of Replacement Term Loans that is pari passu with any Class of Initial Term Loans in right of payment and security may participate on a greater than pro rata basis in any voluntary or mandatory repayment or prepayment in respect of such Class of Initial Term Loans (and any Additional Term Loans then subject to ratable repayment requirements),

(G)any Class of Replacement Term Loans may have pricing (including interest, fees and premiums) and, subject to preceding clause (F), optional prepayment and redemption terms and, subject to clause (B) above, an amortization schedule as the Borrowers and the lenders providing such Class of Replacement Term Loans may agree, and

(H)the terms and conditions of any Class of Replacement Term Loans (excluding the terms described above) must be (1) substantially identical to, or (taken as a whole) no more favorable (as reasonably determined by the Administrative Borrower) to the lenders providing such Class of Replacement Term Loans than those applicable to the relevant Replaced Term Loans (other than covenants or other provisions applicable only to periods after the Latest Term Loan Maturity Date (in each case, as of the date of incurrence of such Class of Replacement Term Loans)), (2) provided on then-current market terms (as reasonably determined by the Administrative Borrower) for the applicable type of Indebtedness or (3) reasonably acceptable to the Administrative Agent (it being agreed that terms and conditions of any Replacement Term Loans that are more favorable to the lenders or the agent of such Replacement Term Loans than those contained in the Loan Documents and are then conformed (or added) to the Loan Documents pursuant to the applicable Refinancing Amendment shall be deemed satisfactory to the Administrative Agent);

(ii)with the written consent of the Administrative Borrower and the Lenders providing the relevant Replacement Revolving Facility to permit the refinancing or replacement of all or any portion of any Revolving Credit Commitment under the applicable Class (any such Revolving Credit Commitment being refinanced or replaced, a “Replaced Revolving Facility”) with a replacement revolving facility hereunder (a “Replacement Revolving Facility”) pursuant to a Refinancing Amendment; provided that:

(A)the aggregate maximum amount of any Replacement Revolving Facility shall not exceed the aggregate maximum amount of the relevant Replaced Revolving Facility (plus (x) any additional amount permitted to be incurred under Section 6.01 and, to the extent any such additional amount is secured, the related Lien is permitted under Section 6.02 and (y) the amount of accrued interest and premium thereon, any committed but undrawn amounts and underwriting discounts, fees (including upfront fees), commissions and expenses associated therewith),

(B)no Replacement Revolving Facility may have a final maturity date (or require commitment reductions) prior to the final maturity date of the relevant Replaced Revolving Facility at the time of such refinancing,

(C)any Replacement Revolving Facility may be pari passu with or junior to any then-existing Revolving Credit Commitment in right of payment and pari passu with or junior to such Revolving Commitment with respect to the Collateral or may be unsecured; provided that any Replacement Revolving Facility that is pari passu with or junior to the Incremental Revolving Commitment shall be subject to an applicable Intercreditor Agreement and may be, at the option of the Administrative Agent and the Administrative Borrower, documented in a separate agreement or agreements,

(D)any Replacement Revolving Facility that is secured may not be secured by any assets other than the Collateral,

(E)any Replacement Revolving Facility that is guaranteed may not be guaranteed by any Person other than one or more Loan Parties,

(F)any Replacement Revolving Facility shall be subject to the “ratability” provisions applicable to Extended Revolving Credit Commitments and Extended Revolving Loans set forth in the proviso to clause (i) of Section 2.23(a), mutatis mutandis, to the same extent as if fully set forth in this Section 9.02(c)(ii),

(G)any Replacement Revolving Facility may have pricing (including interest, fees and premiums) and, subject to preceding clause (F), optional prepayment and redemption terms as the Borrowers and the lenders providing such Replacement Revolving Facility may agree,

(H)the terms and conditions of any Replacement Revolving Facility (excluding the terms described herein) must be (i) substantially identical to, or (taken as a whole) no more favorable (as reasonably determined by the Administrative Borrower) to the lenders providing such Replacement Revolving Facility than those applicable to the Replaced Revolving Facility (other than covenants or other provisions applicable only to periods after the Latest Revolving Credit Maturity Date (in each case, as of the date of incurrence of the relevant Replacement Revolving Facility)), (ii) provided on then-current market terms (as reasonably determined by the Administrative Borrower) for the applicable type of Indebtedness or (iii) reasonably acceptable to the Administrative Agent (it being agreed that terms and conditions of any Replacement Revolving Facility that are more favorable to the lenders or the agent of such Replacement Revolving Facility than those contained in the Loan Documents and are then conformed (or added) to the Loan Documents pursuant to the applicable Refinancing Amendment shall be deemed satisfactory to the Administrative Agent), and

(I)the commitments in respect of the relevant Replaced Revolving Facility shall be terminated, and all loans outstanding thereunder and all fees then due and payable in connection therewith shall be paid in full, in each case on the date any Replacement Revolving Facility is implemented;

provided, further, that, in respect of each of sub-clauses (i) and (ii) of this clause (c), (x) any Non-Debt Fund Affiliate and Debt Fund Affiliate shall be permitted without the consent of the Administrative Agent to provide any Class of Replacement Term Loans, it being understood that in connection therewith, the relevant Non-Debt Fund Affiliate or Debt Fund Affiliate, as applicable, shall be subject to the restrictions applicable to such Person under Section 9.05 and (y) any Debt Fund Affiliate (but not any Non-Debt Fund Affiliate) may provide any Replacement Revolving Facility.

Each party hereto hereby agrees that this Agreement may be amended by the Administrative Borrower, the Administrative Agent and the lenders providing the relevant Class of Replacement Term Loans or the Replacement Revolving Facility, as applicable, to the extent (but only to the extent) necessary to reflect the existence and terms of such Class of Replacement Term Loans or Replacement Revolving Facility, incurred or implemented pursuant thereto (including any amendment necessary to treat the loans and commitments subject thereto as a separate “tranche” and “Class” of Loans and/or commitments hereunder).  It is understood that any Lender approached to provide all or a portion of any Class of Replacement Term Loans or any Replacement Revolving Facility, may elect or decline, in its sole discretion, to provide such Class of Replacement Term Loans or Replacement Revolving Facility.

(d)Notwithstanding anything to the contrary contained in this Section 9.02 or any other provision of this Agreement or any provision of any other Loan Document:

(i)the Administrative Borrower and the Administrative Agent may, without the input or consent of any Lender, amend, supplement and/or waive any guaranty, collateral security agreement, pledge agreement and/or related document (if any) executed in connection with this Agreement to (A) comply with any Requirement of Law or the advice of counsel or (B) cause any such guaranty, collateral security agreement, pledge agreement or other document to be consistent with this Agreement and/or the relevant other Loan Documents,

(ii)the Administrative Borrower and the Administrative Agent may, without the input or consent of any other Lender (other than the relevant Lenders providing Loans under such Sections), effect amendments to this Agreement and the other Loan Documents as may be necessary in the reasonable opinion of the Administrative Borrower and the Administrative Agent to (A) effect the provisions of Sections 2.22, 2.23, 5.12, 6.12 and/or 9.02(c), or any other provision specifying that any waiver, amendment or modification may be made with the consent or approval of the Administrative Agent and/or (B) add terms (including representations and warranties, conditions, prepayments, covenants or events of default) in connection with the addition of any Loan or Commitment hereunder, any Incremental Equivalent Debt, any Replacement Debt and/or any Refinancing Indebtedness incurred in reliance on Section 6.01(p) with respect to Indebtedness originally incurred in reliance on Section 6.01(z) that are favorable to the then-existing Lenders, as reasonably determined by the Administrative Agent (it being understood that, where applicable, any such amendment may be effectuated as part of an Incremental Facility Amendment, Extension Amendment and/or Refinancing Amendment).

(iii)if the Administrative Agent and the Administrative Borrower have jointly identified any ambiguity, mistake, defect, inconsistency, obvious error or any error or omission of a technical nature or any necessary or desirable technical change, in each case, in any provision of any Loan Document, then the Administrative Agent and the Administrative Borrower shall be permitted to amend such provision without the consent of any Lender solely to address such matter as reasonably determined by them acting jointly,

(iv)the Administrative Agent and the Administrative Borrower may amend, restate, amend and restate or otherwise modify the Intercreditor Agreements, any Intercreditor Agreement and/or any other Additional Agreement as provided therein,

(v)the Administrative Agent may amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.05, Commitment reductions or terminations pursuant to Section 2.09, implementations of Additional Commitments or incurrences of Additional Loans pursuant to Sections 2.22, 2.23 and/or 9.02(c) and reductions or terminations of any such Additional Commitments or Additional Loans,

(vi)no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except as permitted pursuant to Section 2.21(b) and except that the Commitment and any Additional Commitment of any Defaulting Lender may not be increased without the consent of such Defaulting Lender (it being understood that any Commitment or Loan held or deemed held by any Defaulting Lender shall be excluded from any vote hereunder that requires the consent of any Lender, except as expressly provided in Section 2.21(b)),

(vii)this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Administrative Borrower (i) to add one or more additional credit facilities to this Agreement and to permit any extension of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the relevant benefits of this Agreement and the other Loan Documents and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders on substantially the same basis as the Lenders prior to such inclusion, and

(viii)any amendment, waiver or modification of any term or provision that directly affects Lenders under one or more Classes and does not directly affect Lenders under one or more other Classes may be effected with the consent of Lenders owning 50% of the aggregate commitments or Loans of such directly affected Class in lieu of the consent of the Required Lenders.

Section 9.03.Expenses; Indemnity

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(a)Subject to Section 9.05(f), the Borrowers shall pay (i) if the Closing Date occurs, all reasonable and documented out-of-pocket expenses incurred by each Arranger, the Administrative Agent and their respective Affiliates (but limited, in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of one firm of outside counsel to all such Persons taken as a whole, and, if reasonably necessary, of one local counsel in any relevant jurisdiction to all such Persons, taken as a whole) in connection with the syndication and distribution (including via the Internet or through a service such as IntraLinks) of the Credit Facilities, in connection with the preparation, execution, delivery and administration of the Loan Documents and any related documentation, including in connection with any amendment, modification or waiver of any provision of any Loan Document (whether or not the transactions contemplated thereby are consummated, but only to the extent the preparation of any such amendment, modification or waiver was requested by the Administrative Borrower and except as otherwise provided in a separate writing between the Administrative Borrower, the relevant Arranger and/or the Administrative Agent) and (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Arrangers, the Issuing Banks or the Lenders or any of their respective Affiliates (but limited, in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of one firm of outside counsel to all such Persons taken as a whole and, if necessary, of one local counsel in any relevant jurisdiction to all such Persons, taken as a whole) in connection with the enforcement, collection or protection of their respective rights in connection with the Loan Documents, including their respective rights under this Section, or in connection with the Loans made and/or Letters of Credit issued hereunder.  Except to the extent required to be paid on the Closing Date, all amounts due under this paragraph (a) shall be payable by the Borrowers within 30 days of receipt by the Administrative Borrower of an invoice setting forth such expenses in reasonable detail, together with backup documentation supporting the relevant reimbursement request.

(b)The Borrowers shall indemnify each Arranger, the Administrative Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages and liabilities (but limited, in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all Indemnitees taken as a whole and, if reasonably necessary, one local counsel in any relevant jurisdiction to all Indemnitees, taken as a whole and solely in the case of an actual or potential conflict of interest, (x) one additional counsel to all affected Indemnitees, taken as a whole, and (y) one additional local counsel to all affected Indemnitees, taken as a whole), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby and/or the enforcement of the Loan Documents, (ii) the use of the proceeds of the Loans or any Letter of Credit, (iii) any actual or alleged Release or presence of Hazardous Materials on, at, under or from any property currently or formerly owned, leased or operated by the Administrative Borrower, any of its Restricted Subsidiaries or any other Loan Party or any Environmental Liability related to the Administrative Borrower, any of its Restricted Subsidiaries or any other Loan Party and/or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by the Administrative Borrower, any other Loan Party or any of their respective Affiliates); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that any such loss, claim, damage, or liability (i) is determined by a final and non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or, to the extent such judgment finds that any such loss, claim, damage, or liability has resulted from such Person’s material breach of the Loan Documents or (ii) arises out of any claim, litigation, investigation or proceeding brought by such Indemnitee against another Indemnitee (other than any claim, litigation, investigation or proceeding that is brought by or against the Administrative Agent, any Issuing Bank or any Arranger, acting in its capacity as the Administrative Agent, as an Issuing Bank or as an Arranger) that does not involve any act or omission of the Administrative Borrower or any of its subsidiaries.  Each Indemnitee shall be obligated to refund or return any and all amounts paid by the Administrative Borrower pursuant to this Section 9.03(b) to such Indemnitee for any fees, expenses, or damages to the extent such Indemnitee is not entitled to payment thereof in accordance with the terms hereof.  All amounts due under this paragraph (b) shall be payable by the Borrowers within 30 days (x) after receipt by the Administrative Borrower of a written demand therefor, in the case of any indemnification obligations and (y) in the case of reimbursement of costs and expenses, after receipt by the Administrative Borrower of an invoice setting forth such costs and expenses in reasonable detail, together with backup documentation supporting the relevant reimbursement request. This Section 9.03(b) shall not apply to Taxes other than any Taxes that represent losses, claims, damages or liabilities in respect of a non-Tax claim.

(c)The Borrowers shall not be liable for any settlement of any proceeding effected without the written consent of the Administrative Borrower (which consent shall not be unreasonably withheld, delayed or conditioned), but if any proceeding is settled with the written consent of the Administrative Borrower, or if there is a final judgment against any Indemnitee in any such proceeding, the Borrowers agree to indemnify and hold harmless each Indemnitee to the extent and in the manner set forth above.  The Borrowers shall not, without the prior written consent of the affected Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened proceeding in respect of which indemnity could have been sought hereunder by such Indemnitee unless (i) such settlement includes an unconditional release of such Indemnitee from all liability or claims that are the subject matter of such proceeding and (ii) such settlement does not include any statement as to any admission of fault or culpability.

Section 9.04.Waiver of Claim

.  To the extent permitted by applicable Requirements of Law, no party to this Agreement nor any Secured Party shall assert, and each hereby waives, any claim against any other party hereto, any Loan Party and/or any Related Party of any thereof, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or any Letter of Credit or the use of the proceeds thereof, except, in the case of any claim by any Indemnitee against the Administrative Borrower, to the extent such damages would otherwise be subject to indemnification pursuant to the terms of Section 9.03.

Section 9.05.Successors and Assigns

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(a)The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that (i) except in a transaction permitted under Section 6.07, the Borrowers may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrowers without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with the terms of this Section 9.05 (any attempted assignment or transfer not complying with the terms of this Section 9.05 shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and permitted assigns, to the extent provided in paragraph (c) of this Section 9.05, Participants and, to the extent expressly contemplated hereby, the Related Parties of each of the Arrangers, the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of any Additional Loan or Additional Commitment added pursuant to Sections 2.22, 2.23 and/or 9.02(c) at the time owing to it) with the prior written consent of:

(A)the Administrative Borrower (such consent not to be unreasonably withheld, conditioned or delayed); provided, that (x) the Administrative Borrower shall be deemed to have consented to any assignment of Term B Loans unless it has objected thereto by written notice to the Administrative Agent within 7 Business Days after receipt of written notice thereof and (y) the consent of the Administrative Borrower shall not be required for any assignment (1) of Term Loans or Term Commitments to any Term Lender or any Affiliate of any Term Lender or an Approved Fund, (2) of any Revolving Loan or Revolving Commitment to any Revolving Lender, (3) of any Revolving Loan or Revolving Commitment between Goldman Sachs Bank (USA) and Goldman Sachs Lending Partners LLC for so long as either Person remains a Revolving Lender or (4) at any time when an Event of Default under Section 7.01(a) or Sections 7.01(f) or (g) (with respect to any Borrower) exists; provided, further that the Administrative Borrower may withhold its consent to any assignment to any Person (other than a Bona Fide Debt Fund) that is not a Disqualified Institution but is known by the Administrative

Borrower to be an Affiliate of a Disqualified Institution regardless of whether such Person is identifiable as an Affiliate of a Disqualified Institution on the basis of such Affiliate’s name;

(B)the Administrative Agent (such consent not to be unreasonably withheld or delayed); provided that no consent of the Administrative Agent shall be required for any assignment to another Lender, any Affiliate of a Lender or any Approved Fund;

(C)in the case of any Revolving Facility, each Issuing Bank, not to be unreasonably withheld, conditioned or delayed; and

(D)each Swingline Lender (such consent not to be unreasonably withheld, conditioned or delayed) ; provided that no consent of the Swingline Lenders shall be required for an assignment of all or any portion of an Initial Term A Loan or of an Initial Term B Loan.

(ii)Assignments shall be subject to the following additional conditions:

(A)except in the case of any assignment to another Lender, any Affiliate of any Lender or any Approved Fund or any assignment of the entire remaining amount of the relevant assigning Lender’s Loans or Commitments of any Class, the principal amount of Loans or Commitments of the assigning Lender subject to the relevant assignment (determined as of the date on which the Assignment Agreement with respect to such assignment is delivered to the Administrative Agent and determined on an aggregate basis in the event of concurrent assignments to Related Funds or by Related Funds) shall not be less than (x) $500,000, in the case of Term Loans and Term Commitments and (y) $5,000,000 in the case of Revolving Loans and Revolving Credit Commitments, unless the Administrative Borrower and the Administrative Agent otherwise consent;

(B)any partial assignment shall be made as an assignment of a proportionate part of all the relevant assigning Lender’s rights and obligations under this Agreement;

(C)the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment Agreement via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent); and

(D)the relevant Eligible Assignee, if it is not a Lender, shall deliver on or prior to the effective date of such assignment, to the Administrative Agent (1) an Administrative Questionnaire and (2) any IRS form required under Section 2.17.

(iii)Subject to the acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section 9.05, from and after the effective date specified in any Assignment Agreement, the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned pursuant to such Assignment Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be (A) entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03 with respect to facts and circumstances occurring on or prior to the effective date of such assignment and (B) subject to its obligations thereunder and under Section 9.13).  If any assignment by any Lender holding any Promissory Note is made after the issuance of such Promissory Note, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender such Promissory Note to the Administrative Agent for cancellation, and, following such cancellation, if requested by either the assignee or the assigning Lender, the Borrowers shall issue and deliver a new Promissory Note to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new commitments and/or outstanding Loans of the assignee and/or the assigning Lender.

(iv)The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders and their respective successors and assigns, and the commitment of, and principal amount and currency of and interest on the Loans and LC Disbursements owing to, each Lender or Issuing Bank pursuant to the terms hereof from time to time (the “Register”). Failure to make any such recordation, or any error in such recordation, shall not affect the Administrative Borrower’s obligations in respect of the Loans and LC Disbursements. The entries in the Register shall be conclusive, absent manifest error, and the Borrowers, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Administrative Borrower, each Issuing Bank and each Lender (but only as to its own holdings), at any reasonable time and from time to time upon reasonable prior notice.

(v)Upon its receipt of a duly completed Assignment Agreement executed by an assigning Lender and an Eligible Assignee, the Eligible Assignee’s completed Administrative Questionnaire and any tax certification required by Section 9.05(b)(ii)(D)(2) (unless the assignee is already a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 9.05, if applicable, and any written consent to the relevant assignment required by paragraph (b) of this Section 9.05, the Administrative Agent shall promptly accept such Assignment Agreement and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in paragraph (b) of this Section 9.05.

(vi)By executing and delivering an Assignment Agreement, the assigning Lender and the Eligible Assignee thereunder shall be deemed to confirm and agree with each other and the other parties hereto as follows: (A) the assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that the amount of its commitments, and the outstanding balances of its Loans, in each case without giving effect to any assignment thereof which has not become effective, are as set forth in such Assignment Agreement, (B) except as set forth in clause (A) above, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statement, warranty or representation made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Administrative Borrower or any Restricted Subsidiary or the performance or observance by the Administrative Borrower or any Restricted Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (C) the assignee represents and warrants that it is not a Disqualified Institution and that it is an Eligible Assignee, legally authorized to enter into such Assignment Agreement; (D) the assignee confirms that it has received a copy of this Agreement and any Intercreditor Agreement, together with copies of the financial statements referred to in Section 4.01(c) or the most recent financial statements delivered pursuant to Section 5.01, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment Agreement; (E) the assignee will independently and without reliance upon the Administrative Agent, the assigning Lender or any other Lender and based on such documents and information as it deems appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (F) the assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent, by the terms hereof, together with such powers as are reasonably incidental thereto; and (G) the assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(c)(i) Any Lender may, without the consent of the Borrowers, the Administrative Agent, any Issuing Bank, any Swingline Lender or any other Lender, sell participations to any bank or other entity (other than to any Disqualified Institution, any natural Person or, other than with respect to any participation to any Debt Fund Affiliate (any such participations to a Debt Fund Affiliate being subject to the limitation set forth in the first proviso of the last paragraph set forth in Section 9.05(f), as if the limitation applied to such participations), the Borrowers or any of their Affiliates) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which any Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the relevant Participant, agree to any amendment, modification or waiver described in (x) clause (A) of the first proviso to Section 9.02(b) that directly and adversely affects the Loans or commitments in which such Participant has an interest and (y) clauses (B)(1), (2) or (3) of the first proviso to Section 9.02(b).  Subject to paragraph (c)(ii) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the limitations and requirements of such Sections and Section 2.19) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section (it being understood that the documentation required under Section 2.17(f) is delivered to the participating Lender, and if additional amounts are required to be paid pursuant to Section 2.17(a) or Section 2.17(c), to the Borrowers and the Administrative Agent).  To the extent permitted by applicable Requirements of Law, each Participant also shall be entitled to the benefits of Section 9.09 as though it were a Lender; provided that such Participant shall be subject to Section 2.18(c) as though it were a Lender.

(i)No Participant shall be entitled to receive any greater payment under Section 2.15, 2.16 or 2.17 than the participating Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Administrative Borrower’s prior written consent expressly acknowledging that such Participant’s entitlement to benefits under Sections 2.15, 2.16 and 2.17 is not limited to what the participating Lender would have been entitled to receive absent the participation.

(d)Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and its respective successors and registered assigns, and the principal and interest amounts of each Participant’s interest in the Loans or other obligations under the Loan Documents (a “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of any Participant Register (including the identity of any Participant or any information relating to any Participant’s interest in any Commitment, Loan, Letter of Credit or any other obligation under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) or Proposed Section 1.163-5(b) of the U.S. Treasury Regulations (or any amended or successor version).  The entries in the Participant Register shall be conclusive absent manifest error, and each Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (other than to any Disqualified Institution or any natural person) to secure obligations of such Lender, including any pledge or assignment to secure obligations to any Federal Reserve Bank or other central bank having jurisdiction over such Lender, and this Section 9.05 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release any Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Administrative Borrower, the option to provide to the Borrowers all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrowers pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan, (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof and (iii) in no event may any Lender grant any option to provide to the Borrowers all or any part of any Loan that such Granting Lender would have otherwise been obligated to make to the Borrowers pursuant to this Agreement to any Disqualified Institution.  The making of any Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  Each party hereto hereby agrees that (A) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrowers under this Agreement (including its obligations under Section 2.15, 2.16 or 2.17) and no SPC shall be entitled to any greater amount under Section 2.15, 2.16 or 2.17 or any other provision of this Agreement or any other Loan Document that the Granting Lender would have been entitled to receive, unless the grant to such SPC is made with the prior written consent of the Administrative Borrower expressly acknowledging that such SPC’s entitlement to benefits under Sections 2.15, 2.16 and 2.17 is not limited to what the Granting Lender would have been entitled to receive absent the grant to the SPC, (B) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender) and (C) the Granting Lender shall for all purposes including approval of any amendment, waiver or other modification of any provision of the Loan Documents, remain the Lender of record hereunder.  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the Requirements of Law of the U.S. or any State thereof; provided that (x) such SPC’s Granting Lender is in compliance in all material respects with its obligations to the Borrowers hereunder and (y) each Lender designating any SPC hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such SPC during such period of forbearance.  In addition, notwithstanding anything to the contrary contained in this Section 9.05, any SPC may (1) with notice to, but without the prior written consent of, the Borrowers or the Administrative Agent, assign all or a portion of its interests in any Loan to the Granting Lender and (2) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guaranty or credit or liquidity enhancement to such SPC.

(i)[Reserved].

(ii)If any assignment or participation is made by a Lender without the Administrative Borrower’s consent (A) to or with any Disqualified Institution and/or any Affiliate of any Disqualified Institution (other than a Bona Fide Debt Fund) or (B) to the extent the Administrative Borrower’s consent is required under this Section 9.05 (and not deemed to have been given pursuant to Section 9.05(b)(i)(A)), to any other Person (each such Person under the foregoing clauses (A) and (B), a “Disqualified Person”), then the Borrowers may, at their sole expense and effort, upon notice to the applicable Disqualified Person and the Administrative Agent, (A) terminate any Commitment of such

Disqualified Person and repay all obligations of the Borrowers owing to such Disqualified Person, (B) in the case of any outstanding Term Loans held by such Disqualified Person, purchase such Term Loans by paying the lesser of (x) par and (y) the amount that such Disqualified Person paid to acquire such Term Loans, plus accrued interest thereon, accrued fees and all other amounts payable to it hereunder (and any such Loans acquired by the Administrative Borrower or any of its Restricted Subsidiaries shall, to the extent permitted by applicable Requirements of Law, be retired and cancelled immediately upon the acquisition thereof; provided that upon any such retirement and cancellation, the aggregate outstanding principal amount of the Loans shall be deemed reduced by the full par value of the aggregate principal amount of the Loans so retired and cancelled, and each principal repayment installment with respect to the Term Loans pursuant to Section 2.10(a) shall be reduced on a pro rata basis by the full par value of the aggregate principal amount of Term Loans so cancelled) and/or (C) require such Disqualified Person to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 9.05), all of its interests, rights and obligations under this Agreement to one or more Eligible Assignees; provided that (I) in the case of clause (B), the applicable Disqualified Person has received payment of an amount equal to the lesser of (1) par and (2) the amount that such Disqualified Person paid for the applicable Loans and participations in Letters of Credit, plus accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the Borrowers, (II) in the case of clauses (A) and (B), the Borrowers shall be liable to the relevant Disqualified Person under Section 2.16 if any Term Benchmark Loan owing to such Disqualified Person is repaid or purchased other than on the last day of the Interest Period relating thereto, (III) in the case of clause (C), the relevant assignment shall otherwise comply with this Section 9.05 (except that (x) no registration and processing fee required under this Section 9.05 shall be required with any assignment pursuant to this paragraph and (y) any Term Loan acquired by any Affiliated Lender pursuant to this paragraph will not be included in calculating compliance with the Affiliated Lender Cap for a period of 90 days following such transfer; provided that, to the extent the aggregate principal amount of Term Loans held by Affiliated Lenders exceeds the Affiliated Lender Cap on the 91st day following such transfer, then such excess amount shall either be (x) contributed (or distributed, as applicable) to the Administrative Borrower or any of its subsidiaries and retired and cancelled immediately upon such contribution or (y) automatically cancelled)) and (IV) in no event shall any Disqualified Person be entitled to receive any amount described in Section 2.13(d).  Nothing in this Section 9.05(f) shall be deemed to prejudice any right or remedy that the Administrative Borrower may otherwise have at law or equity. Further, any Disqualified Person identified by the Borrowers to the Administrative Agent (A) shall not be permitted to (x) receive information or reporting provided by any Loan Party, the Administrative Agent or any Lender and/or (y) attend and/or participate in conference calls or meetings attended solely by the Lenders and the Administrative Agent, (B) (x) shall not for purposes of determining whether the Required Lenders or the majority of the Lenders under any Class have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (ii) otherwise acted on any matter related to any Loan Document, or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, have a right to consent (or not consent), otherwise act or direct or require the Administrative Agent or any Lender to take (or refrain from taking) any such action; it being understood that all Loans held by any Disqualified Person shall be deemed to be not outstanding for all purposes of calculating whether the Required Lenders, majority Lenders under any Class or all Lenders have taken any action, and (y) shall be deemed to vote in the same proportion as Lenders that are not Disqualified Persons in any proceeding under any Debtor Relief Law commenced by or against the Administrative Borrower or any other Loan Party and (C) shall not be entitled to receive the benefits of Section 9.03.  For the sake of clarity, the provisions in this Section 9.05(f) shall not apply to any Person that is an assignee of any Disqualified Person, if such assignee is not a Disqualified Person.

(iii)The Administrative Agent, in its capacity as such, shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions, Disqualified Persons, Affiliated Lenders or Debt

Fund Affiliates (other than with respect to updating the list with names of Disqualified Institutions provided in writing to the Administrative Agent in accordance with the definition of “Disqualified Institution” or providing the list (with such updates) upon request in accordance with this Section 9.05), regardless of whether the consent of the Administrative Agent is required thereto, and none of the Administrative Borrower, any Lender or any of their respective Affiliates will bring any claim to such effect.  Without limiting the generality of the foregoing, the Administrative Agent, in its capacity as such, shall not (i) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution, Disqualified Person, Affiliated Lender or Debt Fund Affiliate or (ii) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution, Disqualified Person, Affiliated Lender or Debt Fund Affiliate.

(iv)Upon the request of any Lender, the Administrative Agent may and the Administrative Borrower will make the list of Disqualified Institutions (other than any Disqualified Institution that is a reasonably identifiable Affiliate of another Disqualified Institution on the basis of such Person’s name) available to such Lender so long as such Lender agrees to keep the list of Disqualified Institutions confidential in accordance with the terms hereof.

(g)Notwithstanding anything to the contrary contained herein, any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Term Loans to any Affiliated Lender on a non-pro rata basis (A) through Dutch Auctions open to all Lenders holding the relevant Term Loans on a pro rata basis or (B) through open market purchases, in each case with respect to clauses (A) and (B), without the consent of the Administrative Agent; provided that:

(i)any Loans acquired by the Administrative Borrower or any of its Restricted Subsidiaries shall, to the extent permitted by applicable Requirements of Law, be retired and cancelled immediately upon the acquisition thereof; provided that upon any such retirement and cancellation, the aggregate outstanding principal amount of the Loans shall be deemed reduced by the full par value of the aggregate principal amount of the Loans so retired and cancelled, and each principal repayment installment with respect to the Term Loans pursuant to Section 2.10(a) shall be reduced on a pro rata basis by the full par value of the aggregate principal amount of Term Loans so cancelled;

(ii)any Term Loans acquired by any Non-Debt Fund Affiliate may (but shall not be required to) be contributed to the Administrative Borrower or any of its subsidiaries (it being understood that any such Term Loans shall, to the extent permitted by applicable Requirements of Law, be retired and cancelled promptly upon such contribution); provided that upon any such cancellation, the aggregate outstanding principal amount of the Term Loans shall be deemed reduced, as of the date of such contribution, by the full par value of the aggregate principal amount of the Term Loans so contributed and cancelled, and each principal repayment installment with respect to the Term Loans pursuant to Section 2.10(a) shall be reduced pro rata by the full par value of the aggregate principal amount of Initial Term Loans so contributed and cancelled;

(iii)the relevant Affiliated Lender and assigning Lender shall have executed an Affiliated Lender Assignment and Assumption;

(iv)Subject to Section 9.05(f)(ii), after giving effect to the relevant assignment and to all other assignments to all Affiliated Lenders, the aggregate principal amount of all Term Loans then held by all Affiliated Lenders shall not exceed 25% of the aggregate principal amount of the Term Loans then outstanding (after giving effect to any substantially simultaneous cancellations thereof) (the “Affiliated Lender Cap”); provided that each party hereto acknowledges and agrees that the Administrative Agent shall not be liable for any losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever incurred or suffered by any Person in connection with any compliance or non-compliance with this clause (g)(iv)

or any purported assignment exceeding the Affiliated Lender Cap (it being understood and agreed that the Affiliated Lender Cap is intended to apply to any Loans made available to Affiliated Lenders by means other than formal assignment (e.g., as a result of an acquisition of another Lender (other than any Debt Fund Affiliate) by any Affiliated Lender or the provision of Additional Term Loans by any Affiliated Lender); provided, further, that to the extent that any assignment to any Affiliated Lender would result in the aggregate principal amount of Term Loans held by Affiliated Lenders exceeding the Affiliated Lender Cap (after giving effect to any substantially simultaneous cancellation thereof), the assignment of the relevant excess amount shall be null and void;

(v)in connection with any assignment effected pursuant to a Dutch Auction and/or open market purchase conducted by the Administrative Borrower or any of its Restricted Subsidiaries, (A) the relevant Person may not use the proceeds of any Revolving Loan to fund such assignment and (B) no Event of Default exists at the time of acceptance of bids for the Dutch Auction or the confirmation of such open market purchase, as applicable; and

(vi)by its acquisition of Term Loans, each relevant Affiliated Lender shall be deemed to have acknowledged and agreed that:

(A)the Term Loans held by such Affiliated Lender shall be disregarded in both the numerator and denominator in the calculation of any Required Lender or other Lender vote (and the Term Loans held by such Affiliated Lender shall be deemed to be voted pro rata along with the other Lenders that are not Affiliated Lenders); provided that (x) such Affiliated Lender shall have the right to vote (and the Term Loans held by such Affiliated Lender shall not be so disregarded) with respect to any amendment, modification, waiver, consent or other action that requires the vote of all Lenders or all Lenders directly and adversely affected thereby, as the case may be, and (y) no amendment, modification, waiver, consent or other action shall (1) disproportionately affect such Affiliated Lender in its capacity as a Lender as compared to other Lenders of the same Class that are not Affiliated Lenders or (2) deprive any Affiliated Lender of its share of any payments which the Lenders are entitled to share on a pro rata basis hereunder, in each case without the consent of such Affiliated Lender; and

(B)such Affiliated Lender, solely in its capacity as an Affiliated Lender, will not be entitled to (i) attend (including by telephone) or participate in any meeting or discussion (or portion thereof) among the Administrative Agent or any Lender or among Lenders to which the Loan Parties or their representatives are not invited, (ii) receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among the Administrative Agent and one or more Lenders, except to the extent such information or materials have been made available by the Administrative Agent or any Lender to any Loan Party or its representatives (and in any case, other than the right to receive notices of Borrowings, prepayments and other administrative notices in respect of its Term Loans required to be delivered to Lenders pursuant to Article 2) or (iii) receive advice of counsel to the Administrative Agent or challenge the Administrative Agent’s attorney-client privilege;

(vii)no Affiliated Lender shall be required to represent or warrant that it is not in possession of material non-public information with respect to the Administrative Borrower and/or any subsidiary thereof and/or their respective securities in connection with any assignment permitted by this Section 9.05(f); and

(viii)in any proceeding under any Debtor Relief Law, (A) the interest of any Affiliated Lender in any Term Loan will be deemed to be voted in the same proportion as the vote of Lenders that are not Affiliated Lenders on the relevant matter; provided that each Affiliated Lender will be entitled to vote its interest in any Term Loan to the extent that any plan of reorganization or other arrangement with respect to which the relevant vote is sought proposes to treat the interest of such Affiliated Lender in such Term Loan in a manner that is less favorable to such Affiliated Lender (in its capacity as a Lender) than the proposed treatment of Term Loans held by other Term Lenders and (B) all Affiliated Lenders shall be treated as a single lender for purposes of any “numerosity” or similar requirement applicable therein.

Notwithstanding anything to the contrary contained herein, any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Loans and/or Commitments to any Debt Fund Affiliate, and any Debt Fund Affiliate may, from time to time, purchase Loans and/or Commitments (x) on a non-pro rata basis through Dutch Auctions open to all applicable Lenders or (y) on a non-pro rata basis through open market purchases without the consent of the Administrative Agent, in each case, notwithstanding the requirements set forth in subclauses (i) through (vii) of this clause (g); provided that the Loans and Commitments held by all Debt Fund Affiliates shall not account for more than 49.9% of the amounts included in determining whether the Required Lenders, Required Term A Lenders, Required Pro Rata Lenders, Required Term B Lenders or Required Revolving Lenders have (A) consented to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (B) otherwise acted on any matter related to any Loan Document or (C) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document; it being understood and agreed that the portion of the Loans and/or Commitments that accounts for more than 49.9% of the relevant Required Lender, Required Term A Lender, Required Pro Rata Lender, Required Term B Lender or Required Revolving Lender action shall be deemed to be voted pro rata along with other Lenders that are not Debt Fund Affiliates.  Any Loans acquired by any Debt Fund Affiliate may (but shall not be required to) be contributed to the Administrative Borrower or any of its subsidiaries for purposes of cancelling such Indebtedness (it being understood that any Loans so contributed shall be retired and cancelled immediately upon thereof); provided that upon any such cancellation, the aggregate outstanding principal amount of the relevant Class of Loans shall be deemed reduced, as of the date of such contribution, by the full par value of the aggregate principal amount of the Loans so contributed and cancelled, and each principal repayment installment with respect to the Term Loans pursuant to Section 2.10(a) shall be reduced pro rata by the full par value of the aggregate principal amount of any applicable Term Loans so contributed and cancelled.

(h)Notwithstanding anything to the contrary herein, upon the request of any Lender, the Administrative Agent shall make available to such Lender the list of Disqualified Institutions at the relevant time, and such Lender may provide the list to any potential assignee or participant on a confidential basis in accordance with Section 9.13 hereof for the purpose of verifying whether such Person is a Disqualified Institution.

Section 9.06.Erroneous Payments

.

(a)Each Lender  hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine.  A notice of the Administrative Agent to any Lender under this Article 8 shall be conclusive, absent manifest error.

(b)Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment.  Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(c)The Borrower and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party.

Section 9.07.Survival

.  All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loan and issuance of any Letter of Credit regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect until the Termination Date.  The provisions of Sections 2.15, 2.16, 2.17, 9.03 and 9.13 and Article 8 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Revolving Credit Commitment, the occurrence of the Termination Date or the termination of this Agreement or any provision hereof but in each case, subject to the limitations set forth in this Agreement.

Section 9.08.Counterparts; Integration; Effectiveness

.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Documents, the Intercreditor Agreements and the Fee Letter constitute the entire agreement among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  This Agreement shall become effective when it has been executed by the Administrative Borrower and the Administrative Agent and when the Administrative Agent has received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile or by email as a “.pdf” or “.tiff” attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.09.Severability

.  To the extent permitted by applicable Requirements of Law, any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.10.Right of Setoff

.  At any time when an Event of Default exists, the Administrative Agent and, upon the written consent of the Administrative Agent, each Issuing Bank and each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations (in any currency) at any time owing by the Administrative Agent, such Issuing Bank or such Lender to or for the credit or the account of any Loan Party against any of and all the Secured Obligations held by the Administrative Agent, such Issuing Bank or such Lender, irrespective of whether or not the Administrative Agent, such Issuing Bank or such Lender shall have made any demand under the Loan Documents and although such obligations may be contingent or unmatured or are owed to a branch or office of such Lender or Issuing Bank different than the branch or office holding such deposit or obligation on such Indebtedness.  Any applicable Lender or Issuing Bank shall promptly notify the Administrative Borrower and the Administrative Agent of such set-off or application; provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section.  The rights of each Lender, each Issuing Bank and the Administrative Agent under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender, such Issuing Bank or the Administrative Agent may have.

Section 9.11.Governing Law; Jurisdiction; Consent to Service of Process

.

(a)THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN ANY OTHER LOAN DOCUMENT) AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN ANY OTHER LOAN DOCUMENT), WHETHER IN TORT, CONTRACT (AT LAW OR IN EQUITY) OR OTHERWISE, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b)Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any U.S. Federal or New York State court sitting in the Borough of Manhattan, in the City of New York (or any appellate court therefrom) over any suit, action or proceeding arising out of or relating to any Loan Document and agrees that all claims in respect of any such action or proceeding SHALL (EXCEPT AS PERMITTED BELOW) be heard and determined in such New York State or, to the extent permitted by APPLICABLE REQUIREMENTS OF LAW, federal court.

(c)Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section.  Each parTY hereto hereby irrevocably waives, to the fullest extent permitted by APPLICABLE REQUIREMENTS OF law, any claim or defense of an inconvenient forum to the maintenance of such action, suit or proceeding in any such court.

(d)To the extent permitted by APPLICABLE REQUIREMENTS OF law, each party hereto hereby irrevocably waives personal service of any and all process upon it and agrees that all such service of process may be made by registered mail (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL) directed to it at its address for notices as provided for in Section 9.01.  each Party hereto hereby waives any objection to such service of process and further irrevocably waives and agrees not to plead or claim in any action or proceeding commenced hereunder or under any loan document that service of process was invalid and ineffective.  Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by APPLICABLE REQUIREMENTS OF law.

Section 9.12.Waiver of Jury Trial

.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF law, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.13.Headings

.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.14.Confidentiality

.  Each of the Administrative Agent, each Lender, each Issuing Bank and each Arranger agrees (and each Lender agrees to cause its SPC, if any) to maintain the confidentiality of the Confidential Information (as defined below), except that Confidential Information may be disclosed (a) to its and its Affiliates’ directors, officers, managers, employees, independent auditors, or other experts and advisors, including accountants, legal counsel and other advisors (collectively, the “Representatives”) and/or funding and financing sources on a “need to know” basis solely in connection with the transactions contemplated hereby and who are informed of the confidential nature of the Confidential Information and are or have been advised of their obligation to keep the Confidential Information of this type confidential; provided that such Person shall be responsible for its Affiliates’ and their Representatives’ compliance with this paragraph; provided, further, that unless the Administrative Borrower otherwise consents, no such disclosure shall be made by the Administrative Agent, any Issuing Bank, any Arranger, any Lender or any Affiliate or Representative thereof to any Affiliate or Representative of the Administrative Agent, any Issuing Bank, any Arranger, or any Lender that is a Disqualified Institution, (b) to the extent compelled by legal process in, or reasonably necessary to, the defense of such legal, judicial or administrative proceeding, in any legal, judicial or administrative proceeding or otherwise as required by applicable Requirements of Law (in which case such Person shall (i) to the extent permitted by applicable Requirements of Law, inform the Administrative Borrower promptly in advance thereof and (ii) except with respect to any audit or examination conducted by bank regulatory authorities, use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment), (c) upon the demand or request of any regulatory or governmental authority (including any self-regulatory body) purporting to have jurisdiction over such Person or its Affiliates (in which case such Person shall, except with respect to any audit or examination conducted by bank accountants or any Governmental Authority or regulatory or self-regulatory authority exercising examination or regulatory authority, to the extent permitted by applicable Requirements of Law, (i) inform the Administrative Borrower promptly in advance thereof and (ii) use commercially reasonable efforts to ensure that any information so disclosed is accorded confidential treatment), (d) to any other party to this Agreement, (e) subject to an acknowledgment and agreement by the relevant recipient that the Confidential Information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as otherwise reasonably acceptable to the Administrative Borrower and the Administrative Agent) in accordance with the standard syndication process of the Arrangers or market standards for dissemination of the relevant type of information, which shall in any event require “click through” or other affirmative action on the part of the recipient to access the Confidential Information and acknowledge its confidentiality obligations in respect thereof, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or prospective Participant in, any of its rights or obligations under this Agreement, including any SPC (in each case other than a Disqualified Institution), (ii) any pledgee referred to in Section 9.05, (iii) any actual or prospective, direct or indirect contractual counterparty (or its advisors, but other than any Disqualified Institution) to any Derivative Transaction (including any credit default swap) or similar derivative instrument to which any Loan Party is a party and (iv) subject to the Administrative Borrower’s prior approval of the information to be disclosed, (x) to Moody’s or S&P on a confidential basis in connection with obtaining or maintaining ratings as required under Section 5.13 or (y) to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the facilities or, on a confidential basis, market data collectors and service providers to the Administrative Agent in connection with the administration and management of this Agreement and the Loan Documents, (f) with the prior written consent of the Administrative Borrower and (g) to the extent the Confidential Information becomes publicly available other than as a result of a breach of this Section by such Person, its Affiliates or their respective Representatives or to the extent any such information (I) is received by such Person from a third party that is not to such Person’s knowledge, after reasonable investigation, subject to confidentiality obligations owing to the Administrative Borrower, the Sponsors or any of their respective affiliates or Related Parties or (II) was already in such Person’s possession (except to the extent received in a manner that would be restricted by this paragraph) or is independently developed by such Person based exclusively on information the disclosure of which would not otherwise be restricted by this paragraph.  For purposes of this Section, “Confidential Information” means all information relating to the Administrative Borrower and/or any of its subsidiaries and their respective businesses or the Transactions (including any information obtained by the Administrative Agent, any Issuing Bank, any Lender or any Arranger, or any of their respective Affiliates or Representatives, based on a review of any books and records relating to the Administrative Borrower and/or any of its subsidiaries and their respective Affiliates from time to time, including prior to the date hereof) other than any such information that is publicly available to the Administrative Agent or any Arranger, Issuing Bank or Lender on a non-confidential basis prior to disclosure by the Administrative Borrower or any of its subsidiaries.  For the avoidance of doubt, but subject to Section 9.05(h), in no event shall any disclosure of any Confidential Information be made to Person that is a Disqualified Institution at the time of disclosure.

Section 9.15.No Fiduciary Duty

.  Each of the Administrative Agent, the Arrangers, each Lender, each Issuing Bank and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their respective affiliates.  Each Loan Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Administrative Agent, the Arrangers and the Lenders, on the one hand, and such Loan Party, its respective stockholders or its respective affiliates, on the other.  Each Loan Party acknowledges and agrees that: (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Administrative Agent, the Lenders, and the Arrangers, on the one hand, and the Loan Parties and their respective Affiliates, on the other, and (ii) in connection therewith and with the process leading thereto, (x) none of the Administrative Agent, any Arranger or any Lender, in its capacity as such, has assumed an advisory or fiduciary responsibility in favor of any Loan Party, its respective stockholders or its respective affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether the Administrative Agent, any such Arranger or any such Lender has advised, is currently advising or will advise any Loan Party, its respective stockholders or its respective Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (y) each Lender, in its capacity as such, is acting solely as principal and not as the agent or fiduciary of such Loan Party, its respective management, stockholders, creditors or any other Person. To the fullest extent permitted by applicable Requirements of Law, each Loan Party waives any claim that it may have against any Lender with respect to any breach or alleged breach of fiduciary duty arising solely by virtue of this Agreement. Each Loan Party acknowledges and agrees that such Loan Party has consulted its own legal, tax and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Loan Party further agrees that none of the Administrative Agent, any Arranger or any Lender has any obligation to the Loan Parties or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and the Administrative Agent, the Arrangers and the Lenders, and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates.

Section 9.16.Electronic Execution of Assignments and Certain Other Documents

.  The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment Agreements, amendments or other Borrowing Requests, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 9.17.Several Obligations

.  The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan, issue any Letter of Credit or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder.

Section 9.18.USA PATRIOT Act

.  Each Lender and Issuing Bank that is subject to the requirements of the USA PATRIOT Act hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act and the customer due diligence requirements for financial institutions of the Financial Crimes Enforcement Network (as published at 81 FR 29397, 31 CFR 1010, 1020, 1023, 1024, and 1026), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or Issuing Bank to identify such Loan Party in accordance with the USA PATRIOT Act and the customer due diligence requirements for financial institutions of the Financial Crimes Enforcement Network.

Section 9.19.Disclosure of Agent Conflicts

.  Each Loan Party, each Issuing Bank and each Lender hereby acknowledge and agree that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.

Section 9.20.Appointment for Perfection

.  Each Lender hereby appoints each other Lender and each Issuing Bank as its agent for the purpose of perfecting Liens for the benefit of the Administrative Agent, the Issuing Banks and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other applicable Requirement of Law can be perfected only by possession.  If any Lender or Issuing Bank (other than the Administrative Agent) obtains possession of any Collateral, such Lender or such Issuing Bank shall notify the Administrative Agent thereof and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

Section 9.21.Interest Rate Limitation

.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or Letter of Credit, together with all fees, charges and other amounts which are treated as interest on such Loan or Letter of Credit under applicable Requirements of Law (collectively the “Charged Amounts”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender or Issuing Bank holding such Loan or Letter of Credit in accordance with applicable Requirements of Law, the rate of interest payable in respect of such Loan or Letter of Credit hereunder, together with all Charged Amounts payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charged Amounts that would have been payable in respect of such Loan or Letter of Credit but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charged Amounts payable to such Lender or Issuing Bank in respect of other Loans or Letters of Credit or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, have been received by such Lender or Issuing Bank.

Section 9.22.Intercreditor Agreements

.  REFERENCE IS MADE TO THE INTERCREDITOR AGREEMENTS.  EACH LENDER AND EACH ISSUING BANK HEREUNDER AGREES THAT IT WILL BE BOUND BY AND WILL TAKE NO ACTIONS CONTRARY TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENTS AND AUTHORIZES AND INSTRUCTS THE ADMINISTRATIVE AGENT TO ENTER INTO THE INTERCREDITOR AGREEMENTS AS “FIRST LIEN CREDIT AGREEMENT COLLATERAL AGENT” (OR OTHER APPLICABLE TITLE) ON BEHALF OF SUCH LENDER OR ISSUING BANK.  THE PROVISIONS OF THIS SECTION 9.21 ARE NOT INTENDED TO SUMMARIZE ALL RELEVANT PROVISIONS OF THE INTERCREDITOR AGREEMENTS, THE FORMS OF CERTAIN OF WHICH ARE ATTACHED AS AN EXHIBIT TO THIS AGREEMENT.  REFERENCE MUST BE MADE TO EACH INTERCREDITOR AGREEMENT ITSELF TO UNDERSTAND ALL TERMS AND CONDITIONS THEREOF.  EACH LENDER AND EACH ISSUING BANK IS RESPONSIBLE FOR MAKING ITS OWN ANALYSIS AND REVIEW OF EACH OF THE INTERCREDITOR AGREEMENTS AND THE TERMS AND PROVISIONS THEREOF, AND NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS AFFILIATES MAKES ANY REPRESENTATION TO ANY LENDER OR ISSUING BANK AS TO THE SUFFICIENCY OR ADVISABILITY OF THE PROVISIONS CONTAINED IN THE INTERCREDITOR AGREEMENTS.  THE PROVISIONS OF THIS SECTION 9.21 ARE INTENDED AS AN INDUCEMENT TO THE LENDERS UNDER THE RELEVANT OTHER INDEBTEDNESS TO EXTEND CREDIT THEREUNDER AND SUCH LENDERS ARE INTENDED THIRD PARTY BENEFICIARIES OF SUCH PROVISIONS AND THE PROVISIONS OF EACH INTERCREDITOR AGREEMENT.

Section 9.23.Conflicts

.  Notwithstanding anything to the contrary contained herein or in any other Loan Document, in the event of any conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall govern and control; provided that in the case of any conflict or inconsistency between any Intercreditor Agreement and any Loan Document, the terms of such Intercreditor Agreements shall govern and control.

Section 9.24.Release of Guarantors

.  Notwithstanding anything in Section 9.02(b) to the contrary, (a) any Subsidiary Guarantor shall automatically be released from its obligations hereunder (and its Loan Guaranty shall be automatically released) (i) upon the consummation of any permitted transaction or series of related transactions if as a result thereof such Subsidiary Guarantor ceases to be a Restricted Subsidiary (or becomes an Excluded Subsidiary as a result of a single transaction or series of related transactions permitted hereunder) and/or (ii) upon the occurrence of the Termination Date and (b) any Subsidiary Guarantor that qualifies as an “Excluded Subsidiary” shall be released by the Administrative Agent promptly following the request therefor by the Administrative Borrower; provided that, no Subsidiary Guarantor shall be released from its obligations hereunder solely as a result of such Subsidiary Guarantor ceasing to be Wholly-Owned Subsidiary other than pursuant to a bona fide transaction with one or more non-Affiliates permitted under the terms of this Agreement and subject to the Loan Parties’ ability to make an Investment in such Subsidiary Guarantor (after giving effect to such release) in the amount of the fair market value of the Capital Stock of such Subsidiary Guarantor transferred to such non-Affiliate pursuant to such bona fide transaction. In connection with any such release, the Administrative Agent shall promptly execute and deliver to the relevant Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence termination or release; provided, that, in connection with such documents requested by any Loan Party, upon the request of the Administrative Agent, the Administrative Borrower shall deliver a certificate of a Responsible Officer certifying that the relevant transaction has been consummated in compliance with the terms of this Agreement.  Any execution and delivery of any document pursuant to the preceding sentence of this Section 9.23 shall be without recourse to or warranty by the Administrative Agent (other than as to the Administrative Agent’s authority to execute and deliver such documents).

Section 9.25.Acknowledgement and Consent to Bail-In of Affected Financial Institutions

.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding of the parties hereto, each such party acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)the effects of any Bail-in Action on any such liability, including, if applicable:

(i)a reduction in full or in part or cancellation of any such liability;

(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)the variation of the terms of such liability  in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

Section 9.26.Judgment Currency

.  If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of any Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from any Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable Requirements of Law).

Section 9.27.Acknowledgement Regarding Any Supported QFCs

.  To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements  or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties hereto acknowledge and agree, with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States), that in the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

Section 9.28.Amendment and Restatement

.  Upon the occurrence of the Closing Date, (i) the Existing Credit Agreement shall be amended and restated in its entirety by this Agreement, (ii) each of the commitments of the lenders (the “Existing Lenders”) under the Existing Credit Agreement shall be terminated and, to the extent that such Persons constitute Lenders hereunder, shall be replaced with their respective Commitments hereunder, (iii) any then existing LC Exposure (as defined in the Existing Credit Agreement) of the Existing Lenders under the Existing Credit Agreement shall be deemed to have been reallocated as LC Exposure (as defined in this Agreement) among the Lenders hereunder in accordance with their Applicable Percentages and (iv) all accrued and unpaid interest and fees (other than letter of credit fronting fees, which shall continue to accrue) and other amounts owing under the Existing Credit Agreement (except the principal amount of the Loans converted or continued thereunder) shall have been paid by the Administrative Borrower under the Existing Credit Agreement, whether or not such interest, fees or other amounts would otherwise be due and payable at such time pursuant to the Existing Credit Agreement. The parties hereto acknowledge and agree that, except as otherwise expressly provided herein, this Agreement and the other Loan Documents, whether executed and delivered in connection herewith or otherwise, do not constitute a novation of the Obligations under the Existing Credit Agreement or the other Loan Documents as in effect prior to the Closing Date and which remain outstanding as of the Closing Date.

Section 9.29.Reaffirmation

. The Borrowers and each other Loan Party, by its signature below, hereby (a) agrees that the Collateral Documents continue to be in full force and effect, (b) affirms and confirms its guarantee of the Obligations and the pledge of and/or grant of a security interest in its assets as Collateral to secure the Secured Obligations, all as provided in the Collateral Documents, and (c) acknowledges and agrees that such guarantee, pledge and/or grant continue in full force and effect in respect of, and to secure, such Secured Obligations under the Credit Agreement and the other Loan Documents, each as amended hereby.

[The Remainder of this Page is Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

SYNEOS HEALTH, INC., as the Administrative Borrower

By: /s/ Jason Meggs

Name: Jason Meggs

Title: Chief Financial Officer

By: /s/ Jonathan Olefson

Name: Jonathan Olefson

Title: General Counsel and Corporate Secretary

SYNEOS HEALTH US, INC., as a Borrower

By: /s/ Jason Meggs

Name: Jason Meggs

Title: Chief Financial Officer

By: /s/ Michael Brooks

Name: Michael Brooks

Title: Chief Executive Officer

JPMORGAN CHASE BANK, N.A., as Administrative Agent, Term Lender, Revolving Lender, Swingline Lender and Issuing Bank

By: /s/ Joon Hur____________________

Name: Joon Hur

Title: Executive Director

Bank of America, N.A., as a Term Lender, Revolving Lender, Swingline Lender, Issuing Bank

By: /s/ Mike Delaney____________________

Name: Mike Delaney

Title: Managing Director

PNC BANK, NATIONAL ASSOCIATION, as a Term Lender, Revolving Lender, and Issuing Bank

By: /s/ Stephanie Lalos____________________

Name: Stephanie Lalos

Title: Vice President

TRUIST BANK, as a Term Lender, Revolving Lender and Issuing Bank

By: /s/ Jonathan Hart____________________

Name: Jonathan Hart

Title: Director

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Term Lender, Revolving Lender, and Issuing Bank

By: /s/ Eugene Stunson____________________

Name: Eugene Stunson

Title: Director

The Toronto-Dominion Bank, New York Branch, as a Term Lender & Revolving Lender

By: /s/ Victoria Roberts____________________

Name: Victoria Roberts

Title: Managing Director

Citibank, N.A., as a Term Lender & Revolving Lender

By: /s/ Doc Dean____________________

Name: Doc Dean

Title: Managing Director

ING Capital LLC, as a Revolving Lender, Term Lender and Issuing Bank

By: /s/ Stephen Farrelly____________________

Name: Stephen Farrelly

Title: Director

By: /s/ Tim van den Berg____________________

Name: Tim van den Berg

Title: Director

Regions Bank, as a Term Lender & Revolving Lender

By: /s/ Brian Walsh____________________

Name: Brian Walsh

Title: Director

GOLDMAN SACHS BANK USA as a Term Lender and a Revolving Lender

By: /s/ William E. Briggs IV____________________

Name: William E. Briggs IV

Title: Authorized Signatory

The Huntington National Bank, as a Term Lender and Revolving Lender

By: /s/ Joseph Hricovsky____________________

Name: Joseph Hricovsky

Title: Senior Vice President

KeyBank National Association, as a Revolving Lender and a Term Lender

By: /s/ Alyssa Suckow____________________

Name: Alyssa Suckow

Title: Vice President

MORGAN STANLEY BANK, N.A., as a Term Lender and Revolving Lender

By: /s/ Michael King____________________

Name: Michael King

Title: Authorized Signatory

First National Bank of Pennsylvania, as a Term Lender

By: /s/ Robert B. Weaver____________________

Name: Robert B. Weaver

Title: Senior Vice President

CREDIT SUISSE AG, NEW YORK BRANCH, as a Revolving Lender

By: /s/ Komal Shah___________________

Name: Komal Shah

Title: Authorized Signatory

By: /s/ Wesley Cronin____________________

Name: Wesley Cronin

Title: Authorized Signatory

Hancock Whitney Bank, as a Term Lender

By: /s/ Michael Woodnorth____________________

Name: Michael Woodnorth

Title: Vice President

Atlantic Union Bank, as a Term Lender

By: /s/ William P. Massie____________________

Name: William P. Massie

Title: Vice President